Exhibit 1
IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.
Your Representations: You have been sent the attached Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to Credit Suisse Securities (Europe) Limited and/or the Exchange Agent, being the sender of the attached, that (i) you are a holder or a beneficial owner of the 10.25 per cent. Guaranteed Bonds due 2010, (ii) you are not a person to whom it is unlawful to send the attached Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws and (iii) that you consent to delivery by electronic transmission.
If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.
This Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent or any person who controls, or is a director, officer, employee or agent of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from Credit Suisse Securities (Europe) Limited and/or the Exchange Agent.
You are reminded that the attached Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Exchange Offer and Consent Solicitation Memorandum to any other person.
Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.
THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

Exchange Offer and Consent Solicitation Memorandum dated 12 June 2009

This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or either of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
EXCHANGE OFFER TO THE HOLDERS OF
GT 2005 Bonds B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)
US$420,000,000 10.25% Guaranteed Bonds due 2010
Unconditionally and irrevocably guaranteed by
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
and listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) (the “Existing Bonds”)

Common Code: 022489194	ISIN: XS0224891944
for
U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014
(the “New Bonds”)
issued by
the Issuer and guaranteed by the Guarantor
The Issuer, with the agreement of the Guarantor, hereby invites the holders of the Existing Bonds (the “Holders”) to offer to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation Memorandum, any or all of their outstanding Existing Bonds for the New Bonds. Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation”, and together with the Exchange Offer, the “Offer”) consents (the “Consents”) from holders of Existing Bonds to amend the terms of the trust deed dated 21 July 2005, as amended and supplemented by the supplemental trust deed dated 11 June 2007 between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited (the “Trustee”) constituting the Existing Bonds (the “Existing Bonds Trust Deed”), and the terms and conditions of the Existing Bonds (the “Conditions”), to provide, among other proposed amendments, for early redemption of the Existing Bonds by the Issuer. By offering to exchange their Existing Bonds, holders of an interest in the Existing Bonds will be deemed to have authorised and instructed the registered Holder of record being HSBC Nominees (Hong Kong) Limited (the “Registered Holder”) to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction (as defined herein) and to authorize and instruct the Principal Paying Agent in such Block Voting Instruction to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Holder’s Existing Bonds in favour of the Extraordinary Resolutions at, the meeting of the Holders convened to consider and, if thought fit, pass the Extraordinary Resolutions in respect of the Proposed Amendments (as defined herein) and their implementation or any adjourned meetings (the “Bondholder Meetings”).
Notwithstanding any other provision of this Exchange Offer and Consent Solicitation Memorandum, the Issuer’s acceptance of the offer to exchange from the Holders is conditional on the minimum requirement that the Extraordinary Resolutions to be considered at either the First Bondholder Meeting or the Second Bondholder Meeting are passed.
All offers to exchange Existing Bonds pursuant to the Exchange Offer will be deemed to constitute delivery of Consents with respect to the Existing Bonds offered for exchange. A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds.
Holders who do not offer to exchange their Existing Bonds in the Exchange Offer are invited to consider the Proposed Amendments and to provide voting instructions (the “Voting Instructions”) in connection with the Extraordinary Resolutions in accordance with the procedures set out herein. Questions and requests for assistance in connection with the Offer may be directed to Credit Suisse Securities (Europe) Limited, attention: Liability Management Desk on +44 (0) 20 7883 6748 and in Hong Kong to Credit Suisse Securities (Europe) Limited, attention: Peter Pellicano on +852 2101 7233.
Before making any decisions in respect of the Offer, Holders should carefully consider all of the information in this Exchange Offer and Consent Solicitation Memorandum (including the Offering Circular attached hereto) and, in particular, the Risk Factors included herein and the Offering Circular.

DEALER MANAGER
CREDIT SUISSE

The Offer is not being made to, and any offers will not be accepted from, or on behalf of Holders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. See “Offer Restrictions” herein.
The Issuer is offering the New Bonds to U.S. Holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 802 thereunder (“Rule 802”) and, accordingly, the offer of the New Bonds has not been registered with the U.S. Securities and Exchange Commission (the “SEC”).
The Offer is not being made in Italy, Canada, Australia or Japan. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions is restricted by law. See “Offer Restrictions”. No action has been or will be taken in any jurisdiction in relation to the Offer that would permit a public offering of securities.
This Exchange Offer and Consent Solicitation Memorandum is an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/71/EC. The definitive terms of the New Bonds will be described in the Offering Circular and the Final Terms. Investors should not subscribe for any securities referred to herein except on the basis of information contained in the Offering Circular and the Final Terms.
This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.
Any individual or company whose Existing Bonds are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to accept the Offer. None of Credit Suisse Securities (Europe) Limited (the “Dealer Manager”) or Lucid Issuer Services Limited (the “Exchange Agent”) (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Holders should offer the Existing Bonds for exchange.
Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer and Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein.

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The Issuer and the Guarantor (together, the “Responsible Persons”) accept full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum. To the best of the knowledge and belief of the Responsible Persons (which have taken all reasonable care to ensure that such is the case) the information contained in this Exchange Offer and Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.
Each Holder is solely responsible for making its own independent appraisal of all matters (including those relating to the Exchange Offer, the Consent Solicitation, the New Bonds, the Issuer and the Guarantor) as such Holder deems appropriate in determining, and each Holder must make its own decision as to whether to offer the Existing Bonds for exchange and, if so, the aggregate principal amount of Existing Bonds to offer for exchange. The Exchange Agent is the agent of the Issuer and the Guarantor and owes no duty to any Holder.
The Trustee and the Dealer Manager do not express any view as to the merits of the Exchange Offer or the Proposed Amendments or any view on whether the Bondholders would be acting in their best interests in accepting or rejecting the Offer or voting for or against the Proposed Amendments, but the Trustee has authorised it to be stated that it has no objection to the Offer and the Proposed Amendments being put to Bondholders for their consideration.
No person has been authorised to give any information or to make any representation about the Issuer, the Guarantor, the Exchange Offer or the Consent Solicitation other than those contained in this Exchange Offer and Consent Solicitation Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer, the Guarantor, the Dealer Manager, the Exchange Agent, the Trustee or any of their respective agents.
Neither the delivery of this Exchange Offer and Consent Solicitation Memorandum nor any acceptance of an offer to exchange by a Holder or any acquisition of New Bonds shall, under any circumstances, create any implication that the information contained herein is current as at any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of the Issuer, or the Guarantor or the Guarantor and its subsidiaries taken as a whole, since the date of this Exchange Offer and Consent Solicitation Memorandum.
Unless indicated otherwise in this Exchange Offer and Consent Solicitation Memorandum, all references to (i) the “Issuer” are to GT 2005 Bonds B.V., and (ii) the “Guarantor” or the “Company” are to PT Gajah Tunggal Tbk.
All references in this Exchange Offer and Consent Solicitation Memorandum to “U.S. dollars” or “US$” are to United States dollars, references to “€” or “EUR” are to Euros, and references to Rupiah or “Rp.” are to Indonesian Rupiah.
The applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.
Holders may contact the Dealer Manager or the Exchange Agent for assistance in answering questions concerning the terms of the Offer at the respective addresses set forth on the back cover page of this Exchange Offer and Consent Solicitation Memorandum. Questions relating to the procedures for exchange, including the blocking of Existing Bonds with Euroclear Bank S. A./N. V. (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), should be addressed exclusively to the Exchange Agent. All procedures relating to the Exchange Offer may be conducted through, and all information relating to the Exchange Offer and the Existing Bonds (including copies of this Exchange Offer and Consent Solicitation Memorandum) may be obtained from the Exchange Agent.
The Issuer is offering the New Bonds to Holders in the United States or who are U.S. persons pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Bonds has not been registered with the SEC.
This Exchange Offer and Consent Solicitation Memorandum, including the attached Offering Circular, does not constitute an offer to any person in any jurisdiction in which the Exchange Offer would be unlawful, and the Exchange Offer is not being made to, and tenders will not be accepted from, Holders in jurisdictions in which the Exchange Offer or acceptance thereof would constitute a violation of the securities laws of such jurisdiction.

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Accordingly, the New Bonds may not be offered or sold directly or indirectly, and neither this document nor any part hereof, nor any offering document, form of application, advertisement, other offering material or other information relating to the Issuer, the Guarantor or the New Bonds may be issued, distributed or published in any country or jurisdiction, except under circumstances that will result in compliance with all applicable laws, orders, rules and regulations.
IMPORTANT INFORMATION
Any Holder desiring to tender the Existing Bonds in exchange for the New Bonds should follow the procedures set forth under the Exchange Offer and Consent Solicitation Memorandum. Any person who beneficially owns Existing Bonds (a “Beneficial Owner”) that are held by a financial adviser, broker, dealer, commercial bank, trust company or other nominee must contact such nominee, if such Beneficial Owner desires to tender any of its Existing Bonds, and instruct that person to tender such Existing Bonds on behalf of the Beneficial Owner.
SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET FORTH IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM, THE ISSUER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO EXTEND OR TERMINATE THE EXCHANGE OFFER, OR TO OTHERWISE AMEND THE EXCHANGE OFFER IN ANY RESPECT.
THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED OFFERING CIRCULAR HAS NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM, EXCEPT THAT THE ISSUER HAS FILED THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE OFFERING CIRCULAR WITH THE SEC AS REQUIRED BY RULE 802. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.
THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND THE ATTACHED OFFERING CIRCULAR CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.
The Dealer Manager is entitled to hold positions in the Existing Bonds and the New Bonds. The Dealer Manager is entitled to continue to own or dispose of, in any manner it may elect, any Existing Bonds it may beneficially own as at the date of this Exchange Offer and Consent Solicitation Memorandum or, from such date, to acquire further Existing Bonds, subject to applicable law. The Dealer Manager has no obligation to the Issuer or the Guarantor to offer or refrain from offering Existing Bonds beneficially owned by it in connection with the Exchange Offer.
NOTICE TO NEW HAMPSHIRE RESIDENTS
NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED (“RSA-421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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OFFER RESTRICTIONS
This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Issuer, the Guarantor, the Dealer Manager and the Exchange Agent to inform themselves about, and to observe, any such restrictions.
No action has been or will be taken in any jurisdiction by the Issuer, the Guarantor, the Dealer Manager or the Exchange Agent that would constitute a public offering of the New Bonds.
United States
The Issuer is offering the New Bonds to Holders in the United States or who are U.S. persons pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the New Bonds has not been registered with the SEC.
See “Transfer Restrictions” in the Offering Circular.
Europe
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Responsible Person, the Dealer Manager and the Exchange Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of New Bonds which are the subject of the offering contemplated by the Offering Circular to the public in that Relevant Member State other than:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Manager; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of New Bonds shall require the Issuer, the Guarantor or the Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression an offer of New Bonds to the public in relation to any New Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the New Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Belgium
The Offer has not been notified to the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financié re et des assurances) pursuant to Article 18 of the Belgian law of 22 April 2003 on the public offering of securities (the “Law on Public Offerings”) nor has this Exchange Offer and Consent Solicitation Memorandum been, not will it be, approved by the Belgian Banking, Finance and Insurance Commission pursuant to Article 14 of the Law on Public Offerings. Accordingly, the Offer may not be advertised and neither this Exchange Offer and Consent Solicitation Memorandum nor any other information circular, brochure or similar document may be distributed, directly or indirectly, to any person in Belgium other than institutional

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investors referred to in Article 3, 28 of the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions, acting for their own account.
France
This Offer is not being made, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) as defined in and in accordance with Articles L. 411-2 and D. 411-1 of the French Code Monétaire et Financier are eligible to accept this Offer. The Exchange Offer and Consent Solicitation Memorandum and any other offering material relating to this Offer has not been and shall not be distributed to the public in France. This Exchange Offer and Consent Solicitation Memorandum has not been submitted to the clearance of the Autorité des marches financiers.
Germany
The New Bonds which are subject to this Exchange Offer and Consent Solicitation Memorandum may only be acquired and distributed within Germany in accordance with the German Securities Offering Circular Act (Wertpapierprospektgesetz) as well as any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering, distribution and sale of securities. The Offer is not intended to constitute a public offer, public advertisement or similar offer within the meaning of section 2 no. 4 of the German Securities Prospectus Act. No Prospectus within the meaning of the aforementioned act has been or will be prepared, published or otherwise provided. Neither this Exchange Offer and Consent Solicitation Memorandum nor any other offering circular with respect to the New Bonds has been submitted for approval or notified to the Federal Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin).
Hong Kong
The New Bonds may not be offered or sold in Hong Kong, by means of any document, other than to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that ordinance or which do not constitute an exemption under the SFO or any rules made under the SFO. No person may have in its possession for the purposes of issue, or issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the New Bonds which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the New Bonds which are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Republic of Indonesia
The New Bonds may not be offered or sold, directly or indirectly, in Indonesia or to any Indonesian citizen or corporation (wherever located) or any Indonesian resident in a manner which constitute a public offering under Indonesian laws and regulations.
Italy
The Offer is not being made in the Republic of Italy. The Offer and this Exchange Offer and Consent Solicitation Memorandum have not been submitted to the clearance procedure of the Commissione Nazionale per le Societá e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, Holders are hereby notified that, to the extent such Holders are persons resident and/or located in the Republic of Italy, no Offer is available to them and they may not offer to exchange Existing Bonds pursuant to the Offer and, as such, any Electronic Instruction Notice (as defined below) received from such persons shall be ineffective and void, and neither this Exchange Offer and Consent Solicitation Memorandum nor any other offering material relating to the Offer or the Existing Bonds may be distributed or made available in the Republic of Italy.
Singapore
This Exchange Offer and Consent Solicitation Memorandum has not and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this Exchange Offer and Consent Solicitation Memorandum and any other document or material in connection with the offer or sale or invitation for subscription or purchase of the New Bonds may not be circulated or distributed, nor may the New Bonds be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or any person under Section 275(1A) of the

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Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
Where the New Bonds are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:
(a)	a corporation (which is not an accredited investor as defined in Section 4A of the Securities and Futures Act) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor under the Securities and Futures Act; or

(b)	a trust (where the trustee is not an accredited investor under the Securities and Futures Act) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures or units of shares or debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has so acquired the Bonds unless:
(i)	the transfer is to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person or any person under Section 275(1) and Section 275(1A) of the Securities and Futures Act respectively, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act;

(ii)	where no consideration is given for the transfer; or

(iii)	by operation of law.
Spain
The Offer is not being made, directly or indirectly, to any resident of Spain other than qualified investors (Inversores Cualificados) as defined in article 39 of the Spanish Royal Decree 1310/2005 of 4 November 2005. This Exchange Offer and Consent Solicitation Memorandum has not been registered with the Comisión Nacional del Mercado de Valores. Accordingly, this Exchange Offer and Consent Solicitation Memorandum and any other offering material relating to the Offer or the Existing Bonds may only be distributed or made available in Spain pursuant to and in compliance with Law 24/1988, as amended.
Switzerland
This Exchange Offer and Consent Solicitation Memorandum does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The New Bonds will not be publicly offered in Switzerland. The New Bonds will be offered in Switzerland and this Exchange Offer and Consent Solicitation Memorandum and any offering circular relating to the New Bonds will be distributed or otherwise made available in Switzerland, on a private placement basis only. No application has been made, and no application will be made, for a listing of the New Bonds on the SWX Swiss Exchange and, consequently, the information presented in this Exchange Offer and Consent Solicitation Memorandum does not necessarily comply with the information standards set out in the relevant listing rules. The New Bonds have not been registered, and are not going to be registered, with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the New Bonds. Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in our common stock.
The Netherlands
The New Bonds can only be offered in The Netherlands without the publication, approval or notification of a prospectus in relation to the New Bonds if an exemption applies. In the case of the offering of the New Bonds in The Netherlands, an exemption applies in view of the fact that the Bonds will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) within the meaning of section 1:1 of the Act on the Financial Supervision (Wet op het financieel toezicht).

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United Kingdom
Each of the Responsible Persons, the Dealer Manager and the Exchange Agent has represented and agreed that:
(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the New Bonds other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the New Bonds would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Bonds in, from or otherwise involving the United Kingdom.
Canada, Australia and Japan
In addition, the Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan. Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada, Australia or Japan.
General
The Dealer Manager and the Exchange Agent (and their respective directors, employees or affiliates) make no representations or recommendations whatsoever regarding this document or the Offer. The Exchange Agent is the agent of the Issuer and the Guarantor and owes no duty to any Holder. None of the Issuer, the Guarantor, the Dealer Manager or the Exchange Agent makes any recommendation as to whether or not Holders should accept the Offer.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Existing Bonds and/or the New Bonds in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Issuer by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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SUMMARY OF THE OFFER
The following does not purport to be complete and is qualified in its entirety by the more detailed information provided elsewhere in this Exchange Offer and Consent Solicitation Memorandum. Capitalised terms shall, unless the context otherwise requires, have the meanings set out under “Definitions” herein.

Exchange Offer and Consent Solicitation	The Issuer, with the agreement of the Guarantor, invites all Holders (subject to certain offer restrictions set forth in “Offer Restrictions” herein) to offer to exchange any or all of the Existing Bonds, which are outstanding, for New Bonds. The Exchange Offer is being made upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation Memorandum.

Holders who validly offer their Existing Bonds for exchange prior to the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of the Existing Bonds validly submitted by such Holder for exchange multiplied by the Early Exchange Ratio.

Holders who validly offer their Existing Bonds for exchange after the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of the Existing Bonds validly submitted by such Holder for exchange multiplied by the Late Exchange Ratio.

Concurrently with the Exchange Offer, the Issuer is soliciting Consents from Holders to approve the Proposed Amendments. The offer for exchange of Existing Bonds in the Exchange Offer will be deemed to constitute delivery of Consents related to such Existing Bonds. For details as to the procedure for offering to exchange Existing Bonds and for delivering Consents, please refer to “Terms of the Offer—Procedure for Offering to Exchange Existing Bonds and Deliver Consents”. The Proposed Amendments will permit the Issuer to redeem any Existing Bonds not exchanged as part of the Exchange Offer on the Settlement Date, for New Bonds at the Late Exchange Ratio and to cancel such Existing Bonds.

Holders who (1) elect to issue (or otherwise grant) Consents without offering to exchange their Existing Bonds pursuant to the Exchange Offer or (2) do not elect to issue (or otherwise grant) Consents or offer to exchange their Existing Bonds pursuant to the Exchange Offer, will receive New Bonds in an amount equal to their Existing Bonds multiplied by the Late Exchange Ratio (rounded down to the nearest US$1,000) if the Extraordinary Resolutions approving the Proposed Amendments are duly passed. Receipt from the Registered Holder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System before the Expiration Time, but after

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the Voting Instructions Deadline, will be deemed to be a valid offer of the relevant Holder’s Existing Bonds, but will not be deemed to constitute a valid delivery of Consents and the votes attributable to such Holder’s Existing Bonds will be disregarded for the purposes of voting at a Bondholder Meeting.

The Voting Instructions given in respect of any Bondholder Meeting will be valid for any related adjourned Bondholder Meeting, unless revoked in accordance with the announced notice of such adjourned meeting.

The New Bonds will be in registered form in the denomination of US$1,000 and will initially be issued in global form.

The Offer will commence on 12 June 2009 and will expire at 17.00 hours, Central European time on the Expiration Date, unless the period for the Offer is extended or earlier terminated by the Issuer as described herein.

If a Holder does not wish to participate in the Offer such Holder is not required to deliver a Consent in respect of the Proposed Amendments but should be aware that if the Proposed Amendments are duly approved at the Second Bondholder Meeting, Existing Bonds held by it will be subject to redemption and exchange for the New Bonds on the Settlement Date.

Proposed Amendments	The amendments to the Existing Bonds Trust Deed and the Conditions, together constituting the Proposed Amendments, will:

• eliminate substantially all of the covenants in the Existing Bonds Trust Deed and the Conditions;

• eliminate or modify the events of default in the Existing Bonds Trust Deed and the Conditions;

•    permit the Issuer to redeem any Existing Bonds not exchanged as part of the Exchange Offer on the Settlement Date for New Bonds in an amount equal to the aggregate principal amount of the Existing Bonds to be exchanged multiplied by the Late Exchange Ratio; and

• waive all interest that may be accrued and payable, or that may accrue and become payable through 21 July 2009, in respect of any Existing Bonds that remain outstanding as of 21 July 2009.

The Issuer intends to have the Proposed Amendments approved by Extraordinary Resolutions as set forth in the Notices of Bondholder Meeting on pages 43 and 50.

If the relevant Proposed Amendments are approved at the First Bondholder Meeting but not at the Second Bondholder Meeting, Existing Bonds that are not

6

redeemed pursuant to the Exchange Offer will remain outstanding and will be governed by the terms of the Existing Bonds Trust Deed as modified by the approved Proposed Amendments passed at the First Bondholder Meeting.

If all of the Proposed Amendments are approved at each of the First Bondholder Meeting and the Second Bondholder Meeting, the Issuer will redeem all of the Existing Bonds with New Bonds as provided in the new redemption provision.

Early Exchange Deadline	17.00 hours, Central European time, on 26 June 2009 subject to the Issuer’s ability to extend that time and date in its sole discretion, in which case the Early Exchange Deadline shall mean the latest date and time to which that Early Exchange Deadline is extended. The Early Exchange Deadline is the last time at which Holders participating in the Offer are eligible for the Early Exchange Price. Holders participating in the Offer after such deadline will receive the Late Exchange Price.

Revocation	Participating Holders may revoke their offer at any time prior to the Early Exchange Deadline. Offers made by Holders after the Early Exchange Deadline will be irrevocable. Holders who have delivered Consents without offering to exchange Existing Bonds for New Bonds may revoke their Consents at any time prior to the Voting Instructions Deadline.

Purpose of the Offer	The purpose of the Offer is to:

• capitalise the coupon on the Existing Bonds due on 21 July 2009;

• reduce the cash flow burden on the Issuer and the Guarantor in the short and medium term; and

• extend the debt maturity profile of the Issuer and the Guarantor.

Existing Bonds	Set out below is limited information with respect to the Existing Bonds:

Original Principal Amount: US$420,000,000

Maturity Date: 21 July 2010

ISIN Code: XS0224891944

Common Code: 022489194

The Existing Bonds were issued under the Existing Bonds Trust Deed.

New Bonds	U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014 issued by the Issuer and guaranteed by the Guarantor, for which an application has been made for listing on the SGX-ST. The New Bonds will be constituted by a trust deed to be dated the Settlement Date (the “New Bonds Trust Deed”). The terms and conditions of, and other

7

information relating to, the New Bonds are set out in the Offering Circular and the Final Terms.

Conditions to the Offer	Notwithstanding any other provision of this Exchange Offer and Consent Solicitation Memorandum, the Issuer’s acceptance of the offer to exchange from the Holders is conditional on the minimum requirement that the Extraordinary Resolutions to be considered at either the First Bondholder Meeting or the Second Bondholder Meeting are passed.

Amendment of Offer Terms; Termination	Subject as provided herein, the Issuer may, in its sole discretion, amend, terminate or withdraw the Exchange Offer at any time up to the Settlement Date. If any amendments to the terms and conditions of the Exchange Offer are materially negative in the opinion of the Issuer (in consultation with the Dealer Manager), the Issuer may extend the Early Exchange Deadline and the Expiration Date. Notice will be given if the terms and conditions of the Offer are amended after the Expiration Time. Holders will have the right to withdraw their Offers for a period of 2 Business Days from the date of notification of any materially negative amendments to the terms and conditions of the Offer.

Procedure for Offering to Exchange Existing Bonds and Delivering Consents	Holders wishing to participate in the Offer must submit, or arrange to have submitted on their behalf, not later than the Expiration Time and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System (unless the Offer is terminated earlier), a duly completed Electronic Instruction Notice in the form of an authenticated SWIFT message, Euclid server or Creation Instruction to the relevant Clearing System. Holders should check with the bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such intermediary will apply different deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

Holders who elect to participate in the Offer are deemed, by submitting the above Electronic Instruction Notice, to have authorised and instructed the Registered Holder to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction and to authorize and instruct the Principal Paying Agent in such Block Voting Instruction to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Holder’s Existing Bonds in favour of the Extraordinary Resolutions at the Bondholder Meetings.

Alternatively, a Holder wishing to attend and vote at the Bondholder Meetings in person must request a Voting Certificate and produce at such Bondholder Meeting a valid Voting Certificate issued by the Principal Paying Agent relating to the Bond(s) in respect of which it wishes to vote.

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Receipt from the Registered Holder or from a Direct Participant on behalf of the Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System after the Voting Instructions Deadline, but before the Expiration Time, will not constitute a valid delivery of consents and such Voting Instructions will be disregarded for the purposes of voting at a Bondholder Meeting.

The Voting Instructions given in respect of any Bondholder Meeting will be valid for any related adjourned Bondholder Meeting, unless revoked in accordance with the announced notice of such adjourned meeting.

The receipt of such Electronic Instruction Notice by the relevant Clearing System will be acknowledged by such Clearing System and will result in the blocking of the relevant Existing Bonds. Beneficial Owners must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Existing Bonds in the relevant Clearing System, each Holder or Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Holder’s and/or Direct Participant’s identity to, amongst others, the Exchange Agent.

See “Terms of the Offer—Procedure for Offering to Exchange Existing Bonds and Delivering Consents” for more detailed instructions on how to offer Existing Bonds, including procedures that apply to Bondholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.

Representations and Warranties of Holders	By offering Existing Bonds for exchange in the Offer, Holders will be deemed to make a series of representations and warranties, which are set out in full below. See “Terms of the Offer—Acknowledgements, Representations, Warranties and Undertakings”.

Withdrawal Rights	Any offer to exchange Existing Bonds and the corresponding Electronic Instruction Notice may be withdrawn or revised by notice from the person or entity submitting the Electronic Instruction Notice, which notice must be received by the relevant Clearing System not later than 17.00 hours, Central European time, on 26 June 2009, which is the Early Exchange Deadline, or by such earlier deadline as may be required to be met by the relevant Clearing System. A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds. Following the Early Exchange Deadline, any offer to exchange Existing Bonds under the Offer, and the corresponding Electronic Instruction Notice, will be irrevocable.

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Consents may be revoked at any time prior to the Voting Instructions Deadline.

Pricing Illustration	See page 19.

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EXPECTED TIMETABLE
The times and dates below are indicative only and assume that neither Bondholder Meeting is adjourned. The Early Exchange Deadline and Expiration Date are subject to change under the terms of the Offer. Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

Events	Dates	Times
Central
		Singapore	European

Commencement of the Offer Period	12 June 2009
Offer announced and notice of the Offer submitted to the Clearing Systems and published on a Notifying News Service. Exchange Offer and Consent Solicitation Memorandum circulated.

Early Exchange Deadline	26 June 2009		17.00 hours
Last time at which Holders participating in the Offer are eligible for the Early Exchange Price. Holders participating in the Offer after such deadline will receive the Late Exchange Price.

Participating Holders may revoke their offers to exchange at any time prior to the Early Exchange Deadline. Offers to exchange by Holders after the Early Exchange Deadline will be irrevocable.

Voting Instructions Deadline	1 July 2009		17.00 hours
Deadline for receipt of Voting Instructions.

Expiration Date and Time	3 July 2009		17.00 hours
Deadline for receipt of all Electronic Instruction Notices for the purposes of the Exchange Offer.

Bondholder Meetings
Meeting of Holders to vote on the First Extraordinary Resolution. Meeting of Holders to vote on the Second Extraordinary Resolution.	6 July 2009 6 July 2009	18.00 hours 18.30 hours

Notice of Result Announcement of the result of the Bondholder Meetings.	6 July 2009 or as soon as practicable thereafter after the conclusion of the Bondholder Meetings

Execution of Supplemental Trust Deed
 The Issuer anticipates that the Supplemental Trust Deed will be executed and delivered as soon as practicable after the approval by the Bondholders of the Extraordinary Resolutions. The Supplemental Trust Deed will become effective as soon as it is fully executed, and the Proposed Amendments will become operative upon the issuance of New Bonds for all Existing Bonds validly tendered and accepted by the Issuer.
As soon as practicable after the conclusion of the Bondholder Meetings

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Events	Dates	Times
Central
		Singapore	European

Settlement Date
 Settlement Date for the Offer, including delivery of New Bonds in exchange for Existing Bonds validly submitted for exchange and accepted. On the Settlement Date, the Issuer will also redeem any Existing Bonds not validly submitted for exchange in the Exchange Offer with New Bonds in accordance with the amended redemption provisions in the Existing Bonds Trust Deed and the Conditions.
No later than 10 Business Days after all Proposed Amendments have been approved
Holders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Existing Bonds whether such intermediary applies different deadlines for any of the events specified above, and then to allow such deadlines if such deadlines are prior to the deadlines set out above.
All of the above dates are subject to earlier deadlines that may be set by the Clearing Systems or any intermediary.

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DEFINITIONS
Capitalised terms used but not defined in this Exchange Offer and Consent Solicitation Memorandum shall, unless the context otherwise requires, have the meanings set out in the Conditions.

Agency Agreement	The Agency Agreement dated 14 July 2005 as amended and supplemented by the supplemental agency agreement dated 11 June 2007 relating to the Existing Bonds (as amended, supplemented or restated).

Beneficial Owner	A person who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg or its Direct Participants.

Block Voting Instruction	A document in the English language issued by the Principal Paying Agent and dated, in which:

(a)   it is certified that at the date thereof certain specified Existing Bonds (not being Existing Bonds in respect of which a Voting Certificate has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof)) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Existing Bonds will be released until the first to occur of:

(ii) the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)   the surrender (not less than 48 hours before the time for which such Bondholder Meeting (or any adjournment thereof) is convened) of the receipt to the Paying Agent who issued the same in respect of each such deposited Existing Bond which is to be released and the giving of notice by such Paying Agent to the Issuer in accordance with paragraph 17 of Schedule 4 (Provisions for Meetings of Bondholders) to the Existing Bonds Trust Deed of the necessary amendment to the Block Voting Instruction;

(b)   it is certified that each depositor of such Existing Bonds has instructed such Paying Agent that the vote(s) attributable to its or his Existing Bond(s) so deposited and retained by such Paying Agent should be cast in a particular way in relation to the resolution or resolutions set out in the notice of such Bondholder Meeting (or any adjournment thereof) and that all such instructions are, during the period of 48 hours prior to the time for which such Bondholder Meeting (or such adjournment thereof) is convened, neither revocable nor subject to amendment;

(c)   the aggregate principal amount and the serial numbers of the Existing Bonds (where in definitive form) so deposited or blocked are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

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(d)   one or more persons named in such document is or are authorised and instructed by such Paying Agent to cast the votes attributable to the Existing Bonds so listed in accordance with the instructions referred to in (c) above as set out in such document.

Bondholder Meeting Provisions	The provisions for meetings of Holders set out in Schedule 4 (Provisions for Meetings of Bondholders) to the Existing Bonds Trust Deed.

Bondholder Meetings	The First Bondholder Meeting and the Second Bondholder Meeting and any adjourned meeting.

Business Day	A day other than a Saturday or Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Hong Kong and New York.

Capitalised Interest Coupon	The full coupon due and payable on 21 July 2009 with respect to the aggregate principal amount of Existing Bonds to be exchanged.

Clearing Systems	Euroclear and Clearstream, Luxembourg.

Clearstream, Luxembourg	Clearstream Banking, société anonyme.

Conditions	The terms and conditions of the Existing Bonds.

Consent Solicitation	The solicitation by the Issuer of Consents from Holders to amendments to the Existing Bonds Trust Deed and the Conditions.

Consents	Consents from Holders to vote in favour of the Extraordinary Resolutions approving the Proposed Amendments arising (i) as a result of such Holders’ offers to exchange their Existing Bonds for New Bonds in response to the Exchange Offer; or (ii) by virtue of their voting (or issuing Voting Instructions to vote) in favour of the Extraordinary Resolutions approving the Proposed Amendments.

Dealer Manager	Credit Suisse Securities (Europe) Limited.

Direct Participant	Each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of an interest in the Existing Bonds.

Early Exchange Deadline	17.00 hours (Central European time), 26 June 2009, subject to the Issuer’s ability to extend that time and date in its sole discretion, in which case the Early Exchange Deadline shall mean the latest date and time to which that Early Exchange Deadline is extended. The Early Exchange Deadline is the last time at which Holders participating in the Offer are eligible for the Early Exchange Price and at which they can revoke offers. Holders participating in the Offer after such deadline will receive the Late Exchange Price.

Early Exchange Price	100.0 per cent., the price expressed as a percentage of the principal amount of the Existing Bonds, for each principal amount of Existing Bonds validly submitted for exchange prior to the Early Exchange Deadline and accepted.

Early Exchange Ratio	The ratio calculated by dividing (a) the sum of (i) the Early Exchange Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged plus (ii) the Capitalised Interest Coupon by (b) the New Bond Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged rounded to the nearest 0.0001. This determines the number of New Bonds to be offered in exchange for each principal amount of Existing Bonds

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validly submitted for exchange and accepted on or prior to the Early Exchange Deadline.

Electronic Instruction Notice	Any of an authenticated SWIFT message, Euclid server or Creation Instruction (to the effect set out in “Terms of the Offer—Procedure for Offering to Exchange Existing Bonds and Delivering Consents”), which must be submitted by the Registered Holder, Direct Participants or Beneficial Owners in accordance with the requirements of the relevant Clearing System.

Euroclear	Euroclear Bank S.A./N.V.

Exchange Agent	Lucid Issuer Services Limited.

Exchange Offer	The invitation by the Issuer to Holders to offer to exchange Existing Bonds for New Bonds.

Exchange Offer and Consent Solicitation Memorandum	This Exchange Offer and Consent Solicitation Memorandum.

Existing Bonds	US$420,000,000 10.25% Guaranteed Bonds due 2010 (Common Code: 022489194 and ISIN: XS0224891944).

Existing Bonds Trust Deed	The Trust Deed dated 21 July 2009 between the Issuer, the Guarantor, the Trustee constituting the Existing Bonds as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007.

Expiration Date	3 July 2009, or such later date as notified by the Exchange Agent to the Holders and subject to the right of the Issuer to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set forth herein.

Expiration Time	17.00 hours, Central European time, on the Expiration Date.

Extraordinary Resolutions	The First Extraordinary Resolution and the Second Extraordinary Resolution.

Final Terms	The final terms relating to the New Bonds to be dated on or around 2 Business Days prior to the Settlement Date specifying the relevant details of the New Bonds, including the total amount of New Bonds to be issued on the Settlement Date, the Settlement Date and the ISIN and common code for the New Bonds.

First Bondholder Meeting	The meeting of Holders to be held at 18.00 hours (Singapore time) on 6 July 2009 at the offices of Latham & Watkins LLP, at 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, to consider and, if thought fit, pass the First Extraordinary Resolution in respect of the Proposed Amendments and their implementation or any such adjourned meeting.

First Extraordinary Resolution	The extraordinary resolutions to approve the Proposed Amendments and their implementation to be proposed and considered at the First Bondholder Meeting, as set out in the Notice of First Bondholder Meeting.

48 hours	Two consecutive periods of 24 hours.

Global Notes	The Global Notes representing the Existing Bonds held by, and registered in the name of, HSBC Nominees (Hong Kong) Limited as nominee for Euroclear and Clearstream, Luxembourg.

Guarantor	PT Gajah Tunggal Tbk.

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Holder	A holder of an interest in the Existing Bonds.

Intermediary	Any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Existing Bonds or an interest in Existing Bonds on behalf of another person.

Issuer	GT 2005 Bonds B.V.

Late Exchange Price	The Early Exchange Price minus 5.0 per cent. thereof rounded to the nearest 0.001 per cent.

Late Exchange Ratio	The ratio calculated by dividing (a) the sum of (i) the Late Exchange Price multiplied by the aggregate of principal amount of Existing Bonds to be exchanged plus (ii) the Capitalised Interest Coupon by the New Bond Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged rounded to the nearest 0.0001. This determines the number of New Bonds to be offered in exchange for each principal amount of Existing Bonds validly submitted for exchange and accepted after the Early Exchange Deadline.

New Bond Price	100.0 per cent. of the principal amount of the New Bonds.

New Bonds	U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014 to be issued by the Issuer.

New Bonds Trustee	The Hongkong and Shanghai Banking Corporation Limited as trustee of the New Bonds.

Notice of First Bondholder Meeting	The notice set out on page 43 of this Exchange Offer and Consent Solicitation Memorandum.

Notice of Second Bondholder Meeting	The notice set out on page 50 of this Exchange Offer and Consent Solicitation Memorandum.

Notifying News Service	Such recognised news service or services (e.g., Reuters/Bloomberg) as selected by the Issuer.

Offer	The Exchange Offer together with the Consent Solicitation.

Offer Period	From the commencement of the Offer on 12 June 2009 until the Expiration Time unless such period is extended or earlier terminated as described herein.

Offering Circular	The preliminary Offering Circular appended hereto as Appendix A relating to the New Bonds dated 12 June 2009.

Paying Agent	Banks (including the Principal Paying Agent) referred to as such in the Existing Bonds Trust Deed.

Principal Paying Agent	The Hongkong and Shanghai Banking Corporation Limited.

Proposed Amendments	The amendments to the Existing Bonds Trust Deed and the Conditions described herein and in the Notices of the Bondholder Meetings, permitting, among other things, the Issuer to exchange any Existing Bonds not exchanged as part of the Exchange Offer at its option for New Bonds at the Late Exchange Price.

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Proxy	The person or persons named in a Block Voting Instruction as being authorised and instructed by the Principal Paying Agent to cast the votes attributable to the Existing Bonds listed in such Block Voting Instruction.

Registered Holder	A holder of the Existing Bonds being the person in whose name such Existing Bonds are registered in the register of Holders.

Second Extraordinary Resolution	The extraordinary resolutions to approve the Proposed Amendments and their implementation to be proposed and considered at the Second Bondholder Meeting, as set out in the Notice of Second Bondholder Meeting.

Second Bondholder Meeting	The meeting of Holders to be held at 18.30 hours (Singapore time) on 6 July 2009 at the offices of Latham & Watkins LLP, at 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, to consider and, if thought fit, pass the Second Extraordinary Resolution in respect of the Proposed Amendments and their implementation or any such adjourned meeting.

Securities Act	The United States Securities Act of 1933, as amended.

Settlement Date	The settlement date of the Exchange Offer is the date on which the Issuer will deliver the New Bonds in exchange for the Existing Bonds which is expected to be no later than 10 Business Days after all Proposed Amendments have been approved.

Supplemental Trust Deed	A supplemental trust deed to be entered into by the Issuer, the Guarantor and the Trustee, supplemental to the Existing Bonds Trust Deed, in order to effect the Proposed Amendments.

Trustee	The Hongkong and Shanghai Banking Corporation Limited as Trustee of the Existing Bonds.

24 hours	A period of 24 hours including all or part of a day upon which banks are open for business in both the place where the relevant Bondholder Meeting is to be held and in each of the places where the Paying Agents have their specified offices (disregarding for this purpose the day upon which such Bondholder Meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of a day upon which banks are open for business in all of the places as aforesaid.

United States or U.S.	United States of America.

U.S. dollars, US$ or $	The currency of the United States.

Voting Certificate	An English language certificate issued by the Principal Paying Agent and dated, in which it is stated:

(a)   that on the date thereof certain specified Existing Bonds (not being Existing Bonds in respect of which a Block Voting Instruction has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Existing Bonds will be released until the first to occur of:

(i) the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

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(ii) the surrender of the certificate to the Paying Agent who issued the same; and

(b) that the bearer thereof is entitled to attend and vote at such Bondholder Meeting (or any adjournment thereof) in respect of the Existing Bonds represented by such certificate.

Voting Instructions	Voting instructions validly delivered by Holders to have their votes cast in favour of or against the Extraordinary Resolutions at the Bondholder Meeting in connection with the Extraordinary Resolutions.

Voting Instructions Deadline	17.00 (Central European time) on 1 July 2009 is the latest time for receiving Voting Instructions and subject to the right of the Issuer to extend, reopen, terminate, withdraw and/or amend the Offer pursuant to the provisions set forth herein.

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PRICING ILLUSTRATION
In order to facilitate understanding of the pricing of the Exchange Offer, the Issuer and the Guarantor have prepared a pricing illustration. This example is for illustrative purposes only.

		Early Exchange		Late Exchange
		Calculation		Calculation

Exchange Price(1) (A)	Price used for each Existing Bond		100.00%		95.00%

Illustrative Face Amount Exchanged (B)		US$	1,000.00	US$	1,000.00

New Bond Price(2) (C)	Price at which each New Bond is issued		100.00%		100.00%

Capitalised Interest Coupon(3) (D)	Coupon due and payable on 21 July 2009	US$	51.25	US$	51.25

Exchange Ratio(4)	(A*B)+D		1.0513		1.0013
	(C*B)

Amount of New Bonds to be issued(5)	Amount of Existing Bonds submitted for exchange multiplied by Exchange Ratio rounded down to the minimum denomination of US$1,000	US$	1,051.25	US$	1,001.25

Notes:

(1)	Price at which the Existing Bonds will be exchanged for the New Bonds before (left) and after (right) the Early Exchange Deadline. Rounded to two decimal points.

(2)	Price at which the New Bonds will be issued. Rounded to two decimal points.

(3)	The full coupon of the Existing Bonds due and payable on 21 July 2009 will be capitalised. To prevent any excess or shortfall of interest being paid by the Issuer, the New Bonds will have a first accrued date of 21 July 2009 irrespective of when the Settlement Date actually occurs.

(4)	Ratio of exchange price (principal plus accrued interest) to new issue price for purposes of calculating the amount of New Bonds received from the exchange. Rounded to four decimal places.

(5)	Product of the exchange ratio and the illustrative face amount exchanged. Equivalent face value amount in New Bonds that the exchanging party would receive in this example. Rounded to two decimal places.

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RISK FACTORS
The following section does not describe all of the risks for Holders participating in the Offer. Prior to making a decision as to whether to participate, Holders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set forth in this Exchange Offer and Consent Solicitation Memorandum and, in particular, the following risk factors and those described in the Offering Circular in evaluating whether to participate in the Offer. Holders should make such inquiries as they think appropriate regarding the terms of the Exchange Offer, the Consent Solicitation, the New Bonds, the Issuer and the Guarantor, all without relying on the Issuer, the Guarantor, the Dealer Manager, the Exchange Agent, the Trustee or any other person.
Differences between the Existing Bonds and the New Bonds
There are a number of differences between the terms and conditions of the Existing Bonds and the New Bonds, including covenants, payment, coupon and maturity provisions. See “Certain Material Differences in the Conditions” for a summary of these differences. The full terms and conditions of the New Bonds are set out in the Offering Circular (which is appended to this Exchange Offer and Consent Solicitation Memorandum) and the Final Terms.
Uncertainty as to the trading market for the Existing Bonds not exchanged
The Guarantor believes that trading in the Existing Bonds has been limited and sporadic. Although the Existing Bonds which are not submitted for exchange and accepted by the Issuer or purchased by the Issuer will, if the Second Extraordinary Resolution is not passed, continue to be listed and traded on the SGX-ST, to the extent that Existing Bonds are exchanged for New Bonds, the trading market for the Existing Bonds which remain outstanding following the completion of the Exchange Offer may be significantly more limited. Such outstanding Existing Bonds may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value may also make the trading price of the remaining Existing Bonds more volatile. As a result, the market price for the Existing Bonds that remain outstanding after the completion of the Exchange Offer may be adversely affected as a result of the Exchange Offer.
Uncertainty as to the trading market for New Bonds
The Issuer does not intend to apply for listing or admission to trading of the New Bonds on any securities exchange other than the SGX-ST. The New Bonds are securities for which there is currently no trading market and for which there can be no assurance of future liquidity.
Responsibility for complying with the procedures of the Offer
Holders are responsible for complying with all of the procedures for exchanging the Existing Bonds pursuant to the terms of this Exchange Offer and Consent Solicitation Memorandum. None of the Issuer, the Guarantor, the Dealer Manager, the Exchange Agent or the Trustee assumes any responsibility for informing Holders of irregularities with respect to offers to exchange from the Holders.
Termination
No assurance can be given that the Offer will be completed. Completion of the Offer is conditional upon the satisfaction or waiver of the conditions of the Offer set forth herein. In addition, subject as provided herein, the Issuer may, in its sole discretion, amend, terminate or withdraw the Offer at any time prior to the Settlement Date and may, in its sole discretion, waive certain conditions to the Offer.
Withdrawal
Notwithstanding the right to withdraw Existing Bonds and related Consents that have been offered for exchange, such withdrawal will only be accepted if validly submitted to the relevant Clearing System prior to the Early Exchange Deadline.
Compliance with Offer Restrictions
Holders are referred to the offer restrictions on pages 1 to 4 and the deemed representations and warranties on pages 30 to 32. Non-compliance with the offer restrictions by a Holder could result in, among other things, an inability to validly offer to exchange Existing Bonds, the unwinding of trades and/or heavy penalties.

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Responsibility to consult advisers
Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating or declining to participate in the Offer and an investment in the New Bonds.
The Early Exchange Ratio and/or Late Exchange Ratio may not reflect the market value of the New Bonds.
The New Bonds will be listed and traded on the SGX-ST. To the extent that the New Bonds are traded, prices of the New Bonds will fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Bonds and for advice concerning the effect of the Early Exchange Ratio and/or Late Exchange Ratio.
Holders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Existing Bonds whether such intermediary applies different deadlines for any of the events specified in this Exchange Offer and Consent Solicitation Memorandum, and then to allow such deadlines if such deadlines are prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum.

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BACKGROUND TO THE OFFER
The current global economic downturn has had a significant impact on the Company’s business, particularly since the last quarter of 2008. The Company’s financial results in general, and its cash flows in particular, have been affected by a combination of decreasing demand and downward pricing pressure, exchange rate fluctuations and a reduced ability to pass through to customers and recover previously recorded high raw materials prices. In addition, from 1 November 2008 to 31 March 2009, the Company made payments of US$65.9 million to (i) repay the outstanding principal on the maturity date of certain existing notes and (ii) service interest payments on the Existing Bonds. These payments, when combined with the adverse effects of the global economic downturn, have resulted in a significant reduction of the Company’s available cash which in turn has impacted its ability to continue servicing its indebtedness under the Existing Bonds. In light of the foregoing, the Issuer and the Company are making the Offer in order to permit the Company to maintain sufficient liquidity to sustain its business operations which have been modified to address the changes in market conditions, while avoiding a potential default under the Existing Bonds.
Four principal factors affected the performance and results of operations of the Company in 2008 and the first quarter of 2009:
•	Reduced demand for products. The Company experienced a significant decline in the demand for its tires in the fourth quarter of 2008 and the first quarter of 2009, as compared to the previous three quarters, as consumers around the world reduced their discretionary spending in line with the global economic slowdown. This decline in demand affected the Company’s sales in both the domestic and export markets, and had a particularly severe impact on the Company’s radial and bias tire sales, which represent the majority of the Company’s net sales. Although the Company reported an increase in the number of radial and bias tires sold from 12.3 million units in 2007 to 13.2 million units in 2008, much of this increase was driven by strong increases in demand during the first three quarters of 2008 which did not persist in the fourth quarter of 2008. The Company’s sales of radial and bias tires declined from 3.0 million units of tires in the fourth quarter of 2007 to 2.8 million units of tires in the fourth quarter of 2008. For the three months ended 31 March 2009, the Company had sales of 2.1 million units of radial and bias tires, as compared to sales of 3.4 million units of radial and bias tires for the three months ended 31 March 2008. The Company responded to this decline in demand by reducing production at its manufacturing facilities so as to minimise its production and other costs. This reduction in production resulted in a corresponding reduction in the rate at which the Company was able to use the raw materials in its inventory or that it had agreed to buy under its normal forward delivery contracts. As a result, the Company had to purchase greater amounts of inventory during the fourth quarter of 2008 than it required for its operations, and had to carry significantly higher levels of inventories both of finished products and raw materials in the fourth quarter of 2008 than in previous years.

•	Decline in tire prices. The recent decline in global demand for tires has led to overcapacity in the industry as a whole, exposing the Company to increased price competition as it seeks to maintain its market share. In order to maintain its competitive position in its various markets and to sustain demand for its tires in the face of deteriorating global economic conditions, the Company indefinitely postponed a planned price increase in its tire prices which was intended to offset the increased raw materials costs that it had incurred in 2008. Commencing in the fourth quarter of 2008, the Company implemented an additional series of marketing programmes under which it offered various price reductions and sales incentives to its distributors in order to increase its sales volumes. These programmes further affected the net selling prices that the Company was able to realise for its tires. Because the Company has traditionally maintained its position in its various export markets by competing on the basis of price, the current environment of increased price competition in its various markets has had a significant adverse impact on the Company’s margins and profitability.

•	Exchange rate fluctuations and the significant appreciation of the U.S. dollar. While the Company maintains its financial records in Rupiah, its export sales (which include sales to Michelin and Nokian Tyres Ltd under their respective manufacturing agreements) are denominated in other currencies, primarily U.S. dollars. The Company’s non-U.S. dollar export sales are denominated in Pounds Sterling and Euros. Approximately 54.0%, 53.9%, 49.5% and 42.9% of the Company’s combined sales of tires and tire-related products was denominated in foreign currencies in 2006, 2007, 2008 and for the three months ended 31 March 2009, respectively. Approximately 76.1% of the Company’s export tire sales in 2008 were denominated in U.S. dollars and the remaining were denominated in Pound Sterling and Euro. By contrast, substantially all of the Company’s raw materials costs and all of the Company’s debt service obligations are denominated in U.S. dollars. In addition, the Company incurs other U.S. dollar

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costs for spare parts, capital expenditures and fuel and energy costs for the operation of its production facilities.
The following table shows the Company’s U.S. Dollar Denominated costs and sales for the periods indicated:

								Three months
	Year ended 31 December							ended 31 March
	2006		2007		2008			2009
	(Rp. amounts in billions and US$ amounts in millions)
Total raw materials costs	Rp.3,506.3		Rp.4,024.2		Rp.5,558.3			Rp.983.3
	(US$302.9	)(1)	(US$347.7	)(1)	(US$480.2		)(1)	(US$85.0		)(1)
U.S. dollar debt service obligations	US$59.6	(2)	US$68.3	(2)	US$	102.9	(2)	US$	25.0	(2)
U.S. dollar sales	US$261.0	(3)	US$299.5	(3)	US$	336.7	(3)	US$	55.6	(3)

Notes:

(1)	U.S. dollar translations provided for convenience.

(2)	Comprises U.S. dollar debt service obligations (both principal and interest) of the Company in respect of the Existing Bonds and floating rate notes.

(3)	Derived from actual U.S. dollar sales of the Company’s products.
The Company does not currently hedge against foreign exchange fluctuations. Accordingly, any increase in the value of the U.S. dollar relative to the other currencies in which the Company’s revenues are denominated will make it relatively more expensive for the Company to obtain the raw materials that it needs in order to sustain its operations and to fund its debt service obligations. Commencing in the third quarter of 2008, the U.S. dollar began appreciating significantly against the Rupiah, the Pound Sterling and the Euro, placing significant pressure on the Company’s profit margins. From 1 July 2008 to 31 March 2009, the U.S. dollar appreciated by approximately 25.6% against the Rupiah, 39.4% against the Pound Sterling and 19.0% against the Euro. The appreciation of the U.S. dollar relative to the Rupiah and other foreign currencies in 2008 required the Company to use greater amounts of its cash held in Rupiah, Pound Sterling and Euro to purchase U.S. dollars to pay for its raw materials and service its debt service obligations. This increase in the value of the U.S. dollar further exacerbated the impact on the Company of the high prices it had to pay for raw materials. The appreciation of the U.S. dollar also made it relatively more expensive (in Rupiah terms) for the Company to discharge its payment obligations under the Series A FRNs and Series C FRNs, which amounted in aggregate to US$42.0 million for the period from 1 November 2008 to 31 March 2009, as well as its semi-annual interest payment under the Existing Bonds, which amounted to US$23.9 million in January 2009. This had a negative impact on the Company’s overall financial position and cash flows.

•	Increased carrying costs of raw materials. The Company purchases significant amounts of raw materials under forward delivery contracts, in order to assure continuing supply and to manage its exposure to fluctuating raw materials costs. These forward delivery contracts require the Company to commit in advance to accept and pay for a fixed quantity of raw materials for the duration of the purchase contract, which is generally one year. Prices under these forward delivery contracts are set with reference to the average market price of the raw material in question as of the date 30 to 90 days prior to delivery. Any raw materials supplied under these forward delivery contracts which are not immediately used by the Company in its production operations must be held as inventory by the Company until those raw materials can be used in the manufacturing process. The Company’s ability to manage its exposure to fluctuations in raw materials costs depends primarily on its ability to minimise its carried inventory of raw materials and its ability to adjust the prices for its products so that raw materials costs are reflected in the prices paid by its customers. Starting in the third quarter of 2008, the prices of natural rubber and petrochemical based commodities have decreased significantly. However, because the Company had committed to take delivery of many key raw materials which were purchased at market prices that were set from 30 to 90 days in advance, the Company was unable to immediately benefit from these cost decreases. This led to a situation in which the Company was contractually required to purchase larger quantities of these raw materials than it needed at prices that were typically higher than the index prices for those types and quantities of raw materials. These higher than usual raw materials expenditures had a significant impact on the Company’s cash flows at the end of 2008 which correspondingly reduced the Company’s cash position at the beginning of 2009. Commencing from the beginning of 2009, the Company has benefited from reductions in the market prices of raw materials, and has streamlined its inventory management systems to procure more of its raw materials from the

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spot market. However, the market for raw materials remains volatile, and any new increases in the price of raw materials could potentially affect the Company’s financial position.
In light of the challenging business environment, the Company is experiencing significant cash flow and liquidity constraints that it believes will continue through the short to medium term. The Company believes that these cash flow constraints will significantly hamper its ability to service its debt if they persist. As of 31 December 2008, the Company had cash balances of Rp.169.6 billion (US$14.7 million) and temporary investments of Rp.376.6 billion (US$32.5 million), down from cash balances of Rp.572.9 billion and temporary investments of Rp.672.5 billion as of 31 December 2007. As of 31 March 2009, the Company had cash balances of Rp.208.5 billion (US$18.0 million) and temporary investments of Rp.375.1 billion (US$32.4 million). Since the fourth quarter of 2008, the Company has been able to increase its cash balances by reorganising its working capital management processes and by entering into various factoring arrangements with its financiers to discount its accounts receivables. However, the Company does not believe that these initiatives will permit it to raise sufficient cash to meet its debt service obligations on the Existing Bonds.
The Company has responded to the challenges posed by the global economic environment by (i) modifying its business plan to defer previously contemplated capital expenditures (other than non-discretionary maintenance capital expenditures) and (ii) taking steps to maintain the lowest cost profile that is consistent with its business plan. Notwithstanding these measures, however, the Company anticipates that it will face continuing liquidity and cash flow constraints for all of the reasons described above. In addition, the Company has had to grant longer credit terms to many of its distributors and may have additional conditions imposed by its working capital and letter of credit facilities. The Company expects that these and other developments will maintain pressure on the Company’s liquidity and capital resources in the near term.
As of the date of this Exchange Offer and Consent Solicitation Memorandum, the Company does not have sufficient liquidity to service the interest coupon due on 21 July 2009 under the Existing Bonds and it does not have funds sufficient to repay the US$420 million of indebtedness that is currently outstanding under the Existing Bonds, and does not expect that it will have sufficient funds to repay the Existing Bonds at their maturity in July 2010. Given the current global economic environment and the current constraints in the credit market, the Company does not believe that it will be able to refinance the Existing Bonds prior to their maturity other than pursuant to the Offer.
Under the terms of the Existing Bonds, the Company is not permitted to incur any indebtedness (other than certain categories of permitted indebtedness) or to effect any investments (other than certain categories of permitted investments) unless it can demonstrate that it has met or exceeded certain financial ratios, including a leverage ratio of no more than 4.00:1:00 and a consolidated debt to consolidated tangible net worth ratio of no more than 2.00:1.00. As of 31 December 2008 and 31 March 2009, the Company did not satisfy these financial ratios and is therefore unable to access additional debt while the Existing Bonds remain outstanding.
Other than the Existing Bonds, the Company’s only outstanding debt facility is a facility with HSBC for up to US$30.0 million, which comprises a working capital facility and a letter of credit issuance facility. The Company has traditionally maintained this facility with HSBC in order to permit it to meet its day to day working capital needs.
As of the date of this Exchange Offer and Consent Solicitation Memorandum, approximately US$17.0 million was drawn under the HSBC facility. Under the terms of the HSBC facility, HSBC may review the terms of the facility at any time, and in any event by 28 February 2009. On 16 March 2009, the Company received a notice from HSBC that, as a result of the recent appreciation in the value of the U.S. dollar, the Company was in breach of certain of its financial covenants under the HSBC working capital facility as of 31 December 2008. HSBC has indicated to the Company that it does not presently intend to recall or accelerate the working capital facility. On 9 June 2009, HSBC delivered to the Company a written confirmation of its consent to the grant by the Company of security interests over certain of its assets to secure its obligations under the Bonds and the Guarantee. In consideration for such consent, the Company has agreed to provide to HSBC a cash margin amounting to 50% of the outstanding indebtedness under the working capital facility, and has agreed to grant to HSBC a security interest over raw materials and finished goods inventories amounting to 100% of the value of the working capital facility. The Company expects to enter into a replacement facility agreement with HSBC after the completion of the Exchange Offer and Consent Solicitation which will contain, among other things, these agreed commercial terms.
In May 2009, PT. Bank Negara Indonesia (Persero) Tbk extended to the Company an import letter of credit facility for up to US$5 million (the “BNI L/C Facility”). The Company intends to use the letters of credit that are issued under the BNI L/C Facility to fund its import purchases including raw materials, spare parts and machineries. Any letters of credit issued under the BNI L/C Facility are to be secured on a back-to-back basis by

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export letters of credit issued by the Company’s export distributors and customers in favour of the Company. Letters of credit opened under the BNI L/C Facility are capped at a maximum of 80% of the value of the pledged export letters of credit.
In order to address the challenging economic circumstances that are currently facing the Company, the Company has launched the Offer. The Company believes that an immediate reduction in its interest payment obligations under the Existing Bonds is necessary in order for it to preserve sufficient liquidity to fund its operations. At the same time, the Company believes that current constraints in the credit markets render the Company unlikely to be able to refinance its obligations under the Existing Bonds prior to their maturity. The New Bonds have accordingly been structured in a manner that the Company believes will allow it to meet its obligations to the holders of the New Bonds. The Company believes that the longer term of the New Bonds, combined with the gradual increase in the interest rate on the New Bonds, will permit it sufficient time to reposition itself and to recover from the global economic downturn, while enabling it to generate sufficient cash from its operations to meet its obligations under the New Bonds.
The Company is taking steps that are intended to address the significant challenges that it faces and to improve its near term liquidity and generally reduce financial risk. The Company is doing this in order to avoid a default under the Existing Bonds and to ensure that it may repay the bondholders in full. The Offer is a crucial element of the Company’s effort to effect a successful restructuring of its indebtedness that will permit it to meet its obligations to its creditors while preserving sufficient liquidity to sustain its business operations.

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TERMS OF THE OFFER
Capitalised terms used but not defined herein have the meanings set out under “Definitions” herein.
1	Introduction to the Offer
(a)	The Issuer, with the agreement of the Guarantor, invites all Holders (subject to certain offer restrictions set forth in “Offer Restrictions”) to offer to exchange for New Bonds any or all of such Existing Bonds that are outstanding upon the terms and subject to the conditions of the Offer as further described below. Holders who validly offer their Existing Bonds on or prior to the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of such Existing Bonds multiplied by the Early Exchange Ratio. Holders who validly offer their Existing Bonds after the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of such Existing Bonds multiplied by the Late Exchange Ratio.

(b)	The Offer Period will start on 12 June 2009 and end at the Expiration Time, unless extended or earlier terminated by the Issuer. Holders are invited to offer to exchange any or all of their Existing Bonds that are outstanding from 12 June 2009 up to 17.00 hours, Central European time, on 3 July 2009 subject to any earlier deadlines set by the Clearing Systems. The Early Exchange Deadline will be 17.00 hours, Central European time, on 26 June 2009, subject to the Issuer’s ability to extend that time and date in its sole discretion, in which case the Early Exchange Deadline shall mean the latest date and time to which that Early Exchange Deadline is extended. The Early Exchange Deadline is the last time at which Holders participating in the Offer are eligible for the Early Exchange Price. Holders participating in the Offer after such deadline will receive the Late Exchange Price.

(c)	Participating Holders may revoke their offer to exchange pursuant to the Exchange Offer at any time prior to the Early Exchange Deadline. A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds. Offers that are not revoked prior to such time and offers to exchange by Holders after the Early Exchange Deadline will be irrevocable.

(d)	The Issuer will not limit the amount of Existing Bonds exchanged under the Offer, however the Exchange Offer is subject to the conditions set out at paragraph 1(e) below. Existing Bonds that have not been validly offered for exchange and accepted by the Issuer pursuant to the Exchange Offer will remain outstanding subject to the Issuer’s right to redeem the same pursuant to the Proposed Amendments if the Second Extraordinary Resolution approving the Proposed Amendments is duly passed.

(e)	Notwithstanding any other provision of this Exchange Offer and Consent Solicitation Memorandum, the Issuer’s acceptance of the offer from the Holders is conditional on the Extraordinary Resolutions of at least one of the Bondholder Meetings having been passed (the “Exchange Offer Conditions”).

(f)	None of the Dealer Manager, the Trustee or the Exchange Agent (or their respective directors, employees or affiliates) makes any recommendation as to whether or not Holders should offer their Existing Bonds for exchange.
2	Exchange Offer
(a)	The New Bonds will be issued, in denominations of US$1,000, by the Issuer and shall be guaranteed by the Guarantor. Application has been made for listing the New Bonds on the SGX-ST. Whilst the New Bonds are listed on the SGX-ST, the New Bonds will be tradeable on the SGX-ST in principal nominal amounts of US$200,000.

(b)	On the Settlement Date, subject to the satisfaction or waiver of the conditions of the Offer, the New Bonds will be issued and delivered to the Holders who have validly offered to exchange Existing Bonds under the Offer.

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3	Consent Solicitation
(a)	Concurrently with the Exchange Offer, the Issuer is soliciting Consents from Holders to the Proposed Amendments. Receipt from the Registered Holder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will be deemed to constitute (i) delivery of Consents and (ii) an instruction to the Registered Holder to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and to authorise and instruct the Principal Paying Agent in such Block Voting Instruction to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Bondholder Meetings.

(b)	Receipt from the Registered Holder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System before the Expiration Time, but after to the Voting Instructions Deadline, will be deemed to be a valid offer of the relevant Holder’s Existing Bonds, but will not be deemed to constitute (i) a valid delivery of Consents (notwithstanding the invalidity of such offer) and the votes attributable to such Holder’s Existing Bonds will be disregarded for the purposes of voting at a Bondholder Meeting and (ii) an instruction to the Holder of record to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and to authorise and instruct the Principal Paying Agent in such Block Voting Instruction to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, a Bondholder Meeting. The Voting Instructions given in respect of any Bondholder Meeting will be valid for any related adjourned Bondholder Meeting, unless revoked in accordance with the announced notice of such adjourned meeting.

(c)	Holders and/or Direct Participants may also elect to deliver Consents without offering to exchange Existing Bonds for New Bonds, in which case such Holders and/or Direct Participants will receive the New Bonds at the Late Exchange Ratio if the Second Extraordinary Resolution is duly passed.
4	Pricing of the Existing Bonds

The Early Exchange Price will be equal to the face amount of the Existing Bonds. The Late Exchange Price will equal the Early Exchange Price less 5.0 per cent.
5	Pricing of the New Bonds
(a)	Early Exchange Ratio

The Early Exchange Ratio will be calculated as (a)(i) the Early Exchange Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged plus (ii) the Capitalised Interest Coupon divided by (b) the New Bond Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged and will be rounded to the nearest 0.0001. Holders who validly offer their Existing Bonds on or prior to the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of such Existing Bonds multiplied by the Early Exchange Ratio.

(b)	Late Exchange Ratio

The Late Exchange Ratio will be calculated as (a)(i) the Late Exchange Price multiplied by the aggregate principal amount of Existing Bonds to be exchanged plus (ii) the Capitalised Interest Coupon divided by (b) the New Bond Price multiplied by the aggregate principal amounts of Existing Bonds to be exchanged and will be rounded to the nearest 0.0001. Holders who validly offer their Existing Bonds after the Early Exchange Deadline will receive New Bonds in an amount (rounded down to the nearest US$1,000) equal to the product of the aggregate principal amount of such Existing Bonds multiplied by the Late Exchange Ratio.
6	Revocation Deadline for the Exchange Offer

Holders may revoke their offer to exchange in the Exchange Offer at any time up to 17.00 hours, Central European time, on the Early Exchange Deadline. Any such revocations should be effected in accordance with the requirements of the relevant Clearing System. A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds. Offers not revoked prior to such time and offers to exchange by Holders after the Early Exchange Deadline will be irrevocable. Holders who have delivered Consents without offering to

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exchange Existing Bonds for New Bonds, may revoke their Consents at any time up to the Voting Instructions Deadline.
7	Accrued Interest

No accrued interest will be payable in connection with the Offer. As part of the Offer, Holders will consent to add an amount equal to the Capitalised Interest Coupon to the principal balance of the New Bonds. Interest will commence accruing on the New Bonds from 21 July 2009. In the event that the Settlement Date occurs after 21 July 2009, interest will commence accruing from and including 21 July 2009 on the New Bonds, whether or not the New Bonds are issued after such date. Additional interest will not be payable for the period of any delay in respect of the receipt by the Holder of the New Bonds.

As part of the Offer, Holders will consent to waive all interest that may be accrued and payable, or that may accrue and become payable through 21 July 2009, in respect of any Existing Bonds that remain outstanding as of 21 July 2009.

8	Publications

The commencement of the Offer will be made public by press releases from the Issuer, through the Clearing Systems, through the Notifying News Service and at the offices of the Exchange Agent upon release and is expected to be communicated to the SGX-ST on the dates specified below:

Launch of the Offer	12 June 2009

Announcement of the result of the Bondholder Meetings and that the Offer has been accepted.	As soon as practicable after the conclusion of the Bondholder Meetings
Holders are hereby informed that significant delays may be experienced in publishing notices through the Clearing Systems. Holders are urged to contact the Dealer Manager or the Exchange Agent at the telephone numbers specified on the back cover of this Exchange Offer and Consent Solicitation Memorandum for the relevant announcements during the Offer Period. All announcements will be made available upon release at the offices of the Exchange Agent.

9	Procedure for Offering to Exchange Existing Bonds and Delivering Consents
(a)	A Holder, Direct Participant or Beneficial Owner wishing to participate in the Offer must submit, or arrange to have submitted on its behalf, at or before the Expiration Time and before the deadlines set by each Clearing System (unless the Exchange Offer is terminated earlier), a duly completed Electronic Instruction Notice to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein. Holders and Beneficial Owners should check with the bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such intermediary will apply different deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

(b)	The submission to Clearing Systems by a Holder or a Direct Participant of a duly completed Electronic Instruction Notice with respect to Existing Bonds prior to the Voting Instructions Deadline will be deemed to constitute delivery of Consents with respect to such Existing Bonds by such Holder. Notwithstanding that the Existing Bonds will be offered and the related Consents delivered by each Holder or a Direct Participant by means of an Electronic Instruction Notice, each Holder or a Direct Participant thereby agrees that such Electronic Instruction Notice constitutes its written consent to the Proposed Amendments and instruction to the Holder of record to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and in such Block Voting Instruction to authorise and instruct the Principal Paying Agent to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Bondholder Meetings. Holders who offer such Existing Bonds pursuant to the Exchange Offer will, by offering such Existing Bonds, be consenting to the Proposed Amendments.

(c)	The offer of Existing Bonds for exchange and delivery of related Consents and the instruction to the Holder of record to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and in such Block

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Voting Instruction to authorise and instruct the Principal Paying Agent to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at the Bondholder Meetings by a Holder or a Direct Participant will be deemed to have occurred upon receipt by the Holder of record as nominee for the relevant Clearing System of a valid Electronic Instruction Notice in accordance with the requirements of such Clearing System. The receipt of such Electronic Instruction Notice by the Holder of record as nominee for the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Existing Bonds in the relevant Clearing System so that no transfers may be effected in relation to such Existing Bonds.

(d)	Holders and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking its Existing Bonds in the relevant Clearing System, each Holder and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Holder’s and/or Direct Participant’s identity to the Exchange Agent.

(e)	There are no guaranteed delivery procedures provided by the Issuer in connection with the Offer.

(f)	Only Direct Participants may submit Electronic Instruction Notices. If a Holder or Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Existing Bonds to submit an Electronic Instruction Notice on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System and the Expiration Time or Voting Instruction Deadline (as the case may be).

(g)	Holders and Beneficial Owners of Existing Bonds that are held in the name of a broker, dealer, bank, trust company or other nominee or custodian (collectively, an “Intermediary”) should contact such entity sufficiently in advance of the Expiration Date or the Voting Instruction Deadline (as the case may be) if they wish to accept the Offer and procure that the Existing Bonds are blocked or if they wish to give their Consent to the Proposed Amendments (as the case may be) in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

(h)	The offer by a Holder or a Direct Participant to participate in the Exchange Offer may be revoked by such Holder or Direct Participant prior to the Early Exchange Deadline by submitting an electronic withdrawal instruction to the relevant Clearing System.

(i)	By submitting a valid Electronic Instruction Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, Holders, Beneficial Owners and Direct Participants shall be deemed to make the acknowledgements, representations, warranties and undertakings set forth below to the Issuer, the Guarantor, the Dealer Manager and the Exchange Agent on each of the Expiration Date and Settlement Date (if the relevant Holder, Beneficial Owner or Direct Participant is unable to give such representations, warranties and undertakings, such Holder or the relevant Direct Participant on its behalf should contact the Dealer Manager immediately).

(j)	The following provisions apply only to Bondholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System:
1.	Beneficial Owners and Direct Participants who hold their interests in Existing Bonds through a Clearing System and who wish to appoint a proxy to attend and vote on their behalf at one or both of the Bondholder Meetings (and any adjournment thereof) should contact the relevant Clearing System to request that the Principal Paying Agent issue and date a Block Voting Instruction as contemplated by this paragraph (j).

2.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to attend and vote at a Bondholder Meeting (or any adjournment thereof) should contact the relevant Clearing System to make arrangements to obtain a Voting Certificate as contemplated by this paragraph (j).

3.	Voting Certificates and Block Voting Instructions will only be issued as contemplated by this paragraph (j) in respect of Existing Bonds deposited with any Paying Agent (or to the Paying

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Agent’s order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) not less than 48 hours before the time for which the Bondholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant Existing Bonds have not been released as per the requirements of a Voting Certificate or Block Voting Instruction, and during the validity thereof the holder of any Voting Certificate or (as the case may be) the Proxy or Proxies named in any Block Voting Instruction shall, for all purposes in connection with the relevant Bondholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Existing Bonds to which such Voting Certificate or Block Voting Instruction relates and the Paying Agent or the bank or depositary as aforesaid with whom such Existing Bonds have been deposited shall be deemed for such purposes not to be the holder of those Existing Bonds.

4.	Any Existing Bond(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned Bondholder Meeting) and (ii) upon such Existing Bond(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.
10	Acknowledgements, Representations, Warranties and Undertakings

Each Holder and the relevant Direct Participant (on behalf of the relevant Beneficial Owner) who participates in the Offer represents, warrants and undertakes that:
(a)	It has received, reviewed and accepts the terms of this Exchange Offer and Consent Solicitation Memorandum.

(b)	It is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer without reliance on the Issuer, the Guarantor, the Dealer Manager or the Exchange Agent.

(c)	By blocking Existing Bonds in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Issuer, the Trustee, the Guarantor, the Dealer Manager, the Exchange Agent and their respective legal advisers.

(d)	Upon the terms and subject to the conditions of the Offer, it hereby offers to (i) exchange the principal amount of Existing Bonds (together with accrued interest through 21 July 2009) in its account blocked in the relevant Clearing System for the relevant principal amount of New Bonds and (ii) deliver Consents with respect to such Existing Bonds. It acknowledges that the submission of a valid Electronic Instruction Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System constitutes its written consent to the Proposed Amendments and instruction to the Holder of record to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and in such Block Voting Instruction to authorize and instruct the Principal Paying Agent to appoint any two of its employees (as it shall determine) as proxies to attend, and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at, the Bondholder Meeting. Subject to and effective upon the exchange by the Issuer of the Existing Bonds blocked in the relevant Clearing System, it hereby renounces all right, title and interest in and to all such Existing Bonds exchanged by or at the direction of the Issuer and hereby waives and releases any rights or claims it may have against the Issuer, the Guarantor or the Trustee with respect to any such Existing Bonds and the Offer.

(e)	It agrees to ratify and confirm each and every act or thing that may be done or effected by the Issuer or the Guarantor, any of their respective directors or any person nominated by the Issuer or the Guarantor in the proper exercise of his or her powers and/or authority hereunder.

(f)	It agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Issuer or the Guarantor to be desirable, in each case to complete the transfer of the Existing Bonds to the Issuer or its nominee in exchange for the New Bonds and/or to perfect any of the authorities expressed to be given hereunder.

(g)	It has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue,

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transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Issuer, the Guarantor or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or invitation for Holders to Offer to exchange Existing Bonds in connection therewith.

(h)	All authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity.

(i)	No information has been provided to it by the Issuer, the Guarantor, the Dealer Manager or the Exchange Agent with regard to the tax consequences to Holders, Beneficial Owners or Direct Participants arising from the exchange of Existing Bonds in the Offer for the receipt of New Bonds. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Guarantor, the Dealer Manager, the Exchange Agent or any other person in respect of such taxes and payments.

(j)	It is not a person to whom it is unlawful to make an invitation under the Offer under applicable laws.

(k)	It understands that the New Bonds have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States. Accordingly, the Bonds may not be offered or sold within the United States or, outside the United States, to, or for the account or benefit of, any U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities law.

(l)	It is outside the United Kingdom or, if it is located within the United Kingdom, it is a person falling within the definition of Investment Professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order.

(m)	It is not resident in the Republic of Italy, Canada, Australia or Japan and/or located in the Republic of Italy, Canada, Australia or Japan, that it received this Exchange Offer and Consent Solicitation Memorandum and the invitation outside the Republic of Italy, Canada, Australia or Japan and it is not acting on behalf of persons resident in the Republic of Italy, Canada, Australia or Japan and/or located in the Republic of Italy, Canada, Australia or Japan.

(n)	It is not a resident of, and/or located within, Spain or, if it is located in Spain, it is a qualified investor (Inversores Cualificados) as defined in article 39 of the Spanish Royal Decree 1310/2005 of 4 November 2005 or it has received this Exchange Offer and Consent Solicitation Memorandum pursuant to and in compliance with Law 24/1988, as amended.

(o)	It is outside the Republic of France or, if it is located in the Republic of France, it is a qualified investor (as defined in and in accordance with article L. 411-2 and D. 411-1 of the French Code Monétaire et Financier).

(p)	It is outside the Kingdom of Belgium or, if it is located in the Kingdom of Belgium, it is a qualifying professional or institutional investor referred to in article 3, 28 of the Belgian Royal Decree of 7 July 1999, acting on its own account.

(q)	It has not acquired the Exchange Offer and Consent Solicitation Memorandum in Switzerland other than lawfully on a private placement basis.

(r)	It has not acquired this Exchange Offer and Consent Solicitation Memorandum outside of compliance with the German Securities Offering Circular Act (Wertpapierprospektgesetz) as well as any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering, distribution and sale of securities in Germany.

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(s)	It has full power and authority to submit for exchange and transfer the Existing Bonds hereby submitted for exchange and if such Existing Bonds are accepted for exchange by the Issuer, such Existing Bonds will be transferred to, or to the order of, the Issuer with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto. It will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Issuer to be necessary or desirable to complete the transfer and cancellation of the relevant Existing Bonds and delivery of the Consents related to such Existing Bonds or to evidence such power and authority.

(t)	It holds and will hold, until the time of settlement on the Settlement Date, the Existing Bonds blocked in the relevant Clearing System and, in accordance with the requirements of the relevant Clearing System and by the deadline required by the relevant Clearing System, it has submitted, or has caused to be submitted, an Electronic Instruction Notice to the relevant Clearing System, as the case may be, to authorise the blocking of the submitted Existing Bonds with effect on and from the date thereof so that, at any time pending the transfer of such Existing Bonds on the relevant Settlement Date to the Issuer or on its behalf and the cancellation thereof, no transfers of such Existing Bonds may be effected.

(u)	The terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Electronic Instruction Notice which shall be read and construed accordingly and that the information given by or on behalf of such existing Holder in the Electronic Instruction Notice is true and will be true in all respects at the time of the exchange.
The receipt from the Registered Holder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will constitute instructions to debit the securities in such Holder’s or Direct Participant’s account on the Settlement Date in respect of all of the Existing Bonds that such Holder or Direct Participant has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange Agent to receive those Existing Bonds for the account of the Issuer and against credit of the New Bonds, subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Issuer on or prior to the Expiration Date or the withdrawal of such Electronic Instruction Notice in accordance with the procedure set out in this Exchange Offer and Consent Solicitation Memorandum.

11	Responsibility for Delivery of Electronic Instruction Notices
(a)	None of the Issuer, the Guarantor, the Dealer Manager, the Trustee or the Exchange Agent will be responsible for the communication of offers to exchange and corresponding Electronic Instruction Notices by:
•	Beneficial Owners to the Direct Participant through which they hold Existing Bonds; or

•	the Direct Participant to the relevant Clearing System.
(b)	If a Beneficial Owner holds its Existing Bonds through a Direct Participant or Intermediary, such Beneficial Owner should contact that Direct Participant or Intermediary to discuss the manner in which exchange acceptances and transmission of the corresponding Electronic Instruction Notice and, as the case may be, transfer instructions may be made on its behalf.

(c)	In the event that the Direct Participant through which a Beneficial Owner holds its Existing Bonds is unable to submit an Electronic Instruction Notice on its behalf, such Beneficial Owner should telephone the Dealer Manager or the Exchange Agent for assistance.

(d)	Holders, Direct Participants and Beneficial Owners are solely responsible for arranging the timely delivery of their Electronic Instruction Notices.

(e)	If a Beneficial Owner offers its Existing Bonds through a Direct Participant, such Beneficial Owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.
12	Withdrawal Rights
(a)	Holders may revoke their offers to participate in the Exchange Offer at any time prior to the Early Exchange Deadline. A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds. Offers

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that are not revoked prior to such time and offers to participate in the Exchange Offer by Holders after the Early Exchange Deadline will be irrevocable.

(b)	Holders and Beneficial Owners are advised to check with the bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum (also refer to “Procedure for Offering to Exchange Existing Bonds and Delivering Consents” above).
13	Irregularities

All questions as to the validity, form and eligibility (including the time of receipt) of any Electronic Instruction Notice, offer to exchange Existing Bonds or revocation or revision thereof or delivery of Existing Bonds and related Consents will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Electronic Instruction Notices not in proper form or for which any corresponding agreement by the Issuer to exchange would, in the opinion of the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Offer or defects in Electronic Instruction Notices with regard to any Existing Bonds. None of the Issuer, the Guarantor, the Dealer Manager, the Trustee or the Exchange Agent shall be under any duty to give notice to Holders, Direct Participants or Beneficial Owners of any irregularities in Electronic Instruction Notices; nor shall any of them incur any liability for failure to give notification of any material amendments to the terms and conditions of the Offer.

14	Amendment, Termination or Extension
(a)	Subject to applicable law and as provided herein, the Issuer may, in its sole discretion, amend, terminate or withdraw the Exchange Offer at any time up to and including Settlement Date. If any amendments to the terms and conditions of the Exchange Offer are materially negative in the opinion of the Issuer (in consultation with the Dealer Manager), the Issuer may extend the Early Exchange Deadline and/or the Expiration Date. Notice will be given to Holders by the Exchange Agent (on behalf of the Issuer) if the terms and conditions of the Exchange Offer are amended or if the Exchange Offer is terminated or withdrawn. Holders will have the right to withdraw their Offers for a period of 2 Business Days from the date of notification of any materially negative amendments to the terms and conditions of the Exchange Offer.

(b)	Any Electronic Instruction Notice submitted before the amended Offer is made will be valid and binding in respect of the new Offer (subject always to the revocation rights of Holders up to the Early Exchange Deadline, as extended), provided that the terms of the new Offer are considered by the Issuer in its sole discretion to be no less favourable to Holders.

(c)	The Issuer expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer and Consent Solicitation shall have occurred or shall have been determined by the Issuer to have occurred, to extend or reopen the period during which the Exchange Offer and Consent Solicitation are open by giving oral or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension or reopening of the Exchange Offer, all Existing Bonds previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by the Issuer. During any extension or reopening of the Consent Solicitation, all Consents to the Proposed Amendments validly delivered to the Exchanged Agent will remain effective unless validly revoked under the limited circumstances described in (a) above (including consents delivered after the Initial Voting Instructions Deadline if such consents had been delivered prior to the new Voting Instructions Deadline).
15	Participation by the Dealer Manager

The Dealer Manager may submit Electronic Instruction Notices for its own account and, subject to offer restrictions, on behalf of other Holders.

16	Governing Law

The terms of the Exchange Offer, including without limitation each Electronic Instruction Notice, shall be governed by and construed in accordance with English law. By submitting an Electronic Instruction Notice a Holder or Direct Participant irrevocably and unconditionally agrees for the benefit of the Issuer, the

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Guarantor, the Dealer Manager, the Trustee and the Exchange Agent that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

17	Miscellaneous

Holders who need assistance with respect to the procedure relating to making an offer to exchange should contact the Exchange Agent, the contact details for whom appear on the back cover of this Exchange Offer and Consent Solicitation Memorandum.

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CERTAIN MATERIAL DIFFERENCES IN THE CONDITIONS
There are a number of differences between the terms and conditions of the Existing Bonds and the New Bonds. The following table sets out some of those differences, but does not include all of the information included in the respective terms and conditions and does not contain all of the information required to make an investment decision regarding the Exchange Offer. This information is qualified by reference to the provisions of (a) the terms and conditions relating to the Existing Bonds and the Existing Bonds Trust Deed and (b) the terms and conditions relating to the New Bonds and the trust deed relating to the New Bonds. The documents referred to in paragraph (b) (except for the New Bonds Trust Deed) are set out in Appendices A hereto.
Capitalised expressions in this table have the meanings ascribed to them in the relevant terms and conditions of the Existing Bonds or the New Bonds, as applicable.

Provision	Existing Bonds	New Bonds

Aggregate Principal Amount	US$420,000,000	Up to US$441,525,000

Rate of Interest	10.25 per cent. per annum payable semi-annually in arrear	21 July 2009 to 21 July 2011 5.00% 21 July 2011 to 21 July 2012 6.00% 21 July 2012 to 21 July 2013 8.00% 21 July 2013 to Maturity Date 10.25%

per annum payable semi-annually in arrear

At any time prior to 21 January 2013, the Issuer may elect to increase the interest payable to a rate of 10.25 per cent. per annum. Such election by the Issuer shall be irrevocable and shall take effect on the next Interest Payment Date (the “Optional Interest Step-Up Date”) and will remain in effect to the Maturity Date

Maturity	21 July 2010	21 July 2014

Security	None	The Guarantor will grant a security interest in favour of the Security Agent (on behalf of the Trustee who in turn holds such security on behalf of the New Bondholders) over certain property, equipment and machinery to secure the New Bonds and the Guarantee

Optional Redemption	None	The Issuer may, at any time, on giving not more than 60 nor less than 30 days’ irrevocable notice to the Bondholders, redeem all or a portion of the New Bonds, in each case, at the applicable redemption prices set forth below, together with accrued and unpaid interest, if any, to the redemption date (such redemption prices being expressed as percentages of the principal amount):

Year	Redemption Price

From the Issue Date to 21 July 2010	103.0%
From 21 July 2010 to 21 July 2011	101.5%
From 21 July 2011 to the Maturity Date	100.0%

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Provision	Existing Bonds	New Bonds

Covenants Limitation on Restricted Payment		Same as Existing Bonds. In addition, except in a few specified circumstances Restricted Payments will not be permitted and Restricted Payments basket is not allowed to accrue until the Interest Step-Up Date

	The Guarantor was permitted to make aggregate Restricted Payments of US$20 million during the life of the Existing Bonds outside the Restricted Payment basket.	This carveout from Restricted Payments will only be available after the Interest Step-Up Date, subject to the ability of the Guarantor to pay dividends required by Indonesian law to pay public shareholders

Limitation on Incurrence of Indebtedness — Ratio Indebtedness	Indebtedness may only be Incurred if the following ratios are satisfied:	Indebtedness may only be Incurred after the Interest Step-Up Date if the following ratios are satisfied:

	Leverage Ratio	Leverage Ratio
	• Less than 5.50 to 1.00 prior to 1 January 2007	• Less than 4.00 to 1.00

• Less than 4.00 to 1.00 on or after 1 January 2007

	Consolidated Debt to Consolidated Tangible Net Worth Ratio	Consolidated Debt to Consolidated Tangible Net Worth Ratio
	• Less than 2.50 to 1.00 prior to 1 January 2007	• Less than 2.00 to 1.00
• Less than 2.00 to 1.00 on or after 1 January 2007

	Consolidated Current Assets to Consolidated Current Liabilities Ratio	Consolidated Current Assets to Consolidated Current Liabilities Ratio
	• At least 1.00 to 1.00	• At least 1.00 to 1.00

Limitation on Incurrence of Indebtedness — Debt Baskets	Letters of credit in the ordinary course not to exceed US$150 million if Incurred on or prior to the second anniversary of the Issue Date or US$100 million if Incurred thereafter with a clean down period reducing such amount to US$30 million or less during a period of at least seven consecutive days prior to each of the first and second anniversaries of the Issue Date and US$20 million or less during a period of at least seven consecutive days thereafter	Letters of credit in the ordinary course not to exceed US$50 million, which includes Indebtedness outstanding on the Issue Date

	Secured working capital loans of the Guarantor not to exceed US$30 million at one time with a clean down period reducing such amount to US$20 million or less for at least seven consecutive days in each financial year	Secured working capital loans of the Guarantor not to exceed US$50 million, which includes working capital debt Incurred as of the Issue Date

	Any other Indebtedness approved by 66 2/3 per cent. of the Bonds then outstanding	Deleted

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Provision	Existing Bonds	New Bonds

	Purchase Money Obligations or Capital Lease Obligations not to exceed US$25 million at any one time outstanding	Only permitted after the Optional Interest Step-Up Date

Limitation on Sales of Assets — Application of Net Cash Proceeds	Guarantor may apply Net Cash Proceeds: to repay Indebtedness and other obligations senior to the Bonds; acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person engaged in the same Line of Business; to make a capital expenditure; and to acquire other long-term assets used or useful in the Line of Business	Same as Existing Bonds, except that the Guarantor may apply Net Cash Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person engaged in the same Line of Business or other long-term assets used or useful in the Line of Business only after the Interest Step-Up Date

Definitions — Permitted Investments	Investments in or directly related to the Line of Business not to exceed US$20 million	Investments in or directly related to the Line of Business not to exceed US$20 million, only after the Interest Step-Up Date

Definitions — Permitted Loan/Guarantee	General basket of US$10 million including all other permitted loans/guarantees	Deleted

Definitions — Permitted Security Interest	Security Interests Incurred in the ordinary course of business that does not exceed at any one time outstanding 10.0 per cent. of the Consolidated Net Tangible Assets	Deleted

Definitions — Temporary Cash Investments	Certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of US$500,000,000 and a Thomson Bank Watch Rating of “B” or better	Certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with a Moody’s, S&P or Fitch rating for long-term foreign currency rating of “AA-” or better

Added to the definition time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by PT Bank Mandiri (Persero) Tbk, PT Bank CIMB Niaga Tbk, PT Bank Danamon Indonesia Tbk, PT Bank Central Asia Tbk, PT Bank Rakyat Indonesia (Persero) Tbk, or any other bank organised under the laws of Indonesia whose long-term debt is rating as high or higher than any of those banks; provided that the maximum amount of deposits held with any single bank in Indonesia shall not exceed US$25,000,000

Bondholder meeting quorum requirements and voting thresholds	Quorum at a meeting to consider an Extraordinary Resolution will be two or more persons holding or representing over 66 2/3 per cent. in principal	Quorum at a meeting to consider an Extraordinary Resolution will be two or more persons holding or representing over 50.0 per cent. in principal amount of the

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Provision	Existing Bonds	New Bonds

	amount of the Bonds for the time being outstanding	Bonds for the time being outstanding

	Quorum at a meeting to consider a Reserved Matter will be two or more persons holding or representing over 90.0 per cent. in principal amount of the Bonds for the time being outstanding	Quorum at a meeting to consider a Reserved Matter will be two or more persons holding or representing over 75.0 per cent. in principal amount of the Bonds for the time being outstanding

Further Issues	Additional Bonds were permitted to be issued	Bonds are limited to a maximum of US$441,525,000

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BONDHOLDER MEETINGS
The Bondholder Meetings will be held in accordance with the provisions of Schedule 4 (Provisions for Meetings of Bondholders) to the Existing Bonds Trust Deed. A copy of the Existing Bonds Trust Deed and other relevant documents listed below are available for inspection by Holders during normal business hours at the office of the Trustee and the Principal Paying Agent. Certain relevant provisions of the Existing Bonds Trust Deed are summarised below. In the case of any difference or inconsistency between this summary and the provisions of the Existing Bonds Trust Deed, the provisions of the Existing Bonds Trust Deed shall prevail.
The following documents are available for inspection, at any time during normal business hours on any weekdays (Saturdays, Sundays and bank and other public holidays excepted), at the office of the Trustee and the Principal Paying Agent in advance of the Bondholder Meeting:
(a)	Existing Bonds Trust Deed;

(b)	Offering Circular: the Offering Circular dated 18 October 2005 and the Offering Circular dated 4 June 2007 relating to the Existing Bonds;

(c)	Preliminary Offering Circular: dated 12 June 2009 relating to the New Bonds;

(d)	Existing Bonds Agency Agreement;

(e)	form of Supplemental Trust Deed (including the amended Conditions); and

(f)	Exchange Offer and Consent Solicitation Memorandum: a copy of the Exchange Offer and Consent Solicitation Memorandum dated 12 June 2009.
The Bondholder Meetings will be convened to consider the Extraordinary Resolutions. The Extraordinary Resolutions may only be considered at the relevant Bondholder Meeting if such Bondholder Meeting is quorate. The quorum and voting requirements are set out in the Bondholder Meeting Provisions, and are summarised under “Procedures at the Bondholder Meetings—Quorum Requirement” below. If the Extraordinary Resolutions are passed, the Trustee will be authorised to enter into a Supplemental Trust Deed with the Issuer and the Guarantor to amend the Existing Bonds Trust Deed and the Conditions to reflect the Proposed Amendments.
Participation at the Bondholder Meeting
Method of Participation
The Existing Bonds are currently represented by the Global Notes held by and registered in the name of HSBC Nominees (Hong Kong) Limited as nominee for Euroclear and Clearstream, Luxembourg. The Existing Bonds cannot be physically offered for exchange. Each Beneficial Owner, being a person who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg or its Direct Participant, should note that such person will not be a Holder for the purposes of the Notices of Bondholder Meeting and will only be entitled to attend and vote at the Bondholder Meetings or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Holder for the purposes of the Notices of Bondholder Meeting will be the Registered holder of the Global Notes which is HSBC Nominees (Hong Kong) Limited, as nominee for Euroclear and Clearstream, Luxembourg. Receipt from the Registered Holder or from a Direct Participant on behalf of a Beneficial Owner of an Electronic Instruction Notice by the relevant Clearing System will be deemed to constitute delivery of the Consents and instruction to the Registered Holder to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Existing Bonds Trust Deed and in such Block Voting Instruction to authorise and instruct the Principal Paying Agent to appoint any two of its employees (as it shall determine) as proxies to attend each Bondholder Meeting (and any adjournment thereof), and to cast the votes corresponding to such Existing Bonds offered for exchange in favour of the Extraordinary Resolutions approving the Proposed Amendments at such Bondholder Meetings (or any adjournment thereof).
A Holder who does not participate in the Exchange Offer but wishes to participate in the Bondholder Meeting and vote for or against the Extraordinary Resolutions should refer to the Voting and Quorum section of the Notice of Bondholder meeting attached hereto.

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Timing for Voting Instructions
No Voting Instructions will be accepted after the Voting Instruction Deadline.
No Brokerage Fees
Holders and Direct Participants will not be obliged to pay brokerage fees or commissions in connection with giving Voting Instructions or casting votes at the Bondholder Meetings.
Revocation of Voting Instructions
Voting Instructions from Beneficial Owners or Direct Participants not offering their Existing Bonds in the Exchange Offer may be revoked in the manner set out below at any time prior to the Voting Instructions Deadline.
To be effective, any notice of revocation must indicate the relevant Voting Instructions to be revoked and must be received prior to the Voting Instructions Deadline in the same manner as the original Voting Instructions. Beneficial Owners who are not Direct Participants must arrange either directly or through their Intermediary to contact the Direct Participant through which they hold the Existing Bonds to deliver notice of such revocation to the relevant Clearing System prior to the Voting Instructions Deadline. Such Beneficial Owners should give such directions to their Intermediary sufficiently in advance to ensure receipt by the relevant Clearing System of any such notice of revocation prior to the Voting Instructions Deadline and within the time limit specified by such Clearing System.
None of the Issuer, the Guarantor, the Principal Paying Agent, the Dealer Manager, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocations of Voting Instructions nor shall any of them incur any liability for failure to give such notification.
Voting Instructions that have been revoked may be given again prior to the Voting Instructions Deadline by following the procedures described herein.
The Trustee reserves the right to contest the validity of any revocation and all questions as to the validity (including the time of receipt) of any revocation and resubmission will be determined by the Trustee in its sole discretion, which determination will be conclusive and binding on the Holder who has revoked or is submitted, or purported to revoke or to resubmit, its Voting Instructions. None of the Issuer, any of its affiliates, the Guarantor, the Dealer Manager, the Principal Paying Agent, the Registrar, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such information.
Termination
The Issuer reserves the right, at its discretion and subject to applicable law, at any time to withdraw or terminate the Proposed Amendments, as set out herein (subject to compliance with the terms of the Existing Bonds Trust Deed). Any such withdrawal or termination will be notified to Holders promptly via the Clearing Systems.
Procedures at the Bondholder Meetings
Holders should note the quorum requirements for each Bondholder Meeting set out below. Holders should be aware that if Holders present or represented at either Bondholder Meeting are insufficient to meet these quorum requirements, the Extraordinary Resolutions to be considered at such Bondholder Meeting cannot be considered at such Bondholder Meeting.
Notices
The Notices of Bondholder Meeting are set out on pages 43 and 50 of this Exchange Offer and Consent Solicitation Memorandum. The Notices of Bondholder Meeting are delivered on the date of this Exchange Offer and Consent Solicitation Memorandum.
Chairman
The chairman of each Bondholder Meeting will be nominated in writing by the Trustee. If the Trustee fails to nominate a chairman, or if the Trustee’s nominated chairman is not present at a Bondholder Meeting within 15 minutes of the time fixed for such Bondholder Meeting, then the Holders or their proxies who are present at such Bondholder Meeting shall choose a chairman from the Holders or proxies present at such meeting (failing such choice, the Issuer may appoint a chairman). The chairman of an adjourned meeting does not have to be the same person as the chairman of the original meeting that was adjourned.

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Quorum Requirement
The First Extraordinary Resolution may only be considered at the First Bondholder Meeting if the First Bondholder Meeting is quorate. The First Bondholder Meeting will be quorate if at least two persons being entitled to vote (whether as a Holder or as Proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Bonds for the quorum requirement set out below across from “Original Bondholder Meeting”. If the First Bondholder Meeting is not quorate, it will be adjourned to a later time and date in accordance with the Existing Bonds Trustee Deed. When the First Bondholder Meeting resumes following adjournment, the Existing Bonds Trust Deed makes provision for a lower quorum requirement set out below across from “Adjourned Bondholder Meeting”.
The quorum requirement is as follows:

First Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee thereof) holding Existing Bonds or voting certificates or being proxies and being or representing in the aggregate at least two-thirds in principal amount of the Existing Bonds then outstanding.

Adjourned Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee thereof) holding Existing Bonds or voting certificates or being proxies and being or representing whatever the principal amount of Bonds so held or represented.
The Second Extraordinary Resolution may only be considered at the Second Bondholder Meeting if the Second Bondholder Meeting is quorate. The Second Bondholder Meeting will be quorate if at least two persons being entitled to vote (whether as a Holder or as Proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Bonds for the quorum requirement set out below across from “Original Bondholder Meeting”. If the Second Bondholder Meeting is not quorate, it will be adjourned to a later time and date. When the Second Bondholder Meeting resumes following adjournment, the Existing Bonds Trust Deed makes provision for a lower quorum requirement set out below across from “Adjourned Bondholder Meeting”.
The quorum requirement is as follows:

Second Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee therefor) holding Existing Bonds or voting certificates or being proxies and being or representing in the aggregate at least 90.0 per cent. in principal amount of the Existing Bonds then outstanding.

Adjourned Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee therefor) holding Existing Bonds or voting certificates or being proxies and being or representing not less than 50.0 per cent. in principal amount of the Existing Bonds for the time being outstanding.
Voting
Every question submitted to a Bondholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote. At a Bondholder Meeting (or any adjournment thereof), unless a poll is demanded by the chairman, the Issuer, the Trustee or by one or more persons holding or representing in the aggregate not less than two per cent. of the principal amount of the Existing Bonds then outstanding, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

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Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.
Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.
On a show of hands every person who is present in person and produces an Existing Bond or Voting Certificate or is a Proxy shall have one vote.
On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of Existing Bonds so produced or represented by the Voting Certificate so produced or in respect of which he is a Proxy or the Holder or the representative.
Without prejudice to the obligations of the Proxies named in any Block Voting Instruction, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

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NOTICE OF FIRST BONDHOLDER MEETING
to consider, among other things, a Resolution to modify the covenants in the Bonds
NOTICE OF MEETING
of the holders of the
US$420,000,000
10.25% Guaranteed Bonds due 2010
(ISIN: XS0224891944
Common Code: 022489194)
issued by
GT 2005 Bonds B.V.
(incorporated with limited liability under the laws of The Netherlands)
(the “Issuer”)
unconditionally and irrevocably guaranteed by
PT Gajah Tunggal Tbk.
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee”) and others (the “Trust Deed”), in respect of the above-referenced bonds (the “Bonds”), a meeting (the “Bondholder Meeting”) of the holders of the Bonds (the “Bondholders”) convened by the Issuer will be held at 18.00 hours (Singapore time) on 6 July 2009 at the offices of Latham & Watkins LLP, at 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Trust Deed. If within fifteen minutes after such time a quorum is not present, the Bondholder Meeting will be adjourned until 21 July 2009 (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Bondholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 12 June 2009 (the “Exchange Offer and Consent Solicitation Memorandum”).
EXTRAORDINARY RESOLUTIONS
THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:
“THAT this Meeting of the holders (the “Bondholders”) of the US$420,000,000 10.25% Guaranteed Bonds due 2010 (the “Bonds”) of GT 2005 Bonds B.V. (the “Issuer”) and guaranteed by PT Gajah Tunggal Tbk. (the “Guarantor”), constituted by the Trust Deed dated 21 July 2005, as amended and supplemented by a Supplemental Trust Deed dated 11 June 2007 (the “Trust Deed”) between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as trustee for the Bondholders (the “Trustee”) hereby:
1	RESOLVES to assent to and approve the modification to the Conditions and the Trust Deed by removing the following provisions:
Condition 4.1 — Limitation on Restricted Payments
Condition 4.2 — Limitation on Incurrence of Indebtedness

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Condition 4.3 — Limitation on Payment Restrictions Affecting Restricted Subsidiaries
Condition 4.4 — Negative Pledge
Condition 4.5 — Compliance Certificate
Condition 4.6 — Reports and Financial Information
Condition 4.7 — Limitation on Transactions with Affiliates
Condition 4.8 — Limitation on Sales of Assets
Condition 4.9 — Sale and Leaseback Transactions
Condition 4.10 — Payment of Stamp Duty and Taxes
Condition 4.11 — Limitation on Changes in the Nature of the Business
Condition 4.12 — Limitation on Activities of the Issuer
Condition 4.13 — Payments for Consent
Condition 10(c) — Events of Default — Breach of other obligations
Condition 10(d) — Events of Default — Cross-Default
Condition 10(e) — Events of Default — Unsatisfied judgment
Condition 10(j) — Events of Default — Moratorium or Expropriation
Condition 10(k) — Events of Default — Repudiation
Condition 10(l) — Events of Default — License, etc.
Condition 10(m) — Events of Default — Currency Controls
Condition 10(n) — Events of Default — Cessation of Ownership
Condition 10(o) — Events of Default — Unlawfulness
Condition 7(f) and 7(g) and the paragraph immediately following 7(g) — Consolidation and Merger
Clause 7.1 — Books of Account
Clause 7.4 — Financial Statements, etc.
Clause 7.5 — Officer’s Certificate
Clause 7.11 — Listing
Clause 7.14 — Bonds held by Issuer
Clause 7.15 — Restricted Subsidiaries
and to assent and approve any conforming changes to the Trust Deed and the Conditions as a result of the removal of the above provisions.
2 RESOLVES :
(i)	to authorise, direct, request and empower the Trustee to concur in and execute a Supplemental Trust Deed (supplemental to the Trust Deed) (in such form as the Trustee shall require) to implement the modification of the Conditions and the Trust Deed set out in these Extraordinary Resolutions (including any conforming changes);

(ii)	to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Bondholders against the Issuer, the Guarantor, and the Trustee necessary to give

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effect to these Extraordinary Resolutions (whether or not those rights arise under the Trust Deed or the Conditions);

(iii)	to authorise and direct the Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions; and

(iv)	that each of the Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the Trust Deed, the Agency Agreement, or the Bonds in respect of any act or omission including without limitation in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent Bondholders or their heirs or assignees.
Background
The Exchange Offer and Consent Solicitation Memorandum of the Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Bondholders to approve (at the Bondholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.
Documents Available for Inspection
Bondholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Bondholder Meeting, inspect copies of the documents set out below at the offices of the Trustee, the Principal Paying Agent and the Registrar.
Documents available:
(a)	Trust Deed: the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, the Trustee and others;

(b)	Agency Agreement: the Agency Agreement dated 14 July 2005, as amended and supplemented by the Supplemental Agency Agreement dated 11 June 2007;

(c)	Offering Circulars: the offering circular relating to the Issuer’s US$325,000,000 10.25% Guaranteed Bonds due 2010, dated 14 July 2005 and the offering circular relating to the Issuer’s US$95,000,000 10.25% Guaranteed Bonds due 2010, dated 4 June 2007;

(d)	form of Supplemental Trust Deed (including the amended Conditions); and

(e)	Exchange Offer and Consent Solicitation Memorandum: a copy of the Exchange Offer and Consent Solicitation Memorandum, dated 12 June 2009.
Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Principal Paying Agent and the Registrar.
General
Bondholders should pay particular attention to the requirements in respect of a quorum for the Bondholder Meeting and an adjourned Bondholder Meeting (if applicable) which are set out below. In light of such requirements, Bondholders are strongly urged either to attend the Bondholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Bondholder Meeting.
The Trustee and Credit Suisse Securities (Europe) Limited as the dealer manager (the “Dealer Manager”) do not express any view as to the merits of the Extraordinary Resolutions or any view on whether the Bondholders would be acting in their best interests in voting for or against the Extraordinary Resolutions, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to Bondholders for their consideration. The Trustee and the Dealer Manager have not been involved in formulating or negotiating the Extraordinary Resolutions and neither such party makes any representation that all relevant information has been disclosed to the Bondholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum

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and this Notice. Neither the Dealer Manager nor the Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.
Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Bondholders from the Trustee or the Dealer Manager to vote for or against the Extraordinary Resolutions. Accordingly, each of the Issuer, the Guarantor and the Dealer Manager recommends that Bondholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.
Voting and Quorum
The provisions governing the convening and holding of the Bondholder Meeting are set out in Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed, a copy of which is available for inspection as described above. The Bonds are currently represented by two global certificates (the “Global Certificates”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders (“Direct Participants”), should note that such person will not be a Bondholder for the purposes of this Notice of Bondholder Meeting and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Bondholder for the purposes of this Notice of Bondholder Meeting will be the registered holder of the Global Certificates, which is HSBC Nominees (Hong Kong) Limited, as nominee for Euroclear and Clearstream, Luxembourg.
The Bondholders or Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the Bondholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Bondholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the Bonds instructs HSBC Nominees (Hong Kong) Limited as registered holder of such Bonds to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Trust Deed and in such Block Voting Instruction to authorise and instruct the Principal Paying Agent to appoint at least two employees of the Principal Paying Agent nominated by it as proxies to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.
The following provisions apply only to Bondholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.
1.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to appoint a proxy to attend and vote on their behalf at a Bondholder Meeting (any adjournment thereof) should contact the relevant Clearing System to request that the Principal Paying Agent issue and date a Block Voting Instruction in respect of their Bonds, a “Block Voting Instruction” being a document in the English language issued by the Principal Paying Agent and dated, in which:
(a)	it is certified that at the date thereof certain specified Bonds (not being Bonds in respect of which a Voting Certificate (as defined below) has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender (not less than 48 hours (as defined below) before the time for which such Bondholder Meeting (or any adjournment thereof) is convened) of the receipt to the Paying Agent who issued the same in respect of each such deposited Bond which is to be released and the giving of notice by such Paying Agent to the Issuer in

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accordance with paragraph 17 of Schedule 4 to the Trust Deed of the necessary amendment to the Block Voting Instruction;
(b)	it is certified that each depositor of such Bonds has instructed such Paying Agent that the vote(s) attributable to its or his Bond(s) so deposited and retained by such Paying Agent should be cast in a particular way in relation to the resolution or resolutions set out in the notice of such Bondholder Meeting (or any adjournment thereof) and that all such instructions are, during the period of 48 hours prior to the time for which such Bondholder Meeting (or such adjournment thereof) is convened, neither revocable nor subject to amendment;

(c)	the aggregate principal amount and the serial numbers of the Bonds (where in definitive form) so deposited or blocked are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d)	one or more persons named in such document (each a “Proxy”) is or are authorised and instructed by such Paying Agent to cast the votes attributable to the Bonds so listed in accordance with the instructions referred to in (c) above as set out in such document.
2.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to attend and vote at a Bondholder Meeting (or any adjournment thereof) should contact the relevant Clearing System to make arrangements to obtain a Voting Certificate in respect of their Bonds, a “Voting Certificate” being an English language certificate issued by the Principal Paying Agent and dated, in which it is stated:
(a)	that on the date thereof certain specified Bonds (not being Bonds in respect of which a Block Voting Instruction has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender of the certificate to the Paying Agent who issued the same; and
(b)	that the bearer thereof is entitled to attend and vote at such Bondholder Meeting (or any adjournment thereof) in respect of the Bonds represented by such certificate.
Voting Certificates and Block Voting Instructions will only be issued as contemplated above in respect of Bonds deposited with any Paying Agent (or the bank or depositary as aforesaid or blocked in an account with a clearing system) not less than 48 hours before the time for which the Bondholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant Bonds have not been released as contemplated in paragraph 1 or this paragraph 2 (as applicable), and during the validity thereof the holder of any Voting Certificate or (as the case may be) the Proxy or Proxies named in any Block Voting Instruction shall, for all purposes in connection with the relevant Bondholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Bonds to which such Voting Certificate or Block Voting Instruction relates and the Paying Agent or the bank or depositary as aforesaid with whom such Bonds have been deposited shall be deemed for such purposes not to be the holder of those Bonds.

3.	Any Bond(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned Bondholder Meeting) and (ii) upon such Bond(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

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4.	Bondholders are entitled to attend the Bondholder Meeting or to give instructions with respect to the casting of their votes at the Bondholder Meeting whether or not they offer to exchange their Bonds in response to the Exchange Offer.
The Extraordinary Resolutions may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if at least two persons being entitled to vote (whether as a Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Bonds satisfying the quorum requirement as set forth below.
If within fifteen minutes after the time appointed for the Bondholder Meeting, a quorum is not present, the Bondholder Meeting shall stand adjourned until a date which shall be not less than 14 clear days but not more than 42 clear days as determined by the chairman of the Bondholder Meeting and approved by the Trustee prior to the adjournment of such Meeting. The adjourned Bondholder Meeting will be subject to lower quorum requirements as set forth below.
The quorum requirement is as follows:

Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee thereof) holding Bonds or voting certificates or being proxies and being or representing in the aggregate at least two-thirds in principal amount of the Bonds then outstanding.

Adjourned Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee thereof) holding Bonds or voting certificates or being proxies and being or representing whatever the principal amount of Bonds so held or represented.
Every question submitted to a Bondholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote. At a Bondholder Meeting (or any adjournment thereof), unless a poll is demanded by the chairman, the Issuer, the Trustee or by one or more persons holding or representing in the aggregate not less than two per cent. of the principal amount of the Bonds then outstanding, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.
Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.
On a show of hands every person who is present in person and produces a Bond or Voting Certificate or is a Proxy shall have one vote.
On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of Bonds so produced or represented by the Voting Certificate so produced or in respect of which he is a Proxy or the Holder or the representative.
Without prejudice to the obligations of the Proxies named in any Block Voting Instruction, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

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Votes in favour of the Extraordinary Resolutions must represent at least two-thirds of the votes cast, for the Extraordinary Resolutions to be duly passed.
If passed, the Extraordinary Resolutions will be binding upon all Bondholders, whether or not they were present or represented at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable) and whether or not they voted at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable).
This notice is governed by, and shall be construed in accordance with, English law.
Holders whose Bonds are held by Clearstream, Luxembourg or Euroclear should contact the following for further information:
EXCHANGE AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: gt@lucid-is.com
Attention: Sunjeeve Patel / Yves Theis
PRINCIPAL PAYING AND TRANSFER AGENT AND REGISTRAR
The Hongkong and Shanghai Banking Corporation Limited
Level 30 HSBC Main Building
1 Queen’s Road Central
Hong Kong

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NOTICE OF SECOND BONDHOLDER MEETING
to consider, among other things, a Resolution to Allow Redemption at the Issuer’s option
NOTICE OF MEETING
of the holders of the
US$420,000,000
10.25% Guaranteed Bonds due 2010
(ISIN: XS0224891944
Common Code: 022489194)
issued by
GT 2005 Bonds B.V.
(incorporated with limited liability under the laws of The Netherlands)
(the “Issuer”)
unconditionally and irrevocably guaranteed by
PT Gajah Tunggal Tbk.
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee”) and others (the “Trust Deed”), in respect of the above-referenced bonds (the “Bonds”), a meeting (the “Bondholder Meeting”) of the holders of the Bonds (the “Bondholders”) convened by the Issuer will be held at 18.30 hours (Singapore time) on 6 July 2009 at the offices of Latham & Watkins LLP, at 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Trust Deed. If within fifteen minutes after such time a quorum is not present, the Bondholder Meeting will be adjourned until 21 July 2009 (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Bondholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 12 June 2009 (the “Exchange Offer and Consent Solicitation Memorandum”).
EXTRAORDINARY RESOLUTIONS
THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:
“THAT this Meeting of the holders (the “Bondholders”) of the US$420,000,000 10.25% Guaranteed Bonds due 2010 (the “Bonds”) of GT 2005 Bonds B.V. (the “Issuer”) and guaranteed by PT Gajah Tunggal Tbk. (the “Guarantor”), constituted by the Trust Deed dated 21 July 2005, as amended and supplemented by a Supplemental Trust Deed dated 11 June 2007 (the “Trust Deed”) between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as trustee for the Bondholders (the “Trustee”) hereby:
1	RESOLVES to assent and approve the modification to the Conditions and the Trust Deed by replacing Condition 8.4 with the following:
“8.4 Redemption at the Option of the Issuer: if any of the Bonds are exchanged for New Bonds (as defined in the Exchange Offer and Consent Solicitation Memorandum), the

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remaining Bonds will be redeemed by the Issuer, in whole but not in part, on not less than one day’s nor more than 60 days’ notice, in exchange for the New Bonds at the Late Exchange Price (as defined in the Exchange Offer and Consent Solicitation Memorandum). Notice shall, for the purposes of this Condition 8.4, be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 8.3 and Condition 16.”
and to assent and approve any conforming changes to the Conditions and the Trust Deed as a result of the above replacement.
2	RESOLVES to waive all interest that may be accrued and payable, or that may accrue and become payable on 21 July 2009, in respect of any Bonds that remain outstanding as of 21 July 2009.

3.	RESOLVES :

(i)	to authorise, direct, request and empower the Trustee to concur in and execute a Supplemental Trust Deed (supplemental to the Trust Deed) (in such form as the Trustee shall require) to implement the modification of the Conditions and the Trust Deed set out in these Extraordinary Resolutions (including any conforming changes);

(ii)	to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Bondholders against the Issuer, the Guarantor, and the Trustee necessary to give effect to these Extraordinary Resolutions (whether or not those rights arise under the Trust Deed or the Conditions);

(iii)	to authorise and direct the Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions; and

(iv)	that each of the Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the Trust Deed, the Agency Agreement, or the Bonds in respect of any act or omission including without limitation in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent Bondholders or their heirs or assignees.
Background
The Exchange Offer and Consent Solicitation Memorandum of the Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Bondholders to approve (at the Bondholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.
Documents Available for Inspection
Bondholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Bondholder Meeting, inspect copies of the documents set out below at the offices of the Trustee, the Principal Paying Agent and the Registrar.
Documents available:
(a)	Trust Deed: the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, the Trustee and others;

(b)	Agency Agreement: the Agency Agreement dated 14 July 2005, as amended and supplemented by the Supplemental Agency Agreement dated 11 June 2007;

(c)	Offering Circulars: the offering circular relating to the Issuer’s US$325,000,000 10.25% Guaranteed Bonds due 2010, dated 14 July 2005 and the offering circular relating to the Issuer’s US$95,000,000 10.25% Guaranteed Bonds due 2010, dated 4 June 2007;

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(d)	form of Supplemental Trust Deed (including the amended Conditions); and

(e)	Exchange Offer and Consent Solicitation Memorandum: a copy of the Exchange Offer and Consent Solicitation Memorandum, dated 12 June 2009.
Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Principal Paying Agent and the Registrar.
General
Bondholders should pay particular attention to the requirements in respect of a quorum for the Bondholder Meeting and an adjourned Bondholder Meeting (if applicable) which are set out below. In light of such requirements, Bondholders are strongly urged either to attend the Bondholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Bondholder Meeting.
The Trustee and Credit Suisse Securities (Europe) Limited as the dealer manager (the “Dealer Manager”) do not express any view as to the merits of the Extraordinary Resolutions or any view on whether the Bondholders would be acting in their best interests in voting for or against th26e Extraordinary Resolutions, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to Bondholders for their consideration. The Trustee and the Dealer Manager have not been involved in formulating or negotiating the Extraordinary Resolutions and neither such party makes any representation that all relevant information has been disclosed to the Bondholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. Neither the Dealer Manager nor the Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.
Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Bondholders from the Trustee or the Dealer Manager to vote for or against the Extraordinary Resolutions. Accordingly, each of the Issuer, the Guarantor, the Trustee and the Dealer Manager recommends that Bondholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.
Voting and Quorum
The provisions governing the convening and holding of the Bondholder Meeting are set out in Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed, a copy of which is available for inspection as described above. The Bonds are currently represented by two global certificates (the “Global Certificates”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders (“Direct Participants”), should note that such person will not be a Bondholder for the purposes of this Notice of Bondholder Meeting and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Bondholder for the purposes of this Notice of Bondholder Meeting will be the registered holder of the Global Certificates, which is HSBC Nominees (Hong Kong) Limited, as nominee for Euroclear and Clearstream, Luxembourg.
The Bondholders or Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the Bondholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Bondholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the Bonds instructs HSBC Nominees (Hong Kong) Limited as registered holder of such Bonds to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Trust Deed and in such Block Voting Instruction to authorise and instruct the Principal Paying Agent to appoint at least two employees of the Principal Paying Agent nominated by it as proxies to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.

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The following provisions apply only to Bondholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.
1.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to appoint a proxy to attend and vote on their behalf at a Bondholder Meeting (any adjournment thereof) should contact the relevant Clearing System to request that the Principal Paying Agent issue and date a Block Voting Instruction in respect of their Bonds, a “Block Voting Instruction” being a document in the English language issued by the Principal Paying Agent and dated, in which:
(a)	it is certified that at the date thereof certain specified Bonds (not being Bonds in respect of which a Voting Certificate (as defined below) has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof)) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender (not less than 48 hours (as defined below) before the time for which such Bondholder Meeting (or any adjournment thereof) is convened) of the receipt to the Paying Agent who issued the same in respect of each such deposited Bond which is to be released and the giving of notice by such Paying Agent to the Issuer in accordance with paragraph 17 of Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed of the necessary amendment to the Block Voting Instruction;
(b)	it is certified that each depositor of such Bonds has instructed such Paying Agent that the vote(s) attributable to its or his Bond(s) so deposited and retained by such Paying Agent should be cast in a particular way in relation to the resolution or resolutions set out in the notice of such Bondholder Meeting (or any adjournment thereof) and that all such instructions are, during the period of 48 hours prior to the time for which such Bondholder Meeting (or such adjournment thereof) is convened, neither revocable nor subject to amendment;

(c)	the aggregate principal amount and the serial numbers of the Bonds (where in definitive form) so deposited or blocked are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d)	one or more persons named in such document (each a “Proxy”) is or are authorised and instructed by such Paying Agent to cast the votes attributable to the Bonds so listed in accordance with the instructions referred to in (c) above as set out in such document.
2.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to attend and vote at a Bondholder Meeting (or any adjournment thereof) should contact the relevant Clearing System to make arrangements to obtain a Voting Certificate in respect of their Bonds, a “Voting Certificate” being an English language certificate issued by the Principal Paying Agent and dated, in which it is stated:
(a)	that on the date thereof certain specified Bonds (not being Bonds in respect of which a Block Voting Instruction has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender of the certificate to the Paying Agent who issued the same; and

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(b)	that the bearer thereof is entitled to attend and vote at such Bondholder Meeting (or any adjournment thereof) in respect of the Bonds represented by such certificate.
Voting Certificates and Block Voting Instructions will only be issued as contemplated above in respect of Bonds deposited with any Paying Agent (or the bank or depositary as aforesaid or blocked in an account with a clearing system) not less than 48 hours before the time for which the Bondholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant Bonds have not been released as contemplated in paragraph 1 above or this paragraph 2 and during the validity thereof the holder of any Voting Certificate or (as the case may be) the Proxy or Proxies named in any Block Voting Instruction shall, for all purposes in connection with the relevant Bondholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Bonds to which such Voting Certificate or Block Voting Instruction relates and the Paying Agent or the bank or depositary as aforesaid with whom such Bonds have been deposited shall be deemed for such purposes not to be the holder of those Bonds.

3.	Any Bond(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned Bondholder Meeting) and (ii) upon such Bond(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

4.	Bondholders are entitled to attend the Bondholder Meeting or to give instructions with respect to the casting of their votes at the Bondholder Meeting whether or not they offer to exchange their Bonds in response to the Exchange Offer.
The Extraordinary Resolutions may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if at least two persons being entitled to vote (whether as a Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Bonds satisfying the quorum requirement as set forth below.
If within fifteen minutes after the time appointed for the Bondholder Meeting, a quorum is not present, the Bondholder Meeting shall stand adjourned until a date which shall be not less than 14 clear days but not more than 42 clear days as determined by the chairman of the Bondholder Meeting and approved by the Trustee prior to the adjournment of such Meeting. The adjourned Bondholder Meeting will be subject to lower quorum requirements as set forth below.
The quorum requirement is as follows:

Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee therefor) holding Bonds or voting certificates or being proxies and being or representing in the aggregate at least 90.0 per cent. in principal amount of the Bonds then outstanding.

Adjourned Bondholder Meeting	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee therefor) holding Bonds or voting certificates or being proxies and being or representing not less than 50.0 per cent. in principal amount of the Bonds for the time being outstanding.
Every question submitted to a Bondholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote. At a Bondholder Meeting (or any adjournment thereof), unless a poll is demanded by the chairman, the Issuer, the Trustee or by one or more persons holding or representing in the aggregate not less than two per cent. of the principal amount of the Bonds then outstanding, a declaration by the chairman that

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the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
Subject to the next paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.
Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.
On a show of hands every person who is present in person and produces a Bond or Voting Certificate or is a Proxy shall have one vote.
On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of Bonds so produced or represented by the Voting Certificate so produced or in respect of which he is a Proxy or the Holder or the representative.
Without prejudice to the obligations of the Proxies named in any Block Voting Instruction, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.
Votes in favour of the Extraordinary Resolutions must represent at least 90.0 per cent. of the votes cast for the Extraordinary Resolutions to be duly passed.
If passed, the Extraordinary Resolutions will be binding upon all Bondholders, whether or not they were present or represented at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable) and whether or not they voted at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable).
This notice is governed by, and shall be construed in accordance with, English law.
Holders whose Bonds are held by Clearstream, Luxembourg or Euroclear should contact the following for further information:
EXCHANGE AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: gt@lucid-is.com
Attention: Sunjeeve Patel / Yves Theis
PRINCIPAL PAYING AND TRANSFER AGENT AND REGISTRAR
The Hongkong and Shanghai Banking Corporation Limited
Level 30 HSBC Main Building
1 Queen’s Road Central
Hong Kong

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REGISTERED OFFICE OF THE ISSUER GT 2005 Bonds B.V. Laan van Kronenburg 8, 1183 AS Amstelveen The Netherlands	REGISTERED OFFICE OF THE GUARANTOR PT Gajah Tunggal Tbk Wisma Hayam Wuruk 10th Floor Jl. Hayam Wuruk No. 8 Jakarta 10120
Indonesia

PRINCIPAL PAYING AGENT The Hongkong and Shanghai Banking Corporation Limited Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong	REGISTRAR The Hongkong and Shanghai Banking Corporation Limited Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong

TRANSFER AGENT The Hongkong and Shanghai Banking Corporation Limited Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong	TRUSTEE The Hongkong and Shanghai Banking Corporation Limited Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong
LEGAL ADVISORS

To the Issuer and the Guarantor as to English law:	To the Issuer and the Guarantor as to Indonesian law:
Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619	Tumbuan Pane Advocates and Counsellors-at-Law Jl. Gandaria Tengah III No. 8 Kebayoran Baru Jakarta 12130
Indonesia
To the Issuer and the Guarantor
as to Dutch law:
c/o Loyens & Loeff N.V.
80 Raffles Place
#14-06 UOB Plaza 1
Singapore 048624

To the Dealer Manager as to English law:	To the Dealer Manager as to Indonesian law:
Milbank, Tweed, Hadley & McCloy LLP 30 Raffles Place #14-00 Chevron House Singapore 048622	Ali Budiardjo, Nugroho, Reksodiputro Graha Niaga, 24th Floor Jl. Jend. Sudirman Kav. 58 Jakarta 12190 Indonesia
To the Trustee as to English law:
Freshfields Bruckhaus Deringer
11/F Two Exchange Square
Central
Hong Kong
EXCHANGE AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: gt@lucid-is.com
Attention: Sunjeeve Patel / Yves Theis

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Any questions or requests for assistance or additional copies of this Exchange Offer and Consent Solicitation Memorandum may be directed to the Exchange Agent and any questions regarding the terms of the Offer may be directed to the Dealer Manager at the telephone number and location listed below.
THE DEALER MANAGER
CREDIT SUISSE SECURITIES
(EUROPE) LIMITED
One Cabot Square
London E14 4QJ
United Kingdom
Tel: +44 20 7883 6748
Fax: +44 20 7892 1310
Attention:
Liability Management Desk
or
Tel: +852 2101 7233
Attention:
Peter Pellicano

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APPENDIX A
PRELIMINARY OFFERING CIRCULAR RELATING TO THE NEW BONDS

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The information in this Preliminary Offering Circular is not complete and may be changed. This Preliminary Offering Circular is not an offer to sell securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Offering Circular dated June 12, 2009	CONFIDENTIAL

Notice to U.S. Holders: This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or their respective officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
GT 2005 BONDS B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
Up to US$441,525,000 Callable Step-Up Guaranteed Secured Bonds due 2014
unconditionally and irrevocably guaranteed by
(incorporated with limited liability under the laws of the Republic of Indonesia)

Up to US$441,525,000 Callable Step-Up Guaranteed Secured Bonds due 2014 (the “Bonds”) to be issued by GT 2005 Bonds B.V. (the “Issuer”) will, except as provided below, bear interest from July 21, 2009 at the following annual interest rates:

July 21, 2009 to July 21, 2011	5.00%
July 21, 2011 to July 21, 2012	6.00%
July 21, 2012 to July 21, 2013	8.00%
July 21, 2013 to the Maturity Date (as defined herein)	10.25%
The Bonds will mature on July 21, 2014 (the “Maturity Date”). Interest will be payable semi-annually in arrears on January 21 and July 21 of each year, commencing on January 21, 2010.
Payments on the Bonds will be made in U.S. dollars without deduction for or on account of taxes imposed or levied by the Republic of Indonesia (“Indonesia”) or The Netherlands to the extent described under “Terms and Conditions of the Bonds.” PT Gajah Tunggal Tbk (the “Guarantor” or the “Company”) will unconditionally and irrevocably guarantee (the “Guarantee”) the due and punctual payment of all amounts at any time becoming due and payable in respect of the Bonds, and all sums due under the trust deed constituting the Bonds (the “Trust Deed”) and the Agency Agreement (as defined herein). The Issuer is a wholly-owned subsidiary of the Guarantor.
The Bonds are subject to redemption in whole at their principal amount at the option of the Issuer at any time in the event of certain changes affecting taxation in The Netherlands or Indonesia. See “Terms and Conditions of the Bonds.”
Investing in the Bonds involves certain risks. See “Risk Factors” beginning on page 10.
Indonesian courts, including the Indonesian Supreme Court, which have considered challenges to transaction structures similar to the transaction structure for the Bonds and the Guarantee have found such structures to be invalid under Indonesian law and in many cases have barred creditors from enforcing their rights anywhere in the world. It is unlikely that holders of the Bonds (the “Bondholders,” and each individual holder of the Bonds, a “Bondholder”) will be able to enforce their rights under the Bonds, the collateral or the Guarantee in Indonesia, and Bondholders may be subject to claims against them brought by the Issuer, the Guarantor or their affiliates. For additional information on these important risks, see “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee.”
The Issuer is offering the Bonds in the United States and to U.S. persons pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 802 thereunder (“Rule 802”) and, accordingly, the offer of the Bonds has not been registered with the U.S. Securities and Exchange Commission (the “SEC”). The Bonds have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States. The Bonds may not be offered or sold within the United States or, outside the United States, to, or for the account or benefit of, any U.S. person (as defined in Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities law. See “Transfer Restrictions.”
Application has been made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Bonds on the SGX-ST. Such permission will be granted when the Bonds have been admitted to the Official List of the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions or reports contained in this Offering Circular. Admission to the Official List of the SGX-ST is not to be taken as an indication of the merits of the Issuer, the Guarantor or the Bonds.
The Bonds will be in the denomination of US$1,000 each or integral multiples thereof. The Bonds will be traded on the SGX-ST in minimum board lot size of US$200,000 as long as any Bond remains listed on the SGX-ST.
The Bonds can only be offered in The Netherlands without the publication, approval or notification of a prospectus in relation to the Bonds if an exemption applies. In the case of the offering of the Bonds in The Netherlands, an exemption applies in view of the fact that the Bonds will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) within the meaning of section 1:1 of the Act on the Financial Supervision (Wet op het financieel toezicht).
It is expected that delivery of the Bonds will be made on or about July 9, 2009 (the “Issue Date”) through the facilities of Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”).

Dealer Manager
Credit Suisse

     Each of the Issuer and the Guarantor accepts responsibility for the information contained in this Offering Circular. Having made all reasonable inquiries, each of the Issuer and the Guarantor confirms that this Offering Circular contains all information with respect to the Issuer, the Guarantor and its subsidiaries, and the Bonds that is material in the context of the issue and offering of the Bonds, and that the information in this Offering Circular is true and accurate in all material respects, that the opinions and intentions expressed in this Offering Circular are honestly held and are not misleading in any material respect, that neither the Issuer nor the Guarantor is aware of any other facts the omission of which in its reasonable opinion might make this document as a whole or any of such information or the expression of any such opinions or intentions materially misleading, and that all reasonable inquiries have been made by each of the Issuer and the Guarantor to verify the accuracy of such information. Where information contained in this Offering Circular includes extracts from summaries of information and data from various published and private sources, each of the Issuer and the Guarantor accepts responsibility for accurately reproducing such summaries and data but accepts no further or other responsibility in respect of such information.
     This Offering Circular is confidential and has been prepared by the Issuer and the Guarantor solely for use in connection with the issue and offering of the Bonds described herein. This Offering Circular is personal to each offeree and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire the Bonds. Any disclosure of any of the contents of this Offering Circular, without the prior written consent of the Issuer and the Guarantor, is prohibited. Each prospective Bondholder, by accepting delivery of this Offering Circular, agrees to the foregoing and to make no photocopies of this Offering Circular or any documents attached hereto.

i

     The distribution of this Offering Circular and the offer, sale and delivery of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular comes are required by each of the Issuer, the Guarantor and Credit Suisse Securities (Europe) Limited (the “Dealer Manager”) to inform themselves about and to observe any such restrictions. No action is being taken to permit a public offering of the Bonds or the distribution of this Offering Circular (in preliminary or final form) in any jurisdiction where action would be required for such purposes. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information set forth herein, and nothing contained in this Offering Circular is, or shall be relied upon as, a promise or representation, whether as to the past or the future. None of the Dealer Manager, the Trustee, the Registrar, the Paying Agents, the Security Agent and the Transfer Agent (each as defined herein) has independently verified any of such information and assumes no responsibility for its accuracy or completeness.
     This Offering Circular does not constitute an offer to any person in any jurisdiction in which the Offer would be unlawful, and the Offer is not being made to persons in jurisdictions in which the Offer or acceptance thereof would constitute a violation of the securities laws of such jurisdiction. Accordingly, the Bonds may not be offered or sold directly or indirectly, and neither this document nor any part hereof, nor any offering document, form of application, advertisement, other offering material or other information relating to the Issuer, the Guarantor or the Bonds may be issued, distributed or published in any country or jurisdiction, except under circumstances that will result in compliance with all applicable laws, orders, rules and regulations.
     THE BONDS MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN INDONESIA OR TO ANY INDONESIAN CITIZEN OR CORPORATION (WHEREVER LOCATED) OR ANY INDONESIAN RESIDENT IN A MANNER WHICH CONSTITUTES A PUBLIC OFFERING UNDER INDONESIAN LAWS AND REGULATIONS.
     No person has been or is authorised to give any information or to make any representations concerning the Issuer, the Guarantor and its subsidiaries, or the Bonds other than those contained in this Offering Circular in connection with this offering and, if given or made, any such other information or representations should not be relied upon as having been authorised by the Issuer, the Guarantor or the Dealer Manager. Neither the delivery of this Offering Circular nor any offer, sale or delivery of the Bonds made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any date subsequent to the date hereof. This Offering Circular does not constitute an offer of, or an invitation by or on behalf of, the Issuer, the Guarantor or the Dealer Manager to subscribe for or purchase the Bonds and may not be used for the purpose of an offer to or a solicitation by anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorised or is unlawful.
     The Dealer Manager, the Trustee, the Registrar, the Paying Agents, the Security Agent and the Transfer Agent do not make any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Offering Circular. Each person receiving this Offering Circular acknowledges that such person has not relied on the Dealer Manager, the Trustee, the Registrar, the Paying Agents, the Security Agent and the Transfer Agent or any person affiliated with any of them in connection with its investigation of the accuracy of such information or its investment decision. Each person contemplating making an investment in the Bonds must make its own investigation and analysis of the creditworthiness of the Issuer and the Guarantor and its own determination of the suitability of any such investment, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it in connection with such investment. Each person should not construe the contents of this Offering Circular as legal, business or tax advice and should be aware that it may be required to bear the financial risks of an investment in the Bonds for an indefinite period of time. Each person should consult its own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of the participating in this offering of the Bonds.
     THIS OFFERING CIRCULAR HAS NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR, EXCEPT THAT THE ISSUER HAS FILED THIS OFFERING CIRCULAR WITH THE SEC AS REQUIRED BY RULE 802. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.
NOTICE TO NEW HAMPSHIRE RESIDENTS
     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE

AND NOT MISLEADING. NEITHER SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
CERTAIN TERMS AND CONVENTIONS
     Unless indicated otherwise in this Offering Circular, all references to (i) the “Issuer” are to GT 2005 Bonds B.V., and (ii) the “Guarantor” or the “Company” are to PT Gajah Tunggal Tbk.
     All references herein to “Indonesia” are references to the Republic of Indonesia. References to the “United States” or “U.S.” are to the United States of America. All references herein to “Government” are to the Government of Indonesia.
     References herein to “US$,” “$” or “U.S. dollars” are to United States dollars, references to “€” or “EUR” are to Euros, references to “£” or “Pounds Sterling” are to Pounds Sterling and references to “Rupiah” or “Rp.” are to Indonesian Rupiah. Solely for convenience only, this Offering Circular contains translations of certain Rupiah amounts into U.S. dollars based on the middle exchange rate of Rp.11,575 = US$1.00 announced by Bank Indonesia, Bank Sentral Republik Indonesia, as of March 31, 2009. No representation is made that the Rupiah or U.S. dollar amounts referred to in this Offering Circular could have been or could be converted into U.S. dollars or Rupiah, as the case may be, at any particular rate or at all. See “Exchange Rates.”
     Certain amounts (including percentage amounts) have been rounded for convenience; as a result, certain figures may not sum to total amounts or equal quotients.
     The consolidated financial statements of the Company are prepared using accounting principles and reporting practices generally accepted in Indonesia (“Indonesian GAAP”) and are not intended to present the consolidated financial condition of the Company, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions, including the United States, other than those in Indonesia. Certain principal differences between Indonesian GAAP and generally accepted accounting principles in the United States (“U.S. GAAP”) as applicable to the Company are discussed under the caption “Summary of Certain Principal Differences Between Indonesian GAAP and U.S. GAAP.”
     Market data and certain industry information used throughout this Offering Circular have been obtained from market research, publicly-available information and industry publications, including Tire Business and the Michelin Factbook 2009. Certain statistical information included herein relating to the Indonesian tire industry has been reproduced from data of the Indonesian Tire Manufacturers Association (“APBI”). APBI is a trade association comprising members of the tire industry in Indonesia and compiles industry statistics based on information provided by its members. Such industry statistics therefore exclude information on non-APBI member tire companies and tires imported into Indonesia. This Offering Circular also contains certain information obtained from Chemical Market Associates, Inc. (“CMAI”).
ENFORCEABILITY
Enforceability of Foreign Judgments
     The Issuer is incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of The Netherlands and the Guarantor is incorporated in Indonesia. The Issuer’s sole director resides in The Netherlands, while most of the Guarantor’s commissioners, directors and executive officers (and certain experts named in this Offering Circular) reside in Indonesia. The Issuer is a wholly-owned subsidiary of the Guarantor, with limited assets, while all or a substantial portion of the assets of the Guarantor are located in Indonesia. As a result, it may be difficult for investors to effect service of process upon the Guarantor, or to enforce against the Guarantor in court judgments obtained in courts outside of Indonesia.
     The Guarantor has been advised by Indonesian counsel, Tumbuan Pane Advocates and Counsellors-at-Law, that judgments of courts outside Indonesia are not enforceable in Indonesian courts. A foreign court judgment could be offered and accepted into evidence in a proceeding on the underlying claim in an Indonesian court and may be given such evidentiary weight as the Indonesian court may deem appropriate in its sole discretion. A claimant may be required to pursue claims in Indonesian courts on the basis of Indonesian law.

     It may be difficult for investors to enforce against the Issuer judgments obtained in non-Dutch courts.
     As Indonesia and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) in civil and commercial matters, a final judgment for the payment of money rendered by any courts in Indonesia based on civil liability, would not be enforceable in The Netherlands. However, if the party in whose favour such final judgment is rendered brings a new suit in a competent court in The Netherlands in accordance with section 431 of the Dutch Code on Civil Procedure, such party may submit to a Dutch court the final judgment that has been rendered in Indonesia. If the Dutch court finds that the jurisdiction of any courts in Indonesia has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, uphold such final judgment, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless such judgment contravenes public order in The Netherlands.
     The agreements entered into with respect to the issue of the Bonds will be governed by the laws of England. The recognition and enforcement in The Netherlands of a judgment rendered by an English court will be subject to the provisions of the European Communities (“EC”) Regulation on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters, of December 22, 2000, as amended from time to time, or the EC Regulation creating a European Enforcement Order for uncontested claims of April 21, 2004, as amended from time to time.
     As a Dutch incorporated company, where the Indonesian courts hold that the loans made by the Issuer to the Guarantor are null and void, and accordingly not repayable by the Guarantor, the Issuer may be entitled to seek redress against the Government in an international arbitration or conciliation hearing, under the agreement between the governments of Indonesia and The Netherlands on the promotion and protection of investment.
     The guarantee given by the Guarantor in respect of the Bonds will be governed by English law and subject to the jurisdiction of the English courts. Even if the Indonesian courts were to hold that the loan made by the Issuer to the Guarantor were null and void, the Guarantor has been advised that it is considered highly unlikely that the Indonesian courts would attempt to pass judgment on the enforceability of the Guarantee by the Guarantor.
Enforceability of the Guarantee in Indonesia
     Under the Indonesian Civil Code, a guarantor may waive its right to require the obligee to exhaust its legal remedies against the obligor’s assets on a guaranteed obligation prior to the obligee exercising its rights under the related guarantee, and the waiver is enforceable against the guarantor. The Guarantee provided by the Guarantor contains a waiver of this obligation. Notwithstanding the aforementioned, before an Indonesian Court, a guarantor may successfully argue that even though a guarantee contains such waiver, the guarantor may nevertheless require that the obligee must first prove that all available legal remedies against the obligor have, in fact, been exhausted. Accordingly, the Guarantor may not be required to comply with its obligations under the Guarantee it provides in respect of the Bonds until all legal remedies against the Issuer have been exhausted.
     For a description of potential limitations on enforcement against the Guarantor and the Bondholders’ rights under the Guarantee, see “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — The enforcement of legal rights in Indonesia is subject to considerable discretion, uncertainty and corruption, which has been widely reported in publicly available sources. It is therefore quite possible that Bondholders will not be able to enforce their rights under the Bonds, the collateral or the Guarantee in the Indonesian courts.”
Enforceability of the security interests in Indonesia
     The collateral securing the Issuer’s obligations in respect of the Bonds and the Guarantor’s obligations under the Guarantee are located in Indonesia and are subject to security created pursuant to documents that are governed by Indonesian law (the “Indonesian Security Documents”). There is uncertainty as to whether the Indonesian Security Documents can be enforced in full and in accordance with their terms for several reasons, including whether an Indonesian court is willing to recognise and enforce the principal debt obligation represented by the Trust Deed and the Guarantee. The security created by the Indonesian Security Documents will also be subject to higher ranking society priority rights created by statute, including rights created pursuant to Articles 1137 and 1139 of the Indonesian Civil Code in respect of claims made by the Government.
     For a description of potential limitations on enforcement of security interests in Indonesia, see “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — There is uncertainty as to whether security interests in Indonesia can be enforced in full and in accordance with their terms.”

vi

Reports to Bank Indonesia
     Pursuant to Presidential Decree No. 59/1972, the Guarantor is required to report particulars of its offshore borrowings to the Minister of Finance of Indonesia and Bank Indonesia, on the acceptance, implementation, and repayment of principal and interest. Ministry of Finance Decree No. KEP-261/MK/IV/5/73 as lastly amended by the Ministry of Finance Decree No. KEP-279/KMK.01/1991, as the implementing regulation of Presidential Decree No. 59/1972, sets out the requirements to submit periodic reports to the Minister of Finance of Indonesia and Bank Indonesia on the effective date of the contract and each subsequent three-month period. Further, pursuant to Presidential Decree No. 39/1991, all offshore commercial borrowers must submit periodic reports to the Offshore Commercial Borrowing Team on the implementation of their offshore commercial borrowings. Presidential Decree No. 39/1991 stipulates neither the time-frame nor the format and the content of the periodic reports that must be submitted. According to the Circular Letter of the Directors of Bank Indonesia No. 6/51/DLN Year 2004 as amended by the Circular Letter of the Directors of Bank Indonesia No. 7/22/DLN Year 2005, anyone who obtains offshore commercial borrowings in the form of a loan agreement (in an amount exceeding US$200,000 or its equivalent in any other currency), commercial paper or other agreements must submit reports to Bank Indonesia. Such reports consist of the main data report and the realisation data report. The main data report must be submitted to Bank Indonesia no later than ten days after the signing of the loan agreement or the issuance of the debt securities, and a monthly realisation data report must be submitted to Bank Indonesia no later than the tenth day of each month, until the debt securities have been repaid in full. The Guarantor will undertake in the Trust Deed to comply with all such requirements in respect of the loan agreement between the Issuer and the Guarantor and the Guarantee provided by the Guarantor. The Guarantor has been advised by its Indonesian counsel that any failure to submit the required reports will subject the Guarantor to certain administrative sanctions in the form of fines, but should not invalidate the obligations of the Guarantor under the loan agreement between the Issuer and the Guarantor nor under the Guarantee provided by the Guarantor in respect of the Bonds.
     In addition to the above, Bank Indonesia has enacted a new regulation which is Bank Indonesia Regulation No. 10/7/PBI/2008 dated February 19, 2008 concerning Offshore Borrowing of Non-Bank Company, whereby a public company intending to obtain offshore borrowing is required to undergo a risk management assessment consisting of market risk, credit risk and liquidity risk and submit the report to Bank Indonesia. Further, a public company intending to obtain a long-term offshore borrowing is required to obtain a rating from a national or an international rating agency and submit a report to Bank Indonesia containing information on the financial ratio, financial report, rating, offshore borrowing planning report for a period of one year and results of the company’s risk management analysis. Such reports have to be submitted every six months by April 10 and September 10 of each year or the next working day if such date is a non-working day. A company shall be considered to have failed to submit such report if the report is not received by Bank Indonesia within 30 days of the relevant deadline. Failing to submit such reports can cause a company to be sanctioned in the form of administrative sanctions and/or be reported to the authority responsible for granting such company its business license and/or be named in national and international media, and such sanctions shall only become effective as of January 1, 2010.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
     This Offering Circular contains words such as “believe,” “plan,” “expect” and “anticipate” and similar expressions that constitute forward-looking statements. Specifically, statements under the captions “Summary — Introduction,” “Risk Factors” and “Business” relating to the following matters may include forward-looking statements:
•	the anticipated demand and selling prices for tires;

•	the expected trends and movements in commodity prices and the effect of such trends and movements on the Company’s raw material costs and inventories;

•	the ability of the Company to adapt its business model and to maintain its competitive position in the face of changing market conditions;

•	the expected results of research, development and related capital expenditures and investments;

•	the success of business co-operation arrangements with other tire companies, especially Group Michelin (“Michelin”), and motor vehicle manufacturers;

•	environmental compliance and remediation;

•	the anticipated demand for tire products and related capital expenditures and investments;

v

•	future capital expenditures and investments in general;

•	the Company’s financial condition, business strategy, budgets and projected financial and operating data, as well as the plans and objectives of management for future operations;

•	generation of future receivables; and

•	sales to customers.

Such statements are subject to certain risks and uncertainties, including:

•	economic, social and political conditions in Indonesia and other countries in which the Company transacts business;

•	fluctuations in raw material prices and foreign currency exchange rates;

•	increases in regulatory burdens in Indonesia and such countries, including environmental regulations, compliance costs, and product liability regulation; and

•	changes in import or export controls, duties, levies or taxes, either in international markets or in Indonesia.
     Should one or more of these uncertainties or risks, among others, materialise, actual results may vary materially from those estimated, anticipated or projected. Specifically, but without limitation, capital costs could increase, projects could be delayed and anticipated improvements in production, capacity or performance might not be fully realised. Although the Company believes that the expectations of its management as reflected by such forward-looking statements are reasonable based on information currently available to it, no assurances can be given that such expectations will prove to have been correct. Accordingly, prospective Bondholders are cautioned not to place undue reliance on forward-looking statements. In any event, these statements speak only as of their dates, and the Company undertakes no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

SUMMARY
     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Offering Circular. Prospective Bondholders should carefully consider the information set forth in “Risk Factors.” To understand the terms of the Bonds, you should carefully read the section of this Offering Circular entitled “Terms and Conditions of the Bonds.”
Introduction
     The Company owns and operates the largest integrated tire manufacturing facilities in South-East Asia. Its principal businesses include the development, manufacture and sale of radial tires, bias tires and motorcycle tires, inner tubes, flaps and rim tape. The Company also manufactures and sells tire cord, synthetic rubber (specifically styrene butadiene rubber, or “SBR,”) and processed rubber, which are key components used in the manufacture of tires. The Company’s shares are currently listed on the Indonesia Stock Exchange (“IDX”). As of March 31, 2009, the Company had a market capitalisation of Rp.749.2 billion (US$64.7 million).
     The Company derives the majority of its revenue from the sales of tires and tire-related products in Indonesia and overseas. The Company’s tire division recorded total sales (comprising sales of radial, bias and motorcycle tires, as well as inner tubes, flaps, rim tape, O-rings, valves and processed and reclaimed rubber) of Rp.4,625.3 billion, Rp.5,713.0 billion, Rp.6,980.0 billion (US$603.0 million) in 2006, 2007 and 2008, respectively, and Rp.1,556.8 billion (US$134.5 million) for the three months ended March 31, 2009. Tire division sales comprised approximately 84.5%, 85.8%, 87.6% and 89.6% of the Company’s combined total sales in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively.
     The Company also derives revenue from the sales of tire-related products, comprising tire cord and synthetic rubber sales. The Company, through its tire-related product division, also manufactures tire cord and synthetic rubber for the Company’s tire production as part of its strategy of vertically integrating its production facilities to enhance cost controls, and also sells tire cord and synthetic rubber to third parties. The Company recorded total tire-related product sales to third parties of Rp.845.5 billion, Rp.946.8 billion, Rp.983.5 billion (US$85.0 million) in 2006, 2007 and 2008, respectively, and Rp.180.4 billion (US$15.6 million) for the three months ended March 31, 2009. A portion of the Company’s sales of tires and tire-related products are made to affiliates. See “Risk Factors — Risks Relating to the Company and its Business — The Company engages in a significant number of transactions with affiliates,” “Business —Related Party Transactions.”
     The Company was ranked the 28th largest tire producer in the world in 2008 (based on 2007 sales) according to Tire Business, a leading industry source. According to data from APBI (which excludes imported tire sales and non-APBI members’ sales), the Company had a 63.2% market share for two-wheeled vehicle tires and a 37.5% market share for four-wheeled vehicle tires in the Indonesian replacement tire market in 2008 in terms of sales volumes. In the four-wheeled vehicle tire market, the Company had a 53.7% market share for bias tires and a 22.5% market share for radial tires in the Indonesian replacement market in 2008 in terms of sales volumes. In 2008, the Company manufactured over 29 million units of tires.
     As of December 31, 2008, the Company had total consolidated assets of Rp.8,713.6 billion (US$752.8 million). As of March 31, 2009, the Company had total consolidated assets of Rp.8,356.4 billion (US$721.9 million).
     The Company’s registered and principal executive office is located at Wisma Hayam Wuruk 10th Floor, Jl. Hayam Wuruk No. 8, Jakarta 10120, Indonesia.
Strategy
     The principal components of the Company’s strategy are as follows:
     Continuing to exercise prudent financial measures. The Company has implemented a number of cost-saving measures in the wake of the global economic downturn, including the deferral of all planned capital expenditures (other than non-discretionary maintenance capital expenditures) through 2011, temporary scalebacks in production at its plants, salary freezes for its senior management and the replacement of the diesel generators at its production facilities with gas-fueled generators, which are more economical to maintain and run. The Company continues to seek to maintain its relationships with its key financiers and suppliers in order to permit it to effectively maintain its business operations. To this end, the Company has discharged in full all of the outstanding financial indebtedness under its Series A Floating Rate Notes (the “Series A FRNs”) and Series C Floating Rate Notes (the “Series C FRNs” and, with the Series A FRNs, the “Floating Rate Notes”), which were the last outstanding third-party debt obligations of the Company arising under its consensual restructuring of its debt obligations in 2002. In managing its raw materials costs, the Company seeks to maintain a balance between longer-term raw materials supply arrangements, which allow it to maintain supply continuity but subject it to pre-agreed offtake and price commitments, and ongoing acquisitions of raw materials from the spot market, which permit it to take advantage of periodic shifts in the market prices of raw materials and to respond more quickly to sudden reductions in demand.
     Optimising product mix and increasing focus on higher margin products. The Company reviews its product mix on a continuing basis in order to achieve the best possible margins while managing its production costs. To this end, the Company seeks to take advantage of its strong market position in the domestic light truck bias and motorcycle tire markets by increasing its production to meet the growth in demand for such tires, while also positioning itself for continued growth in the export radial tire market. The Company also believes that there are significant growth opportunities for its business in specialty product segments such as Ultra-High Performance (“UHP”), High Performance (“HP”) and winter radial tires as well as in HP motorcycle tires. The Company believes that these products generally achieve higher margins because target customers tend to be less price sensitive. The Company plans to continue building its market share in the domestic bias and motorcycle tire markets, and increase its radial tire market share for higher margin products such as HP and UHP tires in Indonesia and overseas through its various marketing and distribution channels.
     Strengthening brand equity. Brand equity comprises brand awareness and perceived quality. The Company believes that its existing brand equity contributes to premium pricing and volume demands for certain of its tires. While the Company enjoys premium pricing for certain of its products such as bias tires and motorcycle tires, the Company plans to further strengthen brand awareness of its products by building its brand image and by continuing to provide incentives in the form of technical and marketing support to its distributors. The Company also plans to further strengthen brand equity of its brands and products through other means, such as expanding its network of “TireZone” retail stores in Indonesia, increasing its market presence through its tire sales counters at Carrefour hypermarkets in Indonesia, sponsoring domestic automotive activities such as trade exhibits, races and car rally events, and increasing advertising expenditure on TV commercials and print advertising.
     Enhancing its domestic distribution though the establishment of new distribution channels. In addition to continuing to manage its long-term relationships with its various domestic distributors, the Company plans to establish and focus on other distribution channels such as “TireZone” retail stores and the Original Equipment (“OE”) market to distribute its tires. Since 2007, the Company has increased its “TireZone” outlets from 27 to 30 and expanded from 15 to 16 major cities in Indonesia. The Company plans to continue building the “TireZone” franchise. The establishment of “TireZone” retail concept stores together with Michelin enables the Company to distribute its replacement radial tires to a wider retail market. Commencing in September 2008, the Company also began distributing its radial tires and motorcycle tires domestically through Carrefour, a major retailer in Indonesia. As of March 31, 2009, the Company had tire sales counters at 11 Carrefour hypermarkets in Indonesia. In relation to the OE market, the Company believes that replacement market sales are correlated with OE market share as consumers generally replace tires on their automobiles and motorcycles with the same brand of tires as the original equipment supplied by the automobile or motorcycle manufacturer, resulting in a multiplier effect as its OE sales to vehicle manufacturers evolve into replacement sales to end-users who have purchased vehicles originally equipped with the Company’s tires. The Company plans to strategically expand its tire sales (especially its motorcycle tire sales) to the lower margin OE market in the short term in order to be able to capture higher margin replacement market share in the future when consumers replace the tires on their vehicles.

The Offering
     This overview is qualified in its entirety by reference to the conditions which are described more fully in the “Terms and Conditions of the Bonds” and this Offering Circular. Capitalised terms not previously defined herein shall have the meanings given to them in the “Terms and Conditions of the Bonds.”

Issuer	GT 2005 Bonds B.V.

Guarantor/the Company	PT Gajah Tunggal Tbk.

The Issue	Up to US$441,525,000 aggregate principal amount of Callable Step-Up Guaranteed Secured Bonds due 2014.

Issue Price	100.00% of the principal amount of the Bonds.

Guarantee	Payment of principal, interest and any additional amounts on the Bonds and all sums due under the Trust Deed and the Agency Agreement is irrevocably and unconditionally guaranteed by the Guarantor.

Issue Date	Upon settlement of the proposed exchange offer.

Maturity Date	July 21, 2014.

Interest	Except as provided below, the Bonds will bear interest at the following annual interest rates:

July 21, 2009 to July 20, 2011 5.00%
July 21, 2011 to July 20, 2012 6.00%
July 21, 2012 to July 20, 2013 8.00%
July 21, 2013 to the Maturity Date 10.25%

Interest will be payable semi-annually in arrears on January 21 and July 21 of each year, commencing on January 21, 2010.

Interest will commence accruing from July 21, 2009, whether the Issue Date occurs prior to or after such date. Interest due and payable on the Existing Bonds on the July 21, 2009 interest payment date will be capitalized and included in the principal amount of the Bonds.

Option to Increase Interest	At any time and from time to time, prior to January 21, 2013, the Issuer may elect to increase the interest payable to a rate of 10.25% per annum. Such election by the Issuer shall be irrevocable and shall take effect on the next Interest Payment Date.

Denomination	The Bonds will be in the denomination of US$1,000 each or integral multiples thereof. The Bonds will be traded on the SGX-ST in minimum board lot sizes of US$200,000 as long as any Bond remains listed on the SGX-ST.

Withholding Taxes	Payment of principal of and premium, if any, and interest and any additional amounts on the Bonds, will be made by the Issuer through The Hongkong and Shanghai Banking Corporation Limited as principal paying agent in immediately available funds. All payments in respect of the Bonds and the Guarantee will be made free and clear of, and without withholding or deduction for Dutch or Indonesian taxes, unless such withholding or deduction is required by law. In the event that the Issuer or the Guarantor is required by law to deduct or withhold Dutch or Indonesian taxes, the Issuer or the Guarantor, as the case may be, will pay additional amounts (subject to certain exceptions) in respect of such withholding tax on such payments.

Status of the Bonds	The Bonds:

• constitute direct, unsubordinated, unconditional and secured obligations of the Issuer;

• are guaranteed by the Guarantor on a secured basis;

• is secured by a first ranking security interest in the Secured Property;

• are senior in right of payment to any existing and future obligations of the Issuer expressly subordinated in right of payment to the Bonds; and

• rank at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Issuer (subject to any priority rights of such Indebtedness pursuant to applicable law).

Status of the Guarantee	The Guarantee:

• constitutes the direct, unsubordinated, unconditional and secured obligation of the Guarantor;

• is secured by a first ranking security interest in the Secured Property;

• is senior in right of payment to all future obligations of the Guarantor expressly subordinated in right of payment to the Guarantee; and

• ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of the Guarantor (subject to any priority rights of such Indebtedness pursuant to applicable law).

Secured Property	The respective obligations of the Issuer under the Bonds and the Trust Deed and the Guarantor under the Guarantee will be secured on a first priority basis by liens on the Secured Property, which shall consist of:

•   Indonesian law deeds of fiduciary security covering the movable property (excluding office equipment, company records, inventory, raw materials and finished and unfinished goods), equipment and machinery located in the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C); and

•   Indonesian law land mortgages in respect of Plant A, Plant B and Plant C comprising the plants, buildings, and the certificated land parcels on which Plants A, B and C are located, and all immovable property and equipment attached to or forming part of Plant A, Plant B and Plant C.

The liens in favor of the Security Agent for and on behalf of the Trustee will be perfected to the extent contemplated by the Security Documents and held by the Security Agent. See “Description of the Security.”

See “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — The value of the collateral will not be sufficient to satisfy the Issuer’s obligations under the Bonds.”

Optional Redemption	At any time prior to the Maturity Date, the Issuer may redeem all or a portion of the Bonds at the redemption prices set forth in the Conditions together with accrued and unpaid interest, if any, to the redemption date.

Optional Tax Redemption	Subject to certain exceptions and as more fully described herein, the Bonds may be redeemed, in whole but not in part, at the option of the Issuer, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (plus additional amounts due thereon, if any) if, as a result of certain changes in the laws, treaties, regulations or rulings (or the application or interpretation thereof) affecting Dutch or Indonesian taxes, the Issuer or the Guarantor (as the case may be) would be required to pay certain additional amounts; provided that where the additional amounts are due as a result of such changes affecting Dutch or Indonesian taxes, the Bonds may be redeemed only in the event that the withholding rate required under Indonesian law or laws is in excess of 20%.

Certain Covenants	The Issuer and the Guarantor will agree in the Trust Deed constituting the Bonds and the Conditions related thereto to observe certain covenants, including, among other things:

• a limitation on restricted payments;

• a limitation on the incurrence of indebtedness;

• negative pledge;

• a limitation on transactions with affiliates;

• a limitation on the sales of assets, mergers and consolidations; and

• certain other covenants.

See “Terms and Conditions of the Bonds.”

Events of Default	Certain events will permit acceleration of the principal of the Bonds (together with all interest and additional amounts accrued and unpaid thereon). These events include default with respect to the payment of principal of, premium, if any, or interest on, the Bonds.

Use of Proceeds	The Issuer will receive no cash proceeds from the issuance of the Bonds. See “Use of Proceeds.”

Book-entry; Delivery and Form	The Bonds will be represented by a Global Certificate in fully registered form without interest coupons deposited with a common depositary for Euroclear and Clearstream, Luxembourg (together, the “Clearing Systems” and each a “Clearing System”) and registered in the name of a nominee for such common depositary.

Transfer Restrictions	The Bonds have not been registered under the Securities Act and are subject to certain restrictions on transfer. See “Transfer Restrictions.”

Listing and Trading for the Bonds	Application has been made to the SGX-ST for the listing and quotation of the Bonds on the SGX-ST. The Bonds will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Bonds are listed on the SGX-ST.

Security Agent	The Hongkong and Shanghai Banking Corporation Limited, Jakarta Branch, which holds the security interests in the Secured Property for and on behalf of the Trustee.

Principal Paying Agent, Paying Agent, Transfer Agent and Registrar	The Hongkong and Shanghai Banking Corporation Limited.

Trustee	The Hongkong and Shanghai Banking Corporation Limited.

Governing Law	The Conditions, the Bonds, the Guarantee, the Agency Agreement and the Trust Deed will be governed by, and construed in accordance with, the laws of England. The Security Documents will be governed by, and construed in accordance with, the laws of Indonesia.

Risk Factors	Investors should consider all the information contained in this Offering Circular and, in particular, investors should evaluate the specific factors described in “Risk Factors” for risks involved with investing in the Bonds.

Summary Selected Historical Consolidated Financial Information and Operating Data
     The following tables set forth certain summary historical consolidated financial data for the Company as of the dates and for each of the periods indicated. The summary historical consolidated financial data as of and for the years ended December 31, 2006, 2007 and 2008 has been derived from the consolidated financial statements of the Company and its subsidiaries audited by Osman Bing Satrio & Rekan, independent accountants, a member firm of Deloitte Touche Tohmatsu. The summary historical consolidated financial data as of and for the three months ended March 31, 2008 and 2009 set forth below have been derived from the unaudited consolidated financial statements of the Company and its subsidiaries. The historical results presented below are not necessarily indicative of the results that may be expected for the full year ending December 31, 2009 or any future period.
     The consolidated financial statements of the Company have been prepared in accordance with Indonesian GAAP which differs in certain respects from U.S. GAAP. See “Summary of Certain Principal Differences Between Indonesian GAAP and U.S. GAAP.”
     The following information should be read in conjunction with the consolidated financial statements of the Company and its subsidiaries and the notes thereto included elsewhere in this Offering Circular.

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Consolidated statements of income:
NET SALES	5,470.7	6,659.9	7,963.5	688.0	1,849.7	1,737.2	150.1
COST OF SALES	4,739.3	5,484.7	6,828.4	589.9	1,538.2	1,520.9	131.4
GROSS PROFIT	731.4	1,175.2	1,135.1	98.1	311.5	216.4	18.7
OPERATING EXPENSES:
Selling	216.4	303.6	308.4	26.6	69.7	91.9	7.9
General and administrative	149.9	206.9	245.3	21.2	49.5	59.3	5.1

Total operating expenses	366.3	510.5	553.7	47.8	119.1	151.2	13.1
INCOME FROM OPERATIONS	365.1	664.7	581.4	50.2	192.3	65.1	5.6
OTHER INCOME (CHARGES):
Interest income	8.2	16.4	12.3	1.1	3.6	0.9	0.1
Provision for decline in value of inventories	—	—	(40.6)	(3.5)	—	—	—
Interest expense and financial charges	(379.5)	(411.5)	(463.0)	(40.0)	(111.6)	(141.1)	(12.2)
Gain (loss) on foreign exchange — net	315.9	(132.1)	(786.4)	(67.9)	83.8	(241.5)	(20.9)
Others — net	0.7	(13.9)	(1.8)	(0.2)	1.4	(5.8)	(0.5)

Other Charges — net	(54.7)	(541.1)	(1,279.5)	(110.5)	(22.8)	(387.5)	(33.5)
Equity in net income (loss) of associated company	(77.2)	16.7	(76.1)	(6.6)	29.4	(35.3)	(3.0)
INCOME (LOSS) BEFORE TAX	233.3	140.3	(774.2)	(66.9)	199.0	(357.7)	(30.9)
TAX BENEFIT (EXPENSE) — NET	(114.9)	(49.5)	149.4	12.9	(56.5)	77.2	6.7
NET INCOME (LOSS)	118.4	90.8	(624.8)	(54.0)	142.5	(280.4)	(24.2)
Other financial data:
EBITDA(1)	646.0	961.8	901.7	77.9	270.2	152.3	13.1
Depreciation	280.9	297.1	320.3	27.7	77.9	87.2	7.5
EBITDA Margin(2)	11.8%	14.4%	11.3%	11.3%	14.6%	8.8%	8.8%
Debt/EBITDA(1)(3)(4)	5.6	4.6	5.1	5.1	4.0	8.0	8.0
EBITDA/Interest Expense(1)	1.7	2.3	1.9	1.9	2.4	1.1	1.1
Debt/Equity(3)	1.7	1.9	2.8	2.8	1.7	3.6	3.6
Total Current Assets/Total Current Liabilities	1.9	2.2	1.5	1.5	2.1	1.7	1.7

Notes:

(1)	Earnings before interest, taxes, depreciation and gains on asset sales, impairments and other related charges (“EBITDA”) is not a measurement of financial performance under Indonesian GAAP and should not be considered as a substitute for cash flows, profit or any other measure of performance or as an indicator of the Company’s operating performance, liquidity, profitability or cash flows generated by operating, investment or financing activities. The Company believes that EBITDA is relevant and useful information commonly used by investors, analysts and other interested parties. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance and liquidity, and as an additional measure of the Company’s ability to meet future requirements for debt service, capital expenditures and working capital.

EBITDA means, for any period, income from operations for such period plus depreciation.

(2)	EBITDA Margin represents EBITDA as a percentage of net sales.

(3)	Debt includes premium on debt restructuring.

(4)	Where EBITDA for a quarter is shown, EBITDA has been annualised for the purposes of calculating the ratio.

	As of December 31,				As of March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Selected consolidated balance sheet items:
CURRENT ASSETS:
Cash and cash equivalents	240.1	572.9	169.6	14.7	345.5	208.5	18.0
Temporary investments	40.0	672.5	376.6	32.5	588.3	375.1	32.4
Trade accounts receivable — net	607.9	708.4	541.6	46.8	734.9	623.7	53.9
Inventories — net	1,059.6	936.3	1,399.4	120.9	1,111.5	881.4	76.1
Total Current Assets	2,340.4	3,359.5	3,044.7	263.0	3,291.2	2,616.1	226.0
NON-CURRENT ASSETS:
Accounts receivable from related parties	741.5	760.1	748.9	64.7	755.4	748.2	64.6
Property, plant and equipment — net	3,185.4	3,269.7	3,618.6	312.6	3,378.6	3,641.7	314.6
Total Non-Current Assets	4,935.7	5,095.2	5,668.8	489.7	5,200.7	5,740.2	495.9

TOTAL ASSETS	7,276.0	8,454.7	8,713.6	752.8	8,491.9	8,356.4	721.9

LIABILITIES AND EQUITY:
CURRENT LIABILITIES Bank loans	8.0	—	33.7	2.9	—	57.2	4.9
Trade accounts payable	635.9	547.4	1,279.9	110.6	712.0	832.0	71.9
Current maturities of long-term notes payable	233.3	523.7	11.7	1.0	468.1	—	—
Total Current Liabilities	1,247.2	1,560.0	2,071.2	178.9	1,555.0	1,562.7	135.0
NON-CURRENT LIABILITIES
Bonds payable — net	2,886.4	3,929.0	4,580.9	395.8	3,847.1	4,844.2	418.5
Long-term notes payable — net of current maturities	511.1	10.1	—	—	—	—	—
Accounts payable to related parties	1.0	1.3	1.6	0.1	0.8	1.1	0.1

Total Non-Current Liabilities	3,893.6	4,508.8	4,992.9	431.4	4,427.9	5,425.4	468.7
TOTAL EQUITY	2,135.2	2,385.8	1,649.4	142.5	2,509.1	1,368.2	118.2

TOTAL LIABILITIES AND EQUITY	7,276.0	8,454.7	8,713.6	752.8	8,491.9	8,356.4	721.9

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Selected consolidated cash flow statement items:
Net cash provided by (used in) operating activities	290.9	457.6	571.1	49.3	(74.9)	102.4	8.8
Net cash used in investing activities	(178.1)	(958.8)	(494.5)	(42.7)	(109.3)	(73.5)	(6.4)
Net cash provided by (used in) financing activities	(153.1)	831.6	(513.4)	(44.4)	(43.1)	7.7	0.7

RISK FACTORS
     Prior to making an investment decision, you should carefully consider the factors set forth below as well as the other information set forth in this Offering Circular. In addition, this Offering Circular contains forward-looking statements that involve risks and uncertainties. You should carefully consider the risk factors set forth below, as well as the other information contained in this Offering Circular. The risks described below are not the only ones that may affect the Company or the Bonds. In general, investing in securities of issuers or guarantors in emerging market countries such as Indonesia involves risks not typically associated with investing in the securities of companies in countries with more developed economies. To the extent it relates to the Government or Indonesian macroeconomic data, the following information has been extracted from official Government publications or other third party sources and has not been independently verified by the Issuer or the Company.
Risks Relating to the Bonds, the Collateral and the Guarantee
The enforcement of legal rights in Indonesia is subject to considerable discretion, uncertainty and corruption, which has been widely reported in publicly available sources. It is therefore quite possible that Bondholders will not be able to enforce their rights under the Bonds, the collateral or the Guarantee in the Indonesian courts.
     Although Indonesian principles of law relating to the rights of creditors are recognised under legislation, such principles have not been clearly or consistently applied by the Indonesian courts. In practice, the rights of creditors in Indonesia are materially different from, and significantly less well established than, the rights of creditors in the United States and most European Union member states. In Indonesian courts, the Guarantor may be able to put up defences against actions filed by the Bondholders that would not be available to debtors in the United States and most European Union member states.
     Indonesia’s civil law system is based on written statutes in which judicial and administrative decisions do not constitute binding precedent and are not systematically published. Indonesia’s commercial and civil laws and rules on judicial process are based on pre-independence laws, and have not been revised significantly to reflect the complexities of modern financial transactions and instruments. Indonesian courts are often unfamiliar with sophisticated commercial or financial transactions, leading to uncertainty in the interpretation and application of Indonesian legal principles.
     The application of Indonesian laws often depends, in large part, upon imprecise criteria such as the good faith of the transaction parties and principles of public policy. The effect of these criteria on Indonesian court decisions is often difficult to predict. Indonesian judges exercise broad authority in an inquisitorial legal system and have broad fact-finding powers and a high level of discretion in the exercise of these powers. Indonesian court decisions may omit, or may not be decided upon, a legal and factual analysis of the issues presented in a case. As a result, the administration and enforcement of laws and regulations by Indonesian courts and governmental agencies may be subject to considerable discretion and uncertainty.
     Under the Indonesian Civil Code, although a guarantor may ostensibly waive its right to require the obligee to exhaust its legal remedies against the obligor’s assets prior to the obligee exercising its rights under the related guarantee, a guarantor may argue successfully that the guarantor can nonetheless require the obligee to exhaust such remedies before acting against the guarantor. No assurance can be given that an Indonesian court would not agree with a guarantor on this matter, despite the express waiver by the Guarantor of this obligation in the Guarantee.
     Corruption in the court system in Indonesia has been widely reported in publicly available sources. See for example: Transparency International, International Corruption Perceptions Index (2008); World Bank, Indonesia: Investing for Growth and Recovery (2006); U.S. Department of State, Indonesia: Country Reports on Human Rights Practices (2008); World Bank, Raising Investment in Indonesia: A Second Generation of Reforms (2005); World Bank, Indonesia: Rapid Growth, Weak Institutions (2004) and the National Bureau of Economic Research, Corruption in Indonesia (2004).
     As a result, it is possible that efforts by the Bondholders to pursue claims under the Bonds or the Guarantee in Indonesia will be unsuccessful and this may adversely affect or eliminate entirely the ability of the Bondholders to obtain and enforce a judgment against the Issuer and the Guarantor in Indonesia, or increase the costs to the Bondholders of pursuing, and the time required to pursue, claims against the Issuer and the Guarantor in Indonesia.

Indonesian courts have held the legal structures of debt obligations with structures similar to the Existing Bonds and the Guarantee to be invalid, have ordered disgorgement of payments thereunder to Indonesian debtors, and assessed against creditors damages payable to Indonesian debtors in respect thereof.
     To the Guarantor’s knowledge, in recent cases where Indonesian debtors have challenged in Indonesian courts the legal structure of debt instruments similar to the Bonds and the Guarantee, the Indonesian debtors has prevailed. In June 2006, the Indonesian Supreme Court held that a debt offering structure similar to that of Bonds and the Guarantee was void, null and unenforceable. Although this decision was overturned in August 2008 (the “August 2008 decision”), there is no assurance that the Indonesian Supreme Court will not hold that a debt offering structure similar to that of Bonds and the Guarantee is void, null and unenforceable in the future. Some published Indonesian court decisions prior to August 2008, when considering legal structures of debt instruments similar to the Bonds and the Guarantee, have granted relief to the Indonesian debtors, including:
•	a declaration that the entire debt obligation and related security is null and void;

•	disgorgement of prior payments made to holders of the debt instruments;

•	damages from holders of debt instruments and other transaction participants in amounts exceeding the original proceeds of the debt securities issued; and

•	injunctions prohibiting creditors from enforcing their rights under the transaction documents, both inside and outside Indonesia, and trading in the Bonds.
     Furthermore, the documents governing many of the debt obligations which have been held invalid have stated that such obligations were to be governed by the laws of other jurisdictions, including English law. In rendering their decisions, the Indonesian courts do not appear to have applied the choice of law provisions of these documents, but instead appear to have applied Indonesian law.
     The published decisions relating to the cases in which debt obligations of Indonesian debtors have been held invalid do not provide a clear basis or legal rationale for the decisions. However, in their pleadings, the Indonesian debtors have, among other things, challenged the validity of key elements of the structures of those debt offerings which are also key elements of the structure of the Bonds and the Guarantee. These challenges have included:
•	two liabilities — the notes issued by the offshore issuer and the intercompany loan agreement between the offshore issuer and the onshore borrower — were drawn up for a single loan transaction in violation of Indonesian law;

•	only the offshore issuer is responsible for paying the noteholders and the only creditor of the onshore borrower is the offshore issuer, since only a creditor of the onshore borrower (i.e. the offshore issuer) may be the beneficiary of the guarantee under Indonesian law, the noteholders may not benefit from the onshore borrower’s guarantee;

•	Indonesian law does not recognise the concept of a trustee, including, without limitation, the relationship of trustee and beneficiary or other fiduciary relationships;

•	a trustee is distinct from a creditor and only a creditor can receive the benefit of a mortgage lien;

•	the appointment of a security agent is invalid if the security agent is not itself a creditor; and

•	the transactions were made for the purpose of obtaining tax benefits and should be voided on public policy grounds.
     The structure of the Bonds and the Guarantee contains many of the same features as prior debt obligations which the Indonesian courts have found to be invalid. Consequently, there can be no assurance that an Indonesian court will not find the Bonds and the Guarantee to be invalid on the basis that the structure of the Bonds and the Guarantee contains the same or similar elements.
     Prior to the August 2008 decision, on the basis of experience of creditors seeking to enforce their rights, in the event of a challenge to the validity or enforceability of the Bonds and/or the Guarantee, it appears that an Indonesian court could:

•	nullify the Bonds and the Guarantee;

•	render affirmative money judgments against the Bondholders and other transaction participants; and

•	bar Bondholders from pursuing remedies outside Indonesia or trading in the Bonds.
     Consequently, Bondholders are advised that they may not be able to effectively enforce the Bonds or the Guarantee in Indonesia, may be exposed to money judgments against them, and may be subject to Indonesian judicial decisions which interfere with their exercise of remedies elsewhere. Prospective Bondholders are urged to consult with their own professional advisors regarding these risks.
There is uncertainty as to whether security interests in Indonesia can be enforced in full and in accordance with their terms.
     The collateral securing the Issuer’s obligations in respect of the Bonds and the Guarantor’s obligations under the Guarantee is located in Indonesia and is subject to the Indonesian Security Documents. There is uncertainty as to whether the Indonesian Security Documents can be enforced in full and in accordance with their terms for several reasons, including the following:
•	The ability of the Security Agent to enforce its rights under the Indonesian Security Documents will depend on whether an Indonesian court is willing to recognise and enforce the principal debt obligation represented by the Bonds, the Trust Deed and the Guarantee. Accordingly, enforcement of claims will be subject to an Indonesian court accepting English law as the governing law of the Bonds, the Trust Deed and the Guarantee or alternatively, how an Indonesian court will interpret the English law trust principles therein in the event that Indonesian law was applied. Indonesian courts have, from time to time, disregarded the parties’ choice of foreign law and applied Indonesian law in such cases, and there can be no assurance that an Indonesian court would apply English law in any proceedings relating to the enforcement of the Bonds, the Trust Deed or the Guarantee.

•	Judgments of foreign courts, including the English courts, are not enforceable in Indonesia. As a result, the Trustee may be required, prior to the enforcement of the Indonesian Security Documents by the Security Agent, to pursue claims based upon the Bonds and the Trust Deed through the Indonesian courts.

•	The security created by the Indonesian Security Documents will be subject to higher ranking society priority rights created by statute, including rights created pursuant to Articles 1137 and 1139 of the Indonesian Civil Code in respect of claims made by the Government, such as auction and court and other administrative costs relating to enforcement of the Indonesian Security Documents and the safeguarding of the relevant secured assets. Specific performance may not always be available under the laws of Indonesia.
Security over the collateral will not be granted directly to the Bondholders.
     Security over the collateral for the obligations of the Issuer and the Guarantor under the Bonds and the Trust Deed will not be granted directly to the Bondholders but will be granted only in favour of the Security Agent. As a consequence, the Bondholders will not have direct security and will not be entitled to take enforcement action in respect of the security for the Bonds and the Guarantee, except through the Security Agent which has agreed to apply any proceeds of enforcement on such security towards such obligations.
     In addition, other than the Indonesian capital markets regulations, Indonesian law does not recognise the concept of trustee including, without limitation, the relationship of trustee and beneficiary or other fiduciary relationships. Accordingly, enforcement of the provisions granting security in favour of third party beneficiaries and otherwise relating to the nature of the relationship between a trustee (in its capacity as such) and the beneficiaries of a trust in Indonesia will be subject to an Indonesian court accepting the concept of trustee under English law and accepting proof of the application of equitable principles under such security documents.

The value of the collateral will not be sufficient to satisfy the Issuer’s obligations under the Bonds.
     The Bonds and the Guarantee will be secured on first priority basis by liens on the Secured Property, which shall consist of Indonesian law deeds of fiduciary security covering the property, plant and equipment comprising the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C) and Indonesian law land mortgages in respect of the certificated land parcel on which Plants A, B and C are located. The value of the collateral as appraised is substantially lower than the potential outstanding principal amount of the Bonds. Therefore, the amount of proceeds that ultimately would be distributed in respect of the Bonds upon any enforcement action or otherwise will not be sufficient to satisfy the Issuer’s obligations under the Bonds and the Guarantor’s obligations under the Guarantee. The value of the collateral and any amount to be received upon enforcement against the collateral will depend upon many factors including, among others, the ability to sell the collateral in an orderly sale, the availability of buyers and the condition of the collateral. Each of these factors could reduce the likelihood of an enforcement action as well as reduce the amount of any proceeds in the event of an enforcement action.
The Guarantor must obtain shareholders’ approval for the granting of the Guarantee and security over its assets.
     The Guarantor is an Indonesian company publicly listed on the IDX and therefore the Guarantor has to comply with the Capital Market Law, the regulations of the Indonesian Capital Markets and Financial Institutions Supervisory Authority (Badan Pengawas Pasar Modal dan Lembaga Keuangan, or “BAPEPAM-LK”) and the regulations of the IDX.
     As the Guarantee to be provided by the Guarantor to secure the obligations of the Issuer is an affiliate transaction and the collateral being subject to the Guarantee constitutes more than 50% of the Guarantor’s net assets, the Guarantor is obliged to comply with the requirement under the Decision of the Chairman of BAPEPAM-LK No. KEP-521/BL/2008 dated December 12, 2008 Rule No. IX.E.1 concerning Affiliates Transaction and Conflict of Interest (“Decision No. KEP-521”) and obtain the approval of its shareholders in a general meeting in accordance with Article 102 of Company Law No. 40 of 2007 relating to limited liability companies (the “Indonesian Company Law”).
     Shareholders of the Guarantor may be entitled to seek equitable relief or damages based on a violation of the above provision against the Guarantor. In addition, in accordance with the Indonesian Company Law, each shareholder of the Guarantor has the right to pursue legal and equitable remedies against the Guarantor if the shareholder believes it has been harmed by the encumbrance of the Guarantor’s assets as mentioned above. If a court were to find that the shareholder had indeed suffered harm as a result of the Guarantor’s unfair and unreasonable action, the court could order the Guarantor to repurchase the dissenting shareholder’s shares, or could nullify the encumbrance over the assets, or provide other equitable remedies to the harmed shareholder.
     The Guarantor intends to convene a general meeting prior to the issuance of the Bonds to seek shareholders’ approval for the grant of the Guarantee and the security under the terms of the Bonds. There is no assurance that such approval will be obtained. It should be noted that even after shareholders’ approval has been obtained pursuant to Article 102 of the Indonesian Company Law, there is no assurance that any dissenting shareholders or minority shareholders would not question or challenge the approval and further, exercise their rights under the Indonesian Company Law.
It may be difficult to realise the value of the collateral securing the Bonds.
     The collateral securing the Bonds will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Bonds as well as the ability of the Security Agent to realise or foreclose on such collateral.
     The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By its nature, the collateral is illiquid and may have no readily ascertainable market value. The value of the collateral as appraised is also lower than the principal amount of debt secured thereby. The value of the assets encumbered as collateral for the Bonds could also be impaired in the future as a result of changing economic conditions, the failure of the Guarantor to implement its business strategy, competition and other future trends.
     The security interest of the Security Agent will be subject to practical problems generally associated with the realisation of security interests in collateral. Accordingly, the Security Agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.
     Indonesian law requires that a security interest in fixed assets and certain tangible and intangible movable assets can be properly perfected and its priority retained only through certain actions undertaken by the secured party. The lien in the collateral securing the Bonds may not be perfected with respect to the claims of the Bonds if the Security Agent is not able complete the perfection of the lien on the date of the Trust Deed. Indonesian law requires that certain property and rights acquired after the grant of a general security interest, such as real property, machinery and equipment subject to a certificate and certain proceeds, can be perfected only at the time such property and rights are acquired and identified. Until the security is perfected, the Bonds will be unsecured obligations of the Issuer and will at all times rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all future subordinated indebtedness of the Issuer. The Bonds will be effectively subordinated to any secured obligations of the Issuer and of the Guarantor, as the case may be, to the extent of the assets serving as security therefor. In bankruptcy, the holder of a security interest with respect to any assets of the Issuer or of the Guarantor would be entitled to have the proceeds of such assets applied to the payment of such holder’s claim before the remaining proceeds, if any, are applied to the claims of the Bondholders. Such failure to perfect the security interest may result in the loss of the security interest in the collateral or the priority of the security interest in favour of the Bonds against third parties.
The Guarantee will be unsubordinated indebtedness of the Guarantor but will effectively be subordinated to any secured obligations of the Guarantor to the extent of the assets serving as security therefor.
     Save with respect to the security provided by the Company to secure the up to US$30 million working capital facility with The Hongkong and Shanghai Banking Corporation, Indonesia (“HSBC”) and the security provided by the Indonesian Security Documents, the Guarantee will be an unsubordinated obligation of the Guarantor and will at all times rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantor and senior in right of payment to any future subordinated indebtedness of the Guarantor. Save with respect to the security provided by the Company to secure the up to US$30 million working capital facility with HSBC and the security provided by the Indonesian Security Documents, the Guarantee will be issued as a general obligation of the Guarantor, pursuant to Article 1131 of the Indonesian Civil Code. The Guarantee will be effectively subordinated to any secured obligations of the Guarantor to the extent of the assets serving as security therefor. In bankruptcy, the holder of a security interest with respect to any assets of the Guarantor would be entitled to have the proceeds of such assets applied to the payment of such holder’s claim before the remaining proceeds, if any, are applied to the claims of the Bondholders.
The Guarantee may be challenged under applicable financial assistance, insolvency or fraudulent transfer laws, which could impair the enforceability of the Guarantee.
     Under bankruptcy laws, fraudulent transfer laws, financial assistance, insolvency or unfair preference or similar laws in Indonesia where the Guarantor is incorporated and where all of its significant assets are currently located, (as well as under the law of certain other jurisdictions to which in certain circumstances the Guarantor may be subject), the enforceability of a guarantee may be impaired if certain statutory conditions are met. In particular, a guarantee may be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor, at the time that it incurred the indebtedness evidenced by, or when it gives, its guarantee:
•	incurred the debt with the intent to hinder, delay or defraud creditors or was influenced by a desire to put the beneficiary of the guarantee in a position which, in the event of the guarantor’s insolvency, would be better than the position the beneficiary would have been in had the guarantee not been given; or

•	received less than reasonable equivalent value or fair consideration for the incurrence of such guarantee;

•	received no commercial benefit;
     and, if the guarantor:
•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     The test for insolvency, the other particular requirements for the enforcement of fraudulent transfer law, and the nature of the remedy if a fraudulent transfer is found, may vary depending on the law of the jurisdiction which is being applied.
     If a court voided the Guarantee, or held the Guarantee unenforceable for any other reason, then the Bondholders would cease to have a claim against the Guarantor based upon the Guarantee, and would solely be creditors of the Issuer. If a court subordinated the Guarantee to other indebtedness of the Guarantor, then claims under the Guarantee would be subject to the prior payment of all liabilities (including trade payables). There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Bondholders.
The liquidity and market price of the Bonds following the offering may be volatile.
     The Bonds are not registered public securities. The market for the Bonds is limited and the Bonds could trade at prices that might be lower than the initial issue price depending on many factors, including prevailing interest rates, the Company’s operating results and the market for similar securities. No assurance can be given as to the liquidity of, or trading market for, the Bonds. Application has been made to the SGX-ST for the listing and quotation of the Bonds on the SGX-ST. However, there can be no assurance that a liquid trading market for the Bonds will develop, or that a trading market for the Bonds will develop or how liquid that market might become.
     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Bonds will not be subject to similar disruptions. Any such disruption may have an adverse effect on the Bondholders.
There can be no assurance that the Issuer and the Company will be able to obtain a rating for the Bonds, and any such rating, if and when assigned, may be lowered or withdrawn entirely in the future.
     The Bonds will not be rated at the time of their issuance. Although the Issuer and the Guarantor intend to obtain issue specific credit ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard and Poor’s Ratings Group, a division of McGraw-Hill Companies, Inc. (“Standard & Poor’s”) on the Bonds following the successful completion of the transaction, there can be no assurance that such ratings will be available or sustainable once assigned. The ratings assigned by Moody’s and Standard & Poor’s address the Issuer’s and the Guarantor’s ability to perform their respective obligations under the terms of the Bonds and the Guarantee and the credit risks in determining the likelihood that payments will be made when due under the Bonds. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension, reduction or withdrawal at any time by the assigning rating agency. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by the relevant rating agency. In particular, each of Moody’s and Standard & Poor’s has recently released guidance to the effect that the commencement by an issuer of a distressed exchange for its debt may potentially trigger a downgrade in the credit rating of the issuer as well as the debt that is being exchanged. Accordingly, it is possible that Moody’s and Standard & Poor’s may initiate further downgrades or revisions on the credit rating of the Guarantor and the Existing Bonds following the commencement of this offering.
     Except in limited circumstances, the Company has no obligation to inform Bondholders of any such revision, downgrade or withdrawal. A revision, suspension, reduction or withdrawal at any time of the rating assigned to the Bonds may adversely affect the market price of the Bonds.
Enforcing your rights under the Bonds or the Guarantee across multiple jurisdictions may prove difficult.
     The Bonds will be issued by the Issuer which is incorporated under the laws of The Netherlands and the Bonds will be guaranteed by the Company which is established under the laws of Indonesia. In addition, the Bonds, the Conditions, the Trust Deed and the Agency Agreement are governed by the laws of England.
     In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in The Netherlands, Indonesia and England. Such multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of your rights. Your rights under the Bonds and the Guarantee will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that you will be able to effectively enforce your rights in such complex multiple bankruptcy, insolvency or similar proceedings.
     In addition, the bankruptcy, insolvency, administrative and other laws of The Netherlands, Indonesia and England may be materially different from, or be in conflict with, each other and those with which you may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply, adversely affect your ability to enforce your rights under the Bonds and the Guarantee in the relevant jurisdictions or limit any amounts that you may receive.
     Furthermore, there can be no assurance that a third party creditor would not challenge the Guarantee and prevail in court. See “Enforceability.”
The Company’s operations will be restricted by the terms of the Bonds, which could limit its ability to plan for or to react to market conditions or meet its capital needs, which could increase your credit risk.
     The Trust Deed and the Conditions include a number of significant restrictive covenants. These covenants restrict, among other things, the Company’s ability to:
•	incur additional debt;

•	make restricted payments;

•	pay dividends or distributions on its capital stock, repurchase its capital stock, pay existing indebtedness, make intercompany loans or advances or sell or transfer property or assets;

•	sell capital stock;

•	guarantee indebtedness;

•	enter into transactions with affiliates;

•	create liens on its assets to secure debt;

•	enter into sale and leaseback transactions;

•	sell assets;

•	make investments;

•	merge or consolidate with another company; and

•	engage in a different business activity.
     These covenants could limit the Company’s ability to plan for or react to market conditions or to meet its capital needs. The Company’s ability to comply with these covenants may be affected by events beyond its control and the Company may have to curtail some of its operations and growth plans to maintain compliance.
Risks Relating to the Company and its Business
The Company is facing heightened risks due to the current business environment.
     Recent global market and economic conditions have been unprecedented and challenging with limited access to credit and recessions in most major economies. Continued concerns about the systemic impact of potential long-term and wide-spread recession, rising energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility for western and emerging economies. Such market conditions have also resulted in a number of companies seeking government support or filing or have filed for bankruptcy, including Chrysler LLC and General Motors Corp in the United States. Due to the impact of the current economic crisis on the Company’s export distributors, the Company began offering extended payment and credit terms to a number of its export distributors who had demonstrated payment track records and a significant history with the Company, in order to sustain demand for its tires from these distributors. If such export distributors are unable to make payments when they are due, this could have a material adverse effect on the Company’s financial condition and results of operations.
     As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce and, in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike, and a corresponding decrease in global infrastructure spending, all of which have significantly impacted the Company’s operations and cash flow. In response to these factors, in April 2009, each of Moody’s and Standard & Poor’s downgraded the Company’s long term credit ratings to reflect concerns surrounding the Company’s liquidity position and its ability to meet its payment obligations under the Existing Bonds. Moody’s downgraded the Company’s Long-Term Corporate Family Rating from “B2” to “Caa1,” while Standard & Poor’s downgraded the Company’s “Long-Term Foreign Issuer Credit Rating” from “B” to “CCC+”. On June 12, 2009, Standard & Poor’s notified the Company that it intended to effect a further downgrade of the Company’s “Long-Term Foreign Issuer Credit Rating” from “CCC+” to “CC.” Both rating agencies have assigned a negative outlook on their ratings to the Company.
     Continued turbulence in the U.S. and international markets and economies and prolonged declines in business consumer spending may further adversely affect the Company’s liquidity and financial condition, and the liquidity and financial condition of the Company’s customers, including the Company’s ability to refinance maturing liabilities and access the capital markets to meet liquidity needs.
Supplies of the Company’s principal raw materials are subject to price fluctuations, including highly volatile natural rubber prices and oil prices.
     The Company’s principal raw materials are natural rubber (used by the Company in its tire manufacturing division) and petrochemical products (used by the Company in its tire cord and synthetic rubber divisions, which in turn supply the Company’s tire manufacturing division). In the past two years, the costs of these raw materials have increased with surges in natural rubber prices and international crude oil prices, and were at historically high levels during much of 2008. According to CMAI, since the third quarter of 2008, the prices of natural rubber and petrochemical based commodities have decreased, but remain subject to significant volatility. Any further increase in natural rubber and global oil prices is likely to result in an increase in the prices charged by suppliers of these raw materials to the Company. The Company purchases significant amounts of raw materials under forward delivery contracts in order to ensure continuing supply and to manage its exposure to fluctuating raw materials costs. The Company’s ability to manage its exposure to fluctuations in raw materials costs depends primarily on its ability to minimise its carried inventory of raw materials and its ability to adjust the prices for its products so that raw materials costs are reflected in the prices paid by its customers. Market conditions for the Company’s products can limit or delay the ability of the Company to adjust its prices. If market conditions do not permit, as has been the case in recent months, the Company may be unable to pass on the increase in its raw materials prices to its customers through timely price increases. Any fluctuation in the prices of raw materials may materially and adversely affect the Company’s profit margins and operating results.
Foreign currency exchange rate fluctuations may have a material adverse effect on the Company’s results of operations.
     Approximately 54.0%, 53.9%, 49.5% and 42.9% of the Company’s net sales was denominated in foreign currencies for the years ended December 31, 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively, primarily in U.S. dollars, Pound Sterling and Euro. Such foreign currency sales are translated into Rupiah at the applicable exchange rate for inclusion in the Company’s consolidated financial statements. Approximately 76.1% of the Company’s export tire sales in 2008 were denominated in U.S. dollars and the remaining were denominated in Pound Sterling and Euro.
     By contrast, substantially all of the Company’s raw material costs and all of the Company’s debt service obligations are denominated in U.S. dollars. In particular, all of the Company’s payment obligations under the US$420.0 million aggregate principal amount of 10.25% guaranteed bonds due 2010 (the “Existing Bonds”) are denominated in U.S. dollars. In addition, the Company incurs other U.S. dollar costs for spare parts, capital expenditures and fuel and energy costs for the operation of its production facilities.
     Commencing in the third quarter of 2008, the U.S. dollar began appreciating significantly against the Rupiah, the Pound Sterling and the Euro, placing significant pressure on the Company’s profit margins from its sales. From July 1, 2008 to March 31, 2009, the U.S. dollar appreciated by approximately 25.6% against the Rupiah, 39.4% against the Pound Sterling and 19.0% against the Euro. See “Exchange Rates.”
     Any further significant appreciation of the U.S. dollar against the Rupiah, the Pound Sterling or the Euro could have a material adverse impact on the Company’s results of operations, since the amount of U.S. dollar outflows, including purchases of raw materials, export freight and debt servicing expenses, generally exceed the amount of U.S. dollar inflows from tire sales. Given the volatility of current exchange rates, currency transaction risks and changes in currency translation rates may adversely affect the Company’s operating results.

Demand and pricing in the Indonesian tire market are subject to cycles in the automotive industry and global economic conditions.
     For the years ended December 31, 2006, 2007 and 2008 and the three months ended March 31, 2009, the Company derived approximately 46.0%, 46.1%, 50.5% and 57.1%, respectively, of its aggregate tire and tire-related product sales from tire sales in the Indonesian domestic tire market. Demand for tires in the Indonesian domestic market is primarily driven by the sales of new vehicles and the ability of Indonesian consumers to invest in replacement tires for their existing vehicles. In the wake of the global economic slowdown, both sales of new vehicles as well as the demand for replacement tires have been significantly affected. These factors have created overcapacity in the tire industry which has in turn led to significantly increased price competition and product discounting by the manufacturers, resulting in lower margins in the business. In order to maintain its competitive position in its various markets and to sustain demand for its tires in the face of deteriorating global economic conditions, the Company indefinitely postponed a planned increase in the prices of its tires that it had intended to implement in the fourth quarter of 2008 in order to offset the increased raw materials costs that it had incurred in 2008. During the fourth quarter of 2008, the Company implemented an additional series of marketing programmes under which it offered various price reductions and sales incentives to its distributors in order to increase its sales volumes.
     Economic developments adversely affecting consumer spending and other factors adversely affecting consumer confidence such as political and social instability, rising energy prices, foreign exchange fluctuations, terrorism and unstable economic conditions, could materially and adversely affect the demand for the Company’s products.
Loss by the Company of its competitiveness and market share in the Indonesian and export markets could materially and adversely affect the Company’s future growth, profitability and results of operations, including as a result of price erosion caused by increased competition.
     The Company sells its products principally in the domestic replacement tire and OE markets as well as in the international replacement market. All of these market segments are highly competitive.
     The Company’s percentage share of the Indonesian motorcycle tire market has decreased over the past few years in the face of competition from smaller domestic tire manufacturers and imported tires. The current global economic slowdown has exposed the Company to further price competition from these domestic and foreign manufacturers, placing further downward pressure on the Company’s profit margins.
     In the international tire market, which is the primary source of demand for the Company’s higher-end radial tire products, the Company generally sells its radial tires at prices lower than those offered by other leading international players. Because the Company has generally competed on the basis of price, increased price competition in the Company’s markets can have and has had a significant adverse impact on the Company’s margins and profitability.
     The Company’s competitors for radial tire sales in the international tire market consist of a number of small to medium sized low cost producers, some of whom have stronger distribution networks and better brand equity than the Company. In South-East Asia and the Middle East, which are some of the Company’s major export markets for bias tires, a number of tire manufacturers based in China and India, who are able to compete with the Company on the basis of price, by virtue of their low production costs, have the potential to become major competitors.
     There can be no assurance that the Company will be successful in recapturing and growing its share of the motorcycle tire market in Indonesia, or in maintaining or enhancing its position in its primary radial or bias tire export markets. There can also be no assurance that the Company will be able to maintain its cost leadership advantage over its competitors, particularly as lower cost competitors emerge from other developing nations such as China and India.

Termination of the Company’s third party manufacturing and licensing arrangements could adversely affect the Company’s operating results.
     The Company has entered into manufacturing agreements and licences to manufacture tires for other tire companies. These manufacturing and licensing arrangements are valuable and consistent sources of sales revenues to the Company. For example, in 2004, the Company entered into a manufacturing agreement with certain affiliates of Michelin through which it manufactures Michelin associated brand tires, excluding “Michelin”-branded tires. The Company’s manufacturing arrangement with Michelin provides valuable operational and technological relationships with one of the world’s leading tire manufacturers, while securing volume demand for the radial tires manufactured by the Company. Since 1973, under a licensing arrangement with Inoue Rubber Co. (“IRC”), a leading motorcycle tire company based in Japan, the Company has the right to use the “IRC” brand on its motorcycle tires, which holds significant market share and pricing premium in Indonesia.
     Each of these arrangements is subject to termination in accordance with its terms, and the Company’s third party partners and licensors may decide at any time to terminate their arrangements with the Company. In the event of any such termination, the Company’s business and financial results could be materially and adversely affected.
The Company may be unable to recover its accounts receivable from PT Filamendo Sakti.
     The Company had total outstanding accounts receivables from PT Filamendo Sakti, a subsidiary of PT Polychem Indonesia Tbk, totalling Rp.651.8 billion (US$56.3 million) as of December 31, 2008, of which Rp.648 billion (US$56.0 million) represented an accounts receivable arising from a transfer thereof from a former shareholder to the Company in April 2004. The Company had outstanding accounts receivables from PT Filamendo Sakti totalling Rp.651.3 billion (US$56.3 million) as of March 31, 2009. See “Business —Related Party Transactions.” Although PT Filamendo Sakti has restructured its debts, its cash flows are utilised for servicing such restructured third party obligations which are required to be repaid prior to the payment of outstanding receivables to the Company. Until PT Filamendo Sakti is able to increase revenues available to repay the Company, the Company will have only a limited opportunity to recover these accounts receivable from PT Filamendo Sakti.
     The inability of the Company to recover all or a significant part of such accounts receivable due from PT Filamendo Sakti would have a material adverse effect on the Company’s financial condition and results of operations.
     In addition, with effect from January 1, 2010, certain changes in Indonesian accounting standards will be implemented which require financial receivables which are collectible in the future to be discounted at a market interest rate until the expected maturity date. Under these changes, the Company may be required to discount the value of its accounts receivable from PT Filamendo Sakti to reflect the date on which such receivables are expected to be paid by PT Filamendo Sakti. While the Company continues to work with PT Filamendo Sakti on a possible repayment arrangement, there is no assurance that a satisfactory repayment arrangement will be put into place prior to the effectiveness of these changes in accounting standards, and the Company may have to write down the value of the outstanding receivables from PT Filamendo Sakti. This may have a significant adverse impact on the value of the Company’s assets and financial position.
Infringement of the Company’s intellectual property rights, or the termination of the Company’s licences to use the “GT Radial,” “Gajah Tunggal” and “GT Motor” trademarks and product names could adversely affect the Company’s operating results.
     Similar to other companies in Indonesia, the Company suffers from intellectual property infringement. The Company has made substantial investments in the registration and protection of its intellectual property rights, particularly its distinctive tire tread patterns. However, various tire retailers sell tires using the Company’s brand names without the Company’s consent. These infringing tires tend to be low quality and, in some cases, unsafe. The infringement of its intellectual property could potentially affect its reputation among consumers and damage its brand equity. The Company has filed a report with the police against infringers of its intellectual property, but there can be no assurance that actions by the Indonesian authorities will be sufficient to prevent or curtail future infringements of its intellectual property rights. If the Company is unable to protect its intellectual property rights from infringement, its brand equity will be compromised, and its business and operating results will be materially and adversely affected.
     In addition, while the Company owns the “GT Radial,” “Gajah Tunggal” and “GT Motor” trademarks, as well as the rights to its tire product names, in Indonesia, the intellectual property rights to these trade names and tire product names in countries other than Indonesia are held by the Company’s affiliates. The “GT Radial” trademark is held by GITI Tire Pte. Ltd. (“GITI Tire”), while the “Gajah Tunggal” trademark is held by GT International (Singapore) Pte. Ltd., both of which are holding companies incorporated in Singapore and owned by the Company’s founders. Each of GITI Tire and

GT International (Singapore) Pte. Ltd. has granted the Company a royalty-free, non-exclusive perpetual licence to use these trademarks and product names in each of the territories to which the Company sells its products. However, such licence agreement is subject to termination in accordance with its terms, and GITI Tire or GT International (Singapore) Pte. Ltd. may decide, with only minimal notice, to terminate their respective licenses to the Company. In the event of any such termination, the Company would not have the right to use its brands outside of Indonesia and its business and financial results could be materially adversely affected.
The Company engages in a significant number of transactions with affiliates.
     A portion of the Company’s transactions are conducted in the ordinary course with affiliates. Such transactions include sales of SBR and sales of compound rubber (Master Batch) to GITI Tire and its affiliates, sales of radial and bias tires to Globaltraco International Pte Ltd (“Globaltraco”) and purchases of tire manufacturing equipment from Seyen Machinery (Hong Kong) Co. Ltd. (“SMHK”) and Seyen International Inc. (“SII” and, together with SMHK, “Seyen”). See “Business —Related Party Transactions.” In 2008, related party sales of SBR totalled US$10.5 million and sales of tires totalled US$12.9 million. For the three months ended March 31, 2009, such sales totalled US$0.7 million and US$1.1 million, respectively. There were no related party sales of compound rubber in 2008 and for the three months ended March 31, 2009. Purchases of tire manufacturing equipment and spare parts from Seyen totalled US$12.4 million for the year ended December 31, 2008. The Company did not make any purchase from Seyen for the three months ended March 31, 2009. The Company believes it engages in these transactions on an arm’s length basis, in the best interests of the Company and generally on terms no less favourable as would be in similar transactions with non-related parties. While there is no assurance that the Company will not enter into other related parties transactions in the future, the Company has committed in the future to only engage in related party transactions on an arm’s length basis, as described in “Terms and Conditions of the Bonds.”
The Company is controlled by a small number of shareholders, whose interests may not be aligned with the interests of the Bondholders.
     As of March 31, 2009, three of the Company’s shareholders owned an aggregate of 57.8% of the Company’s outstanding shares, with Denham Pte. Ltd. (which is owned by GITI Tire) accounting for the largest single shareholding interest in the Company at 27.9%. Such shareholders therefore have the ability to control the Company, elect the directors and commissioners of the Company and determine the outcome of most actions requiring shareholder approval. See “Principal Shareholders.” Denham Pte. Ltd. and its affiliates have ownership interests in a number of companies, including companies that are involved in businesses related to the business of the Company or that have entered into, or are expected to enter into, business transactions with the Company. For further information about business transactions between the Company and its affiliates, see “Business —Related Party Transactions.” In addition, controlling shareholders may take actions that are detrimental to minority shareholders. The Bonds contain certain restrictions on dealings by the Guarantor and its subsidiaries with related parties. See “Terms and Conditions of the Bonds — Covenants and Definitions — Limitations on Transactions with Affiliates.” There can be no assurance that this small number of shareholders will act in the interests of the Bondholders.
The growth of illegal tire imports could affect the Company’s market share, thereby having a material and adverse impact on the Company’s business.
     Illegally imported tires represent a growing threat to Indonesian domestic tire producers. These illegal imports are generally seen as lower quality, but can be popular with motorists on account of their low prices. The threat posed by illegal tire imports to the Company’s market share is likely to grow when the Indonesian economy recovers and the Rupiah appreciates in value as the purchase price of the illegal tire imports will decline in Rupiah terms. If the Company is unable to maintain its market position against these lower cost illegal tire imports, its financial performance and operating results could be materially and adversely affected.
Compliance with environmental and occupational health and safety laws and regulations may require the Company to incur costs or restrict its operations in a manner that could have a material adverse effect on its financial condition and results of operations.
     The Company is subject to a variety of environmental laws, including those which regulate the use, handling, treatment, storage, discharge and disposal of substances and hazardous wastes used or generated in its manufacturing facilities. These laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, its acts. The Company is required to invest financial and managerial resources to comply with environmental and safety laws and regulations and anticipates that it will continue to be required to do so in the future in order to comply with laws in Indonesia and the primary markets the Company sells to. It is likely that the Company will be subject to increasingly stringent environmental standards in the future and may be required to make additional capital expenditures relating to environmental and safety matters on an ongoing basis. Failure by the Company to comply with present and future environmental and safety laws could subject it to future liabilities or suspension of production and/or distribution. Environmental and safety laws could also restrict the Company’s ability to expand its facilities or could require it to acquire costly equipment or to incur other additional expenses in connection with the Company’s manufacturing and distribution processes.
The Company must comply with product liability laws and may be subject to product liability claims and product recalls which may require the Company to incur substantial costs in a manner that could have a material adverse effect on its financial condition and results of operations.
     Product quality or the perception thereof significantly influences a customer’s decision to purchase tires, and any material product defect could require the Company to publicly undertake service actions or recall campaigns. Any of these actions or campaigns in the future could require the Company to incur considerable expense in correcting problems and could influence purchasing decisions of customers of the Company’s products, thereby negatively affecting the future sales and profitability of the Company. The Company was a party in a product liability claim in the United States in the past. Although the claim has been settled, there can be no assurance that future claims or recalls having a material adverse effect on the Company will not occur.
     The Company’s distribution of tires into the United States requires it to comply with the United States’ Transportation Recall Enhancement, Accountability, and Documentation Act (the “TREAD Act”). The TREAD Act imposes numerous requirements with respect to the early warning reporting of property damage, injury and fatality claims and tire recalls and also requires tire manufacturers, among other things, to conform with revised and more rigorous tire standards, once the revised standards are implemented. Compliance with TREAD Act regulations entails significant administrative expenditures by tire manufacturers in order to implement the monitoring regime required under those regulations. These expenditures are likely to increase the Company’s cost of distributing its tires. In addition, while the Company believes that its tires are free from design and manufacturing defects, it is possible that a recall of the Company’s tires, under the TREAD Act or otherwise, could occur in the future. Any recall could have a material adverse effect on the Company’s reputation, operating results and financial condition. Compliance with these and other regulatory requirements in the future may require a material increase in the Company’s capital expenditures and could materially and adversely affect the Company’s earnings and competitive position.
Unexpected production interruptions may materially and adversely affect the Company’s financial condition and results of operations.
     The Company’s tire manufacturing processes depend upon a stable supply of energy and certain critical equipment, such as its mixers, calendars and vulcanisers (curing presses), which are subject to unexpected interruptions. The Company’s production facilities could be adversely affected by events such as the breakdown of equipment, difficulties or delays in obtaining spare parts and equipment, raw material shortages, power shortages and blackouts, fire, natural disasters, civil disorders, industrial accidents and the need to comply with Government directives concerning matters such as hygiene, safety and environmental protection. Additionally, labour activism and unrest represent a continuing threat to the business of many Indonesian companies. See “— Risks Relating to Indonesia — Labour activism and unrest may materially and adversely affect the Company.” No assurance can be given that any such material production interruption will not occur in the future or that such interruptions would not have a material adverse effect on the Company’s financial condition and results of operations.
The Company plans to increase its sales in the Indonesian OE market and has accordingly exposed itself to pricing pressures from vehicle manufacturers, which may adversely affect its business.
     The Company regards the OE market as an important market for its products, as OE sales can help raise the Company’s profile among automobile and motorcycle purchasers, increase the awareness of its brand and product among end-users, broaden the distribution of its tires and generate new demand for the Company’s tires in the higher-margin replacement market. Accordingly, it has focused part of its marketing efforts and production capacity on gaining market share in the domestic OE market. However, margins in the OE market are considerably lower than those of the replacement market, and pricing pressure from vehicle manufacturers continues to be a characteristic of this segment of the tire industry. Many vehicle manufacturers tend to seek price reductions for OE tire purchases each year. Although the Company has taken steps to reduce costs and resist price reductions, current and future price reductions could materially and adversely impact its sales and profit margins. If the Company is unable to offset continued price reductions through improved operating efficiencies and reduced expenditures or increased sales in the replacement market, such price reductions may result in declining margins and operating results.

The Company’s future growth and prospects may be adversely affected if it is unable to keep up with its customers’ quality expectations and emerging technological trends affecting the tire market.
     Technological innovation is an integral feature of the global high-end tire industry. Innovative technologies such as run-flat or “airless” tire technology continue to be introduced, especially in the higher-priced value-added segment of the replacement tire market, and present an as-yet unpredictable challenge to general tire manufacturers. These innovations have traditionally been developed and marketed by large leading tire manufacturers such as Michelin, The Goodyear Tire & Rubber Company (“Goodyear”) and Bridgestone Corporation (“Bridgestone”). To the extent that these new technologies come to be expected by the mass market, the Company may have to alter or re-tool its production processes and incur capital expenditure to keep up with market trends. There can be no assurance that it will be able to successfully accomplish any such transition. If the Company is unable to introduce new tire technology into its product mix on a timely basis, its operating margins and financial results could be materially and adversely affected.
Trade regulating actions by the Government could adversely affect the Company’s profitability and/or increase its cost of raw materials.
     The Government has entered into various trade agreements, such as the ASEAN Free Trade Agreement and other bilateral agreements, with the objective of reducing or eliminating tariffs of goods that are imported into Indonesia. The reduction of general trade tariffs permits lower cost foreign goods to be brought into Indonesia, and could potentially result in an opening of the domestic tire market to low cost tire imports. Accordingly, if the Company loses domestic market share to lower cost imported tires, its financial results and operating margins may be materially and adversely affected.
     Conversely, certain of the Company’s raw materials, such as carbon black, are largely supplied by domestic manufacturers. These raw materials are occasionally subject to trade disputes, and the Government may potentially impose anti-dumping price control measures to regulate prices of these raw materials, making it more difficult for foreign suppliers of these materials to compete. Such measures may potentially increase the prices charged to the Company by domestic suppliers of these raw materials, which could in turn significantly increase the Company’s operating costs. In such a situation, the Company’s operating results may be materially and adversely affected.
Risks Relating to Indonesia
     The Company is incorporated in Indonesia and substantially all of the Company’s assets and operations are located in Indonesia. The Company may be adversely affected by changes in Government policies, social instability or other political, economic, legal, regulatory or international developments in or affecting Indonesia which are not within the control of the Company, including those set forth below.
Fluctuations in the value of the Rupiah may materially and adversely affect the Company’s financial condition and results of operations.
     The Government’s exchange rate policies and any future changes in the value of the Rupiah against the U.S. dollar and other currencies could adversely affect the financial condition and results of operations of the Company. The Rupiah/U.S. dollar exchange rate has been very volatile in recent years. By way of example, the Rupiah depreciated by 19.6% against the U.S. dollar over the course of 2008, from Rp.9,153 to the U.S. dollar on January 1, 2008 to Rp.10,950 to the U.S. dollar on December 31, 2008. As of March 31, 2009, the Rupiah/U.S. dollar exchange rate stood at Rp.11,575 to the U.S. dollar. Continued volatility in this exchange rate will likely have a direct impact on the Company’s earnings and on the Company’s ability to fulfil its obligations under its significant U.S. dollar liabilities. Bank Indonesia has in the past intervened in the foreign exchange market to stabilise the Rupiah. There can be no assurance that the Rupiah will not be subject to depreciation and continued volatility or that the Government will, or will be able to, act when necessary to stabilise, maintain or increase the value of the Rupiah, and will not act to devalue the Rupiah, or that any such action, if taken, will be successful.
     Changes in exchange rates have affected and may continue to affect the Company’s results of operations and cash flows. Modification of the current floating exchange rate policy could result in significantly higher domestic interest rates, liquidity shortages, capital or exchange controls or the withholding of additional financial assistance by multinational lenders. This could result in a reduction of economic activity, an economic recession, loan defaults and increases in the price of imports. Any of the foregoing consequences could have a material adverse effect on the Company’s business, financial conditions, results of operations and prospects, and could have an adverse effect on the ability of the Company to meet its obligations under the Bonds.
Political and social instability in Indonesia may adversely affect the Company’s businesses.

     Since the collapse of President Soeharto’s regime in 1998, Indonesia has experienced a process of democratic change, resulting in political and social events that have highlighted the unpredictable nature of Indonesia’s changing political landscape. These events have resulted in political instability, as well as general social and civil unrest on certain occasions in the past few years. In particular, there have been a number of clashes between the Government and supporters of separatist movements in the provinces of Aceh and Papua. On May 19, 2003 the Government imposed martial law in Aceh. In August 2005, a peace agreement was signed in Helsinki by the Government and the Free Aceh Movement.
     For example, since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against the Government and Government officials, as well as in response to specific issues, including fuel tariff increases, labour matters, privatisation of state assets, anticorruption measures, decentralisation and provincial autonomy, actions of former Government officials and their family members and the U.S.-led military campaigns in Afghanistan and Iraq. In September 2005, demonstrations affected several cities after the Government mandated an increase in fuel prices. In May 2008, the Government further decreased fuel subsidies to the public, which has also led to public demonstrations. Although these demonstrations were generally peaceful, some have turned violent.
     In 2004, Indonesians directly elected the President, the Vice-President and representatives of the Indonesian parliament through a proportional voting system for the first time. Although the 2004 elections were conducted peacefully, future political campaigns and elections may bring a degree of political and social uncertainty to Indonesia. Political and social unrest may occur if the results of future elections are disputed or unpopular. The next election is scheduled to take place in July 2009.
     Political and social developments in Indonesia have been unpredictable in the past and have caused confidence in the Indonesian economy to remain low. Any resurgence of political instability could adversely affect the Indonesian economy, which could adversely affect the Company’s business. Social and civil disturbances could occur in the future and on a wider scale, directly or indirectly, have a material adverse effect on the Company’s business, financial condition, results of operations and prospects, and on the Bonds.
Terrorist activities in Indonesia could destabilise the country, which may materially and adversely affect the Company’s business.
     Since 2002, several bombing incidents have taken place in Indonesia, most significantly in Bali in October 2002 and October 2005, at a Marriott Hotel in Jakarta in August 2003, at the Australian Embassy in Jakarta in September 2004 and in the eastern Indonesian town of Tentena on the island of Sulawesi in May 2005, and further terrorist acts may occur in the future. Terrorist acts could destabilise Indonesia and increase internal divisions within the Government as it evaluates responses to that instability and unrest. Violent acts arising from, and leading to, instability and unrest have in the past had, and may continue to have, a material adverse effect on investment and confidence in, and the performance of, the Indonesian economy, which could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.
The Company’s operations may be adversely affected by an outbreak of Influenza A (H1N1) virus, Severe Acute Respiratory Syndrome (“SARS”), avian influenza or other epidemics.
     During the last three years, large parts of Asia experienced unprecedented outbreaks of avian influenza. As of June 2, 2009, the World Health Organization (“WHO”) had confirmed a total of 262 fatalities in a total number of 433 cases reported to the WHO, which only reports laboratory confirmed cases of avian influenza. Of these, the Indonesian Ministry of Health reported to the WHO 115 fatalities in a total number of 141 cases of avian influenza in Indonesia. In addition, the WHO announced in June 2006 that human-to-human transmission of avian influenza had been confirmed in Sumatra, Indonesia. According to the United Nations Food and Agricultural Organization, avian influenza virus is entrenched in 31 of Indonesia’s 33 provinces and efforts to contain avian influenza are failing in Indonesia, increasing the possibility that the virus may mutate into a deadlier form. No fully effective avian influenza vaccines have been developed and an effective vaccine may not be discovered in time to protect against the potential avian influenza pandemic.
     In 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted the economic activities in, and the demand for goods plummeted in, the affected regions.
     More recently, in April 2009, there has been an outbreak of the Influenza A (H1N1) virus which originated in Mexico but has since spread globally including confirmed reports in Hong Kong, Japan, Malaysia and elsewhere in Asia.

Although there have been no confirmed reports in Indonesia, the Influenza A (H1N1) virus is believed to be highly contagious and may not be easily contained. An outbreak of Influenza A (H1N1) virus, SARS, avian influenza or a similar epidemic, or the measures taken by the governments of affected countries, including Indonesia, against such an outbreak, could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting the Company’s financial condition or results of operations.
     An outbreak of Influenza A (H1N1) virus, SARS or avian influenza could result in the Company’s plants operations being suspended or drastically slowed down. Such consequences would have a material adverse affect on the Company’s ability to operate its business and, as a result, on the Company’s financial condition and results of operations.
Labour activism and unrest may materially and adversely affect the Company.
     The liberalisation of laws governing the formation of labour unions combined with weak economic conditions has resulted in, and may continue to give rise to, labour unrest and activism in Indonesia. In 2003, the Government enacted new labour regulations which, among other things, increased the amount of severance payable to terminated employees and extended service and compensation payments to employees who resign. The new labour regulations may make it more difficult for businesses, including the Company, to maintain flexible labour policies.
     The Company currently has a Cooperative Labour Agreement (Perjanjian Kerja Bersama) in place with one labour union, which covers approximately 10,835 employees. The Company has not been the target of any union action in the past, and believes that it has very good relations with its workers. However, there can be no assurance that additional unions will not be formed, or that the Company will be able to maintain its traditionally good relations with its workers.
     Labour unrest and activism in Indonesia could disrupt the operations of the Company’s operations and those of its customers and suppliers and could affect the financial condition of Indonesian companies in general, depressing the prices of Indonesian securities on the Jakarta and other stock exchanges and the value of the Rupiah relative to other currencies. Such events would likely have a material adverse effect on the Company.
Indonesia is located in an earthquake zone and is subject to significant geological risk that could lead to social unrest and economic loss.
     The Indonesian archipelago is one of the most volcanically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive earthquakes and tsunamis, or tidal waves. On December 26, 2004, an underwater earthquake off the coast of Sumatra released a tsunami that devastated coastal communities in Indonesia, Thailand and Sri Lanka. In Indonesia, more than 220,000 people died or were recorded as missing in the disaster. Aftershocks from the December 2004 tsunami have also claimed casualties. On May 27, 2006, a 6.3 magnitude earthquake in Yogyakarta in Java killed more than 5,000 people and injured more than 38,000 and, on July 17, 2006, an underwater earthquake off the coast of Java triggered a tsunami that killed more than 600 people. Earthquakes also struck Solo in Central Sumatra in March 2007, southern Sumatra in September 2007, Aceh province in February 2008, off the coast of southern Sumatra in November 2008, West Papua in January 2009, Manado in February 2009, Aceh and Sulawesi in May 2009.
     While these events did not have a significant economic impact on the Indonesian capital markets, the Government has had to expend significant amounts of resources on emergency aid and resettlement efforts in response to the December 2004 tsunami. Most of these costs have been underwritten by foreign governments and international aid agencies. However, there can be no assurance that such aid will continue to be forthcoming, or that it will be delivered to recipients on a timely basis. If the Government is unable to timely deliver foreign aid to affected communities, political and social unrest could result. Additionally, recovery and relief efforts are likely to continue to strain the Government’s finances and may affect its ability to meet its obligations on its sovereign debt. Any such failure on the part of the Government, or declaration by it of a moratorium on its sovereign debt, could potentially trigger an event of default under numerous private sector borrowings, thereby materially and adversely affecting the Company’s business, financial conditions, results of operations and prospects.
     In addition, there can be no assurance that future geological occurrences will not significantly impact the Indonesian economy. A geological disturbance could also cause damage to the Company’s plants, which could result in closures. A significant earthquake or other geological disturbance in any of Indonesia’s more populated cities and financial centres could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting the Company’s businesses, financial condition, results of operations and prospects.

Regional or global economic changes may materially and adversely affect the Indonesian economy and the Company’s business.
     Indonesia’s economy was significantly affected by the Asian financial crisis of 1997. The crisis was characterised in Indonesia by, among other effects, currency depreciation, a significant decline in real gross domestic product (“GDP”), high interest rates, social unrest and extraordinary political developments. These conditions had a material adverse effect on Indonesian businesses, including the business and financial condition of the Company. As a result of the crisis, Indonesia entered a recessionary phase with relatively low levels of growth in 1999, 2000, 2001 and 2002, and the Government had to rely on the support of international agencies and governments to prevent sovereign debt defaults.
     Although fiscal conditions in Indonesia have improved since the Asian financial crisis, the Government continues to have a large fiscal deficit and a high level of sovereign debt. Its foreign currency reserves are modest, the Rupiah continues to be volatile with poor liquidity, and the banking sector suffers from high levels of non-performing loans. Inflation has also remained high, with an annual inflation rate of 6.60% in 2006, 6.59% in 2007 and 11.06% in 2008, according to Government estimates.
     While the current global economic crisis has had less of an adverse effect on the Indonesian economy than the 1997 Asian financial crisis, the global economic situation remains highly volatile, and has significantly affected other South-East Asian economies, many of whom are significant trading partners and investors in Indonesia. There can be no assurance that Indonesia will be able to weather the current global economic crisis. In particular, any changes in the regional or global economic environment that result in a loss of investor confidence in the financial systems of emerging and other markets, or other factors, may cause increased volatility in the Indonesian financial markets and inhibit or reverse the growth of the Indonesian economy. Any such increased volatility, slowdown or negative growth could materially and adversely affect the Company’s business, financial condition, results of operations and prospects
Downgrades of credit ratings of Indonesia and Indonesian companies could materially and adversely affect the Company’s financial condition and the market price of the Bonds.
     In 1997, certain recognised statistical rating organizations, including Moody’s and Standard & Poor’s downgraded Indonesia’s sovereign rating and the credit ratings of various credit instruments of the Government and a large number of Indonesian banks and other companies. Currently, Indonesia’s sovereign foreign currency long-term debt is rated “Ba3” by Moody’s, “BB-” by Standard & Poor’s and “BB” by Fitch Ratings (“Fitch”), and its short-term foreign currency debt is rated “B1/NP” by Moody’s, “B” by Standard & Poor’s and “B” by Fitch. On September 22, 2008 and January 29, 2009, Standard and Poor’s and Fitch respectively affirmed their outlook on the sovereign credit rating for Indonesia as stable. On June 11, 2009, Moody’s raised its outlook on Indonesia’s sovereign rating from stable to positive. These ratings reflect an assessment of the Government’s overall financial capacity to pay its obligations and its ability or willingness to meet its financial commitments as they become due.
     No assurance can be given that Moody’s, Standard & Poor’s, Fitch or any other statistical rating organization will not further downgrade the credit ratings of Indonesia or Indonesian companies. Any such downgrade could have an adverse impact on liquidity in the Indonesian financial markets, the ability of the Government and Indonesian companies, including the Company, to raise additional financing and the interest rates and other commercial terms at which such additional financing is available and could have a material adverse effect on the Company.
Risks Relating to the Issuer
The Issuer is a special purpose financing entity with no operations of its own and is dependent upon payments under the intercompany loan to meet its obligations under the Bonds.
     The Issuer is a special purpose financing entity with limited assets and has no business operations other than issuing the Existing Bonds and the Bonds and engaging in related transactions. The Issuer’s ability to make payments on the Bonds is dependent directly on payments to the Issuer by the Company under the intercompany loan between the Issuer and the Company. The Company’s ability to make payments under the intercompany loan will depend on a number of factors, some of which may be beyond the Company’s control. See “— Risks Relating to the Company and its Business.” If the Company fails to make scheduled payments under the intercompany loan, the Issuer will not have any other source of funds to meet its payment obligations under the Bonds.

USE OF PROCEEDS
     The Issuer will receive no cash proceeds from the issuance of the Bonds in this offering. However, as the Bonds will be issued in exchange for the Existing Bonds, the Guarantor will enter into an intercompany loan agreement with the Issuer in connection with the amount outstanding under the Bonds, as a result of which the Issuer continues to on-lend at least 95.0% of its balance sheet total to the Guarantor. All fees, commissions and expenses incurred in connection with the offering and issue of the Bonds will be borne by the Guarantor.

EXCHANGE RATES
     The Company’s revenues are denominated in Rupiah, U.S. dollar, Pound Sterling and Euro, and most of its expenses are incurred and paid in U.S. dollars and Rupiah. The Company’s financial results are reported in Rupiah. The exchange rates among the Rupiah, Pound Sterling, Euro and the U.S. dollar have fluctuated widely in recent years and may fluctuate substantially in the future. The results of the Company’s operations are affected as the Rupiah, Pound Sterling and Euro appreciate or depreciate against the U.S. dollar and, as a result, any such appreciation or depreciation will likely affect the Company’s financial condition and results of operations. See “Risk Factors — Risks Relating to the Company and its Business —Foreign currency exchange rate fluctuations may have a material adverse effect on the Company’s results of operations.”
     Prior to August 1997, Bank Indonesia maintained the value of the Rupiah based on a basket of foreign currencies, the composition of which was based on Indonesia’s main trading partner countries. In July 1997, Bank Indonesia widened the exchange rate band, and in August 1997, Bank Indonesia announced it would no longer intervene to maintain the exchange rate at any pre-determined level, which resulted in a substantial decrease in the value of the Rupiah relative to the U.S. dollar.
     The following table sets forth the exchange rate of Rupiah for U.S. dollar based on the middle exchange rates at the end of each month during the periods indicated. The Rupiah middle exchange rate is calculated based on Bank Indonesia’s buying and selling rates.

	Exchange Rates
	Rp. per US$
	Low (1)	High (1)	Average (2)	Period End

2004	8,441	9,415	8,985	9,290
2005	9,165	10,310	9,751	9,830
2006	8,775	9,395	9,141	9,020
2007	8,828	9,419	9,164	9,419
2008	9,051	12,151	9,757	10,950
2009
January	10,863	11,355	11,167	11,355
February	11,685	11,988	11,853	11,980
March	11,435	12,065	11,850	11,575
April	10,695	11,620	11,025	10,713
May	10,265	10,655	10,393	10,340
June (through June 5, 2009)	10,039	10,263	10,189	10,039

Source: Statistik Ekonomi dan Keuangan Indonesia (Indonesian Financial Statistics) published monthly by Bank Indonesia.

Notes:

(1)	For full years, the high and low amounts are determined based upon the month-end middle exchange rate announced by Bank Indonesia during the year indicated. The high and low figures for January 2009 to June 5, 2009 are determined based on the daily middle exchange rates during the period indicated.

(2)	For full years, the average shown is calculated based on the middle exchange rate announced by Bank Indonesia on the last day of each month during the year indicated. For monthly averages from January 2009 to June 5, 2009, the average shown is calculated based on the daily middle exchange rates during the period indicated.
     The exchange rate on December 31, 2008 was Rp.10,950 = US$1.00 as compared with Rp.9,419 = US$1.00 on December 28, 2007. Solely for convenience only, this Offering Circular contains translations of certain Rupiah amounts into U.S. dollars at the exchange rate of Rp.11,575 = US$1.00 announced by Bank Indonesia as of March 31, 2009. No representation is made that the Rupiah or U.S. dollar amounts referred to in this Offering Circular could have been or could be converted into U.S. dollars or Rupiah, as the case may be, at any particular rate or at all.

     The following table sets forth, for the periods indicated, the exchange rate of the Pound Sterling for U.S. dollar based on the noon buying rate in New York City for cable transfers in Pound Sterling as certified by the Federal Reserve Bank of New York:

	Exchange Rates
	Pound Sterling per US$
	Low (1)	High (1)	Average (2)	Period End

2004	0.52	0.56	0.55	0.52
2005	0.52	0.58	0.55	0.58
2006	0.51	0.58	0.54	0.51
2007	0.48	0.51	0.50	0.50
2008	0.50	0.68	0.55	0.68
2009
January	0.66	0.73	0.69	0.69
February	0.67	0.70	0.69	0.70
March	0.69	0.73	0.71	0.70
April	0.67	0.69	0.68	0.68
May	0.62	0.67	0.65	0.62
June (through June 5, 2009)	0.61	0.62	0.61	0.62

Notes:

(1)	For full years, the high and low amounts are determined based upon the month-end noon buying rates announced by the Federal Reserve Bank of New York during the year indicated. The high and low figures for January 2009 to June 5, 2009 are determined based on the daily noon buying rates during the period indicated.

(2)	For full years, the average shown is calculated based on the noon buying rates announced by the Federal Reserve Bank of New York on the last day of each month during the year indicated. For monthly averages from January 2009 to June 5, 2009, the average shown is calculated based on the daily noon buying rates during the period indicated.
     The following table sets forth, for the periods indicated, the exchange rates of the Euro for U.S. dollar based on the noon buying rate in New York City for cable transfers in Euros as certified by the Federal Reserve Bank of New York:

	Exchange Rates
	Euro per US$
	Low (1)	High (1)	Average (2)	Period End

2004	0.74	0.84	0.80	0.74
2005	0.75	0.85	0.81	0.84
2006	0.75	0.84	0.79	0.76
2007	0.68	0.77	0.73	0.68
2008	0.63	0.79	0.68	0.72
2009
January	0.72	0.78	0.76	0.78
February	0.77	0.80	0.78	0.79
March	0.73	0.80	0.77	0.75
April	0.74	0.77	0.76	0.76
May	0.71	0.75	0.73	0.71
June (through June 5, 2009)	0.70	0.71	0.71	0.71

Notes:

(1)	For full years, the high and low amounts are determined based upon the month-end noon buying rates announced by the Federal Reserve Bank of New York during the year indicated. The high and low figures for January 2009 to June 5, 2009 are determined based on the daily noon buying rates during the period indicated.

(2)	For full years, the average shown is calculated based on the noon buying rates announced by the Federal Reserve Bank of New York on the last day of each month during the year indicated. For monthly averages from January 2009 to June 5, 2009, the average shown is calculated based on the daily noon buying rates during the period indicated.

     No representation is made that the Pound Sterling, Euro or U.S. dollar amounts referred to in this Offering Circular could have been or could be converted into U.S. dollars, Pound Sterling or Euro, as the case may be, at any particular rate or at all.
Exchange Controls
     Currently, no exchange control restrictions exist in Indonesia or The Netherlands. The Rupiah has been and in general is freely convertible. Bank Indonesia has introduced regulations to restrict the movement of Rupiah from banks within Indonesia to offshore banks without underlying trade or investment reasons, thereby limiting offshore trading to existing sources of liquidity. In addition, Bank Indonesia has the authority to request information and data concerning the foreign exchange activities of all people and legal entities that are domiciled, or who plan to reside in Indonesia for at least one year.

CAPITALISATION
     The following table sets forth (i) the unaudited selected short-term and long-term debt and capitalisation of the Company as of March 31, 2009 as determined under Indonesian GAAP; and (ii) the selected short-term and long-term debt and capitalisation of the Company as adjusted to give effect to the issue of the Bonds (assuming all of the Existing Bonds are exchanged for the Bonds).
     This table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Offering Circular. There have been no material changes to the capitalisation of the Company since March 31, 2009.

	As of March 31, 2009
	Actual, unaudited	Actual	As adjusted(1)	As adjusted(1)
	(Rupiah in	(US$ in	(Rupiah in	(US$ in
	billion)(2)	million)	billion)(2)	million)

Short-term debt:
Bank loan	57.2	4.9	57.2	4.9

Total short-term debt	57.2	4.9	57.2	4.9

Long-term debt — net of current maturities:
Existing Bonds payable — net(3)	4,844.2	418.5	—	—
Bonds payable(4)	—	—	5,110.7	441.5

Total long-term debt	4,844.2	418.5	5,110.7	441.5

Total debt	4,901.4	423.4	5,167.9	446.5

Shareholders’ equity:
Capital stock — Subscribed and paid-up	1,742.4	150.5	1,742.4	150.5
Additional paid-in capital	51.5	4.4	51.5	4.4
Retained earnings (deficit)	(268.4)	(23.2)	(268.4)	(23.2)
Total shareholders’ equity	1,368.2	118.2	1,368.2	118.2

TOTAL CAPITALISATION	6,269.6	541.7	6,536.1	564.7

Notes:

(1)	Assuming all of the Existing Bonds are exchanged for the Bonds.

(2)	Short-term and long-term debt is based on actual U.S. dollar values, as applicable, and translated into Rupiah using Bank Indonesia’s middle exchange rate as of March 31, 2009 of US$1.00 = Rp.11,575 or €1.00 = Rp.15,327.06, solely for convenience. Shareholders’ equity is based on Rupiah values and translated into U.S. dollars using Bank Indonesia’s middle exchange rate as of March 31, 2009 of Rp.11,575 = US$1.00, solely for convenience.

(3)	Bonds payable is presented net of discount and bond issuance cost.

(4)	Bonds payable are presented at the principal amount including the capitalisation of accrued interest due on July 21, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
     The following tables set forth certain selected historical consolidated financial and operating data for the Company as of the dates and for each of the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2006, 2007 and 2008 has been derived from the consolidated financial statements of the Company and its subsidiaries audited by Osman Bing Satrio & Rekan, independent accountants, a member firm of Deloitte Touche Tohmatsu. The selected historical consolidated financial data as of and for the three months ended March 31, 2008 and 2009 set forth below have been derived from the unaudited consolidated financial statements of the Company and its subsidiaries included elsewhere in this Offering Circular. The historical results presented below are not necessarily indicative of the results that may be expected for the full year ending December 31, 2009 or any future period.
     The consolidated financial statements of the Company have been prepared in accordance with Indonesian GAAP which differs in certain respects from U.S. GAAP. See “Summary of Certain Principal Differences Between Indonesian GAAP and U.S. GAAP.”
     The following information should be read in conjunction with the consolidated financial statements of the Company and its subsidiaries and the notes thereto included elsewhere in this Offering Circular.

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Consolidated statements of income:
NET SALES	5,470.7	6,659.9	7,963.5	688.0	1,849.7	1,737.2	150.1
COST OF SALES	4,739.3	5,484.7	6,828.4	589.9	1,538.2	1,520.9	131.4
GROSS PROFIT	731.4	1,175.2	1,135.1	98.1	311.5	216.4	18.7
OPERATING EXPENSES:
Selling	216.4	303.6	308.4	26.6	69.7	91.9	7.9
General and administrative	149.9	206.9	245.3	21.2	49.5	59.3	5.1

Total operating expenses	366.3	510.5	553.7	47.8	119.1	151.2	13.1
INCOME FROM OPERATIONS	365.1	664.7	581.4	50.2	192.3	65.1	5.6
OTHER INCOME (CHARGES):
Interest income	8.2	16.4	12.3	1.1	3.6	0.9	0.1
Provision for decline in value of inventories	—	—	(40.6)	(3.5)	—	—	—
Interest expense and financial charges	(379.5)	(411.5)	(463.0)	(40.0)	(111.6)	(141.1)	(12.2)
Gain (loss) on foreign exchange — net	315.9	(132.1)	(786.4)	(67.9)	83.8	(241.5)	(20.9)
Others — net	0.7	(13.9)	(1.8)	(0.2)	1.4	(5.8)	(0.5)

Other Charges — net	(54.7)	(541.1)	(1,279.5)	(110.5)	(22.8)	(387.5)	(33.5)
Equity in net income (loss) of associated company	(77.2)	16.7	(76.1)	(6.6)	29.4	(35.3)	(3.0)
INCOME (LOSS) BEFORE TAX	233.3	140.3	(774.2)	(66.9)	199.0	(357.7)	(30.9)
TAX BENEFIT (EXPENSE) — NET	(114.9)	(49.5)	149.4	12.9	(56.5)	77.2	6.7
NET INCOME (LOSS)	118.4	90.8	(624.8)	(54.0)	142.5	(280.4)	(24.2)
Other financial data:
EBITDA(1)	646.0	961.8	901.7	77.9	270.2	152.3	13.1
Depreciation	280.9	297.1	320.3	27.7	77.9	87.2	7.5
EBITDA Margin(2)	11.8%	14.4%	11.3%	11.3%	14.6%	8.8%	8.8%
Debt/EBITDA(1)(3)(4)	5.6	4.6	5.1	5.1	4.0	8.0	8.0
EBITDA/Interest Expense(1)	1.7	2.3	1.9	1.9	2.4	1.1	1.1
Debt/Equity(3)	1.7	1.9	2.8	2.8	1.7	3.6	3.6
Total Current Assets/Total Current Liabilities	1.9	2.2	1.5	1.5	2.1	1.7	1.7

Notes:

(1)	EBITDA is not a measurement of financial performance under Indonesian GAAP and should not be considered as a substitute for cash flows, profit or any other measure of performance or as an indicator of the Company’s operating performance, liquidity, profitability or cash flows generated by operating, investment or financing activities. The Company believes that EBITDA is relevant and useful information commonly used by investors, analysts and other interested parties. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance and liquidity, and as an additional measure of the Company’s ability to meet future requirements for debt service, capital expenditures and working capital.

EBITDA means, for any period, income from operations for such period plus depreciation.

(2)	EBITDA Margin represents EBITDA as a percentage of net sales.

(3)	Debt includes premium on debt restructuring.

(4)	Where EBITDA for a quarter is shown, EBITDA has been annualised for the purposes of calculating the ratio.

	As of December 31,				As of March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Selected consolidated balance sheet items:
CURRENT ASSETS:
Cash and cash equivalents	240.1	572.9	169.6	14.7	345.5	208.5	18.0
Temporary investments	40.0	672.5	376.6	32.5	588.3	375.1	32.4
Trade accounts receivable — net	607.9	708.4	541.6	46.8	734.9	623.7	53.9
Inventories — net	1,059.6	936.3	1,399.4	120.9	1,111.5	881.4	76.1
Total Current Assets	2,340.4	3,359.5	3,044.7	263.0	3,291.2	2,616.1	226.0
NON-CURRENT ASSETS:
Accounts receivable from related parties	741.5	760.1	748.9	64.7	755.4	748.2	64.6
Property, plant and equipment — net	3,185.4	3,269.7	3,618.6	312.6	3,378.6	3,641.7	314.6
Total Non-Current Assets	4,935.7	5,095.2	5,668.8	489.7	5,200.7	5,740.2	495.9

TOTAL ASSETS	7,276.0	8,454.7	8,713.6	752.8	8,491.9	8,356.4	721.9

LIABILITIES AND EQUITY:
CURRENT LIABILITIES
Bank loans	8.0	—	33.7	2.9	—	57.2	4.9
Trade accounts payable	635.9	547.4	1,279.9	110.6	712.0	832.0	71.9
Current maturities of long-term notes payable	233.3	523.7	11.7	1.0	468.1	—	—
Total Current Liabilities	1,247.2	1,560.0	2,071.2	178.9	1,555.0	1,562.7	135.0
NON-CURRENT LIABILITIES
Bonds payable — net	2,886.4	3,929.0	4,580.9	395.8	3,847.1	4,844.2	418.5
Long-term notes payable — net of current maturities	511.1	10.1	—	—	—	—	—
Accounts payable to related parties	1.0	1.3	1.6	0.1	0.8	1.1	0.1

Total Non-Current Liabilities	3,893.6	4,508.8	4,992.9	431.4	4,427.9	5,425.4	468.7

TOTAL EQUITY	2,135.2	2,385.8	1,649.4	142.5	2,509.1	1,368.2	118.2

TOTAL LIABILITIES AND EQUITY	7,276.0	8,454.7	8,713.6	752.8	8,491.9	8,356.4	721.9

	Year ended December 31,				Three months ended March 31,
	2006	2007	2008	2008	2008	2009	2009
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Rp.)	(Rp.)	(Rp.)	(US$)	(Rp.)	(Rp.)	(US$)
	(Rp. amounts in billions and US$ amounts in millions, except where otherwise indicated)
Selected consolidated cash flow statement items:
Net cash provided by (used in) operating activities	290.9	457.6	571.1	49.3	(74.9)	102.4	8.8
Net cash used in investing activities	(178.1)	(958.8)	(494.5)	(42.7)	(109.3)	(73.5)	(6.4)
Net cash provided by (used in) financing activities	(153.1)	831.6	(513.4)	(44.4)	(43.1)	7.7	0.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The discussion and analysis below should be read together with the audited and unaudited consolidated financial statements of the Company and the selected segment financial and operating data, in each case together with the accompanying notes contained elsewhere in this Offering Circular.
     The discussion herein contains forward-looking statements and reflects the current views of the Company with respect to future events and financial performance. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors such as those set forth under “Risk Factors” and elsewhere in this Offering Circular.
Overview
     The Company owns and operates the largest integrated tire manufacturing facilities in South-East Asia. The Company’s principal businesses include the development, manufacture and sale of radial tires, bias tires, motorcycle tires, inner tubes, flaps and rim tape. The Company also manufactures and sells tire cord and synthetic and processed rubber, which are key components used in the manufacture of tires.
     The Company’s tire division recorded total sales (comprising sales of radial, bias and motorcycle tires, as well as inner tubes, flaps, rim tape, O-rings, valves and processed and reclaimed rubber) of Rp.4,625.3 billion, Rp.5,713.0 billion Rp.6,980.0 billion (US$603.0 million) in 2006, 2007 and 2008, respectively, and Rp.1,556.8 billion (US$134.5 million) for the three months ended March 31, 2009. The Company recorded total tire-related product sales to third parties of Rp.845.5 billion, Rp.946.8 billion, Rp.983.5 billion (US$85.0 million) in 2006, 2007 and 2008, respectively, and Rp.180.4 billion (US$15.6 million) for the three months ended March 31, 2009.
     The Company’s tire-related product division manufactures tire cord and synthetic rubber for the Company’s tire production as part of its strategy of vertically integrating its production facilities to enhance cost controls. For the periods presented, the Company utilised approximately half of its tire-related products for its own tire manufacturing business and sells its excess production to third parties.
     The Company sells its tires in the domestic OE market and to the replacement markets in Indonesia and overseas. The export market has historically been an important market for tire and tire-related products of the Company. Approximately 54.0%, 53.9%, 49.5% and 42.9% of the Company’s combined sales of tires and tire-related products was denominated in foreign currencies in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively, primarily in U.S. dollars, Pounds Sterling and Euros.
     The Company currently operates five tire plants, all located in Indonesia, where it manufactures radial tires, bias tires, motorcycle tires, inner tubes, flaps, O-rings and processed and reclaimed rubber, and two tire-related product plants where it manufactures tire cord and synthetic rubber.
     As of December 31, 2008, the Company had total consolidated assets of Rp.8,713.6 billion (US$752.8 million). As of March 31, 2009, the Company had total consolidated assets of Rp.8,356.4 billion (US$721.9 million).
Factors Affecting the Company’s Results of Operations
     Factors affecting the Company’s profitability include its volume of sales, product mix, as well as the difference between prices received for tires sold and raw material costs, manufacturing costs, marketing costs and general and administrative costs. The Company’s financial performance is also affected by a number of other variables outside of its control such as trends in the automotive and tire manufacturing industry, and political, economic and social conditions in Indonesia and in export markets. For a description of these and other factors affecting the Company’s financial performance, see “Risk Factors.”
Sales
Demand for tires
     The Company derives the majority of its revenue from the sales of tires and tire components, primarily comprising radial tires, bias tires and motorcycle tires. The remainder of the Company’s revenue is derived from tire-related products, comprising tire cord and synthetic rubber sales to third parties. Tire division sales (which include sales of tires, as well as tire components such as inner tubes, flaps and rim tape) comprised approximately 84.5%, 85.8%, 87.6% and 89.6% of the

Company’s combined total sales in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively, with the balance comprising sales of tire-related products.
     The Company sells its tires in the export and domestic (both replacement and OE) markets. Export sales include sales to customers outside Indonesia and sales to Michelin and Nokian Tyres Ltd (“Nokian Tyres”) for export outside Indonesia under their respective manufacturing agreements with the Company. Domestic replacement sales comprise sales to customers in Indonesia less OE sales, while domestic OE sales comprise sales to vehicle manufacturers which purchase Company’s tires for installation on the vehicles they manufacture in Indonesia. See “Business — Markets and Sales.”
     Demand for the Company’s radial tires in the export market is driven by a range of factors such as end-users’ perception of competitive pricing for the quality of the Company’s radial tires, an effective geographical distribution network in overseas markets and brand awareness; while demand for the Company’s bias tires in the export market is driven by the durability and retreadability of the Company’s tires compared to other brands, end-users’ perception of competitive pricing for the quality of the Company’s bias tires, brand awareness and a strong local distribution network in the respective countries where the Company’s bias tires are sold. The Company generally does not have any long-term export contracts and makes sales to its international distributors and offtakers on an order-by-order basis. The order-by-order basis on which the Company supplies tires to its international distributors and offtakers exposes the Company to short-term fluctuations in the demand for tires as distributors and offtakers can delay or reduce their orders for tires to adjust to periodic changes in demand.
     The Company does not export motorcycle tires.
     Demand for the Company’s radial, bias and motorcycle tires in the domestic Indonesian replacement market is driven by a variety of factors, including pricing, the sales of new vehicles in Indonesia and the brand awareness and perception of quality of the tires sold by the Company. According to data from the APBI (which excludes imported tire sales and non-APBI members’ sales), the Company had a 63.2% market share for two-wheeled vehicle tires and a 37.5% market share for four-wheeled vehicle tires in the Indonesian replacement tire market in 2008 in terms of sales volumes. In the four-wheeled vehicle tire market, the Company had a 53.7% market share for bias tires and a 22.5% market share for radial tires in the Indonesian replacement market in 2008 in terms of sales volumes.
     Demand from the OE market is primarily driven by new passenger car, truck and bus and motorcycle sales in Indonesia, and to a lesser extent, the Company’s marketing and competitive pricing for its tires to OE customers.
     The Company experienced a significant decline in the demand for tires during the fourth quarter of 2008 and continuing into 2009 as consumers around the world reduced their discretionary spending in line with the global economic slowdown. This decline in demand affected the Company’s sales in both the domestic and export markets, and had a particularly severe impact on the Company’s automotive tire sales, which represents the majority of the Company’s net sales. Although the Company reported an increase in the number of automotive tires sold from 12.3 million units in 2007 to 13.2 million units in 2008, much of this increase was driven by strong increases in demand during the first three quarters of 2008 which did not persist in the fourth quarter of 2008. The Company’s sales of automotive tires declined from 3.0 million units of tires in the fourth quarter of 2007 to 2.8 million units of tires in the fourth quarter of 2008. For the three months ended March 31, 2009, the Company had sales of 2.1 million units of automotive tires, as compared to sales of 3.4 million units of automotive tires for the three months ended March 31, 2008.
Selling prices for tires
     In the export market, the Company’s tires are generally priced between the middle to low priced tire segments in the passenger car replacement tire markets in Europe, Asia and North America. However, pricing for specific products may vary depending on the market and the elasticity of demand for those products. The prices that the Company is able to obtain for its tires may also fluctuate in the short-term depending on economic conditions in global and local markets, raw material prices, exchange rates, product mix and other factors.
     The Company is often required to respond quickly to price reductions in the industry in order to stay competitive and to maintain its market share. The recent decline in global demand for tires has led to overcapacity in the industry as a whole, exposing the Company to increased price competition as it seeks to maintain its market share. In particular, a number of the Company’s competitors who have historically had significant presences in the OE tire market have increased their efforts to sell tires into the replacement tire market in the wake of the steep decline in global demand for new vehicles and the corresponding contraction of the OE tire market. In order to obtain market share, many of these companies have reduced the prices of their tires, thereby putting considerable downward pressure on the prices that the Company charges for its products.

     In order to maintain its competitive position in its various markets and to sustain demand for its tires in the face of deteriorating global economic conditions, the Company indefinitely postponed a planned increase in the prices of its tires that it had intended to implement in the fourth quarter of 2008 in order to offset the increased raw materials costs that it had incurred in 2008. Commencing in the fourth quarter of 2008, the Company implemented an additional series of marketing programmes under which it offered various price reductions and sales incentives to its distributors in order to increase its sales volumes. These programmes further affected the net selling prices that the Company was able to realise for its tires.
     The Company believes that consumers in its export markets generally make their choices among different brands of tires on the basis of both brand awareness and pricing. The Company intends to improve the price stability for its tire products by building its brand equity to a point where consumers are prepared to pay higher prices for the Company’s tires because of their reputation for quality and value. To this end, the Company continues to work with its international distributors to strengthen the brand equity of the Company’s radial and bias tires in those markets. However, many of the Company’s competitors in the export market have brands that are better known than those of the Company. In order to better establish itself in these markets as it continues to build its brand equity, the Company has traditionally maintained its position by competing on the basis of price. As a result, increased price competition in the Company’s markets can have a significant adverse impact on the Company’s margins and profitability.
     The increase in automobile and motorcycle sales in Indonesia in recent years has resulted in the growth of the Indonesian replacement tire market. In setting prices in the replacement market, the Company takes into account its costs, its target margins and price comparisons with competing manufacturers. The Company believes that it has a strong position in the Indonesian motorcycle market as demonstrated by the fact that it is able to obtain premium prices for its motorcycle tires in that market. The Company’s radial and bias tires are generally priced in the middle to lower price tire segment for radial and bias tires. The Company has historically priced its radial tires at a discount to competing international tire companies’ tires, which are priced in the higher price segment for similar tires. Depending upon the tire series and brand, the Company’s replacement market radial tires are competitively priced in relation to comparable locally-manufactured tires of competing international tire companies.
     For the OE market, the Company has historically priced OE tires at a discount to the tires that it sells in the replacement market. In setting prices in the OE market, the Company takes into account its costs and demand from OE customers.
Product mix and margins
     The Company currently produces more than 70 different designs of radial, bias and motorcycle tires in a broad range of sizes. Within its product mix, the Company generally achieves higher gross margins per kilogramme from the sale of higher value-added tires such as UHP and HP radial tires, as well as from the sale of motorcycle tires, compared to standard radial tires. In recent years, the Company has also experienced improving margins on its bias tires, which the Company believes are largely attributable to its strong reputation and position in the domestic bias tire market, improvements in the Company’s product mix and the increasingly “niche” nature of the bias tire market as many of the Company’s competitors move away from bias tire production towards the larger radial tire market. The Company intends to continue refining its bias and radial tire product mix in order to optimise its product margins and maximise its sales volumes.
     The demand in Indonesia and internationally for higher value-added products such as UHP and HP tires has increased in recent years. Consistent with this trend, the Company has gradually shifted its product focus towards higher value-added products to achieve higher gross margins. The Company intends to continue exploring high-margin opportunities in specialty product segments such as UHP, HP and winter radial tires and HP motorcycle tires.
     The Company’s margins are significantly impacted by movements in raw materials prices as well as the prices that it is able to obtain for its products. As a result of the high prices paid for raw materials under long-term contracts, as well as the competitive pressure on the Company’s tire sale prices, the Company’s gross margins declined from 17.6% for the year ended December 31, 2007 to 14.3% for the year ended December 31, 2008. For the three months ended March 31, 2009, the Company reported gross margins of 12.5%, as compared to gross margins of 16.8% for the three months ended March 31, 2008.

Cost of Sales
Raw materials
     The main raw materials required to manufacture tires are natural rubber, synthetic rubber, tire cord, carbon black, steel cord and other rubber processing chemicals. For the year ended December 31, 2008, natural rubber, synthetic rubber, tire cord and carbon black accounted for approximately 33.7%, 23.2%, 11.5% and 12.6%, respectively, of the tire division’s total raw material costs. The remainder of the tire division’s raw material costs consisted principally of tire chemicals, steel cord and bead wire, which accounted for the remaining 19.0% of the tire division’s total raw materials costs. For the year ended December 31, 2008, raw material costs accounted for 81.4% of the Company’s total cost of sales.
     The Company purchases significant amounts of raw materials under forward delivery contracts, in order to assure continuing supply and to manage its exposure to fluctuating raw materials costs. These forward delivery contracts for raw materials require the Company to commit in advance to accept and pay for a given quantity of raw materials for the duration of the purchase contract, which is generally one year. Prices under these forward delivery contracts are set with reference to the average market price of the raw material in question as of the date 30 to 90 days prior to delivery. The Company attempts to structure these forward delivery contracts to cover only the reasonable minimum quantity of raw materials that it expects will be required for its production processes, and purchases any excess raw materials that it may require on an as-needed basis in the spot market. However, because these forward delivery contracts require the Company to take a fixed quantity of raw materials that is set well in advance, any raw materials supplied under these forward delivery contracts which are not immediately used by the Company in its production operations must be held as inventory by the Company until those raw materials can be used in the manufacturing process.
     The prices of natural rubber and petrochemical based commodities increased significantly over the period from January 2007 to mid-2008, and were at historically high levels during much of 2008. As a result of these price increases, the Company’s raw material costs in 2008 increased by approximately 38.1% compared to 2007.
     Starting in the third quarter of 2008, the prices of natural rubber and petrochemical based commodities have decreased significantly. However, because the Company had committed to take delivery of many key raw materials which were purchased at market prices that were set from 30 to 90 days in advance, the Company was unable to immediately benefit from these cost decreases. This led to a situation in which the Company was contractually required to purchase larger quantities of these raw materials than it needed at prices that were typically higher than the index prices for those types and quantities of raw materials. Commencing from the beginning of 2009, the Company has benefited from reductions in the market prices of raw materials, and has streamlined its inventory management systems to procure more of its raw materials from the spot market.
     The following table sets forth the average costs, as compiled by CMAI, of the Company’s key raw materials for each of the first two quarters of 2008 and for each month from July 2008 to March 2009, in each case as a percentage of the average price of each raw material, in U.S. dollars, for the quarter ended March 31, 2008.

	Natural Rubber	Synthetic Rubber	Tire Cord	Carbon Black	Steel Cord
	(%)	(%)	(%)	(%)	(%)
First Quarter 2008	100.0	100.0	100.0	100.0	100.0
Second Quarter 2008	110.0	135.0	104.0	115.0	128.0
July 2008	117.0	168.0	107.0	132.0	144.0
August 2008	81.0	165.0	105.0	124.0	142.0
September 2008	117.0	152.0	96.0	113.0	134.0
October 2008	76.0	114.0	83.0	90.0	120.0
November 2008	61.0	78.0	69.0	70.0	94.0
December 2008	42.0	59.0	66.0	68.0	76.0
January 2009	54.0	52.0	56.0	72.0	83.0
February 2009	49.0	60.0	59.0	72.0	78.0
March 2009	53.0	58.0	58.0	71.0	72.0

     The following table sets out, for each of the first two quarters of 2008 and for each month from July 2008 to March 2009, the Company’s average purchase price for each of the specified periods, of the same five key raw materials, in each case expressed as a percentage of the Company’s average purchase price of that raw material for the quarter ended March 31, 2008.

	Natural Rubber	Synthetic Rubber	Tire Cord	Carbon Black	Steel Cord
	(%)	(%)	(%)	(%)	(%)
First Quarter 2008	100.0	100.0	100.0	100.0	100.0
Second Quarter 2008	109.3	112.9	99.2	113.4	110.8
July 2008	121.6	131.2	94.1	129.0	145.1
August 2008	126.6	147.5	93.5	129.5	139.0
September 2008	122.2	153.9	93.6	129.2	145.8
October 2008	112.6	176.8	92.0	131.9	143.7
November 2008	95.7	158.9	81.0	146.9	149.2
December 2008	94.9	102.8	78.7	141.1	134.7
January 2009	84.2	73.5	85.4	140.0	141.4
February 2009	79.7	95.2	84.7	98.2	133.2
March 2009	68.7	104.6	80.2	89.1	132.1
     The Company’s ability to manage its exposure to fluctuations in raw materials costs depends primarily on its ability to minimise its carried inventory of raw materials and its ability to adjust the prices for its products so that raw materials costs are reflected in the prices paid by its customers. See “Risk Factors — Risks Relating to the Company and its Business — Supplies of the Company’s principal raw materials are subject to price fluctuations, including highly volatile natural rubber prices and oil prices.”
     Commencing in the fourth quarter of 2008, the Company experienced a significant decline in the demand for tires. The Company responded to this decline in demand by reducing production at its manufacturing facilities so as to minimise its production costs and inventory carrying costs. This reduction in production resulted in a corresponding reduction in the rate at which the Company was able to use the raw materials in its inventory or that it had agreed to buy under its forward delivery contracts. As a result, the Company had to purchase greater amounts of inventory during the fourth quarter of 2008 than it required for its operations, and had to carry significantly higher levels of inventories both of finished products and raw materials as of December 31, 2008 than in previous periods.
     Starting in 2009, the Company has been able to renegotiate its raw material supply arrangements to reduce the quantities of raw materials to be provided under these forward delivery contracts. Since January 2009, the Company has been procuring more of its raw materials from the spot market, where it currently believes that it is able to obtain lower prices. Deliveries of raw materials under the Company’s forward delivery contracts during the first quarter of 2009 were priced on the basis of the lower raw materials prices in the last quarter of 2008, thereby allowing the Company to benefit temporarily from those lower raw materials prices. However, as a result of the Company’s reduced production at its manufacturing facilities, it has only recently utilised its inventories of high-priced raw materials that were purchased at the end of 2008, and has limited the Company’s ability to recover those higher costs and benefit from its now reduced costs.
Operating expenses
     The Company’s operating expenses are comprised of selling, general and administrative expenses. The Company’s selling expenses are comprised primarily of freight charges, advertising and promotion expenses and salaries and allowances of its sales and marketing personnel. Freight charges principally comprise the cost of transporting products domestically and the cost of shipping products to export markets and insurance (depending on the type of contract of sale). Advertising and promotion expenses principally comprise expenses on promotional activities for its tire and tire-related product sales such as sponsoring domestic automotive activities in the form of trade exhibits, car and motorcycle races in Indonesia, car rally events, advertising expenditure on billboard commercials, print advertising, and joint promotions with the Company’s distributors and “TireZone” retailers in the form of cash bonus payments based on sales targets and other incentives. See “Business — Markets and Sales.”
     The Company’s general and administrative expenses are comprised primarily of personnel costs, provisions for doubtful accounts and other administrative office expenses.

Production efficiency
     The efficiency of the Company’s manufacturing facilities is measured by its utilisation ratios, calculated as the actual average daily output in an assumed product mix divided by installed machine capacity. Due to factors such as normal machinery maintenance, change in product mix and other down times, the Company believes that the maximum achievable utilisation ratio for its plants is approximately 90%. Average daily output is calculated as total annual production (in units of tires) divided by the number of operating days in the relevant period.
     The Company has historically shut its production facilities on Indonesia’s Independence Day, on new year’s day and for two weeks during the Muslim holiday of Ramadhan during which the Company performs major maintenance on its plants and equipment. Since December 2008, the Company has increased the number of days on which its production facilities are shut to include other Indonesian national holidays and, in the case of its bias tire production facility, Sundays, so as to minimise overtime payments to its workers and to address ongoing production overcapacity. The Company reviews production schedules at its various facilities from time to time in order to match its production capacity with demand for its products so as to minimise its inventory carrying costs. As of March 31, 2009, the average installed capacity of the Company’s radial tire, bias tire and motorcycle tire plants was 36,500, 12,000 and 59,000 units per day, respectively.
     The following table sets forth the capacity utilisation of the Company’s tire and tire-related product plants (excluding the Company’s reclaimed rubber plant) for the periods indicated:

		Capacity utilisation for	Capacity
		the year ended	the three months ended
Plant and location	Product	December 31, 2008	March 31, 2009
		(%)	(%)
Tire manufacturing plants
Plant A, Tangerang	Automobile bias tires	87	70
Plant B, Tangerang	Motorcycle tires	89	81
	Motorcycle tubes	77	50
Plant C, Tangerang	Automobile tubes	76	66
Plant D, Tangerang	Radial tires	81	45
Plant F, Tangerang	Tire cord	83	58
Plant G, Merak	Synthetic rubber	76(1)	11(1)

Note:

(1)	The Company temporarily shut down Plant G from December 1, 2008 to March 9, 2009 in order to reduce its synthetic rubber inventory as well as to complete routine maintenance and repair operations on the plant machinery.
     The Company believes that the current overcapacity in the tire industry renders it uneconomic to contemplate any significant expansion in its production facilities. In particular, the Company has deferred all planned capital expenditures through 2011 other than essential capital expenditures of approximately US$20 million per year for the maintenance, repair and debottlenecking of its existing production facilities. See “— Liquidity and Capital Resources — Funding and capital expenditures” below.
Market Risks
Commodity price risks
     The Company is exposed to fluctuations in the cost of its raw materials including the prices for natural rubber as well as other raw materials such as chemicals which are driven by oil prices and determined by reference to international market prices. See “— Cost of Sales — Raw materials” above.
Exchange rate risks
     The Company’s exposure to financial market risks stems primarily from fluctuations in foreign exchange rates.
     The Company maintains its accounting records and prepares its financial statements in Indonesian Rupiah. The Company’s export sales (which include sales to Michelin and Nokian Tyres under their respective manufacturing agreements) are denominated in foreign currency, primarily U.S. dollars. The Company’s non-U.S. dollar export sales are denominated in Pound Sterling and Euro. Approximately 54.0%, 53.9%, 49.5% and 42.9% of the Company’s net sales of tires and tire-related products was denominated in foreign currencies in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively. Approximately 76.1% of the Company’s export tire sales in 2008 were denominated in U.S. dollars and the remaining were denominated in Pound Sterling and Euro.
     By contrast, substantially all of the Company’s raw materials costs and all of the Company’s debt service obligations are denominated in U.S. dollars. In addition, the Company incurs other U.S. dollar costs for spare parts, capital expenditures and fuel and energy costs for the operation of its production facilities.
     In 2006, 2007, 2008 and for the three months ended March 31, 2009, the Company’s total raw materials costs amounted to Rp.3,506.3 billion (US$302.9 million), Rp.4,024.2 billion (US$347.7 million), Rp.5,558.3 billion (US$480.2 million) and Rp.983.3 billion (US$85.0 million), respectively. For the same periods, the Company’s U.S. dollar debt service obligations amounted to approximately US$59.6 million, US$68.3 million, US$102.9 million and US$25.0 million. During these periods, the Company’s U.S. dollar sales amounted to approximately US$261.0 million, US$299.5 million, US$336.7 million and US$55.6 million. The Company does not currently hedge against foreign exchange fluctuations. Accordingly, any increase in the value of the U.S. dollar relative to the other currencies in which the Company’s revenues are denominated will make it relatively more expensive for the Company to obtain the raw materials that it needs in order to sustain its operations and to fund its debt service obligations.
     The following table shows the Company’s U.S. dollar-denominated costs and sales for the periods indicated:

	Year ended December 31,									Three months ended March 31,
	2006			2007			2008			2009
	(Rp. amounts in billions and US$ amounts in millions)
Total raw materials costs	Rp.3,506.3			Rp.4,024.2			Rp.5,558.3			Rp.983.3
	(US$302.9)(1)			(US$347.7)(1)			(US$480.2)(1)			(US$85.0)(1)
U.S. dollar debt service obligations	US$59.6(2)			US$68.3(2)			US$	102.9	(2)	US$	25.0	(2)
U.S. dollar sales	US$	261.0	(3)	US$	299.5	(3)	US$	336.7	(3)	US$	55.6	(3)

Notes:

(1)	U.S. dollar translations provided for convenience.

(2)	Comprises U.S. dollar debt service obligations (both principal and interest) of the Company in respect of the Existing Bonds and floating rate notes.

(3)	Derived from actual U.S. dollar sales of the Company’s products.
     The Company does not currently hedge against foreign exchange fluctuations. Accordingly, any increase in the value of the U.S. dollar relative to the other currencies in which the Company’s revenues are denominated will make it relatively more expensive for the Company to obtain the raw materials that it needs in order to sustain its operations and to fund its debt service obligations. Commencing in the third quarter of 2008, the U.S. dollar began appreciating significantly against the Rupiah, the Pound Sterling and the Euro, placing significant pressure on the Company’s profit margins. From July 1, 2008 to March 31, 2009, the U.S. dollar appreciated by approximately 25.6% against the Rupiah, 39.4% against the Pound Sterling and 19.0% against the Euro. The appreciation of the U.S. dollar relative to the Rupiah and other foreign currencies in 2008 required the Company to use greater amounts of its cash held in Rupiah, Pound Sterling and Euro to purchase U.S. dollars to pay for its raw materials and service its debt service obligations. This increase in the value of the U.S. dollar further exacerbated the impact on the Company of the high prices it had to pay for raw materials. The appreciation of the U.S. dollar also made it relatively more expensive (in Rupiah terms) for the Company to discharge its payment obligations under the Floating Rate Notes, which amounted in aggregate to US$42.0 million for the period from November 1, 2008 to March 31, 2009, as well as its semi-annual interest payment under the Existing Bonds, which amounted to US$23.9 million in January 2009. This had a negative impact on the Company’s overall financial position and cash flows.
     See “— Cost of Sales — Raw materials” above.
Accounts Receivable from Related Party
     In April 2004, Garibaldi Venture Fund acquired the accounts receivables of PT Tunas Sepadan Investama (“TSI”) from PT Filamendo Sakti (a subsidiary of PT Polychem Indonesia Tbk and a supplier of nylon filament to the Company’s tire cord division) and subsequently transferred such accounts receivable to the Company. The Company had outstanding accounts receivables from PT Filamendo Sakti totalling Rp.651.8 billion (US$56.3 million) as of December 31, 2008, of which Rp.648 billion (US$56.0 million) represented the transferred accounts receivable described above. The Company had total outstanding accounts receivables from PT Filamendo Sakti totalling Rp.651.3 billion (US$56.3 million) as of March 31, 2009. See “Risk Factors — Risks Relating to the Company and its Business — The Company may be unable to recover its accounts receivable from PT Filamendo Sakti,” “Business —Related Party Transactions” and Notes 9(a) and 15 to the consolidated financial statements of the Company for the years ended December 31, 2007 and 2008, and the consolidated financial statements for the three months ended March 31, 2008 and 2009 included elsewhere in this Offering Circular.
     With effect from January 1, 2010, certain changes in Indonesian accounting standards will be implemented which require financial receivables which are collectible in the future to be discounted at a market interest rate until the expected maturity date. Under these changes, the Company may be required to discount the value of its accounts receivable from PT Filamendo Sakti to reflect the date on which such receivables are expected to be paid by PT Filamendo Sakti. While the Company continues to work with PT Filamendo Sakti on a possible repayment arrangement, there is no assurance that a satisfactory repayment arrangement will be put into place prior to the implementation of these changes in accounting standards, and the Company may have to write down the value of the outstanding receivables from PT Filamendo Sakti. This may have a significant adverse impact on the value of the Company’s assets and financial position.
Critical Accounting Policies
     The audited consolidated financial statements of the Company contained elsewhere in this Offering Circular have been prepared in accordance with Indonesian GAAP, which differ in certain material respects from U.S. GAAP. For a summary of the significant differences between Indonesian GAAP and U.S. GAAP that are relevant to the Company, see “Summary of Certain Principal Differences Between Indonesian GAAP and U.S. GAAP.”
     When preparing its consolidated financial statements in accordance with Indonesian GAAP, the Company is required to make estimates and judgments that affect the reported amounts of its assets, liabilities, sales revenues and costs. It is also required to make disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts and impairment of assets. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     The Company believes the following critical accounting policies used in the preparation of its financial statements are significantly affected by its judgment and estimates. For other significant accounting policies, see Note 3 to the Company’s consolidated financial statements included elsewhere in this Offering Circular.
Revenue recognition
     The Company’s domestic and export sales are recognised when the goods are delivered and title has passed to customers. In the case of domestic sales (including OE sales), goods are generally deemed to be delivered and titles passed when the goods leave the Company’s warehouse. In the case of export sales, title generally passes when goods reach the destination port and when the necessary transfer documentation is completed (in the case of CIF, or cost, insurance and freight sales) or when the goods are delivered on board a vessel for shipment (in the case of FOB, or free-on-board sales).
Allowance for doubtful accounts
     Allowance for doubtful accounts is provided based on a review of the status of the individual receivable accounts at each reporting date.
Inventories
     Inventories are stated at cost or net realizable value, whichever is lower. The cost of raw materials and supplies is determined using the moving average method, while the cost of finished goods and work in process is determined using the average cost of production.

Depreciation of property, plant and equipment
     The Company’s depreciation expenses for its tire and tire-related product division assets were Rp.280.9 billion, Rp.297.1 billion, Rp.320.3 billion (US$27.7 million) and Rp.87.2 billion (US$7.5 million) in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively.
     Property, plant and equipment, except for certain revalued assets, are stated at cost less accumulated depreciation.
     Depreciation, except land, is computed using the straight-line method based on the estimated useful lives of the assets, as determined by the Company’s management. Land is stated at cost and is not depreciated. Unused property, plant and equipment is presented as other assets and is stated at the lower of carrying value or net realisable value.
     When the carrying amount of an asset exceeds its estimated recoverable amount, the asset is written down to its recoverable amount, as estimated by the Company’s management, which is determined as the higher of net selling price or value in use.
     The impairment of assets is recognised as loss on the impairment of assets and charged to current operations. If an impairment is reversed, the carrying amount of the asset is increased to its recoverable amount, subject to the limit that the increased carrying amount should not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. The reversal of an impairment loss is recognised as income in the current year.
     The cost of maintenance and repairs is charged to operations as incurred; expenditures which extend the useful life of an asset or results in increased future economic benefits such as increased capacity and improvement in the quality of output or standard of performance are capitalised. When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.
     Construction in progress is stated at cost which includes borrowing costs during construction on debts incurred to finance the construction. Construction in progress is transferred to the respective property, plant and equipment account when completed and ready for use.
Net Product Sales
     The following table sets forth the Company’s consolidated net sales by major product and market categories for the periods indicated.

										Three months
	Year ended December 31,									ended March 31,
	2006	%		2007	%		2008	%		2008	%		2009	%
	(Rp. billion)			(Rp. billion)			(Rp. billion)			(Rp. billion)			(Rp. billion)
Tires
Radial tires:
Export(1)	1,603	89		2,054	88		2,531	88		591	87		463	84
Replacement(2)	194	11		264	11		351	12		90	13		88	16
OE(3)	6	0	(7)	6	0	(7)	10	0	(7)	1	0	(7)	2	0	(7)

Total radial tire sales	1,803	100		2,324	100		2,892	100		682	100		554	100

Bias tires:
Export(1)	471	28		432	24		411	18		95	18		100	20
Replacement(2)	1,151	68		1,316	72		1,588	70		390	75		349	70
OE(3)	59	4		77	4		256	11		33	6		49	10

Total bias tire sales	1,680	100		1,824	100		2,255	100		518	100		498	100

Motorcycle tires:
Export(1)	—	—		—	—		—	—		—	—		—	—
Replacement(2)	544	75		640	74		768	69		157	68		228	68
OE(3)	183	25		226	26		350	31		74	32		106	32

Total motorcycle tire sales	727	100		866	100		1,119	100		232	100		334	100

							Three months
	Year ended December 31,						ended March 31,
	2006	%	2007	%	2008	%	2008	%	2009	%
	(Rp. billion)		(Rp. billion)		(Rp. billion)		(Rp. billion)		(Rp. billion)
Others(4):
Export(1)	34	8	157	22	16	2	4	2	1	1
Replacement(2)	335	81	486	70	596	84	154	87	139	81
OE(3)	46	11	56	8	102	14	19	11	31	18

Total other sales	415	100	699	100	714	100	177	100	170	100

Total tire sales	4,625	85	5,713	86	6,980	88	1,609	87	1,557	90
Tire-related products
Tire cord:
Domestic(5)	196	39	242	54	280	45	77	50	51	42
Export(6)	303	61	202	45	343	55	76	50	70	58

Total tire cord sales	499	100	444	100	623	100	153	100	122	100

Synthetic rubber:
Domestic(5)	197	57	253	50	232	64	58	67	35	59
Export(6)	149	43	250	50	128	36	29	33	24	41

Total synthetic rubber sales	346	100	503	100	361	100	87	100	59	100

Total tire-related product sales	845	15	947	14	984	12	240	13	181	10
Net sales	5,471	100%	6,660	100%	7,963	100%	1,849	100%	1,737	100%

Notes:

(1)	Export sales comprise all tire sales to customers outside Indonesia and, in the case of radial tires, include sales to Michelin and Nokian Tyres.

(2)	Replacement sales comprise all sales to Indonesian customers, less OE sales.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.

(4)	Others comprise tire components such as automobile inner tubes, flaps, motorcycle tubes, rim tape, O-rings, valves, and processed and reclaimed rubber.

(5)	Domestic sales comprise all tire-related product sales made through a subsidiary to customers within Indonesia.

(6)	Export sales comprise tire-related product sales made through a subsidiary to customers outside Indonesia.

(7)	Below 1% as a percentage of total radial tire sales.
Results of Operations
     The following section discusses the results of the Company’s ongoing operations for the three months ended March 31, 2008 compared against the results of operations for the three months ended March 31, 2009, for 2007 compared against 2008 and for 2006 compared against 2007.

					Three months
	Year ended December 31,				ended March 31,
	2006	2007	2008	2008	2008	2009	2009
		(Audited)		(Unaudited)		(Unaudited)
		(Rp. billion)		(US$ million)	(Rp. billion)		(US$ million)
Net sales	5,470.7	6,659.9	7,963.5	688.0	1,849.7	1,737.2	150.1
Cost of sales	4,739.3	5,484.7	6,828.4	589.9	1,538.2	1,520.9	131.4
Gross profit	731.4	1,175.2	1,135.1	98.1	311.5	216.4	18.7
Operating expenses	366.3	510.5	553.7	47.8	119.1	151.2	13.1
Income from operations	365.1	664.7	581.4	50.2	192.3	65.1	5.6
Other income (charges) Interest income	8.2	16.4	12.3	1.1	3.6	0.9	0.1
Provision for decline in value of inventories	—	—	(40.6)	(3.5)	—	—	—
Interest expense and financial charges	(379.5)	(411.5)	(463.0)	(40.0)	(111.6)	(141.1)	(12.2)
Gain (loss) on foreign exchange — net	315.9	(132.1)	(786.4)	(67.9)	83.8	(241.5)	(20.9)
Others — net	0.7	(13.9)	(1.8)	(0.2)	1.4	(5.8)	(0.5)

Other charges — net	(54.7)	(541.1)	(1,279.5)	(110.5)	(22.8)	(387.5)	(33.5)
Equity in net income (loss) of associated company	(77.2)	16.7	(76.1)	(6.6)	29.4	(35.3)	(3.0)

Income (loss) before tax	233.3	140.3	(774.2)	(66.9)	199.0	(357.7)	(30.9)
Tax benefit (expense) — net Current tax	(88.7)	(59.2)	(2.3)	(0.2)	(54.9)	—	—
Deferred tax	(26.1)	9.8	151.7	13.1	(1.6)	77.2	6.7

Tax benefit (expense) — net	(114.9)	(49.5)	149.4	12.9	(56.5)	77.2	6.7

Net income (loss)	118.4	90.8	(624.8)	(54.0)	142.5	(280.4)	(24.2)

Recent trends
Sales volumes.
     The following table sets forth the Company’s sales volumes by major product categories for the periods indicated.

	Three months ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Tires(1)
Radial tires	2,456,634	2,516,009	2,602,765	2,006,375	1,406,110
Q-on-Q change (%)	—	2.4%	3.4%	(22.9%)	(29.9%)
Bias tires	938,667	985,838	978,808	751,390	666,120
Q-on-Q change (%)	—	5.0%	(0.7%)	(23.2%)	(11.3%)
Motorcycle tires	3,689,482	3,989,187	4,204,876	4,036,152	3,910,678
Q-on-Q change (%)	—	8.1%	5.4%	(4.0%)	(3.1%)

Total tire sales	7,084,783	7,491,034	7,786,449	6,793,917	5,982,908

Q-on-Q change (%)	—	5.7%	3.9%	(12.7%)	(11.9%)

Tire-related products(2)
Tire cord	3,980	4,589	3,746	2,931	2,868
Q-on-Q change (%)	—	15.3%	(18.4%)	(21.8%)	(2.1%)
Synthetic rubber	4,473	7,302	2,347	1,909	4,201
Q-on-Q change (%)	—	63.2%	(67.9%)	(18.7%)	120.1%

Total tire-related product sales	8,453	11,891	6,093	4,840	7,069

Q-on-Q change (%)	—	40.7%	(48.8%)	(20.6%)	46.1%

Notes:

(1)	Expressed in units of tires sold.

(2)	Expressed in tonnes of product sold.

     As shown in the table above, the Company experienced quarter-on-quarter increases in sales volumes during the first three quarters of 2008, which were followed by significant declines in volumes in the fourth quarter of 2008 and the first quarter of 2009, largely driven by decreases in demand for the Company’s products, particularly in its export markets, in the wake of the global economic downturn.
Financial results.
The following table sets forth the Company’s results of operations for the periods indicated:

			Three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2008	2008	2008	2008	2009
	(Unaudited)
		(Rp. billion)			(Rp. billion)	(US$ million)
Net sales	1,849.7	2,044.1	2,151.6	1,918.1	1,737.2	150.1
Q-on-Q change (%)	—	10.5%	5.3%	(10.8%)	(9.4%)	NA
Cost of sales	1,538.2	1,735.9	1,892.0	1,662.3	1,520.9	131.4
Gross profit	311.5	308.2	259.6	255.8	216.4	18.7
Gross profit margin (%)	16.8%	15.1%	12.1%	13.3%	12.5%	12.5%
Operating expenses	119.1	132.1	156.9	145.6	151.2	13.1
Income from operations	192.3	176.1	102.8	110.2	65.1	5.6
Income from operations margin (%)	10.4%	8.6%	4.8%	5.7%	3.7%	3.7%
     The Company experienced quarter-on-quarter increases in its net sales revenues for the first three quarters of 2008, followed by a decline in sales in the fourth quarter of 2008 and first quarter of 2009, in line with sales volumes shown above. The Company also experienced continued downward pricing pressures in its various markets during the fourth quarter of 2008 and the first quarter of 2009, reflecting the impact of various sales incentive programs and price reductions that it implemented commencing in the fourth quarter of 2008 in order to sustain demand for its products. In the three months ended March 31, 2009, the Company reported net sales of Rp.1,737.2 billion, representing a 6.1% decline from the Company’s net sales for the three months ended March 31, 2008. The decline in volume of export sales over this period was mitigated by the significant appreciation of the U.S. dollar against the Rupiah over the course of 2008, as the Company’s U.S. dollar sales were converted into higher Rupiah-denominated selling prices as compared to previous periods which reduced the impact of the decline in sales volumes on the Company’s net sales revenues.
     On a quarter-on-quarter basis, the Company’s cost of sales increased during the first three quarters of 2008, from Rp.1,538.2 billion for the three months ended March 31, 2008 to a peak of Rp.1,892.0 billion for the three months ended September 30, 2008. These quarter-on-quarter increases were primarily driven by increases in the Company’s cost of raw materials during the first three quarters of 2008, which reflected both increases in the volume of raw materials purchased by the Company during the period, as well as increases in the prices that the Company paid for its key raw materials.
     Commencing in the fourth quarter of 2008, the Company’s cost of sales decreased from Rp.1,892.0 billion for the three months ended September 30, 2008 to Rp.1,662.3 billion for the three months ended December 31, 2008, and further declined to Rp.1,520.9 billion in the three months ended March 31, 2009. The decreases in the Company’s cost of sales during the fourth quarter of 2008 and the first quarter of 2009 were largely attributable to the decline in the Company’s sales volumes primarily for its radial and bias tires, which commenced in the fourth quarter of 2008, as the Company’s lower production permitted it to use lower volumes of raw materials. Relative to its sales volumes, however, the Company’s cost of sales declined on a more gradual basis, largely as a result of the high prices that the Company was required to attribute to raw materials during the fourth quarter of 2008 as it continued to both utilize existing inventory and purchase substantial amounts of raw materials pursuant to its pre-negotiated forward delivery contracts for raw materials. This resulted in lower gross margins of 13.3% and 12.5%, in the three months ended December 31, 2008 and March 31, 2009, respectively, as compared to the Company’s gross margins in the first two quarters of 2008.

     The Company’s operating expenses for the first three quarters of 2008 increased from Rp.119.1 billion in the first quarter of 2008 to Rp.156.9 billion in the third quarter of 2008. This increase was primarily driven by increases in the Company’s transportation costs and resulted in an income from operations margin for the first three quarters of 2008 of 10.4%, 8.6% and 4.8%, respectively. The Company’s operating costs as a percentage of sales reached a peak for the year of 7.6% for the fourth quarter of 2008, as a result of several factors, including increased expenditures on sales incentive programs that the Company introduced in order to maintain sales volumes of its products in the face of declining market conditions and a Rp.21.5 billion provision for doubtful accounts that the Company recorded in the fourth quarter to reflect the foreign currency translation effect of various U.S. dollar-denominated accounts receivable which were held by the Company as of December 31, 2008. In the first quarter of 2009, the Company reported operating expenses of Rp.151.2 billion, largely comprising continued expenditures by the Company on sales incentive programs that it introduced for the benefit of its export and domestic distributors as well as severance payments made by the Company following certain reductions in its production workforce that were implemented over this period. As a result of these factors, in the three months ended December 31, 2008 and March 31, 2009, the Company’s income from operations margin remained relatively stable at 5.7% and 3.7%, respectively.
Comparison of Three Months ended March 31, 2008 and March 31, 2009
     Net sales. Net sales decreased by 6.1% from Rp.1,849.7 billion for the three months ended March 31, 2008 to Rp.1,737.2 billion (US$150.1 million) for the three months ended March 31, 2009, primarily due to a 17.1% decline in export sales revenues which was partially offset by a 2.2% increase in domestic sales revenues. The Company reported a 45.4% decline in export sales volumes (calculated in units of tires) of radial and bias tires, and a 23.6% decline in replacement market tire sales volumes (calculated in units of tires) of radial and bias tires. These declines in sales volumes were mitigated by the continued strength of the Company’s motorcycle tire division, which reported a 6.0% increase in sales volumes from the three months ended March 31, 2008 to the three months ended March 31, 2009, as well as by price increases that the Company was able to implement in the domestic market during the first three quarters of 2008 for its bias tires and motorcycle tires. The continued strength of the Company’s motorcycle tire division, together with the resilience in the prices of the Company’s products in the domestic market, acted to partially offset the decline in the Company’s export sales prices and volumes. The decline in volume of the Company’s export sales was also offset by a higher Rupiah selling price of the Company’s exports as a result of a strengthening U.S. dollar in the first quarter of 2009 as compared to the first quarter of 2008.
     Cost of sales. Cost of sales, comprising raw materials used, direct labour, manufacturing expenses and changes in works-in-process and finished goods, decreased by 1.1% from Rp.1,538.2 billion for the three months ended March 31, 2008 to Rp.1,520.9 billion (US$131.4 million) for the three months ended March 31, 2009. This change resulted from a 22.2% decrease in the Company’s cost of raw materials used in production, reflecting the lower volumes of raw materials used by the Company as it decreased production in the face of declining demand for its tires. This decrease was largely offset by an increase of 87.6% in the carried value of the Company’s finished goods inventory as of the beginning of 2009, reflecting the continuing effect of the Company’s high raw materials costs at the end of 2008 and the greater decline in sales volumes as compared to production volumes.
     Gross profit. For the reasons described above, the Company’s gross profit declined by 30.5% from Rp.311.5 billion for the three months ended March 31, 2008 to Rp.216.4 billion (US$18.7 million) for the three months ended March 31, 2009. The Company’s gross margins declined from 16.8% for the three months ended March 31, 2008 to 12.5% for the three months ended March 31, 2009.
     Operating expenses. Operating expenses, comprising selling and general and administrative expenses, increased by 26.9% from Rp.119.1 billion for the three months ended March 31, 2008 to Rp.151.2 billion (US$13.1 million) for the three months ended March 31, 2009, primarily due to:
•	Transportation costs: Transportation costs decreased by 29.0%, from Rp.33.5 billion for the three months ended March 31, 2008 to Rp.23.9 billion (US$2.1 million) for the three months ended March 31, 2009, reflecting decreases in the Company’s export sales volumes and freight transportation costs.

•	Advertising and promotion costs: Advertising and promotion costs increased by 237.9%, from Rp.12.6 billion for the three months ended March 31, 2008 to Rp.42.6 billion (US$3.7 million) for the three months ended March 31, 2009. This increase reflected the Company’s increased expenditures on sales incentive programs that it introduced for the benefit of its export and domestic distributors in 2008 in order to maintain sales volumes of its products in the face of declining market conditions.

•	Post-employment benefits: Post-employment benefits for the Company’s non-sales payroll increased by 34.3% from Rp.15.6 billion for the period ended March 31, 2008 to Rp.20.9 billion for the three months ended March 31, 2009, reflecting an increase in severance payments made the Company following certain reductions in its production workforce that were implemented over the course of 2008.
     Other charges. Other charges increased by 1,603.0% from Rp.22.8 billion for the three months ended March 31, 2008 to Rp.387.5 billion (US$33.5 million) for the three months ended March 31, 2009, primarily due to:
•	Interest expense and financial charges: Interest expense and financial charges increased by 26.5%, from an expense of Rp.111.6 billion for the three months ended March 31, 2008 to an expense of Rp.141.1 billion for the three months ended March 31, 2009, reflecting the foreign currency translation effect of the appreciation in the U.S. dollar over the course of 2008 on the Company’s debt service payment obligations in respect of its U.S. dollar denominated debt.

•	Losses on foreign exchange: On a period-on-period basis, the Company’s foreign exchange accounting position moved from a net foreign exchange gain of Rp.83.8 billion to a net foreign exchange loss of Rp.241.5 billion, primarily reflecting the translational impact of changes in foreign exchange rates during the period on the Company’s foreign currency-denominated debt obligations.
     Equity in net income (loss) of associated company. Equity in net income of associated company decreased from income of Rp.29.4 billion for the three months ended March 31, 2008 to a loss of Rp.35.3 billion (US$3.0 million) for the three months ended March 31, 2009, reflecting the Company’s ownership interests in its associated company, PT Polychem Indonesia Tbk, which experienced an operating loss for the three months ended March 31, 2009.
     Tax benefit (expense) — net. Net tax benefits increased from a tax expense of Rp.56.5 billion for the three months ended March 31, 2008 to a tax benefit of Rp.77.2 billion (US$6.7 million) for the three months ended March 31, 2009, reflecting deferred tax benefits attributable to the Company’s tax loss position for the three months ended March 31, 2009.
     Net income (loss). For the reasons described above, the Company’s net income decreased from net income of Rp.142.5 billion for the three months ended March 31, 2008 to a net loss of Rp.280.4 billion (US$24.2 million) for the three months ended March 31, 2009.
Comparison of Years Ended December 31, 2007 and December 31, 2008
     Net sales. Net sales increased by 19.6% from Rp.6,659.9 billion in 2007 to Rp.7,963.5 billion in 2008 (US$688.0 million), primarily as a result of the foreign currency translation effect of the appreciation in the U.S. dollar from 2007 to 2008, as well as increases in sales volumes and revenues from the Company’s tire business during the first three quarters of 2008. The increase in net sales revenues from 2007 to 2008 was also driven by improvements in prices that the Company was able to obtain for its tire products during the first three quarters of 2008. These increases in sales revenues and volumes were offset by declines in both sales revenues and volumes during the fourth quarter of 2008. See “— Recent Trends.” On a year-on-year basis, the Company reported a 10.8% increase in export sales revenues and a 27.2% increase in domestic sales revenues, which in turn reflected a 4.6% increase in the Company’s export sales volumes (calculated in units of tires) of radial and bias tires and a 8.1% increase in the Company’s replacement market sales volumes (calculated in units of tires) of radial, bias tires. The Company also reported a 11.8% increase in its sales volumes (calculated in units of tires) of motorcycle tires.
     Cost of sales. Cost of sales increased by 24.5% from Rp.5,484.7 billion in 2007 to Rp.6,828.4 billion (US$589.9 million) in 2008, primarily due to a 38.1% increase in the cost of raw materials used in production. This increase reflected increased expenditures by the Company on raw materials, which in turn were driven largely by increases in the market prices of the Company’s key raw materials during the first three quarters of 2008 as well as continued high raw materials expenditures by the Company during the fourth quarter of 2008 as it continued to purchase substantial amounts of its raw materials pursuant to its pre-negotiated long-term raw materials purchase agreements. This increase in raw materials expenditures was also driven in part by improvements in the Company’s sales volumes during the first three quarters of 2008, which required the Company to purchase and use more raw materials to support its increased tire production during that period.
     Gross profit. For the reasons described above, the Company’s gross profit declined by 3.4% from Rp.1,175.2 billion for 2007 to Rp.1,135.1 billion (US$98.1 million) for 2008. The Company’s gross margins declined from 17.6% for 2007 to 14.3% for 2008.
     Operating expenses. Operating expenses increased by 8.5% from Rp.510.5 billion in 2007 to Rp.553.7 billion (US$47.8 million) in 2008, primarily due to:

•	Transportation costs: Transportation costs increased by 16.3% from Rp.112.7 billion in 2007 to Rp.131.1 billion (US$11.3 million) in 2008, as a result of higher freight and transportation costs that were driven by high oil prices during the first half of 2008. Because the Company’s export transportation costs are denominated in U.S. dollars, the appreciation of the U.S. dollar also had a foreign currency translation effect on the Company’s overall Rupiah denominated transportation costs.

•	Salaries and allowances of non-sales personnel: Salaries and allowances of non-sales personnel increased by 30.1% from Rp.79.5 billion in 2007 to Rp.103.4 billion (US$8.9 million) in 2008, largely reflecting the foreign currency translation impact of the appreciation in the U.S. dollar over the course of 2008 on the Company’s payroll costs for its expatriate employees, most of whom are compensated in U.S. dollars.

•	Provision for doubtful accounts: Provision for doubtful accounts increased by 94.0% from Rp.24.0 billion in 2007 to Rp.46.6 billion (US$4.0 million) in 2008, reflecting a broad-based increase in the amounts of past due accounts receivable, largely as a result of the impact of the global economic downturn on the Company’s customers. In Rupiah terms, the Company’s provision for doubtful accounts also increased as a result of the foreign currency translation effect of various U.S. dollar-denominated accounts receivable while were held by the Company as of December 31, 2008.
     Other income (charges). Other charges increased by 136.4% from Rp.541.1 billion in 2007 to Rp.1,279.5 billion (US$110.5 million) in 2008, primarily due to:
•	Provision for decline in value of inventories: In 2008, the Company made a Rp.40.6 billion (US$3.5 million) provision for declines in the value of its inventories, in order to better reflect the carried value of its raw materials and finished goods inventory in light of the significant deterioration in finished goods prices, and particularly the price of synthetic rubber, during the fourth quarter of 2008. No such provision was made in 2007.

•	Interest expense and financial charges: Interest and financial charges increased by 12.5%, from Rp.411.5 billion in 2007 to Rp.463.0 billion (US$40.0 million) in 2008, reflecting increased interest payment obligations arising from the Company’s issuance of an additional US$95 million in Existing Bonds in June 2007 as well as the foreign currency translation impact of the appreciation of the U.S. dollar on the Company’s debt service payment obligations in respect of its U.S. dollar denominated debt.

•	Losses on foreign exchange: Losses on foreign exchange increased by 495.1% from an unrealized foreign exchange loss of Rp.132.1 billion in 2007 to an unrealized foreign exchange loss of Rp.786.4 billion (US$67.9 million) in 2008, reflecting the impact of foreign exchange fluctuations, particularly the appreciation of the U.S. dollar and the depreciation of the Rupiah, on the Company’s financial performance.
     Equity in net income (loss) of associated company. Equity in net income of associated company decreased from an income of Rp.16.7 billion in 2007 to a loss of Rp.76.1 billion (US$6.6 million) in 2008, reflecting the Company’s interests in PT Polychem Indonesia Tbk, which reported a net loss in 2008.
     Tax benefit (expense) — net. Net tax benefits increased from a tax expense of Rp.49.5 billion in 2007 to a tax benefit of Rp.149.4 billion (US$12.9 million) in 2008, reflecting a significant increase in deferred tax benefits attributable to the Company’s tax loss position for the period ended December 31, 2008.
     Net income (loss). For the reasons described above, the Company reported a decrease in net income from net income of Rp.90.8 billion for 2007 to a net loss of Rp.624.8 billion (US$54.0 million) for 2008.
Comparison of Years Ended December 31, 2006 and December 31, 2007
     Net sales. Net sales increased by 21.7% from Rp.5,470.7 billion in 2006 to Rp.6,659.9 billion in 2007, primarily due to increases in the Company’s sales volumes and revenues. From 2006 to 2007, the Company reported a 20.9% increase in export sales revenues and a 22.5% increase in domestic sales revenues, which in turn reflected a 12.3% increase in the Company’s export sales volumes (calculated in units of tires) of radial and bias tires, a 16.3% increase in the Company’s domestic sales volumes (calculated in units of tires) of radial and bias tires and a 13.1% increase in the Company’s sales volumes of motorcycle tires, as well as price increases that the Company was able to obtain for its tire and tire-related products from 2006 to 2007.

     Cost of sales. Cost of sales increased by 15.7% from Rp.4,739.3 billion in 2006 to Rp.5,484.7 billion in 2007, primarily driven by increases in the market prices of the Company’s key raw materials over the course of 2007 as well as an increase in the production volume for all of its products, which resulted in a 14.8% increase in the Company’s cost of raw materials, and increased energy costs, which in turn resulted a 5.5% increase in the Company’s overall manufacturing costs.
     Gross profit. For the reasons described above, the Company’s gross profit increased by 60.7% from Rp.731.4 billion for 2006 to Rp.1,175.2 billion for 2007.
     Operating expenses. Operating expenses increased by 39.3% from Rp.366.3 billion in 2006 to Rp.510.5 billion in 2007, primarily due to:
•	Transportation costs: Transportation costs increased by 35.0%, from Rp.83.5 billion in 2006 to Rp.112.7 billion in 2007, reflecting increases in the Company’s freight transportation costs which in turn were driven in part by increases in the Company’s export sales volumes and in part by the impact of increasing energy prices on transportation costs.

•	Advertising and promotion costs: Advertising and promotion costs increased by 68.1%, from Rp.64.1 billion in 2006 to Rp.107.7 billion in 2007, reflecting promotional incentives and programmes that were implemented by the Company in order to grow its sales volumes and revenues.

•	Provision for doubtful accounts: Provision for doubtful accounts increased by 346.5%, from Rp.5.4 billion in 2006 to Rp.24.0 billion in 2007, as a result of an internal decision by the Company in 2007 to undertake an upward revision of its doubtful account provisions for aged and overdue accounts receivable.
     Other income (charges). Other charges increased by 889.7% from Rp.54.7 billion in 2006 to Rp.541.1 billion in 2007, primarily as a result of:
•	Interest expense and financial charges: Interest and financial charges increased by 8.4%, from Rp.379.5 billion in 2006 to Rp.411.5 billion in 2007, which resulted largely from increases in the Company’s debt service obligations following its issuance of US$95 million in additional Existing Bonds in June 2007.

•	Losses on foreign exchange: The Company reported a net foreign exchange loss of Rp.132.1 billion in 2007, down from a net foreign exchange gain of Rp.315.9 billion in 2006, primarily reflecting the effect of the depreciation of the Rupiah in 2007 on the Company’s financial performance.
     Equity in net income (loss) of associated company. Equity in net income of associated company increased from a loss of Rp.77.2 billion in 2006 to an income of Rp.16.7 billion in 2007 as a result of an increase in reported net income from the Company’s associated company, PT Polychem Indonesia Tbk.
     Tax benefit (expense) — net. Net tax expenses decreased by 56.9% from a tax expense of Rp.114.9 billion in 2006 to a tax expense of Rp.49.5 billion for 2007, primarily reductions in the Company’s pre-tax income for the reasons discussed above.
     Net income (loss). For the reasons described above, the Company’s net income decreased by 23.3% from net income of Rp.118.4 billion for 2006 to a net income of Rp.90.8 billion for 2007.
Funding and capital expenditures
     The Company’s operations, repayment of principal and interest, capital expenditures and working capital requirements in 2006, 2007 and 2008 and for the three months ended March 31, 2009 have primarily been funded from cash generated from operations, existing cash and temporary investments. The Company had aggregate capital expenditures of Rp.1,122.8 billion (US$97.0 million) towards its tire, tire cord and synthetic rubber divisions from January 1, 2006 to December 31, 2008.
     The Company anticipates that its debt service obligations under the Bonds and any remaining Existing Bonds, together with maintenance capital expenditures, will constitute the most significant use of its funds for the next several years. In relation to capital expenditures, the Company believes that the current overcapacity in the tire industry renders it uneconomic to contemplate any significant expansion in its production facilities. In particular, the Company has deferred all planned capital expenditures through 2011 other than essential capital expenditures of approximately US$20 million per year for the maintenance, repair and debottlenecking of its existing production facilities.

     The Company’s capital expenditure plans are subject to a number of risks, contingencies and other factors which are beyond the Company’s control, including tire prices, market demand, raw material prices and exchange rates. The Company adjusts its capital expenditure and investment budget periodically, based on factors deemed relevant by the Company. Therefore the Company’s actual future capital expenditures and investments are likely to be different from its current planned amounts, and such differences may be significant.
Indebtedness
     From November 1, 2008 to March 31, 2009, the Company made cash payments (inclusive of withholding taxes) of US$39.9 million and US$2.2 million, respectively, to the holders of its Series A FRNs and the Series C FRNs. With these payments, the Company discharged in full all of the outstanding financial indebtedness under its Floating Rate Notes, which were the last outstanding third-party debt obligations of the Company arising under its consensual restructuring of its debt obligations in 2002.
     As of March 31, 2009, the Company had total outstanding debt of US$423.4 million. This amount included payment obligations on the Company’s outstanding Existing Bonds and its working capital facility with HSBC. As of the date of this Offering Circular, the Company had approximately US$17.0 million of outstanding letters of credit issued under the HSBC working capital facility. The Company has traditionally maintained this facility with HSBC in order to permit it to meet its day-to-day working capital needs.
     Under the terms of the HSBC facility, HSBC may review the terms of the facility at any time, and in any event by February 28, 2009. On March 16, 2009, the Company received a notice from HSBC that, as a result of the recent appreciation in the value of the U.S. dollar, the Company was in breach of certain of its financial covenants under the HSBC working capital facility as of December 31, 2008. HSBC has indicated to the Company that it does not presently intend to recall or accelerate the working capital facility. On June 9, 2009, HSBC delivered to the Company a written confirmation of its consent to the grant by the Company of security interests over the Secured Property to secure its obligations under the Bonds and the Guarantee. In consideration for such consent, the Company has agreed to provide to HSBC a cash margin amounting to 50.0% of the outstanding indebtedness under the working capital facility, and has agreed to grant to HSBC a security interest over raw materials and finished goods inventories amounting to 100.0% of the value of the working capital facility. The Company expects to enter into a replacement facility agreement with HSBC after the completion of the offering which will contain, among other things, these agreed commercial terms.
     In May 2009, PT. Bank Negara Indonesia (Persero) Tbk extended to the Company an import letter of credit facility for up to US$5 million (the “BNI L/C Facility”). The Company intends to use the letters of credit that are issued under the BNI L/C Facility to fund its import purchases including raw materials, spare parts and machineries. Any letters of credit issued under the BNI L/C Facility are to be secured on a back-to-back basis by export letters of credit issued by the Company’s export distributors and customers in favour of the Company. Letters of credit opened under the BNI L/C Facility are capped at a maximum of 80% of the value of the pledged export letters of credit.
     The Company’s ability to operate its business, to make payments on and to refinance its indebtedness, including the Bonds, to comply with the financial covenants of such indebtedness, including the HSBC working capital facility and the BNI L/C Facility, and to fund planned capital expenditures will depend on its ability to generate sufficient cash in the future, which is subject to many factors beyond the control of the Company.

BUSINESS
Overview
     The Company owns and operates the largest integrated tire manufacturing facilities in South-East Asia. Its principal businesses include the development, manufacture and sale of radial tires, bias tires and motorcycle tires, inner tubes, flaps and rim tape. The Company also manufactures and sells tire cord and synthetic and processed rubber which are key components used in the manufacture of tires. The Company’s shares are currently listed on the IDX. As of March 31, 2009, the Company had a market capitalisation of Rp.749.2 billion (US$64.7 million).
     The Company derives the majority of its revenue from the sales of tires and tire-related products in Indonesia and overseas. The Company’s tire division recorded total sales (comprising sales of radial, bias and motorcycle tires, as well as inner tubes, flaps, rim tape, O-rings, valves and processed and reclaimed rubber) of of Rp.4,625.3 billion, Rp.5,713.0 billion, Rp.6,980.0 billion (US$603.0 million) for 2006, 2007 and 2008, respectively, and Rp.1,556.8 billion (US$134.5 million) in the three months ended March 31, 2009. Tire division sales comprised approximately 84.5%, 85.8%, 87.6% and 89.6% of the Company’s combined total sales in 2006, 2007, 2008 and for the three months ended March 31, 2009, respectively.
     The Company also derives revenue from the sales of tire-related products, comprising tire cord and synthetic rubber sales. The Company, through its tire-related product division, also manufactures tire cord and synthetic rubber for the Company’s tire production as part of its strategy of vertically integrating its production facilities to enhance cost controls, and also sells tire cord and synthetic rubber to third parties. The Company recorded total tire-related product sales to third parties of Rp.845.5 billion, Rp.946.8 billion, Rp.983.5 billion (US$85.0 million) in 2006, 2007 and 2008, respectively, and Rp.180.4 billion (US$15.6 million) for the three months ended March 31, 2009. A portion of the Company’s sales of tires and tire-related products are made to affiliates. See “Risk Factors — Risks Relating to the Company and its Business — The Company engages in a significant number of transactions with affiliates,” “Business —Related Party Transactions.”
     The Company was ranked the 28th largest tire producer in the world in 2008 (based on 2007 sales) according to Tire Business, a leading industry source. According to data from APBI (which excludes imported tire sales and non-APBI members’ sales), the Company had a 63.2% market share for two-wheeled vehicle tires and a 37.5% market share for four-wheeled vehicle tires in the Indonesian replacement tire market in 2008 in terms of sales volumes. In the four-wheeled vehicle tire market, the Company had a 53.7% market share for bias tires and a 22.5% market share for radial tires in the Indonesian replacement market in 2008 in terms of sales volumes. In 2008, the Company manufactured over 29 million units of tires.
     As of December 31, 2008, the Company had total consolidated assets of Rp.8,713.6 billion (US$752.8 million). As of March 31, 2009, the Company had total consolidated assets of Rp.8,356.4 billion (US$721.9 million).
History
     The Company was established in 1951 as a bicycle tire manufacturer. Over the years, the Company expanded its production capacity and diversified initially into the manufacture of motorcycle tires and tubes and eventually into the manufacture of passenger and commercial vehicle tires. The Company started producing motorcycle tires in 1973. It began manufacturing bias tires for passenger and commercial vehicles in 1981. In 1993, the Company started producing and selling radial tires for passenger cars and light trucks.
     The Company was listed on the Jakarta Stock Exchange and the Surabaya Stock Exchange in May 1990. The exchanges were combined in 2007 and is now known as the IDX.
     In 1998, the Company experienced significant financial difficulties as a result of the Asian financial crisis. Between 2002 and 2004, it restructured its debts on a consensual basis with its creditors and implemented a corporate restructuring. Upon completion of the corporate restructuring in December 2004, the Company, as part of its vertical integration strategy, acquired the tire cord and synthetic rubber manufacturing assets of its subsidiary at that time, PT Polychem Indonesia Tbk. At the same time, the Company diluted its majority stake in PT Polychem Indonesia Tbk, which owns petrochemical businesses not core to the Company’s tire business and disposed of its entire holding in PT Langgeng Bajapratama to PT Gajah Tunggal Prakarsa.
     In February 2005, the Company sold its entire shareholding in PT Meshindo Alloy Wheel Corporation.

     In October 2005, GITI Tire acquired indirectly, through its controlled subsidiary Denham Pte. Ltd., a 22.5% shareholding interest in the Company, which according to the stockholders list issued by Biro Administrasi Efek Perusahaan (Administration Office of Listed Shares of the Company) was 27.9% as of March 31, 2009.
Strategy
     The principal components of the Company’s strategy are as follows:
     Continuing to exercise prudent financial measures. The Company has implemented a number of cost-saving measures in the wake of the global economic downturn, including the deferral of all planned capital expenditures (other than non-discretionary maintenance capital expenditures) through 2011, temporary scalebacks in production at its plants, salary freezes for its senior management and the replacement of the diesel generators at its production facilities with gas-fueled generators, which are more economical to maintain and run. The Company continues to seek to maintain its relationships with its key financiers and suppliers in order to permit it to effectively maintain its business operations. To this end, the Company has discharged in full all of the outstanding financial indebtedness under its Floating Rate Notes, which were the last outstanding third-party debt obligations of the Company arising under its consensual restructuring of its debt obligations in 2002. In managing its raw materials costs, the Company seeks to maintain a balance between longer-term raw materials supply arrangements, which allow it to maintain supply continuity but subject it to pre-agreed offtake and price commitments, and ongoing acquisitions of raw materials from the spot market, which permit it to take advantage of periodic shifts in the market prices of raw materials and to respond more quickly to sudden reductions in demand.
     Optimising product mix and increasing focus on higher margin products. The Company reviews its product mix on a continuing basis in order to achieve the best possible margins while managing its production costs. To this end, the Company seeks to take advantage of its strong market position in the domestic light truck bias and motorcycle tire markets by increasing its production to meet the growth in demand for such tires, while also positioning itself for continued growth in the export radial tire market. The Company also believes that there are significant growth opportunities for its business in specialty product segments such as UHP, HP and winter radial tires as well as in HP motorcycle tires. The Company believes that these products generally achieve higher margins because target customers tend to be less price sensitive. The Company plans to continue building its market share in the domestic bias and motorcycle tire markets, and increase its radial tire market share for higher margin products such as HP and UHP tires in Indonesia and overseas through its various marketing and distribution channels.
     Strengthening brand equity. Brand equity comprises brand awareness and perceived quality. The Company believes that its existing brand equity contributes to premium pricing and volume demands for certain of its tires. While the Company enjoys premium pricing for certain of its products such as bias tires and motorcycle tires, the Company plans to further strengthen brand awareness of its products by building its brand image and by continuing to provide incentives in the form of technical and marketing support to its distributors. The Company also plans to further strengthen brand equity of its brands and products through other means, such as expanding its network of “TireZone” retail stores in Indonesia, increasing its market presence through its tire sales counters at Carrefour hypermarkets in Indonesia, sponsoring domestic automotive activities such as trade exhibits, races and car rally events, and increasing advertising expenditure on TV commercials and print advertising.
     Enhancing its domestic distribution though the establishment of new distribution channels. In addition to continuing to manage its long-term relationships with its various domestic distributors, the Company plans to establish and focus on other distribution channels such as “TireZone” retail stores and the OE market to distribute its tires. Since 2007, the Company has increased its “TireZone” outlets from 27 to 30 and expanded from 15 to 16 major cities in Indonesia. The Company plans to continue building the “TireZone” franchise. The establishment of “TireZone” retail concept stores together with Michelin enables the Company to distribute its replacement radial tires to a wider retail market. Commencing in September 2008, the Company also began distributing its radial tires and motorcycle tires domestically through Carrefour, a major retailer in Indonesia. As of March 31, 2009, the Company had tire sales counters at 11 Carrefour hypermarkets in Indonesia. In relation to the OE market, the Company believes that replacement market sales are correlated with OE market share as consumers generally replace tires on their automobiles and motorcycles with the same brand of tires as the original equipment supplied by the automobile or motorcycle manufacturer, resulting in a multiplier effect as its OE sales to vehicle manufacturers evolve into replacement sales to end-users who have purchased vehicles originally equipped with the Company’s tires. The Company plans to strategically expand its tire sales (especially its motorcycle tire sales) to the lower margin OE market in the short term in order to be able to capture higher margin replacement market share in the future when consumers replace the tires on their vehicles.

Major Products
     The Company primarily manufactures and sells a variety of tire and tire-related products. The Company manufactures and sells the following types of tires:
•	passenger car radial tires (comprising standard, HP, UHP and winter radial tires for use on passenger cars);

•	light truck radial tires (comprising four-wheel drive sport utility vehicles, commercial van and winter radial tires);

•	bias tires (comprising ultra light truck, light truck, truck and bus, off-road, industrial and agricultural tires, and bias inner tubes and flaps); and

•	motorcycle tires (comprising street/highway, sports, motorcross and scooter tires and tubes, and rim tape for motorcycles).
     The Company currently produces more than 70 different designs of radial, bias and motorcycle tires in a broad range of sizes.
     The Company’s radial tires are sold under the “GT Radial” brand, while its bias tires are sold under the “Gajah Tunggal” brand. The Company is also licensed by IRC, a leading motorcycle tire company based in Japan, to manufacture and sell “IRC” brand motorcycle tires. See “— Intellectual Property Rights.”
     In addition to its own brands and the “IRC” brand it is licensed to manufacture and sell, the Company is a contract manufacturer for Michelin’s associated brand tires, excluding “Michelin”-branded tires, for markets outside Indonesia. The Company is also a contract manufacturer to Nokian Tyres, manufacturing Nokian-branded tires, including winter tires.
     In addition, the Company also manufactures and sells tire-related products comprising tire cord (a component used in manufacturing tires) and synthetic rubber (a raw material used in the manufacture of tires). The Company uses approximately half of its tire-related products for its own tire manufacturing business and sells its excess production to third parties.
Sales
     The following table sets forth the Company’s sales volumes by major product categories for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
Tires(1)
Radial tires	7,467,374	8,820,617	9,581,783	2,456,634	1,406,110
Bias tires	3,401,627	3,503,342	3,654,703	938,667	666,120
Motorcycle tires	12,591,386	14,240,229	15,919,697	3,689,482	3,910,678

Total tire sales	23,460,387	26,564,188	29,156,183	7,084,783	5,982,908

Tire-related products(2)
Tire cord	13,686	11,951	15,247	3,981	2,868
Synthetic rubber	24,337	34,094	16,030	4,473	4,201

Total tire-related product sales	38,023	46,045	31,277	8,454	7,069

Notes:

(1)	Expressed in units of tires sold.

(2)	Expressed in tonnes of product sold.

     The following table sets forth the Company’s net sales revenues by major product categories for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Tires
Radial tires	1,803	2,324	2,892	682	554
Bias tires	1,680	1,824	2,255	518	498
Motorcycle tires	727	866	1,119	232	334
Others(1)	415	699	714	177	170

Total tire sales	4,625	5,713	6,980	1,609	1,557

Tire-related products
Tire cord	499	444	623	154	122
Synthetic rubber	346	503	361	87	58

Total tire-related product sales	845	947	984	241	180

Net sales revenues	5,471	6,660	7,963	1,850	1,737

Note:

(1)	Others comprise tire components such as automobile inner tubes, flaps, motorcycle tubes, rim tape, O-rings, valves, and processed and reclaimed rubber.
Tire division sales
     The following table sets forth the Company’s historical consolidated tire sales in Rupiah for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Tire sales
Export(1)	2,109	2,643	2,958	690	564
Replacement(2)	2,223	2,706	3,303	791	804
OE(3)	293	364	719	128	189

Total	4,625	5,713	6,980	1,609	1,557

Notes:

(1)	Export sales comprise all tire sales to customers outside Indonesia.

(2)	Replacement sales comprise all sales to Indonesian customers, less OE sales.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.
Radial tires
     Radial tires are tires which have plies (which is a type of fabric woven from tire cord) that run from head to head (side to side) perpendicularly against the circumference of the tire. Radial tires also have two layers of steel belts running the circumference of the tire tread. Radial tires tend to be better suited for comfortable ride and higher-speed operation on roads with good conditions and generally offer better vehicle handling, longer tread life and better shock absorption compared to bias tires.
     The Company manufactures a broad range of radial tires using polyester tire cord and nylon tire cord, both of which are supplied by the Company’s tire cord division. The Company primarily manufactures radial tires for passenger cars and light trucks. In recent years, the Company has been successful in realising its strategy to increase the sales of its higher margin radial tires, such as its HP tires, UHP tires and winter tires, which achieve a premium in pricing to the other standard radial tires it manufactures.
     Radial tire sales accounted for approximately 33.0%, 34.9% and 36.3% of the Company’s net sales by in 2006, 2007 and 2008, respectively. Radial tire sales accounted for approximately 36.9% and 31.9% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.
     The following table sets forth the Company’s historical radial tire sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Radial tire sales
Export(1)	1,603	2,054	2,531	591	463
Replacement(2)	194	264	351	90	88
OE(3)	6	6	10	1	2

Total	1,803	2,324	2,892	682	554

Notes:

(1)	Export sales comprise all tire sales to customers outside Indonesia and includes sales to Michelin and Nokian Tyres.

(2)	Replacement sales comprise all sales to Indonesian customers, less OE sales.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.
     The Company’s export sales of radial tires consist of sales made to the overseas replacement market. The Company’s top five export customers for radial tires accounted for 63.6% and 63.0% of the Company’s total radial tire export sales in 2008 and for the three months ended March 31, 2009, respectively.
     The Company’s radial tire sales in the Indonesian replacement market were made primarily to wholesale distributors and retail chains that sell tires (including the Company’s “TireZone” retail outlets). The Company’s top five domestic customers accounted for Rp.106.9 billion of the Company’s total radial tire sales (or 40.5% of the Company’s total radial tire replacement market sales) in 2007 and Rp.140.7 billion (US$12.2 million) of the Company’s total radial tire sales (or 40.1% of the Company’s total radial tire replacement market sales) in 2008.
Bias tires
     Bias tires are tires which have nylon plies that run at an angle from each side with different layers having opposing angles that criss-cross the tire. Bias tires are primarily suited for use on off-road or poor road conditions and are durable and resistant to bursting resulting from overloading.
     The Company manufactures a broad range of bias tires, using nylon tire cord supplied by the Company’s tire cord division. The Company primarily manufactures bias tires for commercial vehicles such as trucks, buses and agricultural and construction vehicles. In recent years, the Company has also experienced improving margins on its bias tires, which the Company believes are largely attributable to the Company’s strong reputation and position in the domestic bias tire market, improvements in the Company’s product mix and the increasingly “niche” nature of the bias tire market as many of the Company’s competitors move away from bias tire production towards the larger radial tire market.
     Bias tire sales accounted for approximately 30.7%, 27.4% and 28.3% of the Company’s net sales in 2006, 2007 and 2008, respectively. Bias tire sales accounted for approximately 28.0% and 28.7% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.

     The following table sets forth the Company’s historical bias tire sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Bias tire sales
Export(1)	471	432	411	95	100
Replacement(2)	1,151	1,316	1,588	390	349
OE(3)	59	77	256	33	49

Total	1,680	1,824	2,255	518	498

Notes:

(1)	Export sales comprise all tire sales to customers outside Indonesia.

(2)	Replacement market sales comprise all sales to Indonesian customers, less OE sales.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.
     The Company’s export sales of bias tires are made to the replacement market. Because of the nature of bias tires, the demand for the Company’s bias tires originates mainly from countries such as Saudi Arabia, Egypt and the Philippines, and other countries in Asia, the Middle East and Africa, as bias tires are generally more durable, and consequently are better suited for driving conditions in such regions. The Company’s top five export customers for bias tires accounted for 84.7% of the Company’s total bias tire export sales in 2008.
     In the Indonesian replacement market, the Company generally sells its bias tires to the same distributors which market its radial tires. Bias tires are not sold at “TireZone” outlets, which focus only on four-wheel vehicle radial tire sales. The Company’s top five domestic customers accounted for 45.3% of the Company’s total bias tire replacement market sales in 2008.
     The Company’s main OE customers for bias tires are Mitsubishi Motors Indonesia (Krama Yudha Tiga Berlian) and Toyota Astra Motor, which together accounted for Rp.53.5 billion of the Company’s bias tire sales (or 69.8% of the Company’s total bias tire OE sales) in 2007, Rp.157.3 billion (US$13.6 million) of the Company’s bias tire sales (or 61.4% of the Company’s total bias tire OE sales) in 2008 and Rp.31.4 billion (US$2.7 million) of the Company’s bias tire sales (or 63.6% of the Company’s total bias tire OE sales) for the three months ended March 31, 2009.
Motorcycle tires
     The Company manufactures its motorcycle tires using bias tire technology. The Company manufactures a full range of “IRC” brand motorcycle tires under its licence from IRC. The licence is valid for five-year terms, and is automatically extended for additional five-year terms unless one party notifies the other of its intention to terminate the arrangement. The licence was automatically renewed in March 2005. The Company does not currently anticipate any issues with renewing the licence when the current term of the licence expires in March 2010. In consideration for the licence to manufacture “IRC” brand tires in Indonesia, the Company has agreed to pay royalties to IRC. The “IRC” brand is regarded as a premium brand in Indonesia and is primarily sold to the OE and replacement market. See “— Intellectual Property Rights.”
     The Company believes that its leading position in the Indonesian motorcycle tire market allows it to charge a premium for its motorcycle tires. The Company is currently evaluating an expansion in the capacity of its motorcycle tire plant as part of its strategy to focus on higher margin products. In light of the economic downturn, however, the Company intends to defer further capital expenditure until healthier market conditions return.
     Motorcycle tire sales accounted for approximately 13.3%, 13.0% and 14.0% of the Company’s net sales in 2006, 2007 and 2008, respectively, and accounted for 12.5% and 19.2% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.

     The following table sets forth the Company’s historical motorcycle tire sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Motorcycle tire sales
Export(1)	—	—	—	—	—
Replacement(2)	544	640	768	157	228
OE(3)	183	226	350	74	106

Total	727	866	1,118	231	334

Notes:

(1)	Export sales comprise all tire sales to customers outside Indonesia.

(2)	Replacement market sales comprise all sales to Indonesian customers, less OE sales.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.
     The Company’s main OE customers for motorcycle tires were PT Yamaha Indonesia Motor Manufacturing, PT Astra Honda Motor and PT Indomobil Suzuki International, which together accounted for Rp.214.3 billion of the Company’s motorcycle tire sales (or 94.9% of the Company’s total motorcycle tire OE sales) in 2007, Rp.332.8 billion (US$28.8 million) of the Company’s motorcycle tire sales (or 95.0% of the Company’s total motorcycle tire OE sales) in 2008 and Rp.102.1 billion (US$8.8 million) of the Company’s motorcycle tire sales (or 96.2% of the Company’s total motorcycle tire OE sales) for the three months ended March 31, 2009.
     The Company’s Indonesian replacement market motorcycle tires are generally sold to the same distributors as its radial and bias tires, but also to other distributors specialising in motorcycle tires only. Motorcycle tires are not sold at “TireZone” outlets, which focus only on four-wheel vehicle radial tire sales.
Other tire components
     The Company manufactures and sells other tire components, primarily automobile inner tubes, flaps, motorcycle inner tubes and rim tape, but also valves and reclaimed rubber produced from the tire manufacturing process.
     Inner tubes are primarily used in bias tires and motorcycle tires. The Company sells more units of inner tubes compared to tires because inner tubes are replaced by consumers more often than tires. Flaps are rubber pieces that are installed between the inner tube and the wheel to provide additional protection to the inner tube, and are primarily used on bias tires. Rim tape functions similarly to tire flaps, but is used on motorcycle tires. Inner tubes for automobiles and motorcycles, flaps and rim tape are generally bundled and sold together with tires sold to the OE market, but are sold separately to the domestic replacement and export markets.
     Other tire component sales accounted for approximately 7.6%, 10.5% and 9.0% of the Company’s net sales in 2006, 2007 and 2008 respectively. Other tire component sales accounted for approximately 9.6% and 9.8% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.

     The following table sets forth the Company’s historical other tire component sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Other tire component sales
Export(1)	34	157	16	4	1
Replacement(2)	335	486	596	154	139
OE(3)	46	56	102	19	30

Total	415	699	714	177	170

Notes:

(1)	Replacement market sales comprise all sales to Indonesian customers, less OE sales.

(2)	Export sales comprise all tire sales to customers outside Indonesia.

(3)	OE sales comprise all sales to domestic vehicle manufacturers.
Tire-related product sales
     The Company’s tire-related products comprise tire cord and synthetic rubber, two raw materials that are used in the production of tires. Because tire cord and synthetic rubber are commodity products, the prices obtainable by the Company for these products are generally set by market factors that are largely outside of the Company’s control. The Company generally sells its tire-related products in the spot market, which includes sales to affiliates. The following table sets forth the Company’s historical tire-related product sales in Rupiah for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Domestic	393	495	512	136	86
Export(1)	452	452	472	104	94

Total	845	947	984	240	180

Note:

(1)	Export sales comprise tire-related product sales made through a subsidiary to customers outside Indonesia.
Tire cord
     Tire cord is a raw material that is made from filaments which are woven into a fabric, stretched to increase tensile strength and then treated with chemicals to facilitate bonding with rubber compounds. The Company manufactures polyester tire cord, which is used as a component in radial tires, and Nylon 6 and Nylon 66, which are used as raw materials in bias and motorcycle tires.
     Tire cord sales to third parties accounted for approximately 9.1%, 6.7% and 7.8% of the Company’s net sales in 2006, 2007 and 2008, respectively. Tire cord sales to third parties accounted for approximately 8.3% and 7.0% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.
     Tire cord comprised approximately 13.5% of the Company’s tire division’s raw material costs in 2007 and approximately 11.5% of the Company’s tire division’s raw material costs in 2008. The manufacturing cost of tire cord is affected by fluctuations in oil prices. See “— Raw Materials and Suppliers.” The Company currently manufactures tire cord through one of its divisions, and accounts for its supply of tire cord at cost. However, due to the significant increases in oil prices in recent years, the Company has had to contend with increased tire cord manufacturing costs even though it has also benefited from the vertical integration of its tire cord production capability. The Company has not been able to pass through all of these increased costs to its customers.

     The following table sets forth the Company’s historical tire cord sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Tire cord sales
Domestic	196	242	280	77	51
Export(1)	303	202	343	77	71

Total	499	444	623	154	122

Note:

(1)	Export sales comprise tire cord sales made through a subsidiary to customers outside Indonesia.
     The Company uses approximately half of its tire cord division’s production for its own tire production. Excess tire cord which is not used by the Company for its own tire manufacturing business is supplied to the export market and to other tire manufacturers in Indonesia. The Company’s top five third party customers for tire cord accounted for approximately 68.0% and 68.5% of the Company’s total tire cord sales to third parties in 2008 and for the three months ended March 31, 2009, respectively.
Synthetic rubber
     Synthetic rubber is made from raw materials derived from petroleum, coal, oil, natural gas, and acetylene. The Company produces SBR, a form of synthetic rubber, which is a primary raw material used in the manufacture of tires. The Company produces and sells various SBR products which are used as raw materials in the manufacture of tires and other rubber products, such as mechanical parts, automotive components, foam rubber, sponge, insulator cable, coatings and adhesives. The Company believes it is the only SBR manufacturer in Indonesia.
     Synthetic rubber sales to third parties accounted for approximately 6.3%, 7.6% and 4.5% of the Company’s net sales in 2006, 2007 and 2008. Synthetic rubber sales to third parties accounted for approximately 4.7% and 3.4% of the Company’s net sales for the three months ended March 31, 2008 and March 31, 2009, respectively.
     The Company manufactures synthetic rubber through a division within the Company, and accounts for its supplies of synthetic rubber at cost. However, because the raw materials for synthetic rubber are also derived from petroleum products whose cost has increased significantly in recent years, the Company has experienced increased synthetic rubber manufacturing costs, not all of which it has been able to pass through to its customers.
     Synthetic rubber comprised approximately 23.2% of the Company’s tire division’s raw material costs in 2008, up from 19.0% of the Company’s tire division’s raw material costs in 2007. The increase was largely attributable to a significant increase over most of 2008 in the cost of butadiene, one of the raw materials used by the Company in the manufacture of synthetic rubber. The increase in the price of butadiene also resulted in a significant decrease in the gross margins that the Company was able to obtain from sales of synthetic rubber as it was unable to pass through the full extent of these cost increases to its customers.

     The following table sets forth the Company’s historical synthetic rubber sales for the periods indicated:

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2008	2009
	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)	(Rp. billion)
Synthetic rubber sales
Domestic	197	253	231	58	35
Export(1)	149	250	128	29	24

Total	346	503	361	87	58

Note:

(1)	Export sales comprise synthetic rubber sales made through a subsidiary to customers outside Indonesia. These include sales to affiliates. See “—Related Party Transactions.”
     The Company uses approximately 58.0% of its synthetic rubber division’s production for its own tire production. Excess synthetic rubber which is not used by the Company for its own tire manufacturing business is supplied to other tire manufacturers in Indonesia, overseas and to domestic footwear manufacturers. The Company’s top five third party customers for synthetic rubber accounted for approximately 60.0% of the Company’s total synthetic rubber sales to third parties in 2008. Of those sales, 26.8% were to GITI Tire, an affiliate of the Company.
Markets and Sales
     The Company markets and distributes its tires through a combination of its network of domestic distributors, its “TireZone” retail outlets, its tire sales counters at Carrefour hypermarkets in Indonesia, OE customers, export arrangements with its international distributors, including Globaltraco, and manufacturing arrangements with third parties such as Michelin and Nokian Tyres. Most of the Company’s tire distribution arrangements are made on an order-by-order basis, except for its manufacturing arrangements and OE sales agreements. The Company engages periodically in joint promotions and advertising to raise the profile of its tires, and offers various forms of technical support and collaboration to its international and domestic distributors.
Export market
     Export sales include sales to customers outside Indonesia and sales to Michelin and Nokian Tyres for export outside Indonesia under their respective manufacturing agreements with the Company. The Company’s export sales are primarily to the radial tire replacement market.
     The Company’s export sales network consists of more than 70 distributors who supply the Company’s tires to wholesalers and retailers outside Indonesia. The Company’s top five tire distributors accounted for approximately 61.0% of its total export sales in 2008. The Company’s tires and inner tubes are currently sold to end-users in approximately 80 countries.
     Other than the manufacturing and distribution agreements with Michelin and Nokian Tyres, the Company generally does not have any long-term export contracts and makes sales on an order-by-order basis from distributors. The Company has had long-term relationships with most of its international distributors, many of whom have been customers of the Company for more than ten years.
     International distributors make payment through the issuance of letters of credit in favour of the Company, but also in some cases, by advance down payment before shipment of their orders with final payment being made after shipment. The Company offers operational support in the form of training programmes. The Company also provides marketing support to export customers by contributing to joint promotions with selected distributors, depending on the form of joint promotion proposed by the distributor. Commencing in March 2009, the Company began offering extended payment and credit terms to a number of its export distributors who had demonstrated payment track records and a significant history with the Company, in order to sustain demand for its tires from these distributors. See “Risk Factors — Risks Relating to the Company and its Business — The Company is facing heightened risks due to the current business environment.”

     The Company’s geographical market breakdown based on its historical export sales from tires for the periods indicated are set forth below:

							Three months
	Year ended December 31,						ended March 31,
	2006	%	2007	%	2008	%	2009	%
	(Rp. billion)		(Rp. billion)		(Rp. billion)		(Rp. billion)
America	391	19%	651	25%	915	31%	168	30%
Middle East	495	23%	576	22%	598	20%	126	22%
Asia	411	19%	467	18%	423	14%	116	20%
Europe	532	25%	700	26%	722	24%	106	19%
Oceania	81	4%	75	3%	75	3%	26	5%
Africa	199	9%	174	7%	225	8%	21	4%

Total	2,109	100%	2,643	100%	2,958	100%	564	100%

     The Company’s three largest export markets in 2008 were America, Europe and the Middle East, accounting for approximately 75.6% of the Company’s total export revenues from tire sales in that same period. The Company’s principal product exported to America is radial tires for passenger cars. The Company’s principal products exported to the Middle East countries are radial tires for passenger cars and light trucks, primarily in Oman, Saudi Arabia and the United Arab Emirates. The Company’s principal products exported to Europe are radial tires for passenger cars and light trucks, primarily to the United Kingdom and Germany.
Indonesian replacement market
     A significant part of the Company’s domestic sales are made into the motorcycle tire and bias tire replacement markets. In 2008, the Company supplied tires to retailers and to wholesale distributors, who distribute the Company’s tires to independent tire dealers, retail chains that sell tires, as well as other automotive products sellers, repair garages and to certain commercial vehicle fleet operating companies (such as bus companies and transport companies). The Company’s top five distributors of its tires in Indonesia accounted for approximately 32.0% of the Company’s total sales in the domestic replacement market in 2008.
     The Company’s wholesale distributors’ appointments are renewed on an annual basis and purchases are made on order-by-order basis. The Company has had long-term relationships with nearly all of its wholesale distributors, some of which have been customers of the Company for over 30 years. The Company offers operational support to wholesale distributors in the form of technical support and training programmes on request as well as offering incentive schemes such as the two-yearly wholesale distributors’ tour hosted by the Company. The Company assists in wholesale distributors’ marketing by offering advertising promotions and materials, point-of-sale displays and a reward points programme to retailers. Nearly all of the Company’s Indonesian wholesale distributors in the replacement market pay cash in advance for their orders. All the Company’s domestic sales are made in Rupiah.
     The Company also sells radial automobile tires through its “TireZone” retail outlets which were established as part of its distribution co-operation arrangement with Michelin. See — “Strategic Alliance with Michelin.” The Company currently has 30 “TireZone” outlets in 16 major cities in Indonesia. Under the “TireZone” concept, retailers for “TireZone” outlets are selected based on specific criteria set by the Company relating to the location, reputation and historical sales volumes of the retail outlets. Retailers selected by the Company remain independent and own and operate their own retail operations but the Company supports such retailers by subsidising the conversion and branding of their existing retail outlets as “TireZone” retail outlets in accordance with certain specified requirements such as retail layout, service quality, signage and other sales aspects. The Company also offers technical support and training to all of its “TireZone” retailers to improve the level of service provided to customers. “TireZone” retailers sell “GT Radial,” “Michelin” and “BFGoodrich” branded radial tires but are also allowed to sell competing brands of tires. “TireZone” retailers generally purchase tires from the Company on an order-by-order basis and are given limited credit terms for their tire orders from the Company. The Company’s sales of tires through the “TireZone” retail network increased from 64,758 units of tires in 2007 to 65,407 units of tires in 2008. For the three months ended March 31, 2009, the Company sold 13,503 units of tires through the “TireZone” retail network.
     Commencing in September 2008, the Company also began distributing its radial tires and motorcycle tires domestically through Carrefour, a major retailer in Indonesia. Under the terms of its arrangement with Carrefour, the Company supplies tires to Carrefour for sale at 11 Carrefour hypermarkets in Indonesia, and provides personnel to operate the tire sales counters at those stores. The Company expects that this initiative will allow it to acquire direct retail experience that it may be able to leverage on in future as it continues to develop its distribution networks both domestically and internationally.

     In addition to price, distribution network and brand equity are important competitive factors in the domestic replacement tire market. To capture additional market share and to achieve higher prices for its radial tires, the Company has been increasing its marketing efforts to improve brand equity through such means as sponsoring motor sports such as the Indonesian Grand Touring Car Championship, Ford Ranger Speed Truck 4x4 Race, television commercials and print advertisements in car magazines. To further raise the Company’s profile, the Company has instituted a corporate and social responsibility programme under which it has, among other projects, set up a programme offering scholarships to needy students and donated to various causes such as conservation projects in the Batang Toru conservation area in North Sumatra and to flood, tsunami and earthquake victims.
OE market
     The Company sells tires to 16 four-wheel vehicle manufacturers in Indonesia, including Mitsubishi Motors Indonesia (Krama Yudha Tiga Berlian) and Toyota Astra Motor (both of which primarily purchase truck and light truck bias tires) and PT Hino Motors Manufacturing Indonesia (which primarily purchases truck bias tires).
     The Company sells motorcycle tires to 15 motorcycle manufacturers in Indonesia, the largest of which are PT Yamaha Indonesia Motor Manufacturing, PT Astra Honda Motor and PT Indomobil Suzuki International. The Company also supplies all of the tires for Kawasaki, Vespa and Kymco motorcycles manufactured in Indonesia. In aggregate, the Company’s top five OE passenger car vehicle and motorcycle manufacturer customers accounted for approximately 82.5% of total OE sales in Indonesia in 2008.
     The Company generally enters into contracts which are renewable on an annual basis with its OE customers. OE sales are made based on firm orders from vehicle manufacturers that the Company receives approximately one month before delivery. OE customers are offered 30-day payment terms. The Company provides operational support to OE customers in the form of technical collaboration in quality control and development and participates in its OE customers’ seasonal promotions.
Strategic Alliance with Michelin
     In May 2004, the Company entered into a business co-operation arrangement with Michelin, a leading global tire manufacturer, comprising a manufacturing agreement focusing on the manufacture of passenger car tires for Michelin, and an agreement on distribution activities in Indonesia. Both agreements expire in December 2010, but the manufacturing agreement will be automatically renewed for an additional five-year term unless one or both of the parties take steps to terminate the arrangement. Any such termination prior to December 31, 2010 requires at least one year’s notice by the terminating party. Each of the agreements may be terminated at any time if either party commits a breach of certain key provisions of the relevant agreement.
     The Company has not received any notice from Michelin of an intention to terminate the manufacturing agreement or the distribution agreement, and does not currently anticipate any issues with renewing both agreements with Michelin when the current term of the agreements expires in December 2010. From time to time, the Company discusses with Michelin ways in which the relationship might be expanded.
     Under the manufacturing agreement, the Company manufactures a selected range of Michelin’s associated brands of car tires (excluding “Michelin”-branded tires) including UHP tires, for markets served by Michelin outside Indonesia. In 2007, the Company delivered 2.1 million units of tires under this agreement, while in 2008 the Company increased its delivery to 2.8 million units of tires. This growth was driven largely by strong underlying demand during the first three quarters of 2008, which did not persist through the fourth quarter of 2008. For the three months ended March 31, 2009, the Company delivered 0.3 million units of tires under its agreement with Michelin, as compared with 0.7 million units of tires delivered during the three months ended March 31, 2008.
     The Company’s and Michelin’s strategic plans originally contemplated that the volume manufactured by the Company for Michelin would gradually increase to up to five million units of tires per year by 2010. While the global economic downturn has affected the Company’s sales volumes to Michelin under the manufacturing agreement, the Company expects that its deliveries of tires to Michelin will increase as market conditions improve.
     The tires to be manufactured by the Company for Michelin are based on individual programmes, with each programme specifying the types of tires, prices and volumes to be achieved over an agreed period during the term of the manufacturing agreement, to form part of the Company’s production planning process. The Company and Michelin continuously review purchase commitments under the individual programs based upon market conditions.

     Under the distribution agreement, the Company distributes a selected range of Michelin’s passenger car and light truck tires in Indonesia, including Michelin and BFGoodrich brands, in the domestic replacement market, as well as the Company’s “GT Radial” brand tires through “TireZone” retail outlets. See “— Markets and Sales — Indonesian replacement market.”
     As part of its strategic alliance with the Company, Michelin acquired a 10.0% equity stake in the Company in May 2004, which according to the stockholder list issued by Biro Administrasi Efek Perusahaan (Administration Office of Listed Shares of the Company) remained unchanged as of March 31, 2009.
Manufacturing Facilities
     The Company currently operates five tire plants, all located in Indonesia, where it manufactures radial tires, bias tires, motorcycle tires, inner tubes, flaps, O-rings and processed and reclaimed rubber, and two tire-related product plants where it manufactures tire cord and synthetic rubber.
     Quality assurance controls are incorporated into various stages of the manufacturing process at all of the Company’s tire manufacturing plants in compliance with international standards, such as ISO/TS 16949, under which the Company was certified in 2005. The Company has procedures at each plant for testing incoming raw materials and component parts as well as for testing its finished goods. The Company maintains standard quality reporting measurement reports to maintain a history of quality control at its plants.
     Other than the rubber reclamation plant, the Company operates all of its plants 24 hours a day, employing three to four work groups on a three-shifts-a-day basis. The Company has historically shut its production facilities on Indonesia’s Independence Day, on new year’s day and for two weeks during the Muslim holiday of Ramadhan during which the Company performs major maintenance on its plants and equipment. Since December 2008, the Company has increased the number of days on which its production facilities are shut to include other Indonesian national holidays and, in the case of its bias tire production facility, Sundays, so as to minimise overtime payments to its workers and to address ongoing production overcapacity. The Company reviews production schedules at its various facilities from time to time in order to match its production capacity with demand for its products so as to minimise its inventory carrying costs. The Company has also begun carrying out a large-scale replacement of diesel-fueled generators at its production facilities with gas-fueled generators, which are more economical to maintain and run.
     The Company practices a comprehensive maintenance and loss prevention programme, has on-site maintenance and repair facilities and maintains an inventory of spare parts and machinery, to reduce the risk of equipment failure, which results in only minimal interruption to production.
     The Company calculates its plant capacity based on installed capacity and its utilisation rates based on an average daily output divided by installed capacity. For details on how average daily production capacity, average daily output and utilisation are calculated, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cost of Sales — Production efficiency.”
Tire manufacturing plants
     The Company’s tire manufacturing facilities comprise five plants which are located on a 126-hectare industrial complex in Tangerang, about 30 kilometres west of Jakarta, Indonesia. The Company holds the Tangerang industrial complex through 20-year and 30-year land-use rights granted by the Government due to expire between 2014 and 2030.
     The following table sets forth a summary description of the Company’s plants as of March 31, 2009.

Tire Manufacturing Plant and Location	Product	Installed capacity
		(units per day, except as indicated)
Plant A, Tangerang	Automobile bias tires	12,000
Plant B, Tangerang	Motorcycle tires	59,000
	Motorcycle tubes	117,800
Plant C, Tangerang	Automobile tubes	10,570
Plant D, Tangerang	Radial tires	36,500
Plant E, Tangerang	Rubber reclamation	11,000 (kilogrammes per day)
	Flaps	5,500

Plant A — Automobile bias tires
     Plant A commenced operations in 1981 and primarily manufactures automobile bias tires such as off-road, truck and bus, light truck, ultra light truck, industrial and agricultural tires. The plant has a total floor area of 121,783 square metres, excluding parking, street, pavement and sewage areas. Plant A has approximately 2,084 employees.
     The following table sets forth the bias tire installed capacity of Plant A for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009
Installed capacity (in units per day)	12,000	12,000	12,000	12,000
Actual average daily output (in units per day)	9,752	10,001	10,464	8,450
Utilisation rate (%)	81%	83%	87%	70%
Plant B — Motorcycle tires and tubes
     Plant B commenced operations in 1976 and primarily manufactures motorcycle tires and tubes. The plant has a total floor area of 71,307 square metres, excluding parking, street, pavement and sewage areas. Plant B has approximately 3,064 employees.
     The following table sets forth the motorcycle tire installed capacity of Plant B for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009
Installed capacity (in units per day)	45,000	45,100	51,600	59,000
Actual average daily output (in units per day)	36,426	40,227	45,802	47,670
Utilisation rate (%)	81%	89%	89%	81%
     The following table sets forth the inner tube installed capacity of Plant B for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009
Installed capacity (in units per day)	69,500	92,750	113,750	117,800
Actual average daily output (in units per day)	60,387	83,943	88,142	59,398
Utilisation rate (%)	87%	91%	77%	50%
Plant C — Automobile tubes
     Plant C commenced operations in 1973 and primarily manufactures automobile tubes (for off-road, truck and bus, light truck, ultra light truck, industrial and agricultural bias tires) and bladders (for internal consumption). The plant has a total floor area of 13,955 square metres, excluding parking, street, pavement and sewage areas. Plant C has approximately 240 employees.
     The following table sets forth the automobile tube installed capacity of Plant C for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009
Installed capacity (in units per day)	10,000	10,574	10,574	10,574
Actual average daily output (in units per day)	6,491	7,996	8,010	6,986
Utilisation rate (%)	65%	76%	76%	66%

Plant D — Radial tires
     Plant D commenced operations in 1993 and primarily manufactures radial tires (comprising light truck, passenger car and four-wheel drive tires). The plant has a total floor area of 224,400 square metres, excluding parking, street, pavement and sewage areas. Plant D has approximately 2,554 employees.
     The following table sets forth the radial installed capacity of Plant D for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009

Installed capacity (in units per day)	30,000	30,000	33,800	36,500
Actual average daily output (in units per day)	21,207	25,340	27,474	16,156
Utilisation rate (%)	71%	84%	81%	45%
Plant E — Flaps and reclaimed rubber
     Plant E primarily produces flaps and also reclaimed rubber. The plant has a total floor area of approximately 4,770 square metres, excluding parking, street, pavement and sewage areas. Plant E has approximately 154 employees. Reclaimed rubber is used primarily in the production of bias tires and tire flaps.
Tire-related product manufacturing plants
     Plant F was previously owned by a division of PT Polychem Indonesia Tbk while Plant G was previously owned by PT Sentra Sintetikajaya, a subsidiary of PT Polychem Indonesia Tbk, until completion of the Company’s corporate restructuring in December 2004 when both plants, and their employees at such plants, were transferred to the Company. PT Polychem Indonesia Tbk and PT Sentra Sintetikajaya’s respective land-use rights were contractually transferred to the Company in December 2004.
     The Company’s tire cord plant (Plant F) is strategically located in the Tangerang industrial complex where its tire manufacturing plants are located, while the Company’s synthetic rubber plant (Plant G) is located in Merak, a short distance from the Tangerang industrial complex. The Company contractually holds the synthetic rubber plant in Merak through 20-year and 30-year land-use rights that are due to expire between 2029 and 2034.
     Plant F and Plant G supply tire cord and synthetic rubber as raw materials to the Company’s tire manufacturing facilities as well as selling excess production to third parties. For the year ended December 31, 2008, approximately 46.7% and 58.0% of tire cord and synthetic rubber sales were made to the Company to meet the Company’s tire cord and synthetic rubber raw materials requirements.

Tire-Related Product
Manufacturing Plant and Location	Product	Installed capacity
		(tonnes per year)
Plant F, Tangerang	Tire cord	36,000
Plant G, Merak	Synthetic rubber	60,000
Plant F — Tire Cord
     Plant F commenced operations in 1991 and primarily manufactures tire cord, which is weaved nylon and polyester. The plant has a total floor area of 119,185 square metres, excluding parking, street, pavement and sewage areas. Plant F has approximately 1,078 employees.
     The following table sets forth the tire cord installed capacity of Plant F for the periods indicated.

				Three months
	Year ended December 31,			ended March 31,
	2006	2007	2008	2009

Installed capacity (in tonnes for the period)	36,000	36,000	36,000	9,000
Actual output (in tonnes)	26,010	26,455	29,725	5,219
Utilisation rate (%)	72%	73%	83%	58%

Plant G — Synthetic rubber
     Plant G commenced operations in 1998 and primarily manufactures synthetic rubber for use in tire manufacturing. Plant G produces three main varieties of synthetic rubber — SBR1502, SBR1712 and SBR1721 — which are used as raw materials in manufacturing processes of tire and other rubber-related products such as mechanical products, automotive components, foam rubber, sponge, insulator cable, coatings and adhesives. The plant is held through 30-year land-use rights granted by the Government and due to expire in 2023, and has a total floor area of 23,805 square metres, excluding parking, street, pavement and sewage areas. Plant G has approximately 260 employees.
     The following table sets forth the synthetic rubber installed capacity of Plant G for the periods indicated.

					Three months
	Year ended December 31				ended March 31,
	2006	2007	2008		2009

Installed capacity (in tonnes for the period)	60,000	60,000	60,000		15,000
Actual output (in tonnes)	46,219	52,160	45,616		1,575
Utilisation rate (%)	77%	87%	76	%(1)	11	%(1)

Note:

(1)	The Company temporarily shut down Plant G from December 1, 2008 to March 9, 2009 in order to reduce its synthetic rubber inventory as well as to complete routine maintenance and repair operations on the plant machinery.
Research and Development
     The Company incurred Rp.18.4 billion (US$1.6 million) in 2008 on research and development. The Company’s research and development department currently employs 25 personnel who focus on tire design and development, development of new materials and compounds and indoor and outdoor testing of tires. The director of research and development has indicated his intention to retire from active employment with the Company. The Company has identified a replacement to head its research and development team. At present, the Company tests its HP products at commercial proving grounds in Italy, Spain and Finland. The Company plans to streamline this process by investing in the construction of an outdoor tire test track in Indonesia.
Raw Materials and Suppliers
     The main raw materials required to manufacture tires are natural rubber, synthetic rubber, tire cord, carbon black, steel cord and other rubber processing chemicals. In 2008, natural rubber, synthetic rubber, tire cord and carbon black accounted for approximately 33.7%, 23.2%, 11.5% and 12.6%, respectively, of the tire division’s total raw material costs while total raw material costs accounted for 81.4% of the Company’s total cost of sales. The remainder of the tire division’s raw material costs consisted principally of tire chemicals, steel cord and bead wire, which accounted for the remaining 19.0%.
     The Company has a centralised purchasing function which manages orders for raw materials based on periodic bills of material that are prepared by each plant. The Company’s research and development department generally pre-approves various suppliers of raw materials based on the testing of the raw material supply quality. The Company generally conducts tenders for most of its raw materials, which are open to approved suppliers. Supply contracts are awarded based on pricing, ability to supply and quality. Suppliers winning the tender will generally be given the largest purchase orders but the Company also purchases from other alternative suppliers to maintain relationships and alternative delivery capabilities.
     The Company procures almost all of its natural rubber requirements from Government-owned rubber plantations and other Indonesian suppliers based on annual contracts, which account for 89.4% of the Company’s total natural rubber purchases in 2008. The pricing of natural rubber under such contracts is generally based on the average price of natural rubber for the month prior to physical delivery based on the Singapore Commodity Exchange or Standard Malaysian Rubber price quotations. The remainder of the Company’s natural rubber supply is acquired in the spot market.
     The Company manufactures its own tire cord and synthetic rubber to ensure secure supply and enhance cost controls, but relies on chemical supplies, such as butadiene and styrene supplied by third parties, and nylon yarn supplied by a related party, which are sensitive to oil prices, to manufacture tire cord and synthetic rubber. In line with the run-up in raw materials prices in 2007 and 2008, the prices of these inputs have increased significantly since 2007. The Company acquires its other raw materials from multiple sources both within and outside Indonesia, and maintains long-term relationships with key suppliers while securing multiple sources for key raw materials.
     The Company believes that all of the Company’s raw material requirements are currently available in adequate supply from domestic and foreign sources. The Company has not experienced, and does not anticipate, any difficulties in obtaining its raw materials. Should any of its suppliers be unable to supply it in the future, the Company believes it will be able to obtain alternative sources of supply at market prices.
Dividends and Dividend Policy
     Pursuant to Article 71(3) of the Indonesian Company Law, an Indonesian limited liability company can only distribute dividends if such company has a positive profit balance.
     Article 70(1) of the Indonesian Company Law states that in each financial year a company is required to set aside an amount (approved by its shareholders at the annual general meeting of shareholders) from its net profit as reserves whenever such company has a positive profit balance for such financial year. Such setting aside of net profit must be made until the legal reserve is at least 20% of the issued and paid-up capital of the company (Article 70(3) of the Indonesian Company Law).
     Consistent with the dividend policy articulated by the Company in its latest rights offering prospectus dated October 24, 2007, the Company intends to distribute cash dividends to all of its shareholders at least once a year, depending on the financial condition of the Company in the relevant financial year, the prevailing laws and regulations, and the resolution of the general meeting of shareholders of the Company in accordance with the Articles of Association of the Company. If the Company has a positive profit balance, the Company is planning to distribute cash dividends in the amount at least 5% but no more than 50% of its positive profit balance until the Bonds mature in 2014 or the interest under the Bonds is returned to 10.25%, whichever is earlier, provided that the terms and conditions of the Bonds are complied with.
Intellectual Property Rights
     The Company believes that the trademarks which are of material importance and most significant to its business are those using the words “GT Radial,” “Gajah Tunggal” and “IRC.”
     The Company owns the “GT Radial,” “Gajah Tunggal” and “GT Motor” trademarks, as well as the rights to its tire product names, in Indonesia. However, the property rights to these trade names and tire product names in countries other than Indonesia are held by third parties. The “GT Radial” trademark is held by GITI Tire, while the “Gajah Tunggal” trademark is held by GT International (Singapore) Pte. Ltd.
     GITI Tire and GT International (Singapore) Pte. Ltd. are holding companies incorporated in Singapore and owned by the Company’s founders. In connection with the Company’s debt restructuring in 1999 whereby a controlling stake in the Company was transferred to TSI, each of GITI Tire and GT International (Singapore) Pte. Ltd. granted the Company a royalty free non-exclusive perpetual licence to use their respective trademarks and product names in each of the territories to which the Company sells its products. Under the terms of the licence, each of GITI Tire and GT International (Singapore) Pte. Ltd. may withdraw the respective licences without giving notice to the Company. See “Risk Factors — Risks Relating to the Company and its Business — Termination of the Company’s third party manufacturing and licensing arrangements could adversely affect the Company’s operating results.”
     The Company has been licensed the use of the “IRC” trademark by IRC. The licence is valid for five-year terms, and is automatically extended for additional five-year terms unless one party notifies the other of its intention to terminate the arrangement. The licence was automatically renewed in March 2005. In consideration for the licence to use the “IRC” brand name, the Company pays royalties to IRC comprising a fixed percentage of its net domestic sales of “IRC” branded motorcycle tires and inner tubes, a fixed percentage of its net domestic sales of non-“IRC” branded motorcycle tires and tubes which are developed using IRC technical assistance, and a fixed percentage of its net export sales of motorcycle tires and tubes.
     The Company has licences to use most of the patents and intellectual property rights that cover the design and manufacture of its products and processes. While the Company believes that these assets as a group are of material importance and continuously manages them so as to avoid loss or expiration thereof, it does not consider any one asset or group of these assets to be of such direct importance that the loss or expiration thereof would materially affect its business considered as a whole.

Industry and Competition
     The information in the section below has been derived, in part, from various publications. This information has not been independently verified by the Issuer, the Company, the Dealer Manager, the Trustee, the Registrar, the Paying Agents and the Transfer Agent or any of their respective affiliates or advisors. The information may not be consistent with other information compiled within or outside Indonesia. Neither the Issuer, the Company, the Dealer Manager, the Trustee, the Registrar, the Paying Agents nor the Transfer Agent have any actual knowledge of any material misstatement contained in this section.
Global tire market
     According to the Michelin Factbook 2009, the value of the world tire market was approximately US$127 billion in 2007. The three largest markets are Europe, North America and Asia.
     Tire manufacturers have two primary sales channels, the OE market and the replacement market. In the OE market, the tire manufacturers sell tires to original equipment manufacturers (“OEMs”). OEMs are vehicle manufacturers, where new vehicles are equipped with the “original” first set of tires. These vehicles, together with the new fitted tires, are then sold to the consumers. In the replacement market, the tires are sold to tire distributors, such as tire dealers and car specialists. These tires are then sold in the replacement market to replace the original tires. Margins in the OE market are lower than those in the replacement market, and pricing pressure from vehicle manufacturers continues to be a characteristic of this segment of the tire industry. According to the Michelin Factbook 2009, the replacement market is estimated to be at least 75% of the total global tire market by volume.
     The global tire market is led by three major companies — Michelin, Bridgestone and Goodyear — which together have a market share of approximately 48.9% as of August 2008 by sales volume, according to Tire Business, a leading industry source. These three manufacturers have market shares each of approximately 14% to 17%, with Michelin as the market leader. They are followed by a number of mid-sized companies — including Continental AG, Pirelli & C. SpA (“Pirelli”), Sumitomo Rubber Industries, Yokohama Tire Corporation (“Yokohama”), Cooper Tire & Rubber Company, Hankook Tire Co. Ltd., Toyo Tire & Rubber Co. Ltd. and Kumho Tires Co., Inc. — with market shares ranging from 1% to 6%. There are also local and niche tire manufacturers which tend to focus on more specific geographic markets and product lines.
Indonesian tire market
     The Indonesian tire market is made up of the automotive and motorcycle segments. According to the APBI, the Indonesian tire market size in 2008 was estimated to be approximately 39.8 million units of tires, of which the automotive segment accounted for approximately 12.2 million units of tires and the motorcycle segment accounted for approximately 27.6 million units of tires.
     Demand for tires manufactured in Indonesia has increased both domestically and in the overseas market, especially in Asia. In the domestic market, demand has been driven by the increase in car and motorcycle sales. Currently, due to the poor road conditions in Indonesia, domestic demand for the more durable bias tires is higher than for the radial tires. However, as the roads become more developed, domestic demand for radial tires, as well as for HP and UHP tires is expected to increase.
     While international players seem to be more active in the automobile tire market, domestic players are more dominant in the motorcycle market. In the Indonesian automobile tire market, the Company believes that Bridgestone has the largest market share in 2008.

Associated Company and Subsidiaries
     The following table sets forth certain information with respect to the Company’s associated company and subsidiaries as of March 31, 2009.

Name	Percentage ownership	Principal business

PT Polychem Indonesia Tbk (previously PT GT Petrochem Industries Tbk)	28.91%	Manufacture of ethylene glycol and ethoxylate, polyester filament, polyester staple fibre and spin-drawn polyester yarn.

PT Prima Sentra Megah	99%	Established upon completion of the Company’s corporate restructuring in December 2004 to manage sales of tire cord and synthetic rubber to third parties.

GT Bonds 2005 B.V.	100%	Financing subsidiary.
Related Party Transactions
     The Company is a party to manufacturing and distribution agreements with Michelin, which is a holder of 10.0% of the Company’s issued capital. See “— Strategic Alliance with Michelin.”
     Under the regulations of BAPEPAM-LK (i.e. Decision No. KEP-521), any transaction which has a conflict of interest by an equity issuer or a public company must be approved by a majority of the shareholders who have no conflict of interest with such transaction and/or are not affiliates of the director, commissioner or principal shareholder who has a conflict of interest. A “conflict of interest” is defined under BAPEPAM-LK regulations to mean a conflict between the economic interests of the company, on the one hand, and the personal economic interests of any member of the board of commissioners, board of directors or principal shareholders (a person who directly or indirectly holds at least 20% of the voting rights) in a transaction which can be detrimental to an equity issuer or a public company due to the unfair price determination. BAPEPAM-LK has the power to enforce this rule.
     The Company believes that there are currently no conflicts of interests between the Company and its Board of Commissioners, its directors or principal shareholders registered in the Company’s stockholders list or any of their affiliates.
     However, the Company has entered into the following transactions with related parties:
     Sales to affiliates. GITI Tire, through its controlled subsidiary Denham Pte. Ltd, has an indirect 27.9% shareholding interest in the Company as of March 31, 2009. From January 1, 2007 to March 31, 2009, in the ordinary course of business, GITI Tire has purchased approximately US$34.6 million in SBR and US$14.7 million in compound rubber (Master Batch) from the Company on an arm’s length basis. During the same period, the Company has also sold approximately US$22.4 million in radial and bias tires to Globaltraco. Sales of SBR and compound rubber (Master Batch) to GITI Tire and its affiliates will depend upon the availability and price of supply in China of comparable quality. Sales of tires to Globaltraco will depend upon the success of the Company’s marketing efforts for export sales.
     Nylon filament purchases, common management and accounts receivable. The Company purchases nylon filament from PT Filamendo Sakti, a subsidiary of PT Polychem Indonesia Tbk, on an arm’s length basis. PT Polychem Indonesia Tbk is an associate of the Company. The Company and PT Filamendo Sakti have a common director, Mr. Hendra Soerijadi.
     Tire cord and synthetic rubber distribution. The Company has appointed PT Prima Sentra Megah, a subsidiary of the Company, as a distributor of tire cord and synthetic rubber produced by the Company. From time to time, in the ordinary course of business, PT Prima Sentra Megah sells synthetic rubber to GITI Tire. The Company expects to continue to sell synthetic rubber to this related party in the ordinary course of business in the future.
     Sale of tires. The Company has in the past engaged, and currently engages, Globaltraco as the exclusive distributor of the Company’s tire products in South-East Asia, which principally includes Singapore, Malaysia and Thailand. Globaltraco has a common ultimate owner with Denham Pte. Ltd. In 2008 and for the three months ended March 31, 2009, Globaltraco accounted for Rp.122.9 billion (US$10.6 million) and Rp.13.0 billion (US$1.1 million), respectively, of the Company’s total revenues. Commencing from July 1, 2008, the Company has also entered into a contract with GITI Tire (Europe) B.V. under which GITI Tire (Europe) B.V. will provide the Company with certain promotional and marketing services on arm’s length terms. The Company’s contract with GITI Tire (Europe) B.V. expires on December 31, 2010, but is subject to automatic renewal unless otherwise terminated by one of the parties thereto.
     Purchase of machinery, spare parts and raw materials. The Company purchases machinery, spare parts and raw materials from Seyen on an arm’s length basis. SII and SMHK are each partially owned by the ultimate shareholders of Denham Pte. Ltd. In 2008, the Company purchased Rp.18.3 billion (US$1.6 million) in machinery, spare parts and raw materials from Seyen. The Company did not make any purchase from Seyen for the three months ended March 31, 2009. The Company expects to continue to buy machinery, spare parts and raw materials from Seyen in the ordinary course of business in the future.
     Intellectual property. While the Company owns the “GT Radial,” “Gajah Tunggal” and “GT Motor” trademarks, as well as the rights to its tire product names, in Indonesia, the intellectual property rights to these trade names and tire product names in countries other than Indonesia are held by certain related parties to the Company and utilised by the Company in the ordinary course of business pursuant to longstanding, royalty-free, non-exclusive licences. See “— Intellectual Property Rights.”
Employees
     As of March 31, 2009, the Company’s total workforce was 11,163 employees, a majority of whom were engaged in production-related activities at its production plants.
     As of March 31, 2009, approximately 97.0% of the Company’s employees belonged to the Company’s single union, Serikat Pekerja Seluruh Indonesia. Informal meetings take place between employees and management representatives as and when necessary, while formal meetings take place periodically. A Cooperative Labour Agreement (Perjanjian Kerja Bersama) was last concluded between the Company and the union in 2004. In 2008, the Company renewed the Cooperative Labour Agreement until 2010. The Company believes that it has been able to maintain very good relations with its workers. In October 2008, workers in the union voluntarily agreed to forgo certain portions of their annual wage increment for 2009 in order to help the Company respond to the global economic downturn.
     The Company provides a wide range of benefits to its employees, including pension benefits, subsidised housing and housing loans, medical insurance, periodic health checks, regular in-house educational programmes and the use of recreational facilities.
     The Company believes that its combination of ongoing training, competitive compensation and opportunities for advancement have ensured significant retention of its employees. The average term of service of the Company’s senior technical management personnel is 25 years.
Environmental and Safety Matters
     The Company’s operations are subject to Indonesian laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations impose substantial liabilities for pollution resulting from the Company’s operations. The Company is required to provide a report containing an environmental impact analysis to the Indonesian environmental agency on a bi-annual basis. The regulatory burden on the Company only marginally increases its cost of doing business and consequently does not materially affect its profitability.
     Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements could have a significant impact on the operating costs of the Company. The Company emphasises the protection of its environment and has an organisational structure to supervise environmental activities and to ensure that it complies with or exceeds all environmental regulations applicable to it. The Company believes it is in compliance with all current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company.
     The Company has extensive safety procedures designed to ensure the safety of its workers, the assets of the Company, the public and the environment. The Company provides its employees with comprehensive training in safety and environmental related matters. Government officials and the Company’s managers make both scheduled and random checks at the Company’s operating facilities to ensure that safety procedures are being followed. The Company also provides its employees with comprehensive medical and accident insurance, and maintains medical treatment facilities at all of its manufacturing sites. Between 2006 and 2008, no more than 0.25% of the Company’s employees were required to be hospitalised for work-related injuries in any year.

Insurance
     The Company maintains casualty and fire insurance for its plants. The Company also maintains product liability insurance in Indonesia and overseas, including in North America and in Europe. The Company maintains medical and accident insurance for its employees. The Company also maintains business interruption insurance, as well as various levels of commercial excess liability. The Company’s insurance policies are provided by Indonesian and international insurance companies. As of March 31, 2009, the Company had no material outstanding and pending claims under its insurance policies. The Company has not had to implement any product recalls during its lifetime.
Legal and Regulatory Proceedings
     From time to time, the Company may be a party to various legal proceedings. The Company is not currently party to any material pending legal proceedings; however, the Company is a defendant in various judicial proceedings arising in the ordinary course of business. The Company does not believe that any of these proceedings are likely to result in material liability to the Company.
     From time to time, the Company may also be subject to product liability litigation in which individuals in vehicle accidents seek damages resulting from allegedly defective tires manufactured by the Company. Litigation of this type has increased significantly throughout the tire industry in North America following the “Firestone” tire recall announced in 2000. The Company was named as a party in a product liability claim in the United States, which was settled in July 2008. As of the date of this Offering Circular, neither the Company nor its subsidiaries are involved in, nor has the Company any knowledge of any threat of, any legal, arbitral, administrative or other proceedings relating to claims which are material to the Company’s business or results of operations.
Material Debt
     As of March 31, 2009, the Company had total outstanding debt of US$423.4 million. This amount included payment obligations on the Company’s outstanding Existing Bonds and its working capital facility with HSBC. As of the date of this Offering Circular, the Company had approximately US$17.0 million of outstanding letters of credit issued under the HSBC working capital facility. The Company has traditionally maintained this facility with HSBC in order to permit it to meet its day-to-day working capital needs.
     Under the terms of the HSBC facility, HSBC may review the terms of the facility at any time, and in any event by February 28, 2009. On March 16, 2009, the Company received a notice from HSBC that, as a result of the recent appreciation in the value of the U.S. dollar, the Company was in breach of certain of its financial covenants under the HSBC working capital facility as of December 31, 2008. HSBC has indicated to the Company that it does not presently intend to recall or accelerate the working capital facility. On June 9, 2009, HSBC delivered to the Company a written confirmation of its consent to the grant by the Company of security interests over the Secured Property to secure its obligations under the Bonds and the Guarantee. In consideration for such consent, the Company has agreed to provide to HSBC a cash margin amounting to 50.0% of the outstanding indebtedness under the working capital facility, and has agreed to grant to HSBC a security interest over raw materials and finished goods inventories amounting to 100.0% of the value of the working capital facility. The Company expects to enter into a replacement facility agreement with HSBC after the completion of the offering which will contain, among other things, these agreed commercial terms.

MANAGEMENT
Commissioners and Directors of the Company
     The management and day-to-day operations of the Company are carried out by the Directors under the supervision of the Board of Commissioners, the members of whom are appointed through a general meeting of shareholders. In addition, the Company has an Audit Committee that is currently chaired by Mr. Sunaria Tadjuddin, one of its Independent Commissioners. The Audit Committee meets at least once each quarter and is responsible for supervising the Company’s Internal Audit Unit as well as its external auditors. The Audit Committee reviews the plan, execution and results of each audit of the Company, and oversees any follow-up action that may be required as a result of each audit. The Audit Committee also actively participates in the selection and evaluation of the Company’s public accountants.
     The rights and obligations of each member of the Board of Commissioners and each Director are regulated by the Indonesian Company Law and the Company’s Articles of Association (the “Articles”). Under the Articles, there must be at least three Directors including a President Director, Vice President Director and one or more Directors. Any two Directors acting together can legally bind the Company. The Board of Commissioners must have at least three members: a President Commissioner, Vice President Commissioner and one or more Commissioners.
     The Board of Commissioners is currently composed of seven members. There are currently nine Directors. Commissioners and Directors are elected for a term of office of two years, without prejudice to the rights of the general meeting of shareholders to dismiss a Commissioner or Director during his or her term of office or to reappoint a Commissioner or Director whose term of office has expired. The officers of the Company serve at the discretion of the Directors.
     Information regarding the Commissioners and Directors of the Company is set forth below:
Board of Commissioners

Name	Position	Age

Dibyo Widodo	President Commissioner	63
Mulyati Gozali	Vice President Commissioner	56
Sunaria Tadjuddin	Commissioner (Independent)	74
Howell Rembrandt Pickett Keezell	Commissioner (Independent)	66
Gautama Hartarto	Commissioner	43
Sang Nyoman Suwisma	Commissioner (Independent)	60
Sean Gustav Standish Hughes	Commissioner	44
     Mr. Dibyo Widodo was appointed as President Commissioner of the Company in 2006. At present, he serves as president commissioner of several other companies, among which, PT Indonesia Property Tbk. and PT Panen Lestari Basuki. He has also served as a senior advisor and supervisor of the BOM task force of the Indonesian Police since 2004. Prior to this, he served as aid de camp of the President of Indonesia and held various appointments within the Indonesian Police, including the Chief of the Indonesia Police Department. Mr. Widodo graduated from the Indonesian Police Academy in 1968.
     Ms. Mulyati Gozali was appointed as a Vice President Commissioner in 2006. Prior to that, she was a Director of the Company from 1989 until 2004 and was the Vice President Director from 2004 until 2006. She has held various positions with the Company since 1972, including as Finance and Accounting Director. She attended the Akademi Akuntansi Jayabaya, Jakarta until 1972.
     Mr. Sunaria Tadjuddin was appointed as an Independent Commissioner of the Company in 2004. He served as a Government tax officer for 30 years, during which he served as the Value-Added Tax Director. Mr. Tadjuddin graduated from the University of Indonesia in 1965 with a Bachelor of Arts degree in Accounting.
     Mr. Howell Rembrandt Pickett Keezell was appointed as an Independent Commissioner of the Company in 2004. He is the vice president commissioner of PT Polychem Indonesia Tbk, and has also served since 1997 as principal and executive director of Windichine, Ltd, Hong Kong and Bangkok. Prior to 1997, Mr. Keezell worked in a number of banks and other financial institutions, including as regional director of Banque Worms and Vice Chairman of East West Bank, San Marino, California. Mr. Keezell graduated from the University of North Carolina in 1968 and received a Masters in Business Administration from the Fuqua School of Business, Duke University in 1978.

     Mr. Gautama Hartarto was appointed a Commissioner of the Company in 2004. He currently holds several senior positions in other companies, including as president director of PT Polychem Indonesia Tbk, and president director of PT Grahasatria Dayatama. Mr. Hartarto graduated from Boston University in 1991 with a Master of Arts in Economic Policy, and received a Certificate of Professional Study in Project Management from Arthur D. Little in 1990.
     Mr. Sang Nyoman Suwisma was appointed as an Independent Commissioner in 2006. Currently, he functions as president director of PT Citra TPI. He has held various positions within the Indonesian Armed Forces, including as military chief of Military Area Tanjung Pura and has served as a Member of the Indonesian House of Parliament. In 1974, he graduated from the Indonesian Military Academy.
     Mr. Sean Gustav Standish Hughes was appointed as a Commissioner of the Company in 2007. He currently also serves as senior advisor of the GITI group and has extensive experience as a merchant banker in Australia and Asia. Prior to this, he served as country head of the Jardine Fleming Group in both Indonesia and Singapore. Furthermore, he served for Rothschild Australia Limited and Gresham Partners Limited. In 1994, he was ranked among the top 100 emerging market bankers in the world by Global Finance. Mr. Hughes holds a Bachelor’s Degree in Accounting and is a member of the Institute of Chartered Accountants in Australia and the Financial Services Institute of Australia
Directors

Name	Position	Age

Chan Siew Choong	President Director	52
Budhi Santoso Tanasaleh	Vice President Director	47
Hendra Soerijadi	Director	64
Veli Ilmari Nikkari(1)	Director (Non-affiliated)	67
Tan Enk Ee	Director	41
Catharina Widjaja	Director	47
Irene Chan	Director	61
Kisyuwono	Director	48
Lin Jong Jeng	Director	59

Note:

(1)	Mr. Nikkari has indicated his intention to retire from active employment with the Company and to resign as a Director of the Company at the Company’s 2009 annual general meeting of shareholders. The Company has identified a replacement for Mr. Nikkari on its research and development team, and may (but is not required) to appoint that person as a Director of the Company at the 2009 annual general meeting of shareholders.
     Mr. Chan Siew Choong joined the Company in 1991 and was appointed as President Director in 2004. Mr. Chan graduated from Kolej Tunku Abdul Rahman, Kuala Lumpur, Malaysia in 1979. He is a Fellow of the Chartered Institute of Management Accountants of the United Kingdom, a member of the Chartered Accountants of Malaysia and a former member of the Board of Governors of the Malaysian Institute of Internal Auditors. Prior to joining the Company, Mr. Chan was the Internal Audit Manager, Head of Budget and Financial Accounting Manager at Nestle Malaysia Berhad, Malaysia.
     Mr. Budhi Santoso Tanasaleh was appointed as a Director of the Company in 2004, and currently serves as the Vice President Director of the Company. Mr. Tanasaleh received his Bachelor and Masters of Science degrees in Electrical Engineering from the University of Texas at Arlington in 1983 and 1989, and took several Masters of Business Administration courses from the University of Dallas and Nova University, Florida from 1989 to 1991. Prior to joining the Company, Mr. Tanasaleh worked in Motorola, Inc., U.S.A. for eight years and PT Motorola Indonesia for six years, where he last held the position as country manager, pager division. He spent one year as the vice president for marketing at Citibank, N.A., Jakarta in 1998. Mr. Tanasaleh joined the Company as an export manager in 2001. He holds a U.S. patent registered with the United States Patent Office and a number of pending patent disclosures.
     Mr. Hendra Soerijadi was appointed as a Director of the Company in 2004. He has served as vice president director of PT Filamendo Sakti since 1997, and was a vice president director of PT Polychem Indonesia Tbk from 1996 to 1999. Mr. Soerijadi holds a Diploma in Business Management from the National University of Singapore.

     Mr. Veli Ilmari Nikkari was appointed as a Director of the Company in 2004. He joined the Company in 1997 as Technical Advisor, and currently serves as the director of Research and Development. Prior to joining the Company, Mr. Nikkari was the director of tire research at Nokian Tyres, and spent 32 years working in its rubber division. Mr. Nikkari holds a Diploma in Chemical Engineering from Helsinki Technical University in Finland and a Bachelor of Arts in Statistical Science, Automatic Data Processing Economics from the University of Tampere in Finland.
     Mr. Tan Enk Ee was appointed as a Director of the Company in 2006. Mr. Tan served as Vice President Director of the Company from 2006 to 2007. He currently also serves as Executive Director of GITI Tire Investment Company Ltd., a position he has held since 2006. Furthermore, he is a member of several boards, including Grand Hotel Group Limited, Conservation International and MIT Advisory Board. Prior to his appointment with the Company, he served as chief executive director of Gul Technologies Singapore Ltd., a SGX-ST listed company, for three years. His previous positions include executive director for Tuan Sing Holding Ltd., managing director for TS Matrix Berhad as well as serving as a medical officer in Australia, Hong Kong and Malaysia. Mr. Tan obtained a Bachelor of Medicine, Bachelor of Surgery from the University of Sydney in 1992 and a Master of Business Administration from the Massachusetts Institute of Technology in 2000.
     Ms. Catharina Widjaja was appointed as a Director of the Company in 2004. Ms. Widjaja was the Executive Vice President, Corporate Communications of the Gajah Tunggal group from 2000 to 2004; and the Gajah Tunggal group Head of PT GTF Indonesia Asset Management, Jakarta from 1998 to 2000. Prior to joining the Gajah Tunggal group, Ms. Widjaja worked for various multinational companies including The Hongkong and Shanghai Banking Corporation, Jakarta, for nine years, where she last held the position of country treasurer, and Deutsche Bank AG, Jakarta, as a foreign exchange dealer for two years. She received a Master of Science in Control Engineering from the University of Bradford in 1986, and Graduateship in Mathematics and its Applications from Sheffield Polytechnic, in 1985 and a Higher National Diploma in Mathematics, Statistics and Computer Studies from Leeds Polytechnic, United Kingdom, in 1983.
     Ms. Irene Chan has been a Director of the Company since 2007. Prior to that, she was the director at PT Polychem Indonesia Tbk from 2004 until 2007. From 1970 to 1974, she served as auditor staff at Kenden, Mills, Muldon & Browne Public Accountants in New Zealand. From 1975 to 1976, she was an internal audit manager at Drs. Agus Hanadi Akuntan and, from 1979 to 1983, she was manager of reinsurance accounts at Central Asia Insurance. Her career at the Gajah Tunggal group began in 1983 as a Finance Manager of the Company. She has previously held positions as internal audit manager and general manager of PT Segamas and general marketing manager before being assigned as the General Manager of Finance and Accounting at the Company from 1998 to 2004 and from then on as the Chief Financial Officer, a position she holds currently. She received a Bachelor Degree in accounting from Otago University in New Zealand in 1970 and has been a member of the Chartered Accountants and the Chartered Institute of Secretaries since 1974.
     Mr. Kisyuwono was appointed as a Director of the Company in 2004. He joined the Company as an Assistant Accounting Manager in 1992. Prior to joining the Company, Mr. Kisyuwono worked as an auditor with the Government’s Internal Audit Board Financial and Development Supervisory Board (Badan Pengawasan Keuangan dan Pembangunan, or BPKP) from 1982 to 1992. Mr. Kisyuwono graduated with a Bachelor of Accounting from Sekolah Tinggi Akuntansi Negara.
     Mr. Lin Jong Jeng was appointed as a Director of Company in 2007. He has been with the Company since 1983, starting as a Research and Development Manager. He subsequently became Plant Manager, and Executive Vice President Manufacturing and finally the Head of Production in 2006. Before joining the Company, he worked for Tay Feng (Federal) Tire Co. Ltd in Taiwan as a research and development manager. He has a Bachelor’s Degree in Chemical Engineering from the Chung-Yuan College of Science and Technology.
Compensation of Commissioners and Directors
     The aggregate compensation that was paid to or accrued by all of the Commissioners and Directors of the Company for services rendered to the Company in 2008 was Rp.62.4 billion (US$5.4 million).

PRINCIPAL SHAREHOLDERS
     The following table sets forth certain information, as of May 29, 2009, with respect to the ownership of the common shares by each person who, according to the stockholders list issued by Biro Administrasi Efek Perusahaan (Administration Office of Listed Shares of the Company), owned more than 5.0% of the Company’s common shares. Owners of shares comprising less than 5.0% of the Company’s shares constitutes ownership by the public.

	Number of	Percentage of Total
Name of Stakeholder	Common Shares Held	Outstanding Common Shares

Denham Pte. Ltd.(1)	972,264,349	27.90%
Lightspeed Resources Ltd.	691,868,800	19.85%
Compagnie Financiere Michelin	348,480,000	10.00%
Ownership by public	1,472,186,851	42.25%

Total issued and outstanding shares	3,484,800,000	100.00%

Note:

(1)	Denham Pte. Ltd. is a wholly-owned subsidiary of GITI Tire, an affiliate of the Company.
     The authorised share capital of the Company is Rp.6,000,000,000,000 comprising 12,000,000,000 shares of Rp.500 each, of which 3,484,800,000 shares were issued and outstanding and were fully paid-up as of March 31, 2009.

DESCRIPTION OF THE ISSUER
General
     The Issuer was incorporated on June 2, 2005 by means of a notarial deed, executed before Mr. Gerard Cornelis van Eck, a civil law notary in Rotterdam, The Netherlands, as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. The Issuer has its corporate seat in Amsterdam, and is registered with the trade register of the Chamber of Commerce and Industries for Amsterdam under number 34227468. The registered address of the Issuer is Laan van Kronenburg 8, 1183 AS Amstelveen, The Netherlands.
Business Activity
     The Issuer is a wholly-owned subsidiary of the Company. In view of its activities, the Issuer qualifies as a bank within the meaning of the Dutch Act on the Financial Supervision (Wet op het financieel toezicht, “AFS”) which is exempt from the obligation to obtain a licence from the Dutch Central Bank (De Nederlandsche Bank N.V., “DCB”) pursuant to article 3:2 of the AFS as the redeemable funds are obtained by issuing the Bonds in accordance with Chapter 5.1 of the AFS and (i) the Company provides an unconditional guarantee in respect of the obligations of the Issuer, under the Bonds; (ii) considering that the Company has a positive consolidated equity capital during the entire maturity of the Guarantee; and (iii) at least 95% of the balance sheet total of the Issuer will be on-lent to the Company.
     The Issuer may be appointed by the DCB as a reporter, pursuant to the Regulation of February 4, 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003), issued by DCB, implementing reporting instructions under the Act on Financial Foreign Relations 1994 (Wet financiële betrekkingen buitenland 1994) and if so appointed, the Issuer has to file reports with DCB for the benefit of the composition of the balance of payments for The Netherlands by DCB. At the time of the issue of the Existing Bonds in 2005, the Issuer notified the DCB in accordance with the Act on Financial Foreign Relations 1994.
Capitalisation
     The authorised capital of the Issuer is EUR 90,000 divided into 90,000 shares with a nominal value of one Euro each. At incorporation, the issued capital of the Issuer equalled EUR 18,000 and was divided into 18,000 shares with a nominal value of one Euro. The issued shares have been paid for in cash. The issued shares have been issued to the Company. As of the date of this Offering Circular and other than as disclosed in this Offering Circular, the Issuer has no borrowings, indebtedness in the nature of borrowings, loan capital outstanding or created but unissued (including term loans), guarantees or material contingent liabilities.
Management
     The Company, as the incorporator and sole shareholder of the Issuer, has appointed Tradman Netherlands B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), with its official seat in Amsterdam, The Netherlands, having its business address at Laan van Kronenbrug 8, 1183 AS Amstelveen, The Netherlands (registered with the trade register of the Chamber of Commerce and Industries for Amsterdam under number 33228837), to serve as the director of the Issuer.
     No financial statements for the Issuer are included in this Offering Circular, and the Issuer will not publish financial statements on an interim basis or otherwise (except for such statements, if any, which the Issuer is required by Dutch law to publish), because the Issuer will not have any operations independent from the Company and the Issuer’s obligations under the Existing Bonds are and the Bonds will be guaranteed by the Guarantor to the extent set forth in this Offering Circular. In addition, the Issuer does not intend to furnish to the Trustee or the Bondholders financial statements of, or other reports relating to, the Issuer. Any such information or reports, if published, will be delivered to and made available at the specified office of the Principal Paying Agent.
     Since its incorporation, there has been no material adverse change in the financial condition or results of operations of the Issuer.
     The issuance of the Bonds was approved by the Directors on behalf of the Issuer as of June 12, 2009 and by the Company as the sole shareholder of the Issuer as of June 12, 2009.

DESCRIPTION OF THE SECURITY
     The respective obligations of the Issuer under the Bonds and the Trust Deed and the Guarantor under the Guarantee will be secured on a first priority basis by liens over:
•	Indonesian law deeds of fiduciary security covering the movable property (excluding office equipment, company records, inventory, raw materials and finished and unfinished goods), equipment and machinery located in the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C); and

•	Indonesian law land mortgages in respect of Plant A, Plant B and Plant C comprising the plants, buildings, and the certificated land parcels on which Plants A, B and C are located, and all immovable property and equipment attached to or forming part of Plant A, Plant B and Plant C (the “Secured Property”).
     The agreements constituting the security over the Secured Property will be governed by, and construed in accordance with, the laws of Indonesia.
     As the Guarantor is an Indonesian company publicly listed on the IDX, the Guarantor has to comply with the Capital Market Law, the regulations of BAPEPAM-LK and the regulations of the IDX. As the Guarantee to be provided by the Guarantor to secure the obligations of the Issuer is an affiliate transaction and the collateral being subject to the Guarantee constitutes more than 50% of the Guarantor’s net assets, the Guarantor is obliged to comply with the requirement under the Decision No. KEP-521 and obtain the approval of its shareholders in a general meeting in accordance with Article 102 of the Indonesian Company Law.
     Article 102 of the Indonesian Company Law and the Decision of the Chairman of BAPEPAM-LK No. KEP-179/BL/2008 dated May 14, 2008 Rule No. IX.J.1 concerning The Main Articles of Association of Companies Making A Public Offering and Public Companies provides that the directors must obtain shareholders’ approval in a general meeting attended and/or represented by shareholders holding at least 75% of the total number of shares having valid voting rights and approved by at least 75% of the total votes legally cast at such meeting to encumber more than 50% of the total net assets of the IDX-listed company, either in a single transaction or several independent or related transactions during one financial year. If the meeting is not attended and/or represented by shareholders holding at least 75% of the total number of shares having valid voting rights, a second general meeting of shareholders may be conducted at least ten calendar days but no later than 21 calendar days after the first meeting. The directors must obtain shareholders’ approval in the second general meeting attended and/or represented by shareholders holding at least two-thirds of the total number of shares having valid voting rights and approved by at least 75% of the total votes legally cast at such meeting. If the quorum of the second meeting cannot be reached, then at the request of the IDX-listed company, the voting, quorum, invitation and timing to convene a shareholders’ meeting will be determined by BAPEPAM-LK.
     The Guarantor intends to convene a general meeting prior to the issuance of the Bonds to seek shareholders’ approval for the grant of the Guarantee and the security under the terms of the Bonds. There is no assurance that such approval will be obtained. It should be noted that even after shareholders’ approval has been obtained pursuant to Article 102 of the Indonesian Company Law, there is no assurance that any dissenting shareholders or minority shareholders would not question or challenge the approval and further exercise their rights under the Indonesian Company Law.
     The Guarantor has engaged PT Ujatek Baru to carry out a valuation of the Secured Property. PT Ujatek Baru has valued the Secured Property at approximately Rp.1,424.1 billion as of May 28, 2009. Please see Appendix A of this Offering Circular for a short form report from PT Ujatek Baru setting out the basis of its valuation of the Secured Property.
     See “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — The value of the collateral will not be sufficient to satisfy the Issuer’s obligations under the Bonds” and “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — The Guarantor must obtain shareholders’ approval for the granting of the Guarantee and security over its assets.”

TERMS AND CONDITIONS OF THE BONDS
     The following (subject to completion and amendment and other than the words in italics and subject to the provisions of the Global Certificate) are the terms and conditions substantially in the form in. which they will be endorsed on the Bonds if issued in definitive certificated form, which will be incorporated by reference into the Global Certificate representing the Bonds, subject to the provisions of such Global Certificate. See “Covenants and Definitions” below for the definitions of certain capitalised terms used herein.
     The issue of up to US$441,525,000 aggregate principal amount of callable step-up guaranteed secured bonds due 2014 (the “Bonds”) of GT 2005 Bonds B.V. (the “Issuer”), was authorised by a resolution of the Board of Directors of the Issuer passed on June 12, 2009 and the guarantee of the Bonds (the “Guarantee”) is expected to be authorised by a resolution of the Board of Commissioners of the Guarantor and an extraordinary general meeting of the shareholders of the Guarantor scheduled for June 29, 2009. The Bonds will be constituted by a trust deed dated on or before the Issue Date (as defined herein) and made between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee” which term shall, where the context so permits, include all other persons or companies for the time being acting as trustee or trustees under the Trust Deed) for the holders of the Bonds (the “Bondholders”). The Issuer and the Guarantor have entered into a registrar and paying agency agreement dated on or before the Issue Date with the Trustee, The Hongkong and Shanghai Banking Corporation Limited as principal paying agent (the “Principal Paying Agent”), The Hongkong and Shanghai Banking Corporation Limited as registrar (the “Registrar”), The Hongkong and Shanghai Banking Corporation Limited as transfer agent (the “Transfer Agent”) and other paying agents appointed under it (each a “Paying Agent” and together with the Principal Paying Agent, the “Paying Agents”), relating to the Bonds. The Paying Agents, the Registrar and the Transfer Agent are collectively referred to as the “Agents” and such expression includes any successor or additional agent appointed pursuant to the Agency Agreement with respect to the Bonds. References to the “Principal Paying Agent”, “Paying Agent”, “Registrar”, “Transfer Agent” and “Agents” below are references to the principal paying agent, paying agent, registrar, transfer agent and agents for the time being. So long as the Bonds are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”), and, if so required by the SGX-ST, references to “Agents” shall include the Singapore Agent (as defined in Condition 18). The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed and the Agency Agreement. Copies of the Trust Deed, the Agency Agreement and the Security Documents are available for inspection during normal business hours on any weekday (except public holidays) by Bondholders at the specified office of the Principal Paying Agent being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Bondholders are entitled to the benefit of the Trust Deed and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed, the Agency Agreement and the Security Documents applicable to them. In acting under the Agency Agreement and in connection with the Bonds, the Agents act solely as agents of the Issuer and (to the extent provided therein) the Trustee and do not assume any obligations towards or relationship of agency or trust for or with any of the Bondholders. Capitalised terms not otherwise defined shall have the meanings given to them in Condition 4.14 herein. Terms used in these Conditions have the meaning given to them in the Trust Deed unless the context otherwise requires.
1.	STATUS, GUARANTEE AND SECURITY

1.1	Status of the Bonds

The Bonds constitute direct, unsubordinated, unconditional and secured obligations of the Issuer; are guaranteed by the Guarantor on a secured basis; are senior in right of payment to any existing and future obligations of the Issuer expressly subordinated in right of payment to the Bonds; and rank at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Issuer (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law).

Pursuant to the grant of security over the Secured Property by the Guarantor, the Bondholders are entitled to the benefit of first priority liens on that Secured Property and rank effectively senior in right of payment to the unsecured obligations of the Issuer and the Guarantor to the extent of the value of that Secured Property securing the Bonds and the Guarantee (subject to any priority rights of such obligations pursuant to applicable law).

1.2	Guarantee

The Guarantor has in the Trust Deed unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by the Issuer in respect of its obligations under the Bonds, the Trust Deed and the Agency Agreement. The Guarantee constitutes the direct, unsubordinated, unconditional and secured obligation of the Guarantor; is secured by a first ranking security interest in the Secured Property; is senior in right of payment to all future obligations of the Guarantor expressly subordinated in right of payment to the Guarantee; and ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of the Guarantor (subject to any priority rights of such Indebtedness pursuant to applicable law).
1.3	Security
(a)	The Security
             The respective obligations of the Issuer under the Bonds and the Trust Deed and the obligations of the Guarantor under the Guarantee are, or will be, secured on a first priority basis by liens over:
•	Indonesian law deeds of fiduciary security covering the movable property (excluding office equipment, company records, inventory, raw materials and finished and unfinished goods), equipment and machinery located in the Guarantor’s automobile bias tire production plant (Plant A), motorcycle tire and tube production plant (Plant B) and automobile tire tube production plant (Plant C); and

•	Indonesian law land mortgages in respect of the Plant A, Plant B and Plant C comprising the plants, building and the certificated land parcels on which Plants A, B and C are located, and all immovable property and equipment attached to or forming part of Plant A, Plant B and Plant C (the “Secured Property”).
             The agreements constituting the security over the Secured Property (the “Security”) are together referred to as the “Security Documents”. Details of the Secured Property are more particularly set out in the Trust Deed and the Security Documents, and the Secured Property shall only be released from the liens as provided in these Conditions, the Trust Deed and the Security Documents. The liens in favor of the Security Agent for and on behalf of the Trustee will be perfected to the extent contemplated by the Security Documents and held by the Security Agent.
(b)	Application of Proceeds
             Under the Trust Deed, all moneys received by the Trustee in connection with the realization or enforcement of the Security will, regardless of any appropriation of all or part thereof by the Issuer, or the Guarantor (as the case may be), be held by the Trustee on trust to apply them in accordance with the Trust Deed.
             The Trust Deed and the Security Documents require that the net proceeds resulting from the enforcement of the Security, after the Trustee’s remuneration, expenses and indemnification, if any, and any taxes or other amounts required to be paid prior to any such application, be applied first, pari passu, and rateably in payment of any interest owing to the Bondholders, second, in payment of any principal and any other amounts owing to the Bondholders, pari passu, and rateably, and third, in payment of any balance to the Issuer, or the Guarantor (as the case may be).
2.	FORM AND DENOMINATION

The Bonds are issued in individual fully registered form, without interest coupons or principal receipts attached, in minimum denominations of US$1,000. An individual certificate will be issued to each Bondholder in respect of its registered holding or holdings of Bonds. Upon issue, the Bonds will be represented by a permanent global certificate (a “Global Certificate”) in fully registered form which will be deposited with the custodian for and registered in the name of a nominee for a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”).

If the Bonds are issued in definitive form pursuant to their terms, a definitive certificate in respect of each Bond (a “Definitive Certificate”) will be issued in registered form and serially numbered with an identifying number which will be recorded in the register (the “Register”) which the Issuer shall procure to be kept by the Registrar.

3.	TITLE AND TRANSFER

3.1	Title

Title to the Bonds passes upon registration of transfers in the register which the Issuer will procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement and the Trust Deed. The registered holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not any payment in respect of it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, (other than a duly completed and endorsed form of transfer in respect of such Bond) or its theft or loss)

and no person will be liable for so treating such holder.
3.2	Transfer
(a)	Subject to Condition 3.2(d), one or more Bonds may be transferred in whole or in part in nominal amounts equal to US$1,000. Transfers of beneficial interests in the Global Certificate will be effected subject to and in accordance with the Agency Agreement. Bonds represented by Definitive Certificates may be transferred only upon the surrender, at the specified office of the Registrar or Transfer Agent, of the Definitive Certificate representing such Bond(s) to be transferred, with the form of transfer endorsed on such Definitive Certificate duly completed and executed and together with such other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Bonds represented by one Definitive Certificate, a new Definitive Certificate will be issued to the transferee in respect of the part transferred and a further new Definitive Certificate in respect of the balance of the holding not transferred will be issued to the transferor.

(b)	Each new Definitive Certificate to be issued pursuant to Condition 3.2(a) will be available for delivery and the Registrar shall register the transfer in question within five Business Days of receipt of such form of transfer. Delivery of new Definitive Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar, as the case may be, to whom delivery shall have been made or, at the option of the holder making such delivery as aforesaid and as specified in the form of transfer or otherwise in writing, shall be mailed by pre-paid first class post at the risk of the holder entitled to the new Definitive Certificate to such address as may be so specified. For the purposes only of this Condition 3.2(b), “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the Transfer Agent and the Registrar.

(c)	Transfers of Bonds and Definitive Certificates representing such Bonds in accordance with these Conditions on registration or transfer will be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agent, but upon payment (or the giving of such indemnity as the Registrar or the Transfer Agent may require in respect thereof) of any tax or other governmental charges which may be imposed in relation to it.

(d)	No Bondholder may require the transfer of a Bond to be registered during the period of 15 calendar days ending on the due date for any payment of principal or interest or redemption of that Bond.

(e)	All transfers of Bonds and entries on the Register will be made subject to the detailed regulations concerning the transfer of Bonds scheduled to the Agency Agreement. The regulations may be changed by the Issuer in any manner which is reasonably required by the Issuer with the prior written approval of the Trustee and the Registrar. A copy of the current regulations will be sent by the Registrar to any Bondholder upon request and is available at the offices of each of the Registrar and Transfer Agent.
4.	COVENANTS AND DEFINITIONS

4.1	Limitation on Restricted Payments
(a)	So long as any of the Bonds are outstanding, the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)	declare or pay any dividend on or make any distribution or other payment of any sort in respect of the Guarantor’s or any such Restricted Subsidiary’s Equity Interests (including any payment in connection with any merger or consolidation involving the Guarantor or any such Restricted Subsidiary) or to the direct or indirect holders of the Guarantor’s or any such Restricted Subsidiary’s Equity Interests, in their capacity as such (other than dividends or distributions payable to the Guarantor or a Restricted Subsidiary of the Guarantor);

(ii)	purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Guarantor or any such Restricted Subsidiary) any Equity Interests of the Guarantor or any direct or indirect parent of the Guarantor;

(iii)	make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the Bonds or the Guarantee (excluding any intercompany Indebtedness between or among the Guarantor or any such Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(iv)	make any Investment, other than a Permitted Investment (a “Restricted Investment”),
(each such prohibited payment described in paragraphs (i) through (iv) of this Condition, being a “Restricted Payment”) unless at the time of and immediately after giving effect to the proposed Restricted Payment:
(A)	no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B)	the Interest Step-Up Date has occurred;

(C)	the Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to Incur an additional US$1.00 of Indebtedness pursuant to the provisions of Condition 4.2(a);

(D)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Guarantor and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by paragraphs (b)(i) and (b)(ii) below), is less than the sum, without duplication, of:
(1)	50% of the Consolidated Net Income of the Guarantor for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Interest Step-Up Date occurs to the end of the Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)	100% of the aggregate net cash proceeds received by the Guarantor since the Interest Step-Up Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Guarantor (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Guarantor that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or. Disqualified Stock or debt securities) sold to a Subsidiary of the Guarantor), plus

(3)	to the extent that any Restricted Investment that was made after the Interest Step-Up Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment,
(E)	provided that, to the extent that any of the following would be a Restricted Payment and would otherwise be prohibited under this Condition 4.1(a), the Guarantor may, and the Guarantor may permit any of its Restricted Subsidiaries to, make directly or indirectly:
(1)	any Restricted Payment otherwise prohibited by paragraph (i) of this Condition 4.1(a) within 60 days after the date of the declaration to make such a payment or payments; provided that the provisions of paragraphs (A), (B), (C) and (D) of this Condition 4.1(a) are satisfied at the date of such declaration even if the provisions of paragraphs (A), (B), (C) and (D) are not satisfied at the date of payment; and

(2)	the payment of any dividend by a Restricted Subsidiary of the Guarantor to holders of its Equity Interests on a pro rata basis.
(b)	So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of Condition 4.1(a) shall not prohibit any of the following:
(i)	any purchase, redemption, defeasance, or other acquisition or retirement for value of Equity Interests of the Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of, Equity Interests of the Guarantor (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilised for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded from paragraph (D) of Condition 4.1(a);

(ii)	any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated

Indebtedness of the Guarantor (at maturity or otherwise) made by exchange for, or out of the cash proceeds of the substantially concurrent Incurrence (other than to a Subsidiary) of, Refinancing Indebtedness;
(iii)	after the Interest Step-Up Date, any repurchase or other acquisition of Capital Stock of the Guarantor or any of its Subsidiaries from employees, former employees, directors or former directors of the Guarantor or any of its Subsidiaries, pursuant to the terms of any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed US$1,000,000 in any fiscal year; and

(iv)	after the Interest Step-Up Date, Restricted Payments referred to in clauses (i), (ii) and (iii) of Condition 4.1(a) in an aggregate amount not to exceed, together with all other such Restricted Payments made pursuant to this clause (iii), US$20,000,000 since the Interest Step-Up Date; provided however, in the event the Guarantor is required by Indonesian law to pay dividends to its public shareholders prior to the Interest Step-Up Date, the Guarantor shall be permitted to pay such dividends under this clause (iv) provided that any such amounts will be applied against the aggregate amount of Restricted Payments made pursuant to this clause (iv).
The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The fair market value of any assets or securities that are required to be valued by this Condition 4.1 will be determined by two Authorised Officers and set forth in an Officers’ Certificate delivered to the Trustee if the fair market value of such assets or securities is at least US$1,000,000; provided, however, that if the fair market value of such assets or securities is at least US$3,000,000, the fair market value will be determined by the relevant Board of Directors, whose Board Resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value of such assets or securities is at least US$5,000,000. Not later than the date of making any Restricted Payment, the Guarantor will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculation required by this Condition 4.1 were computed, together with a copy of any Board Resolution or fairness opinion or appraisal required hereby.

4.2	Limitation on Incurrence of Indebtedness
(a)	The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, except that only after the Interest Step-Up Date, the Guarantor may, subject to paragraph (c) below, Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Debt) or issue Preferred Stock if, determined on a pro forma basis (including pro forma application of the net proceeds from such Incurrence of Indebtedness), as if the additional Indebtedness had been Incurred or such Disqualified Stock or Preferred Stock had been issued at the beginning of the Relevant Period:
(i)	the Leverage Ratio would have been less than 4.00 to 1.00;

(ii)	the Consolidated Debt to Consolidated Tangible Net Worth Ratio would have been less than 2.00 to 1.00; and

(iii)	the Consolidated Current Assets to Consolidated Current Liabilities Ratio would have been at least 1.00 to 1.00.
(b)	Notwithstanding Condition 4.2(a), nothing in this Condition shall limit the ability of the Issuer or the Guarantor to Incur the following Indebtedness:
(i)	Indebtedness of the Guarantor outstanding on the Issue Date (excluding any Existing Bonds that have been exchanged for the Bonds and any Indebtedness falling within Condition 4.2(b)(iii) or Condition 4.2(b)(v));
(ii)	Indebtedness of the Issuer represented by the Bonds to be issued on the

Issue Date (or subsequent to the Issue Date in accordance with Condition 16) upon cancellation of the exchanged Existing Bonds in the corresponding principal amount, and Indebtedness of the Guarantor under the Guarantee, and in the event any Existing Bonds are outstanding at the Issue Date, Indebtedness of the Issuer represented by the Existing Bonds and Indebtedness of the Guarantor under the Intercompany Loans;
(iii)	Indebtedness Incurred by the Guarantor or any of its Restricted Subsidiaries pursuant to letters of credit which are entered into in the ordinary course of business (“Letters of Credit”) in an aggregate principal amount at any one time outstanding (such amount being deemed to be the maximum potential liability of the Guarantor and its Restricted Subsidiaries thereunder) not exceeding US$50,000,000, which includes any Letters of Credit Incurred as of the Issue Date;

(iv)	Subordinated Shareholder Funding;

(v)	Indebtedness of the Guarantor maturing within 12 months and Incurred under unsecured financing facilities to meet ordinary course operational needs (“Working Capital Debt”) in an aggregate principal amount outstanding at any one time not exceeding US$50,000,000 (or its foreign currency equivalent), which includes any Working Capital Debt Incurred as of the Issue Date;

(vi)	Indebtedness of the Guarantor under any Hedge Agreement in each case entered into in the ordinary course of the Guarantor’s business, and not for investment or speculative purposes; provided that such Hedge Agreement does not increase the Indebtedness of the Guarantor outstanding at any time other than as a result of fluctuations in interest rates, foreign currency exchange rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(vii)	obligations of the Guarantor in respect of performance, customs or other similar bonds and shipping guarantees provided by, or similar credit transactions entered into by, the Guarantor in the ordinary course of business;

(viii)	Refinancing Indebtedness Incurred by the Guarantor or a Restricted Subsidiary in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Condition 4.2(a) or clause (ii) or (x) of this Condition 4.2(b);

(ix)	the Incurrence by the Guarantor or any of its Restricted Subsidiaries of intercompany Indebtedness between the Guarantor and any of its Restricted Subsidiaries; provided, however, that:
(A)	if the Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Bonds; and

(B)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Guarantor or a Restricted Subsidiary of the Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Guarantor or a Restricted Subsidiary of the Guarantor; will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ix);
(x)	Indebtedness of the Guarantor represented by Purchase Money Obligations or Capitalised Lease Obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Line of Business of the Guarantor or its Subsidiaries, in an aggregate amount which, when taken together with all other Indebtedness Incurred by the Guarantor pursuant to this clause (x) and then outstanding, does not exceed US$25,000,000; and

(xi)	Indebtedness of a Finance Subsidiary, provided, however, that:
(A)	such Indebtedness is unconditionally guaranteed by the Guarantor;

(B)	such Indebtedness, if Incurred by the Guarantor, would be permitted to be Incurred by the Guarantor under another provision of this Condition 4.2 (including, without limitation, clause (viii) above), and the Guarantor’s guarantee thereof will be deemed to be an Incurrence of such Indebtedness by the Guarantor under the relevant other provision of this Condition 4.2; and

(C)	all of the net proceeds of such Indebtedness (net of related expenses) are lent, directly or indirectly, by such Finance Subsidiary to the Guarantor or a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Guarantor.
(c)	Notwithstanding Conditions 4.2(a) and (b), the Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Indebtedness (other than Refinancing Indebtedness Incurred under clause 4.2(b)(viii) above) where the new Indebtedness will be Incurred by a reason of a computation of the Leverage Ratio which calculation includes the effect of a proposal to repay existing Indebtedness by the Guarantor or a Restricted Subsidiary (and where the Incurrence of the new Indebtedness by the Guarantor or such Restricted Subsidiary would only be permitted because of the effect on such calculation of the proposal to repay the other existing Indebtedness) unless:
(i)	the Guarantor or such Restricted Subsidiary, as applicable, shall have given an irrevocable notice of redemption, prepayment or repayment (as the case may be) on the Incurrence of the new Indebtedness to the holders of the existing Indebtedness to be redeemed, prepaid or repaid (as the case may be) by the Guarantor or such Restricted Subsidiary, as applicable; and

(ii)	an amount equal to the Net Available Cash from the new Indebtedness shall be held on trust by the Guarantor or such Restricted Subsidiary, as applicable, for the benefit of the holders of the existing Indebtedness to be redeemed, prepaid or repaid by the Guarantor or such Restricted Subsidiary, as applicable, until the earlier of (i) its use for the purposes of redemption, prepayment or repayment of such existing Indebtedness or (ii) the full discharge of such existing Indebtedness by any other means, provided that no payment of a Restricted Payment shall be made from or in respect of the amount held in trust in accordance with paragraph (ii) until the existing Indebtedness to be redeemed, prepaid or repaid has been irrevocably redeemed, prepaid or repaid or has or otherwise been discharged in accordance with paragraph (ii).
For purposes of determining compliance with this Condition 4.2, (1) the outstanding principal amount of any particular Indebtedness shall be counted only once and any Obligation arising under any guarantee, Security Interest, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, and (2) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted under clause (i) to (xi) above, or is entitled to be Incurred pursuant to the first paragraph of this Condition 4.2, the Guarantor in its sole discretion will be permitted to divide and classify such item of Indebtedness on the date of its Incurrence or later classify, reclassify or divide and classify such item of Indebtedness on the date of its Incurrence or later classify, reclassify or divide all or a portion of such Indebtedness in any manner that complies with this Condition 4.2. The accrual of interest, the accretion or amortisation of original issue discount, the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or Issuance of Disqualified Stock for purposes of this Condition 4.2; provided that, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Debt of the Guarantor as accrued. Notwithstanding any other provision of this Condition 4.2, the maximum amount of Indebtedness that the Guarantor or any Restricted Subsidiary of the Guarantor may incur pursuant to this Condition 4.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

4.3	Limitation on Payment Restrictions Affecting Restricted Subsidiaries

The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(a)	pay dividends or make any other distributions on its Equity Interests to the Guarantor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits;

(b)	pay any Indebtedness owed to the Guarantor or any of its Restricted Subsidiaries;

(c)	make any loans or advances to the Guarantor or any of its Restricted Subsidiaries; or

(d)	transfer any of its properties or assets to the Guarantor or any of its Restricted Subsidiaries;
provided that the foregoing shall not apply to encumbrances or restrictions existing under or by reason of:
(i)	the Bonds, the Existing Bonds, the Security Documents and the Trust Deed;

(ii)	applicable law;

(iii)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Guarantor or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Condition 4.2 to be Incurred;

(iv)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in paragraph (d) of the preceding paragraph;

(vi)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(vii)	Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii)	Security Interests securing Indebtedness otherwise permitted to be incurred under the provisions of Condition 4.4 that limit the right of the debtor to dispose of the assets subject to such Security Interests;

(ix)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(x)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
4.4	Negative Pledge

So long as any of the Bonds are outstanding:
(a)	the Guarantor shall not, and shall procure that none of its Restricted Subsidiaries shall, (i) directly or indirectly, incur or permit to exist any Security Interest (other than a Permitted Security Interest) of any nature whatsoever upon the whole or any part of its present or future undertaking, assets or revenue to secure any Indebtedness or any guarantee of Indebtedness unless all payments due under the Bonds and the Trust Deed are secured on an equal and rateable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by such Security Interest and (ii) give any guarantee with respect to Indebtedness of any Person (other than a Permitted Loan/Guarantee);

(b)	the Guarantor shall not permit any Person which is not the Guarantor or its Restricted Subsidiary to give any guarantee with respect to any Indebtedness of any Restricted Subsidiary of the Guarantor and/or the Guarantor; and

(c)	the Issuer shall not (i) directly or indirectly, incur or permit to exist any Security Interest of any nature whatsoever upon the whole or any part of its present or future undertaking, assets or revenue to secure any Indebtedness or any guarantee of any Indebtedness or (ii) give any guarantee with respect to any Indebtedness of any Person.
4.5	Compliance Certificate

(a)	The Issuer and the Guarantor shall, within 120 calendar days after the close of each annual Fiscal Period following the issuance of the Bonds, file with the Trustee, together with the financial statements for such Fiscal Period filed pursuant to Condition 4.6(a), an Officers’ Certificate, covering the period from the Issue Date to the end of the annual Fiscal Period in which the Bonds were issued, in the case of the first such certificate, and covering the preceding annual Fiscal Period in the case of each subsequent certificate, and stating whether or not, to the best knowledge of each such executing Authorised Officer of the Issuer or the Guarantor, as the case may be, has complied with and performed and fulfilled all covenants and obligations on its part contained in the Conditions and the Trust Deed and is not in default in the performance or observance of any of the terms or provisions contained in the Conditions and the Trust Deed, and, if any such signatory has obtained knowledge of any default by the Issuer or the Guarantor, as the case may be, in the performance, observance or fulfilment of any such covenant, term or provision specifying each such default and the nature thereof. For the purpose of this Condition 4.5, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of the Bonds and the Trust Deed.

(b)	The Officers’ Certificate filed pursuant to Condition 4.5(a) shall also set forth a calculation of (i) the Leverage Ratio, (ii) the Consolidated Debt to Consolidated Tangible Net Worth Ratio, and (iii) the Consolidated Current Assets to Consolidated Current Liabilities Ratio, in each case as of the balance sheet date of the most recent quarterly Fiscal Period for which financial information is available, setting forth each component of the calculation thereof.
4.6	Reports and Financial Information

The Guarantor shall file with the Trustee, in the case of each annual Fiscal Period, within 120 days and, in the case of each quarterly Fiscal Period (other than the last quarterly Fiscal Period in an annual Fiscal Period), within 90 calendar days after the close of each Fiscal Period, three copies, in each case in the English language, (and shall make available to the Trustee and the Agents as many further copies as they may reasonably request in order to satisfy requests from Bondholders for them) of the following:
(a)	in the case of each annual Fiscal Period of the Guarantor, the audited Consolidated financial statements of the Guarantor (including an audit report by the Guarantor’s auditors in relation to such audited financial statements) as at the end of, and for, such Fiscal Period and prepared in accordance with GAAP; and

(b)	in the case of each quarterly Fiscal Period falling within each of the annual Fiscal Periods (other than the last quarterly Fiscal Period in an annual Fiscal Period), the quarterly interim report containing unaudited Consolidated profit and loss account, balance sheet and cash flow statement in respect of such quarterly Fiscal Period for the Guarantor, which accounts or financial statements are prepared on a basis substantially consistent with the most recent audited financial statements, or which indicate the way in which their basis of preparation is different.
4.7	Limitation on Transactions with Affiliates

The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer, or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) unless:
(a)	the terms of such Affiliate Transaction are no less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than would have been obtained in a comparable transaction by the Guarantor or such Restricted Subsidiary with an unrelated Person; and

(b)	the Guarantor delivers to the Trustee:
(i)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving an aggregate consideration in excess of US$3,000,000, a resolution of the relevant Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Condition 4.7 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5,000,000, an opinion as to the fairness to the Bondholders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.
The foregoing will not prohibit:
(a)	any employment agreement entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business of the Guarantor or such Restricted Subsidiary and agreements relating to such employment matters are consistent with the past practice of the Guarantor or such Restricted Subsidiary;

(b)	transactions between or among the Guarantor and/or its Restricted Subsidiaries;

(c)	transactions with a Person that is an Affiliate of the Guarantor solely because the Guarantor owns an Equity Interest in, or controls, such Person;

(d)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Guarantor;

(e)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Guarantor;

(f)	transactions with purchasers or suppliers of goods or services, in each case in the ordinary course of business, provided that with respect to any such transactions involving aggregate consideration in excess of US$3,000,000, the Guarantor delivers to the Trustee a resolution of the relevant Board of Directors set forth in an Officers’ Certificate certifying that the terms of such transactions are no less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than would have been obtained in a comparable transaction by the Guarantor or such Restricted Subsidiary with an unrelated Person;

(g)	transactions pursuant to agreements in existence on the Issue Date (on the terms in effect on such date) and any amendment or supplement thereto that is not less favourable to the Guarantor or Restricted Subsidiary, as the case may be, than such agreement as in effect of the Issue Date; and

(h)	Restricted Payments that are permitted by Condition 4.1.
4.8	Limitation on Sales of Assets

The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(a)	the Guarantor or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(b)	the fair market value is determined by two Authorised Officers of the Guarantor, and evidenced by an Officers’ Certificate delivered to the Trustee; and

(c)	at least 75% of the consideration received in the Asset Sale by the Guarantor or such Restricted Subsidiary is in the form of cash or cash equivalents, provided that such cash equivalents are converted into cash within seven days of receipt by the Person receiving such payment. For purposes of this provision, each of the following will be deemed to be cash:
(i)	any liabilities, as shown on the most recent balance sheet of the Guarantor or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Bonds or the Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Guarantor or such Restricted Subsidiary from further liability; and

(ii)	any securities, notes or other obligations received by the Guarantor or such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Guarantor or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Guarantor may apply those Net Cash Proceeds:
(i)	to repay Indebtedness and other obligations senior to the Bonds and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(ii)	to make capital expenditures;

(iii)	only after the Interest Step-Up Date, to acquire all or substantially all of the assets of, or a majority of the Voting Shares of, a Person engaged in the same Line of Business; or

(iv)	only after the Interest Step-Up Date, to acquire other long-term assets that are used or useful in the Line of Business.
Pending the final application of any Net Cash Proceeds, such Net Cash Proceeds may be invested in cash equivalents or applied temporarily to reduce revolving credit borrowings.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$20,000,000, the Guarantor and the Issuer will make an offer (“Excess Proceeds Offer”) to all Bondholders and holders of other Indebtedness that is pari passu with the Bonds containing provisions with respect to offers to purchase or redeem with the proceeds of Asset Sales similar to those set forth herein to purchase the maximum principal amount of Bonds and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, pro rata, not more than 60 calendar days thereafter (“Excess Proceeds Payment Date”). The offer price in any Excess Proceeds Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, the Guarantor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by these Conditions. If the aggregate principal amount of Bonds and other pari passu Indebtedness tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Bonds and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

4.9	Sale and Leaseback Transactions

The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Guarantor or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:
(a)	the Guarantor or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Condition 4.2(a) and (ii) incurred a Security Interest to secure such Indebtedness pursuant to Condition 4.4;

(b)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined by two Authorised Officers and as set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(c)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Guarantor or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Condition 4.8.
4.10	Payment of Stamp Duty and Other Taxes

The Issuer and the Guarantor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise under the laws of The Netherlands and the Republic of Indonesia, respectively, from the execution, delivery or registration of the Bonds or any other document or instrument referred to in these Conditions.

4.11	Limitation on Changes in the Nature of the Business

The Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any activity other than the Line of Business and any other activities reasonably related to the Line of Business.

4.12	Limitation on Activities of the Issuer

Notwithstanding anything contained in the Trust Deed to the contrary, the Issuer will not engage in any business activity or undertake any other activity, except any activity (a) relating to the offering, sale or issuance of the Existing Bonds and the Bonds, the Incurrence of Indebtedness represented by the Existing Bonds and the Bonds, lending the proceeds thereof to the Guarantor under the terms of the Intercompany Loans and any other activities in connection therewith, (b) undertaken with the purpose of fulfilling any obligations under the Existing Bonds, the Existing Trust Deed, the Existing Agency Agreement, the Bonds, the Trust Deed or the Agency Agreement or (c) directly related to the establishment and/or maintenance of the Issuer’s corporate existence.

The Issuer shall not (a) issue any Capital Stock other than the issuance of its ordinary shares to the Guarantor or otherwise in a de minimis amount to local residents to the extent required by applicable law or (b) acquire or receive any property or assets (including, without limitation, any Equity Interests or Indebtedness of any Person), other than the Intercompany Loans or payments in respect thereof.

The Issuer shall at all times remain a Wholly Owned Subsidiary of the Guarantor.

Whenever the Issuer receives a payment or prepayment under the Intercompany Loans, it shall use the funds received solely to satisfy its obligations (to the extent of the amount owing in respect of such obligations) under the Bonds, the Trust Deed and the Agency Agreement.

For so long as any Bonds are outstanding, neither the Issuer nor the Guarantor will commence or take any action to cause a winding-up or liquidation of the Issuer.

Except as provided in the Trust Deed, the Issuer shall not, and the Guarantor shall procure that the Issuer does not, assign or novate its rights under the Intercompany Loans.

4.13	Payments for Consent

The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Bondholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Trust Deed or the Bonds unless such consideration is offered to be paid and is paid to all Bondholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

4.14	Definitions

In these Conditions, the following terms shall have the meaning set out below:

“Acquired Debt” means, with respect to any specified Person:
(a)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b)	Indebtedness secured by a Security Interest encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the purposes of Condition 4.7 only, “Affiliate” shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a Fully Diluted Basis) of the Guarantor or any of its Restricted Subsidiaries, as applicable, or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

“Asset Sale” means:
(a)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Guarantor and its Subsidiaries taken as a whole will be governed by the provisions of Condition 7 and not by the provisions of Condition 4.8; and

(b)	the issuance of Equity Interests in any of the Guarantor’s Restricted Subsidiaries or the sale of Equity Interests in any of such Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals to the extend mandated by applicable law).
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:
(i)	any single transaction or series of related transactions that involves assets having a fair market value of less than US$5,000,000;

(ii)	a transfer of assets between or among the Guarantor and its Restricted Subsidiaries,

(iii)	an issuance of Equity Interests by a Subsidiary to the Guarantor or to another Subsidiary;

(iv)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v)	the sale or other disposition of cash or cash equivalents; and

(vi)	a Restricted Payment or Permitted Investment that is permitted by the provisions of Condition 4.1.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalised Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalised Lease Obligation.”

“Authorised Officers” means with respect to the Guarantor, the president director of the Guarantor and any director of the Guarantor.

“Average Life” means, as of the date of determination with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock and (B) the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means:
(a)	with respect to a corporation, the board of directors of the corporation;

(b)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(c)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by a director of the Issuer to have been duly adopted by the Board of Directors or the board of directors or other governing body of the Guarantor or any of its Restricted Subsidiaries to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks and foreign exchange markets in London, Hong Kong and New York City are authorised by law to close or are otherwise not open for business.

“Capital Stock” means any and all shares, interests (including Joint Venture and partnership interests), participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation),

“Capitalised Lease” means any lease of any property (whether real, personal or mixed), of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, are required to be capitalised on the balance sheet of such lessee; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and “Capitalised Lease Obligations” means the rental obligations, as aforesaid, under such lease.

“Consolidated Current Assets” means the aggregate of all current assets (including inventory, trade and other receivables and sundry debtors maturing within twelve months from the date of computation) of the Guarantor and its Restricted Subsidiaries, as determined by reference to the audited annual or (as the case may be) unaudited quarterly Consolidated financial statements of the Guarantor for the Relevant Period.
“Consolidated Current Assets to Consolidated Current Liabilities Ratio” means, as of any date of determination, the ratio of (x) Consolidated Current Assets to (y) Consolidated Current Liabilities.

“Consolidated Current Liabilities” means the aggregate of all current liabilities (including trade creditors, accruals and provisions and prepayments) of the Guarantor and its Restricted Subsidiaries falling due within twelve months from the date of computation, as determined by reference to the audited annual or (as the case may be) unaudited quarterly Consolidated financial statements of the Guarantor for the Relevant Period.

“Consolidated Debt” means at any time the aggregate amount of all obligations of the Guarantor and its Subsidiaries for or in respect of Indebtedness but excluding any such obligations to the Guarantor and/or any Subsidiary (and so that no amount shall be included or excluded more than once).

“Consolidated Debt to Consolidated Tangible Net Worth Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Debt at such date to (y) Consolidated Tangible Net Worth.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:
(a)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary of the Person;

(b)	the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(c)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(d)	the cumulative effect of a change in accounting principles will be excluded.
“Consolidated Net Tangible Assets” means, as of any date of determination, as applied to the Guarantor and its Subsidiaries, the total amount of assets (less accumulated depreciation or amortisation, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual Consolidated balance sheet of the Guarantor and its Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:
(a)	Consolidated Current Liabilities;

(b)	minority interests in Subsidiaries of the Guarantor held by Persons other than the Guarantor or another Subsidiary of the Guarantor;

(c)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by a Board Resolution;

(d)	any revaluation or other write-up in value of assets subsequent to December 31, 2004 as a result of a change in the method of valuation in accordance with GAAP;

(e)	unamortised debt discount and expenses and other unamortised deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organisation or developmental expenses and other intangible items;

(f)	treasury stock; and

(g)	any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.
“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued Capital Stock of the Guarantor (other than any redeemable shares) and the aggregate amount of the reserves of the Guarantor and its Subsidiaries including:
(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund; and

(c)	any balance standing to the credit of the Consolidated profit and loss account of the Guarantor and its Subsidiaries,

but deducting:

(a)	any debit balance on the Consolidated profit and loss account of the Guarantor and its Subsidiaries;

(b)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on Consolidation) or other intangible assets of the Guarantor and its Subsidiaries and interests of any Person (other than the Guarantor and/or any Subsidiary of the Guarantor) in any Subsidiary of the Guarantor;

(c)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts; and

(d)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after the Issue Date, and so that no amount shall be included or excluded more than once.

“Consolidated Total Revenues” means, as of any date of determination, as applied to the Guarantor and its Subsidiaries, the total amount of revenues as set forth in the most recently available annual Consolidated profit and loss statement of the Guarantor determined in accordance with GAAP.

“Consolidation” means, with respect to any Person, the consolidation of accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and such Subsidiaries are consolidated in accordance with GAAP. The term “Consolidated” shall have a correlative meaning.

“Default” means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Bonds mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Condition 4.1(a).

“Dollars,” “US$” and “US dollars” mean United States dollars.

“EBIT” means, in respect of any Relevant Period, the Consolidated Net Income of the Guarantor and its Subsidiaries before:
(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by the Guarantor and its Subsidiaries in respect of Indebtedness;

(c)	any gain or loss on foreign exchange; and

(d)	any items treated as exceptional or extraordinary items,
but including any non-cash items increasing Consolidated Net Income for such Relevant Period, to the extent deducted for the purpose of determining Consolidated Net Income for such Relevant Period.

“EBITDA” means, for any Relevant Period, EBIT before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means any event described in Condition 11.

“Exchangeable Stock” means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Issuer into another security (other than Capital Stock of the Issuer which is neither Exchangeable Stock nor Redeemable Stock).

“Existing Agency Agreement” means the agency agreement relating to the Existing Bonds dated July 14, 2005 as amended and supplemented by the supplemental agency agreements dated June 11, 2007 and a date that is on or prior to the Issue Date.

“Existing Bonds” means the US$420,000,000 aggregate principal amount of 10.25% guaranteed bonds due 2010 of the Issuer.

“Existing Trust Deed” means the trust deed relating to the Existing Bonds dated July 21, 2005, as amended and supplemented by supplemental trust deeds dated June 11, 2007 and a date that is on or prior to the Issue Date.

“Extraordinary Resolution” shall have the meaning set out in the Trust Deed.

“Finance Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Guarantor (1) whose sole operations are comprised of incurring or issuing Indebtedness from time to time to finance the operations of the Guarantor and/or its Restricted Subsidiaries and (2) which conducts no business and owns no material assets other than any intercompany Indebtedness.

“Fiscal Period” means, as the context may require, a period: (i) commencing on January 1 and ending on the succeeding December 31, or (ii) commencing on January 1 and ending on the succeeding March 31 and each successive period of three months provided that if the Issuer or the Guarantor shall change its financial year so as to end on a date other than December 31, the foregoing shall be amended as necessary.

“Fully Diluted Basis” means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

“GAAP” means generally accepted accounting principles in the Republic of Indonesia.

“guarantee” means, as applied to any obligation, contingent or otherwise, of any Person, (a) a guarantee, direct or indirect, in any manner, of any part or all of such obligation, (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

“Hedge Agreement” means interest rate swaps, caps or collar agreements or similar arrangements, other agreements or arrangements designed to manage interest rates or interest rate risk, and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices.

“Incur” means, as applied to any Obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and “Incurred,” “Incurrence,” and “Incurring” shall each have a correlative meaning; provided that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:
(a)	increase the principal or premium thereof or interest rate thereon;

(b)	change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed;

(c)	if such Indebtedness is contractually subordinated in right of payment to the Bonds, modify or affect, in any manner adverse to the Bondholders, such subordination;

(d)	if such Indebtedness is Non-Recourse Indebtedness, cause such Indebtedness to no longer constitute Non-Recourse Indebtedness; or

(e)	violate, or cause the Indebtedness to violate, the provisions of Conditions 4.3 or 4.4.
“Indebtedness” of any Person means, without duplication,
(a)	the principal of and premium (if any such premium is then due and owing) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, loan agreements or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Purchase Money Obligations and Capitalised Lease Obligations of such Person;

(c)	all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)	Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock not owned by the Issuer or a Wholly Owned Subsidiary, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends or, in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends;

(f)	all obligations of such Person in respect of Hedge Agreements;

(g)	all obligations of the type referred to in paragraphs (a) to (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and

(h)	all obligations of the type referred to in paragraphs (a) to (g) above of other Persons secured by any Security Interest on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured;

provided that Indebtedness shall not include trade accounts or tax payable arising in the ordinary course of business. For the purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Trust Deed, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors as evidenced by a Board Resolution.

The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by such Person’s Board of Directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortised portion of the original issue discount of such Indebtedness as determined in accordance with GAAP.
“Intercompany Loans” means (i) the loan by the Issuer to the Guarantor pursuant to the intercompany loan agreement dated July 21, 2005 and the addendum to the intercompany loan agreement dated June 11, 2007 between the Issuer and the Guarantor relating to and in the aggregate principal amount equal to the Existing Bonds and (ii) a loan to be made by the Issuer to the Guarantor pursuant to an intercompany loan agreement to be dated the Issue Date in an aggregate principal amount equal to the Bonds.

“Interest Payment Date” shall have the meaning set out in Condition 5.1.

“Interest Step-Up Date” means the earlier to occur of (a) the Optional Interest Step-Up Date and (b) July 21, 2013.
“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise).

“Issue Date” means the date on which the Bonds are originally issued under the Trust Deed.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether corporation, partnership or other legal form.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Debt at such date to (y) EBITDA; provided, however, that if, as of such date of determination:
(a)	the Guarantor or any Restricted Subsidiary of the Guarantor has (x) Incurred any Indebtedness, (y) issued any Disqualified Stock, or (z) issued any Preferred Stock, in each case, since the beginning of the Relevant Period that remains outstanding, or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, or any combination of the above, EBITDA and Consolidated Debt for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of the Relevant Period;

(b)	the Guarantor or any Restricted Subsidiary of the Guarantor has repaid, repurchased, defeased or otherwise discharged any Indebtedness, Disqualified Stock or Preferred Stock since the beginning of the Relevant Period or if any Indebtedness, Disqualified Stock or Preferred Stock is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Leverage Ratio, EBITDA and Consolidated Debt for the Relevant Period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of the Relevant Period and as if the Guarantor or such Restricted Subsidiary had not earned the interest income actually earned during the Relevant Period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c)	since the beginning of the Relevant Period, the Guarantor or any Restricted Subsidiary of the Guarantor has made an Asset Sale, EBITDA for the Relevant Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable thereto for the Relevant Period, or increased by an amount equal to EBITDA (if negative) attributable thereto for the Relevant Period and Consolidated Debt for the Relevant Period shall be reduced by an amount equal to the Consolidated Debt directly attributable to any Indebtedness of the Guarantor or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Guarantor and its continuing Restricted Subsidiaries in connection with such Asset Sale for the Relevant Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Debt for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Guarantor and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d)	since the beginning of the Relevant Period, the Guarantor or any Restricted Subsidiary of the Guarantor (by merger, consolidation or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA for the Relevant Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness or the issuance of any Disqualified Stock or Preferred Stock) as if such Investment or acquisition occurred on the first day of the Relevant Period; and
(e)	since the beginning of Relevant Period, any Person (that became a Restricted Subsidiary of the Guarantor or was merged or otherwise combined with or into the Guarantor or any Restricted Subsidiary of the Guarantor since the beginning of the Relevant Period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Guarantor or a Restricted Subsidiary of the Guarantor since the beginning of the Relevant Period, EBITDA for the Relevant Period will be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first date of the Relevant Period.
For purposes of this definition, whenever a pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Guarantor (including in respect of anticipated expense and cost reductions and synergies). If any Indebtedness, Disqualified Stock or Preferred Stock bears a floating rate of interest or dividends and is being given pro forma effect, such interest or dividends shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire Relevant Period (taking into account any Hedge Agreement applicable to the Indebtedness, Disqualified Stock or Preferred Stock if the Hedge Agreement has a remaining term in excess of 12 months).

“Line of Business” means the development, manufacture, distribution and sale of tires, inner tubes, flaps, rim tapes, O-rings, valves and processed and reclaimed rubber and the manufacture and sale of tire cord and synthetic rubber.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” means:
(a)	with respect to any Asset Sale, the cash or cash equivalent payments received by the Guarantor or any of its Restricted Subsidiaries in connection with such Asset Sale (including any cash received by way of distribution, deferred payment of principal pursuant to a note or instalment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication:
(i)	all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses Incurred directly relating to such Asset Sale;

(ii)	all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Guarantor or any of its Restricted Subsidiaries as a consequence of such Asset Sale; and

(iii)	payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any Security Interest upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale; or
(b)	with respect to the Incurrence of Indebtedness by the Guarantor for the purposes of refinancing existing Indebtedness of the Guarantor or any of its Restricted Subsidiaries within 60 days of such Incurrence, the principal amount of such existing Indebtedness plus the amount of accrued interest payable thereon to the date of redemption, prepayment or repayment of such existing Indebtedness.
“Net Cash Proceeds” means the aggregate cash proceeds received by the Guarantor or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP, and before any reduction in respect of Preferred Stock dividends, excluding, however:
(a)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realised in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishments of any Indebtedness of such Person or any of its Subsidiaries; and
(b)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
“Non-Recourse Indebtedness” means Indebtedness:
(a)	as to which neither the Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in each case, pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of the lenders to Unrestricted Subsidiaries or credit support or guarantees permitted by Conditions 4.1 and 4.2;

(b)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Guarantor or any of its Restricted Subsidiaries (other than as permitted in clause (a) above).
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing Indebtedness.

“Officers’ Certificate” means a certificate signed by (i) in the case of the Guarantor, two Authorised Officers of the Guarantor, one of whom must be the president director of the Guarantor; or, (ii) in the case of the Issuer, one director of the Issuer. Each Officers’ Certificate shall include:
(a)	a statement that the person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable, may be an employee of or counsel to the Issuer, the Guarantor or the Trustee. Each such Opinion of Counsel shall include:
(a)	a statement that the person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.
“Optional Interest Step-Up Date” has the meaning set forth in Condition 5.4.

“Ordinary Resolution” shall have the meaning set out in the Trust Deed.

“Permitted Investments” means:
(a)	any Investment (i) in any Restricted Subsidiary of the Guarantor (or any Person that would become a Restricted Subsidiary of the Guarantor as a result of such Investment) by the Guarantor or any of its Restricted Subsidiaries or (ii) in the Guarantor by any of its Restricted Subsidiaries;

(b)	Investments in existence on the Issue Date and Investments pursuant to letters of intent or legally binding commitments in existence on the Issue Date;

(c)	loans made to employees of the Guarantor in the ordinary course of business in or aggregate amount up to US$1,000,000 at any time outstanding;

(d)	cash and Temporary Cash Investments;

(e)	Investments in receivables owing to the Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Guarantor or any such Restricted Subsidiary deems in good faith to be reasonable under the circumstances;

(f)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)	Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Guarantor or any Restricted Subsidiary or in satisfaction of judgments;

(h)	Investments made as a result of the receipt of non-cash consideration from an Asset Sale as permitted pursuant to Condition 4.8(c);

(i)	Investments acquired:
(i)	in connection with or as a result of a bankruptcy, workout or reorganisation; or

(ii)	as a result of foreclosure by the Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment;
(j)	Hedge Agreements;

(k)	advances to customers in the ordinary course of business that are recorded as accounts receivable on the Guarantor’s Consolidated balance sheet, provided that any such customer is not an Affiliate of the Guarantor or any of its Subsidiaries;

(l)	advances to suppliers in the ordinary course of business that are recorded as deposits or prepaid expenses on the Guarantor’s Consolidated balance sheet provided that any such supplier is not an Affiliate of the Guarantor of any or its Subsidiaries; and

(m)	only after the Interest Step-Up Date, any Investment in, or directly related to, the Line of Business; provided that the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (m), does not exceed US$20,000,000.
“Permitted Loan/Guarantee” means:
(a)	the Guarantee in respect of the Bonds;

(b)	any loan made, credit granted or guarantee of the Indebtedness of any Person given by the Guarantor or any Restricted Subsidiary of the Guarantor in the ordinary course of business;

(c)	any loan, credit or guarantee of the Indebtedness of any Person by the Guarantor or any Restricted Subsidiary of the Guarantor in existence as of the Issue Date;

(d)	provided that the same is permitted under Condition 4.2, any loan or credit (A) by the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor or (B) by any Restricted Subsidiary of the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor; and

(e)	provided that the same is permitted under Condition 4.2, any guarantee of the Indebtedness of any Person (A) by the Guarantor to or for the benefit of any Restricted Subsidiary of the Guarantor or (B) by any Restricted Subsidiary of the Guarantor to or for the benefit of the Guarantor and/or any other Restricted Subsidiary of the Guarantor.
“Permitted Security Interest” means:
(a)	Security Interests of the Guarantor and its Restricted Subsidiaries permitted by the terms of the Trust Deed to be Incurred;

(b)	Security Interests in favour of the Guarantor;

(c)	Security Interests on property of a Person existing at the time such Person is merged with or into or consolidated with the Guarantor or any Restricted Subsidiary of the Guarantor; provided that such Security Interests were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or Consolidated with the Guarantor or the Restricted Subsidiary;

(d)	Security Interests on the property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Security Interests are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further that such Security Interests may not extend to any other property owned by the Guarantor or any other Restricted Subsidiary of the Guarantor;

(e)	Security Interests on property existing at the time of acquisition of the property by the Guarantor or any Restricted Subsidiary of the Guarantor, provided that such Security Interests were in existence prior to the contemplation of such acquisition;

(f)	Security Interests to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other Obligations of a like nature incurred in the ordinary course of business;

(g)	Security Interests existing as of the Issue Date;

(h)	Security Interests for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provisions as is required in conformity with GAAP has been made therefor;

(i)	Security Interests to secure any Indebtedness that is permitted to be Incurred pursuant to Condition 4.2(b)(iii); and

(j)	Security Interests on accounts receivable and inventory to secure any Indebtedness that is permitted to be Incurred pursuant to Condition 4.2(b)(v).
“Person” means any individual, corporation, partnership, Joint Venture, association, joint stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a Bond means the principal of the Bond plus, if applicable, the premium on the Bond.

“Purchase Money Obligations” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance all or part of the purchase price or cost of construction of or addition or improvement of real or personal property used or to be used by the Guarantor or a Restricted Subsidiary in a Line of Business; provided, however, that (i) the principal amount of such Purchase Money Obligations does not exceed 100% of the purchase price or cost of the asset being financed, (ii) any Security Interest arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, or additions and improvements, the property on, or to, which such asset is attached or addition or improvement is made and (iii) such Indebtedness is Incurred within 180 calendar days after such purchase of or addition or improvement to such assets is made by the Guarantor or any Restricted Subsidiary.
“Redeemable Stock” means any class or series of Capital Stock of any Person that:
(a)	by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to he redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Bonds;

(b)	is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Bonds (other than on an Asset Sale, provided that such Asset Sale shall not yet have occurred); or

(c)	is convertible into or exchangeable for Capital Stock referred to in paragraph (a) or paragraph (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Bonds.
“Refinancing Indebtedness” means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness of the Issuer or the Guarantor (including (a) Indebtedness of the Issuer that refinances Indebtedness of the Guarantor, and (b) Indebtedness of the Guarantor that refinances Indebtedness of the Issuer) including Indebtedness that refinances Refinancing Indebtedness, provided that:
(a)	if the Indebtedness being refinanced is subordinated in right of payment to the Bonds, the Refinancing Indebtedness shall be subordinated in right of payment to the Bonds to at least the same extent as the Indebtedness being refinanced;

(b)	the Refinancing Indebtedness is scheduled to mature either (i) no earlier than the Indebtedness being refinanced or (ii) after the Stated Maturity of the Bonds;

(c)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

(d)	such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced.
provided further that provisos (b) and (c) above shall not be applicable with respect to any Refinancing Indebtedness that refinances the Bonds on maturity or redemption in full.

“Relevant Date” means whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received by the Principal Paying Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Bondholders.

“Relevant Period” means, as of the date of any determination, the period of the most recent four consecutive fiscal quarters ending prior to the date of any determination for which internal Consolidated financial statements of the Guarantor are available.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Security Interest” means, with respect to any asset, any mortgage, lien, pledge. charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction and anything analogous to any of the foregoing under the laws of any jurisdiction.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such instrument of Indebtedness as the fixed date on which the principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Indebtedness” means any Indebtedness of the Guarantor which (a) in the case of the Issuer, is contractually subordinated or junior in right of payment to the Bonds or any other Indebtedness of the Issuer and (b) in the case of Indebtedness of the Guarantor, is contractually subordinated or junior in right of payment to the Guarantee or any other Indebtedness of the Guarantor.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Guarantor by any shareholder of the Guarantor, or any Affiliate of any such shareholder, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(a)	does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Bonds (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Guarantor or any funding meeting the requirements of this definition);

(b)	does not require, prior to the first anniversary of the Stated Maturity of the Bonds, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)	contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Bonds;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Guarantor or any of its Subsidiaries;

(e)	does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding;

(f)	is, in the opinion of internationally recognised legal counsel to the Guarantor fully subordinated and junior in right of payment of the Bonds pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding; and

(g)	is at least as advantageous to the Guarantor as third party funding.
“Subsidiary” means, as applied to any Person, any company or other entity of which a majority of the outstanding Voting Shares is, at the time, directly or indirectly, owned by such Person.

“tax” means any tax, duty, levy, impost, assessment or other charge of a similar nature (including penalties, interest and any other liabilities related thereto) imposed by any Taxing Authority.

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Temporary Cash Investment” means:
(a)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United

States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
(b)	securities issued or directly and fully guaranteed or insured by the Republic of Indonesia or any agency or instrumentality of the Republic of Indonesia (provided that the full faith and credit of the Republic of Indonesia is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(c)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with a Moody’s, S&P or Fitch rating for long-term foreign currency debt of “AA-” or better;

(d)	repurchase obligations with a term of not more than seven calendar days for underlying securities of the types described in paragraphs (a) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above;

(e)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(f)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in paragraphs (a) to (e) of this definition; and

(g)	time deposit accounts, certificates of deposit and money market deposit maturing within 90 days of the date of acquisition thereof issued by PT Bank Mandiri (Persero) Tbk, PT Bank CIMB Niaga Tbk, PT Bank Danamon Indonesia Tbk, PT Bank Central Asia Tbk, PT Bank Rakyat Indonesia (Persero) Tbk, or any other bank organized under the laws of Indonesia whose long term debt is rated as high or higher than any of those banks; provided that the maximum amount of deposits held with any single bank in Indonesia shall not exceed US$25,000,000.
“Transaction Documents” means any document entered into in connection with the issue of the Bonds.

“Trust Deed” means the trust deed constituting the Bonds, dated on or, about the Issue Date and made between the Issuer, the Guarantor and the Trustee.

“Unrestricted Subsidiary” means:
(a)	any Subsidiary of the Guarantor (other than the Issuer and PT Prima Sentra Megah):
(i)	whose gross revenues at the time of designation represent less than 5% of the Consolidated Total Revenues as of the end of the most recently ended fiscal year; and

(ii)	whose gross assets at the time of designation represent less than 5% of the Consolidated Net Tangible Assets as of the end of the most recently ended fiscal year;
provided that such Subsidiary may not be designated by the Board of Directors of the Guarantor as an Unrestricted Subsidiary if, at the time of such designation (x) the gross revenues of such Subsidiary, when aggregated with all other Unrestricted Subsidiaries, would exceed 5.0% of the Consolidated Total Revenues as of the end of the most recently ended annual Fiscal Period or (y) the gross assets of such Subsidiary, when aggregated with all other Unrestricted Subsidiaries, would exceed 5.0% of the Consolidated Net Tangible Assets as of the end of the most recently ended annual Fiscal period.
(b)	any Subsidiary of the Guarantor as shall be designated an Unrestricted Subsidiary by the Board of Directors of the Guarantor in the manner provided below; and

(c)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Guarantor may designate any Subsidiary of the Guarantor (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Indebtedness;

(b)	except as permitted by Condition 4.7, is not party to any agreement, contract, arrangement or understanding with the Guarantor or any Restricted Subsidiary of the Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Guarantor;

(c)	is a Person with respect to which neither the Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Guarantor or any of its Restricted Subsidiaries.
“Voting Shares” with respect to any Person, means the Capital Stock having the general voting power under ordinary circumstances to vote on the election of the members of the board of directors or other governing body of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Guarantor or another Wholly Owned Subsidiary of the Guarantor.
5.	INTEREST

5.1	Interest Payment Date

The Bonds bear interest at the following annual interest rates (subject to Condition 5.4).

July 21, 2009 to July 20, 2011	5.00%
July 21, 2011 to July 20, 2012	6.00%
July 21, 2012 to July 20, 2013	8.00%
July 21, 2013 to the Maturity Date	10.25%
Interest is payable semi-annually in arrear on January 21 and July 21 in each year (each payment date, an “Interest Payment Date”), commencing on January 21, 2010. If any Interest Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. Interest on the Bonds will accrue from (and including) the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date and ending on (but excluding) the next Interest Payment Date. Each period beginning on and including the Issue Date or any Interest Payment Date and ending on but excluding the next Interest Payment Date is called an “Interest Period”.

5.2	Cessation of Interest

Each Bond will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder and (b) the day which is seven calendar days after the Principal Paying Agent or the Trustee has notified the relevant Bondholders that it has received all sums due in respect of the relevant Bonds up to such seventh calendar day (except to the extent that there is any subsequent default in payment).

5.3	Calculation of Interest

The amount of interest payable in respect of each Bond for any Interest Period shall be calculated by applying the applicable rate of interest to the principal amount of such Bond (excluding premium, if any), dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any period other than a scheduled Interest Period, it will be calculated on the basis of a 360-day year consisting of twelve 30-day months and in the case of an incomplete month, the actual number of days elapsed on the basis of a month of 30 days.
5.4	Option to Increase Interest

At any time, prior to January 21, 2013, the Issuer may elect to increase the interest payable to a rate of 10.25% per annum. Such election by the Issuer shall be irrevocable and shall take effect on the next Interest Payment Date (such date, the “Optional Interest Step-Up Date”) and will remain in effect to the Maturity Date.

6.	PAYMENTS

6.1	Principal and Interest

Payments of principal, premium, if any, and interest on the Bonds will be made in US dollars, against presentation or surrender (as the case may be) (or, in the case of partial payment, endorsement) of the relevant Definitive Certificates at the specified office of any Paying Agent. Payments of principal and/or interest in respect of the Bonds shall be made by cheque in US dollars drawn on, or by transfer to a US dollar account maintained by the payee with, a bank in New York.

Payments of premium, if any, and interest in respect of Definitive Certificates may only be made at specified offices of Paying Agents outside the United States, except that they may be made at the specified office of a Paying Agent in New York City if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment at such offices of the full amount of the premium, if any, and interest on the Bonds in US dollars when due, (b) payment of the full amount of such premium, if any, and interest at all specified offices of the Paying Agents outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and (c) the relevant payment is permitted by applicable US law. If a Definitive Certificate is presented for payment of principal at the specified office of the Paying Agent in the United States in circumstances where interest (if any is payable against presentation of the Definitive Certificate) or premium, if any, is not to be paid there, the relevant Paying Agent will annotate the Definitive Certificate with the record of the principal paid and return it to the Bondholder for the obtaining of premium, if any, and interest elsewhere.

Payments in respect of Definitive Certificates will be made by US dollar cheque drawn on a bank in New York and posted on the Business Day immediately preceding the relevant due date to the holder (or to the first-named of joint holders) of the relevant Bonds appearing on the Register at the close of business on the fifteenth day before the relevant due date (the “Record Date”) at the risk of such holder at the address shown on the Register on the Record Date.

Upon application by the holder of any Definitive Certificate to the specified office of the Registrar not later than the Record Date for any payment in respect of such Definitive Certificate, such payment will be made by transfer to the specified account of such holder. Any such application for transfer to such an account shall be deemed to relate to all future payments in respect of the Definitive Certificates which become payable to the Bondholder who has made the initial application until such time as the Registrar is notified in writing to the contrary by such Bondholder.

If the due date for payment in respect of any Definitive Certificate is not an Interest Payment Date, interest (if any) accrued in respect of such Bond from (and including) the preceding Interest Payment Date or, as the case may be, the Issue Date, shall be payable only against surrender of the relevant Definitive Certificate.

6.2	Fiscal Laws

All payments in respect of the Bonds are subject in all cases to any applicable laws and regulations, but without prejudice to the provisions of Condition 11. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

7.	CONSOLIDATION AND MERGER

Neither the Issuer nor the Guarantor shall, in a single transaction or through a series of related transactions, consolidate, merge or amalgamate with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, unless:
(a)	in the case of the Issuer, (i) the Issuer shall be the continuing Person, or (ii) the Person (if other than the Issuer)

formed by such consolidation or into which the Issuer is merged or to which the properties and assets of the Issuer as an entirety are transferred (the “Issuer Successor Corporation”) shall be a corporation organised and existing under the laws of The Netherlands, or a jurisdiction approved by the Trustee and shall expressly assume, by a supplemental trust deed, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Issuer under the Trust Deed and the Bonds;
(b)	in the case of the Guarantor, (i) the Guarantor shall be the continuing Person, or (ii) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or to which the properties and assets of the Guarantor as an entirety are transferred (the “Guarantor Successor Corporation”) shall be a corporation organised and existing under the laws of the Republic of Indonesia or a jurisdiction approved by the Trustee and shall expressly assume, by a supplemental trust deed, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Guarantor under the Trust Deed and the Guarantee;

(c)	immediately before and immediately after giving effect to such transaction on a pro forma basis as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(d)	the Issuer and the Guarantor shall have delivered or caused to be delivered, to the Trustee:
(i)	an Officers’ Certificate stating that such consolidation, merger or amalgamation or such transfer complies with Condition 7 hereof and that all conditions precedent under the Trust Deed provided for or relating to such transaction have been complied with; and

(ii)	to the extent that the provisions of Condition 7(a)(ii) shall apply, an Opinion of Counsel addressed to, and in a form satisfactory to, the Trustee that the Trust Deed or the Bonds and any related documents to which the Issuer is a party are (or will be) valid, binding and enforceable against the Issuer Successor Corporation, and to the extent that the provisions of Condition 7(b)(ii) shall apply, an Opinion of Counsel addressed to, and in a form satisfactory to, the Trustee that the Trust Deed or any related documents to which the Guarantor is a party are (or will be) valid, binding and enforceable against the Guarantor Successor Corporation;
(e)	the Issuer Successor Corporation or the Guarantor Successor Corporation, as the case may be, shall expressly agree to indemnify each Bondholder against any tax payable by withholding or deduction thereafter imposed on such Bondholder or with respect to the payment of principal and interest on the Bonds solely as a consequence of such consolidation, merger or amalgamation or such transfer;

(f)	immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Issuer or the Guarantor (or the Issuer Successor Corporation or the Guarantor Successor Corporation if the Issuer or the Guarantor is not the continuing obligor under the Trust Deed) in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Issuer or the Guarantor (or the Issuer Successor Corporation or the Guarantor Successor Corporation if the Issuer or the Guarantor is not the continuing obligor under the Trust Deed) shall have Consolidated Tangible Net Worth in an amount which is not less than the Consolidated Tangible Net Worth of the Issuer or the Guarantor immediately prior to such transaction; and

(g)	immediately after giving effect to such transaction on a pro forma basis the Guarantor (or the Guarantor Successor Corporation if the Guarantor is not the continuing obligor under the Trust Deed) would be able to Incur at least US$1.00 of additional Indebtedness pursuant to Condition 4.2(a).
In addition, the Guarantor will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more transactions, to any other Person.

8.	SECURED PROPERTY

The Security constituted pursuant to the Security Documents shall become immediately enforceable upon the occurrence of an Event of Default following which the Trustee may at its discretion, and, if so requested in writing by the holders of at least 25% in the principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution, shall, direct the Security Agent to realize such Security (or any part thereof). The net proceeds received by the Trustee in respect of any such realization shall be paid by the Trustee to Bondholders pro rata to the repetitive principal amounts of Bonds then held by each of them.

9.	REDEMPTION, PURCHASE AND CANCELLATION

9.1	Scheduled Redemption

Unless previously redeemed or purchased and cancelled as provided in these Conditions, the Bonds will be redeemed at their principal amount on the Interest Payment Date falling in July 2014.

9.2	Optional Redemption for Changes in Withholding Taxes

The Bonds may be redeemed, in whole but not in part, at the option of the Issuer, at any time upon giving of notice as provided in Condition 9.4 (which notice shall be irrevocable) at a redemption price equal to 100.0% of the principal amount at maturity thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption, if the Issuer determines and certifies to the Trustee in an Officers’ Certificate immediately prior to the giving of such notice that, as a result of any change in, or amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of the Republic of Indonesia, The Netherlands or such other jurisdiction in which the Issuer or the Guarantor is then organised, as the case may be (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, treaties, regulations or rulings (including a holding judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is announced or becomes effective on or after the Issue Date with respect to any payment due or to become due under the Bonds or the Trust Deed, the Issuer (or if the Guarantee were called, the Guarantor) is, or on the next Interest Payment Date would be, required to pay Additional Amounts (as defined in Condition 10) on or in respect thereof and such obligation to pay Additional Amounts cannot be avoided by the taking of reasonable measures by the Issuer or the Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obliged to pay such Additional Amounts; provided that where any Additional Amounts due in accordance with Clause 10 are in consequence of the laws and treaties of the Republic of Indonesia this Clause 9 shall only have effect to permit the Bonds to be redeemed in the event that the rate of withholding or deduction required by such law or treaty is in excess of 20 per cent (the “Minimum Withholding Level”).

Prior to the publication and giving of any notice of redemption of the Bonds pursuant to Condition 9.4, the Issuer will deliver to the Trustee:
(a)	an Officers’ Certificate, stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred;

(b)	an Opinion of Counsel or written advice of a qualified tax expert, such counsel or tax expert being from an internationally recognised law or accountancy firm reasonably acceptable to the Trustee, that the Issuer or the Guarantor, as the case may be, has or will become obliged to pay Additional Amounts as a result of such change, amendment, application, interpretation or administration. Such certificate and opinion or advice shall be made available for inspection by the Bondholders; and

(c)	in the case of a redemption where the Minimum Withholding Level has been exceeded, an Opinion of Counsel or written advice of a qualified tax expert of the standing set out in Condition 9.2(b) above, that the Issuer or Guarantor, as the case may be, has or will become obliged to pay Additional Amounts and that the Minimum Withholding Level has been exceeded.
9.3	Redemption at the Option of the Issuer

The Issuer may, at any time, on giving not more than 60 nor less than 30 days’ irrevocable notice to the Bondholders, redeem all or a portion of the Bonds, in each case, at the applicable redemption prices set forth below, together with accrued and unpaid interest, if any, to the redemption date (such redemption prices being expressed as percentages of the principal amount):

Year	Redemption Price
From the Issue Date to July 21, 2010	103.0%
From July 21, 2010 to July 21, 2011	101.5%
From July 21, 2011 to the Maturity Date	100.0%
9.4	Notice of Redemption

Notice of redemption will be given or published at least 30 days but not more than 60 days before the redemption date to the Bondholders. Unless the Issuer shall default in payment of the redemption price plus accrued interest to the redemption date specified in such notice, on and after the redemption date interest ceases to accrue on such Bonds. Bonds in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000.

9.5	No other redemption

The Issuer shall not be entitled to redeem the Bonds otherwise than as provided in Conditions 9.1, 9.2 and 9.3 above.

9.6	Purchase

Notwithstanding anything else in these Conditions, the Issuer, the Guarantor and any Subsidiary of the Guarantor may at any time purchase Bonds in the open market or otherwise and at any price and such Bonds may be held, resold or, at the option of the Bondholder, surrendered to any Paying Agent for cancellation.

9.7	Cancellation

All Bonds redeemed or purchased shall be cancelled and may not be reissued or resold.

10.	TAXATION

All payments by the Issuer or the Guarantor in respect of principal, premium, if any, and interest on the Bonds or under the Guarantee shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of Indonesia, The Netherlands or any other jurisdiction in which the Issuer or the Guarantor is organised or any political subdivision or any authority therein or thereof having power to tax or from which any payment is made with respect to the Bonds, unless such withholding or deduction is required by law. In that event, the Issuer or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:
(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:
(i)	the existence of any present or former connection between such Bondholder and The Netherlands or, in the case of payments made by the Guarantor, the Republic of Indonesia, or such other jurisdiction in which the Issuer or the Guarantor is organised, as the case may be, other than merely holding such Bond; or

(ii)	presentation of such Bond (where presentation is required) more than 30 calendar days after the later of (A) the date on which the payment first became due and (B) if the full amount payable has not been received in New York City by the Trustee or the Principal Paying Agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Bondholders, except to the extent that such Bondholder would have been entitled to such Additional Amounts if it had presented such Bond for payment on the last day of such period of 30 calendar days; or
(b)	any withholding or deduction imposed as a result of any holder who would not be liable or subject to the withholding or a deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

(c)	any withholding or deduction imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(d)	any withholding or deduction by or on behalf of a Bondholder who would have been able to avoid such withholding or deduction by presenting the relevant Bond to another Paying Agent in a Member State of the European Union.
The payment of principal or interest in respect of any Bond or the net proceeds received on the sale or exchange of any Bond or the payment of any amount in respect of the Guarantee shall be deemed to include the payment of Additional Amounts provided for in these Conditions or the Trust Deed to the extent that Additional Amounts are, were or would be payable in respect thereof pursuant to these Conditions or the Trust Deed.
11.	EVENTS OF DEFAULT

If any of the following events (other than an Event of Default specified in paragraphs (f) or (g) of this Condition 11) occurs and is continuing, the Trustee at its discretion may, and if so requested in writing by the Bondholders representing at least 25% in principal amount of the Bonds then outstanding or if so directed by an Ordinary Resolution, shall (subject to the Trustee being indemnified to its satisfaction) give written notice to the Issuer and the Guarantor declaring that the Bonds are, and upon such declaration they shall become, immediately due and payable at their principal amount together with any accrued interest, any premium, and any Additional Amounts, without further action or formality:
(a)	Non-payment of interest: default in the payment of interest on any Bond when the same becomes due and payable, and such default continues for a period of 30 calendar days;

(b)	Non-payment of principal: default in the payment of the principal or premium, if any, of any Bond when the same becomes due and payable at maturity or otherwise or a failure to redeem or purchase Bonds when required pursuant to the Trust Deed or the Bonds;

(c)	Breach of other obligations: the Issuer or the Guarantor defaults in the performance or observance of any other covenants or agreements in the Trust Deed or the Bonds and the default (i) is, in the opinion of the Trustee, incapable of remedy or (ii) being a default which is capable of remedy continues for 30 calendar days after the date on which written notice of such default is given to the Issuer and the Guarantor by the Trustee or given to the Issuer, the Guarantor and the Trustee by Bondholders of at least 25% in aggregate principal amount of the Bonds then outstanding hereunder;

(d)	Cross-default:
(i)	any Indebtedness of the Issuer, the Guarantor or any Restricted Subsidiary is not paid when due or within any originally applicable grace period (as the case may be);

(ii)	any default by the Issuer or the Guarantor under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Issuer or the Guarantor that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; or

(iii)	a default by the Issuer or the Guarantor in the payment when due of any portion of the principal under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Issuer or the Guarantor, and such unpaid portion exceeds US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto;
(e)	Unsatisfied judgment: any final judgment or order from which no further appeal or judicial review is permissible for the payment of money shall be rendered against the Issuer or the Guarantor in an amount in excess of US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of US$5,000,000 (or its foreign currency equivalent) individually or in the aggregate during which a stay of enforcement of such final judgment or order, irrespective of reason, shall not be in effect;

(f)	Insolvency and Rescheduling:

if, in relation to the Issuer or the Guarantor:
(i)	it ceases or threatens to cease to carry on its business or a substantial part of its business;

(ii)	any order shall be made by any competent court or other authority or a resolution passed for the dissolution or winding-up of the Issuer or the Guarantor or for the appointment of a liquidator, curator in bankruptcy, or receiver of the Issuer or the Guarantor or of all or substantially all of their assets;

(iii)	it is unable to honour its obligations as they fall due;

(iv)	it commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness, or the Issuer makes an assignment for the benefit of, or enters into any general assignment (akkoord) with; its creditors;

(v)	the Issuer files a petition for a suspension of payments (surseance van betaling) or for bankruptcy (faillissement) or is declared bankrupt or becomes subject to any other regulation having similar effect; or

(vi)	the Guarantor files a petition for a suspension of payments or for bankruptcy or is declared bankrupt or becomes subject to any other regulation having similar effect.
(g)	Creditors’ Process: any expropriation, attachment, sequestration, distress or execution (including, in relation to the Issuer conservatory attachment (conservatoir beslag) or executory attachment (executoriaal beslag)) affects any asset or assets of the Issuer or the Guarantor and is not discharged within 30 days.

(h)	Analogous Events: any event occurs in respect of the Issuer or the Guarantor which under the laws of any relevant jurisdiction has a similar or analogous effect to any of those events mentioned in paragraphs (f) and (g) above.

(i)	Guarantee Not in Force: any Guarantee of the Bonds is not (or is claimed by the Guarantor not to be) in full force and effect;

(j)	Security Not in Force: any Security Document is not (or is claimed by the Guarantor not to be) in full force and effect;

(k)	Moratorium or Expropriation: a moratorium is agreed or declared in respect of any Indebtedness of the Issuer or the Guarantor or any governmental authority shall take any action to condemn, seize, nationalise or appropriate all or a substantial part of the assets of the Issuer or the Guarantor or any of the Capital Stock of the Guarantor or shall take any action that adversely affects the ability of the Issuer or the Guarantor to perform its obligations under the Trust Deed or the Bonds, or the Issuer or the Guarantor shall be prevented from exercising normal control over all or a substantial part of its property;

(l)	Repudiation: the Issuer or the Guarantor repudiates the Trust Deed, the Agency Agreement, the Guarantee or the Bonds or does or causes or permits to be done any act or thing evidencing an intention to repudiate such agreement;

(m)	Licence, etc.: any licence, consent, authorisation, registration or approval at any time necessary to enable the Issuer or the Guarantor to comply with any of its obligations under the Trust Deed, the Agency Agreement, any Guarantee, the Intercompany Loans or the Bonds, as applicable, to which it is a party, shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial to the interests of the Trustee or the Bondholders;

(n)	Currency Controls: the capital and/or currency exchange controls in place in the Republic of Indonesia or The Netherlands on the Issue Date shall be modified or amended in any manner that may adversely affect the ability of the Issuer or the Guarantor from performing its obligations under these Conditions, the Trust Deed, the Guarantee or the Bonds;

(o)	Cessation of Ownership: the entire issued share capital of the Issuer ceases to be wholly owned, directly or indirectly, by the Guarantor; or

(p)	Unlawfulness: it is or will become unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of the Bonds or the Trust Deed.
If an Event of Default specified in paragraph (f) or (g) of this Condition 11 occurs, the principal of, premium on, if any, and accrued interest (and any Additional Amounts thereon) on all the Bonds shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Bondholders.

If the Trustee is unable in its sole discretion to determine whether an Event of Default or Default is capable or incapable of remedy and/or an event is materially prejudicial to the interests of the Bondholders, it may call for and rely on an Ordinary Resolution to make such determination and the Trustee shall not be obliged to make any determination unless it has been indemnified to its satisfaction.
The Issuer and the Guarantor shall promptly deliver to the Trustee written notice of any Default or Event of Default upon the Issuer or the Guarantor, as the case may be, becoming aware of such Default or Event of Default. The Trustee shall notify the Bondholders of the receipt of any such certificate or notice.

12.	PRESCRIPTION

Claims for principal shall become void unless the relevant Bonds are presented for payment as required by Condition 6 within ten years of the appropriate Relevant Date. Claims for interest shall become void unless the relevant Bonds are presented for payment as required by Condition 6 within five years of the appropriate Relevant Date.

13.	REPLACEMENT OF BONDS

If any Definitive Certificate or the Global Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Transfer Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer and the Transfer Agent may reasonably require. Mutilated or defaced Definitive Certificates or the Global Certificate must be surrendered before replacements will be issued.

14.	ENFORCEMENT

At any time after the Bonds have become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer and/or the Guarantor as it may think appropriate to enforce terms of the Trust Deed and the Bonds but it will not be bound to take any such proceedings unless (a) it shall have been so requested in writing by the holders of not less than 25% in principal amount of the Bonds then outstanding or shall have been so directed by an Ordinary Resolution and (b) it shall have been indemnified to its satisfaction. No Bondholder may proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

15.	MODIFICATION, WAIVER AND SUBSTITUTION

15.1	Meetings

The Trust Deed contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Ordinary Resolution or Extraordinary Resolution of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by Bondholders holding not less than 10% in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Ordinary Resolution will be two or more persons holding or representing over 50% in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting, two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals:
(a)	to modify the maturity of any Bonds or the dates on which interest is payable in respect of any Bonds;

(b)	to reduce or cancel the principal amount of, any premium payable on redemption of, or amount of interest on or to vary the method of calculating the rate of interest on, any Bonds;

(c)	to change the currency of payment of any Bonds;

(d)	to modify or cancel the Guarantee; or

(e)	to amend this provision or to modify the provisions concerning the quorum required at any meeting of the Bondholders or the majority required to pass an Ordinary Resolution or an Extraordinary Resolution.

(f)
(each of (a), (b), (c), (d) and (e) above, a “Reserved Matter”),

in which case the necessary quorum for passing an Extraordinary Resolution required for such Reserved Matters will be two or more persons holding or representing not less than 75%, or at any adjourned such meeting not less than 50%, in principal amount of the Bonds for the time being outstanding. An Ordinary Resolution or Extraordinary Resolution duly passed at any meeting of Bondholders will be binding on all Bondholders, whether or not they are present at the meeting at which such resolution was passed. The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall be as valid and effective as a duly passed Ordinary Resolution or Extraordinary Resolution, as applicable.

The provisions of this Condition 15.1 are subject to the further provisions of the Trust Deed.

15.2	Modification and Waiver

The Trustee may agree, without the consent of the Bondholders, to (a) any modification (except as mentioned in Condition 15.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Bonds or the Trust Deed which is not, in the opinion of the Trustee, materially prejudicial to the interests of the Bondholders or (b) any modification to these Conditions or the Trust Deed which, in the Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Bondholders and, unless the Trustee so agrees otherwise, any such modifications will be notified by the Issuer to the Bondholders as soon as practicable thereafter.

15.3	Interests of Bondholders

In connection with the exercise of its functions (including but not limited to those in relation to any proposed modification, authorisation, waiver or substitution), the Trustee shall have regard to the interests of the Bondholders as a class and shall not have regard to the consequences of such exercise for individual Bondholders and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim, from the Issuer or the Guarantor, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Bondholders.

15.4	Substitution

The Trust Deed contains provisions under which (a) the Guarantor or any Subsidiary may, without the consent of the Bondholders, assume the obligations of the Issuer as principal debtor under the Trust Deed and the Bonds and (b) any Subsidiary may, without the consent of the Bondholders assume the obligations of the Guarantor as guarantor under the Trust Deed and the Bonds, provided that, in each case, certain conditions specified in the Trust Deed are fulfilled, including (i) in the case of a substitution of the Issuer by a company other than the Guarantor, a requirement that the Guarantee of the Bonds is fully effective in relation to the obligations of the new principal debtor under the Trust Deed and the Bonds and (ii) in the case of a substitution of the Guarantor as guarantor under the Trust Deed, a requirement that the Trustee is satisfied that the interests of the Bondholders will not be materially prejudiced thereby and a requirement that the Guarantee of the Bonds by the new guarantor is fully effective in relation to the obligations of the new guarantor under the Trust Deed and the Bonds.

No Bondholder shall, in connection with any substitution, be entitled to claim any indemnification or payment in respect of any tax consequence thereof for such Bondholder except to the extent provided for in Condition 10 (or any undertaking given in addition to or substitution for it pursuant to the provisions of the Trust Deed).

16.	FURTHER ISSUES

The Issuer may from time to time, without the consent of the Bondholders and in accordance with the Trust Deed, create and issue further bonds (“Additional Bonds”) having, in all respects (or in all respects except for the Issue Date and the first payment of interest), the same terms and conditions as the Bonds issued on the Issue Date so that such further issue shall be consolidated and form a single series with the Bonds. The Additional Bonds may only be issued in exchange for Existing Bonds, upon the cancellation of such Existing Bonds (at the price and on the terms set forth in the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated June 12, 2009. The maximum principal amount of Bonds that may be constituted by the Trust Deed is US$441,525,000.

Additional Bonds shall have the full benefit of the Guarantee and the Security. Bonds issued on the Issue Date and Additional Bonds will be treated as a single series for all purposes, including, without limitation, waivers, amendments and redemptions. References in these Conditions to the Bonds include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Bonds. Any further securities forming a single series with the outstanding securities of any series (including the Bonds)

constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed.
17.	NOTICES

Without prejudice to the requirement of the SGX-ST, all notices to Bondholders shall be validly given if published in a leading newspaper having general circulation in Asia (which is expected to be the Asian Wall Street Journal). Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

18.	AGENTS

The Issuer reserves the right, in accordance with the Agency Agreement, at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents. The Issuer will at all times maintain (a) a Principal Paying Agent and (b) a Paying Agent in Singapore upon the issue of any Bonds in definitive form so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so requires, and which shall be referred to in these Conditions as the “Singapore Agent”.

Notice of any such termination or appointment, of any changes in the specified offices of any Agent, and of any change in the identity of the Agent will be given promptly by or on behalf of the Issuer to the SGX-ST and the Bondholders and in any event not less than 45 calendar days’ notice will be given. To the extent required, the Issuer will maintain a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

19.	TRUSTEE

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor and any entity related to the Guarantor without accounting for any profit.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 AND TRUSTEE ACTS

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

21.	CURRENCY INDEMNITY

U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by the Issuer in respect of the Bonds and the Guarantor in respect of the Guarantee, including damages.

Any amount received or recovered in a currency other than the Contractual Currency (whether as a result of or an amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or the Guarantor or otherwise), by the Trustee or any Bondholder in respect of any sum expressed to be due to it from the Issuer or the Guarantor shall only discharge the Issuer and the Guarantor to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient in respect of the Bonds, the Trust Deed or the Agency Agreement, the Issuer or the Guarantor, as the case may be, shall indemnify it against any loss sustained by it as a result. In any event, the Issuer or the Guarantor, as the case may be, shall indemnify the recipient against the cost of making any such purchase.

These indemnities constitute separate and independent obligations from the Issuer’s and the Guarantor’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Trustee and/or any Bondholder and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Bond, the Trust Deed or the Agency Agreement or any other judgment or order.

22.	WAIVER OF IMMUNITY

To the extent that the Issuer or the Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid or execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or the Guarantor or its assets or revenues, the Issuer and the Guarantor in the Trust Deed have agreed not to claim and have irrevocably waived such immunity to the full extent permitted by the laws of such jurisdiction.

23.	GOVERNING LAW
(a)	The Trust Deed and the Bonds are governed by and shall be construed in accordance with English law.

(b)	The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Bonds or the Guarantee and accordingly any legal action or proceedings arising out of or in connection with the Bonds or the Guarantee (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor has in the Trust Deed irrevocably submitted to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(c)	Each of the Issuer and the Guarantor has irrevocably appointed in the Trust Deed Law Debenture Corporate Services Limited as its irrevocably appointed agent in England to receive service of process in any Proceedings in England based on any of the Bonds, the Trust Deed or the Guarantee.

DESCRIPTION OF THE BONDS WHILE IN GLOBAL FORM
     See “— Covenants and Definitions” in “Terms and Conditions of the Bonds” for the definitions of certain capitalised terms used in this section.
Book-entry; Delivery and Form
     The Bonds will be offered and sold pursuant to Regulation S under the Securities Act. The Bonds will be represented by a Global Certificate, which will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of a nominee of such common depositary. Beneficial interests in the Global Certificate may at all times be held only through Euroclear or Clearstream, Luxembourg, as the case may be. The Global Certificate (and any Definitive Certificates (as defined below) issued in exchange therefor) will be subject to certain restrictions on transfer, as set out under “Transfer Restrictions.” In the circumstances described below, interests in the Global Certificate will be exchangeable for definitive notes in certificated form (each a “Definitive Certificate”).
     The Global Certificate will have an ISIN number and a common code.
     The Bonds are not issuable in bearer form.
Global Certificates
     Upon the issuance of the Global Certificate, Euroclear or Clearstream, Luxembourg, as the case may be, will credit, on their internal system, the respective principal amounts of the individual beneficial interests represented by such Global Certificate to the respective accounts of persons who have accounts with them. Such accounts will be designated by the Dealer Manager. Ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of such ownership interests will be effected only through records maintained by Euroclear and Clearstream, Luxembourg (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).
     Investors may hold their interest in the Global Certificate directly through Euroclear or Clearstream, Luxembourg, as the case may be, if they are participants in such systems, or indirectly through organisations that are participants in such systems. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Certificate.
     Payments of principal of, and interest on, Bonds represented by the Global Certificate will be made to Euroclear or Clearstream, Luxembourg or the nominee for their common depositary, as the case may be, as the registered owner of such Global Certificate. None of the Issuer, the Trustee, the Registrar, the Paying Agents, the Transfer Agent or any other agent of any of them will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     The Issuer expects that Euroclear, Clearstream, Luxembourg or the nominee of their common depositary, upon receipt of any payment of principal or interest in respect of the Global Certificate, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Certificate as shown on the records of Euroclear, Clearstream, Luxembourg or such nominees, as the case may be. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.
     Euroclear and Clearstream, Luxembourg will take any action permitted to be taken by a Bondholder only at the direction of one or more participants to whose accounts the Euroclear or Clearstream Luxembourg, as the case may be, interests in the Global Certificate are credited and only in respect of such portion of the aggregate principal amount of Bonds as to which such participant or participants has or have given such direction.
     Although the Issuer and the Guarantor understand that Euroclear and Clearstream, Luxembourg will comply with the foregoing procedures in order to facilitate transfers in interests in the Global Certificate among participants of Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Guarantor, the Trustee, the Registrar, the Paying Agents, the Transfer Agent or any other agent of any of them will have any responsibility for the performance by

Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     In addition, the Global Certificate will contain the following provisions which modify the terms and conditions of the Bonds as they apply to the Bonds evidenced by a Global Certificate.
Meetings
     The registered holder of the Global Certificate shall be treated as two persons for the purposes of any quorum requirements of a meeting of Bondholders and, at any such meeting, as having one vote in respect of each US$1,000 principal amount of Bonds in respect of which the Global Certificate (as defined in the Trust Deed) is issued. The Trustee may allow any accountholder (or the representative of such person) of Euroclear or Clearstream, Luxembourg who is the owner of a beneficial interest in the Global Certificate to attend and speak (but not vote) at any meeting of Bondholders upon certification of entitlement and proof of identity satisfactory to the Trustee.
Trustee’s powers
     In considering the interests of Bondholders, the Trustee may, to the extent it considers it appropriate to do so in the circumstances, (a) have regard to such information as may have been made available to it by or on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, or its operator as to the identity of its accountholders (either individually or by way of category) with entitlements in respect of the Bonds and (b) consider such interests as if such accountholders were the Bondholders in respect of which the Global Certificate is issued.
Transfers
     Transfers of interests in the Bonds with respect to which the Global Certificate is issued shall be made in accordance with the Agency Agreement.
Purchase and cancellation
     Cancellation of any Bond(s) represented by the Global Certificate which are required by the Conditions to be cancelled following its/their redemption or purchase will be effected by reduction in the principal amount of the Bonds represented by the Global Certificate by the Registrar or the Principal Paying Agent. The Bonds may only be purchased by the Issuer or the Guarantor if they are purchased together with the right to receive all future payments of interest thereon.
Payments
     Payments of principal, premium (if any) and interest in respect of the Bonds in respect of which the Global Certificate is issued will be made without presentation or, if no further payment falls to be made in respect of the Bonds, against presentation and surrender of the Global Certificate to or to the order of the Principal Paying Agent at its specified office or such other Agent as shall have been notified to the Bondholders for such purpose.
Enforcement
     For the purposes of enforcement of the provisions of the Trust Deed, the persons named in a certificate of the holder of the Bonds in respect of which the Global Certificate is issued shall be recognised as the beneficiaries of the trusts set out in the Trust Deed to the extent of the principal amount of their interest in the Bonds set out in the Global Certificate of the holder as if they were themselves the Bondholders in such principal amounts.
Notices
     So long as the Bonds evidenced by the Global Certificate are held on behalf of Euroclear, Clearstream, Luxembourg or any other clearing system as shall be nominated by the Issuer or the Guarantor (the “Alternative Clearing System”), notices required to be given to Bondholders may be given by their being delivered to Euroclear, Clearstream, Luxembourg or, as the case may be, the Alternative Clearing System for communication by it to entitled accountholders in substitution for publication as required by the Conditions.

Definitive Certificates
     If Euroclear or Clearstream, Luxembourg or any Alternative Clearing System is closed for business for a continuous period of 14 calendar days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or if a default described in Condition 10 (Events of Default) has occurred and is continuing, the Issuer will, upon request, issue Definitive Certificates in exchange for the Global Certificate.
     So long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, the Issuer shall appoint and maintain a Paying Agent in Singapore, where the Bonds may be presented or surrendered for payment or redemption, in the event that the Global Certificate is exchanged for Definitive Certificates in the circumstances set out above. In addition, in the event that the Global Certificate is exchanged for Definitive Certificates in the circumstances set out above, announcement of such exchange shall be made through the SGX-ST and such announcement will include all material information with respect to the delivery of the Definitive Certificates, including details of the Paying Agent in Singapore.
     Payments of principal on Definitive Certificates shall be made only against and (provided that payment is made in full) surrender of Definitive Certificates at the specified office of any Paying Agent.

OFFER AND DISTRIBUTION RESTRICTIONS
     This Offering Circular does not constitute an offer or an invitation to participate in the offering in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this Offering Circular in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular comes are required by each of the Issuer, the Guarantor, the Dealer Manager or the Trustee to inform themselves about, and to observe, any such restrictions.
     No action has been or will be taken in any jurisdiction by any of the Issuer, the Guarantor or the Dealer Manager that would constitute a public offering of the Bonds.
United States
     The Issuer is offering the Bonds pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 and, accordingly, the offer of the Bonds has not been registered with the SEC.
     The Bonds are subject to restrictions on transfer and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to a registration statement or an exemption therefrom. See “Transfer Restrictions.”
Europe
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Issuer, the Guarantor and the Dealer Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Bonds which are the subject of the offering contemplated by the Offering Circular to the public in that Relevant Member State other than:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Manager; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Bonds shall require the Issuer, the Guarantor or the Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
     For the purposes of this provision, the expression an offer of Bonds to the public in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Italy
     The offering is not being made in the Republic of Italy. The offering and this Offering Circular have not been submitted to the clearance procedure of the Commissione Nazionale per le Societá e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, holders of the Existing Bonds are hereby notified that, to the extent such holders are persons resident and/or located in the Republic of Italy, no offering is available to them and they may not offer to exchange Existing Bonds pursuant to the offering and, as such, any electronic instruction notice received from such persons shall be ineffective and void, and neither this Offering Circular nor any other offering material relating to the offering, the Existing Bonds or the Bonds may be distributed or made available in the Republic of Italy.

Spain
     The offering is not being made, directly or indirectly, to any resident of Spain other than qualified investors (Inversores Cualificados) as defined in article 39 of the Spanish Royal Decree 1310/2005 of 4 November 2005. This Offering Circular has not been registered with the Comisión Nacional del Mercado de Valores. Accordingly, this Offering Circular and any other offering material relating to the offering, the Existing Bonds or the Bonds may only be distributed or made available in Spain pursuant to and in compliance with Law 24/1988, as amended.
United Kingdom
     Each of the Issuer, the Guarantor and the Dealer Manager has represented and agreed that:
(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Bonds other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Bonds would otherwise constitute a contravention of Section 19 of the Financial Services and Market Act 2000 (the “FSMA”) by the Issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.
Switzerland
     This Offering Circular does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The Bonds will not be publicly offered in Switzerland. The Bonds will be offered in Switzerland and this Offering Circular and any other offering circular relating to the Ne Bonds will be distributed or otherwise made available in Switzerland, on a private placement basis only. No application has been made, and no application will be made, for a listing of the Bonds on the SWX Swiss Exchange, and consequently, the information presented in this Offering Circular does not necessarily comply with the information standards set out in the relevant listing rules. The Bonds have not been registered, and are not going to be registered, with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the Bonds. Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in our common stock.
Germany
     The Bonds which are subject to this Offering Circular may only be acquired and distributed within Germany in accordance with the German Securities Offering Circular Act (Wertpapierprospektgesetz) as well as any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering, distribution and sale of securities. The offering is not intended to constitute a public offer, public advertisement or similar offer within the meaning of section 2 no. 4 of the German Securities Offering Circular Act. No offering circular within the meaning of the aforementioned act has been or will be prepared, published or otherwise provided. Neither this Offering Circular nor any other offering circular with respect to the Bonds has been submitted for approval or notified to the Federal Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin).

Belgium
     The offering has not been notified to the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financié re et des assurances) pursuant to Article 18 of the Belgian law of 22 April 2003 on the public offering of securities (the “Law on Public Offerings”) nor has this Offering Circular been, not will it be, approved by the Belgian Banking, Finance and Insurance Commission pursuant to Article 14 of the Law on Public Offerings. Accordingly, the offering may not be advertised and neither this Offering Circular nor any other information circular, brochure or similar document may be distributed, directly or indirectly, to any person in Belgium other than institutional investors referred to in Article 3, 28 of the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions, acting for their own account.
France
     This offering is not being made, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) as defined in and in accordance with Articles L. 411-2 and D. 411-1 of the French Code Monétaire et Financier are eligible to accept this offering. The Offering Circular and any other offering material relating to this offering has not been and shall not be distributed to the public in France. This Offering Circular has not been submitted to the clearance of the Autorité des marches financiers.
Canada, Australia and Japan
     In addition, the offering is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan. Accordingly, neither this Offering Circular nor any material relating to the offering may be distributed to Canada, Australia or Japan.
Singapore
     This Offering Circular has not and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this Offering Circular and any other document or material in connection with the offer or sale or invitation for subscription or purchase of the Bonds may not be circulated or distributed, nor may the Bonds be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or any person under Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
     Where the Bonds are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:
(a)	a corporation (which is not an accredited investor as defined in Section 4A of the Securities and Futures Act) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor under the Securities and Futures Act; or

(b)	a trust (where the trustee is not an accredited investor under the Securities and Futures Act) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures or units of shares or debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has so acquired the Bonds unless:
(i)	the transfer is to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person or any person under Section 275(1) and Section 275(1A) of the Securities and Futures Act respectively, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act;

(ii)	where no consideration is given for the transfer; or

(iii)	by operation of law.

Hong Kong
     The Bonds may not be offered or sold in Hong Kong, by means of any document, other than to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that ordinance or which do not constitute an exemption under the SFO or any rules made under the SFO. No person may have in its possession for the purposes of issue, or issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the Bonds which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Bonds which are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Republic of Indonesia
     The Bonds may not be offered or sold, directly or indirectly, in Indonesia or to any Indonesian citizen or corporation (wherever located) or any Indonesian resident in a manner which constitute a public offering under Indonesian laws and regulations.
General
     The offering does not constitute an offer to buy or the solicitation of an offer to sell the Bonds in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the offering to be made by a licensed broker or dealer, the offering shall be deemed to be made on behalf of the Issuer by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

TRANSFER RESTRICTIONS
     The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold within the United States (as defined in Regulation S under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, unless an appropriate exemption from relevant securities law requirements is available, the Bonds may not be offered or sold, directly or indirectly, in or into the United States.
     Each purchaser of the Bonds resident in the United States will be deemed to:
(1)	acknowledge that the Bonds have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except as set forth below;

(2)	(a) acknowledge that the Bonds that it is purchasing will be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act to the same extent and in the same proportion as the Bonds held by the seller of such Bonds, and that it is aware of the extent to which such Bonds are “restricted securities” and (b) to the extent that such Bonds are “restricted securities,” agree not to sell or trade such Bonds except pursuant to a transaction under Rule 144 of the Securities Act, an offshore transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act;

(3)	agree that it will inform each person to whom it transfers Bonds of any restrictions on transfer of such Bonds; and

(4)	acknowledge that each of the Issuer, the Guarantor and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agree that if any of the acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Issuer and Guarantor. If it is acquiring the Bonds as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.
     In addition, each purchaser of the Bonds who is not a U.S. person as defined in Regulation S under the Securities Act, and each subsequent purchaser of Bonds in resales prior to the expiration of a period ending 40 days after the later of the commencement of the offering and the Issue Date (the “Distribution Compliance Period”), by accepting delivery of this Offering Circular and the Bonds, will be deemed to have represented, agreed and acknowledged that:
(1)	the Bonds have not been and are not expected to be registered under the Securities Act or with any securities regulatory authority of any state of the United States and are subject to significant restrictions on transfer;

(2)	each owner purchasing during the Distribution Compliance Period is not a U.S. person as defined in Regulation S under the Securities Act and is purchasing the Bonds in an offshore transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

(3)	during the Distribution Compliance Period, such owner will not offer, sell, pledge or otherwise transfer any interest in the Bonds except to a non-U.S. person in an offshore transaction meeting the requirements of Regulation S under the Securities Act; and

(4)	the Bonds will bear a legend to the foregoing effect, unless the Issuer determines otherwise in compliance with applicable law.

GLOBAL CLEARANCE AND SETTLEMENT
     See “— Covenants and Definitions” in “Terms and Conditions of the Bonds” for the definitions of certain capitalised terms used in this section.
     Investors in the Bonds may hold Bonds through Euroclear or Clearstream, Luxembourg. Initial settlement and all secondary trades will settle as described below. Although the Issuer understands that Euroclear and Clearstream, Luxembourg will comply with the procedures provided below in order to facilitate transfers of Bonds among participants of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be modified or discontinued at any time. None of the Issuer, the Guarantor, the Trustee, the Registrar, the Transfer Agent, the Paying Agents or any other agent of any of them will have any responsibility for the performance by Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations. With respect to clearance and settlement through Euroclear and Clearstream, Luxembourg, the Issuer understands as follows:
The Clearing Systems
Euroclear and Clearstream, Luxembourg
     Euroclear and Clearstream, Luxembourg hold securities for participating organisations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets.
     Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organisations. Indirect access to Euroclear or Clearstream Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.
Initial settlement
     The Bonds will be issued initially in the form of a Global Certificate in book-entry form and will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Investors’ interests in Bonds held in book-entry form by Euroclear or Clearstream, Luxembourg, as the case may be, will be represented through financial institutions acting on their behalf as direct and indirect participants in Euroclear or Clearstream, Luxembourg, as the case may be. In addition, Euroclear and Clearstream, Luxembourg may hold positions in the Bonds on behalf of their participants through their respective depositaries.
     Investors electing to hold their Bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional bonds. Bonds will be credited to the accounts of depositaries and will be processed by Euroclear or Clearstream, Luxembourg in accordance with usual new issue procedures.
     Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
Trading between Euroclear and/or Clearstream, Luxembourg participants
     Secondary market trading between Euroclear participants and/or Clearstream, Luxembourg participants will be settled using the procedures applicable to conventional bonds in same-day funds.

TAXATION
DUTCH TAXATION
     The following is a general summary and the tax consequences as described here may not apply to a Bondholder. Any potential investor should consult his tax adviser for more information about the tax consequences of acquiring, owning and disposing of Bonds in his particular circumstances.
     This taxation summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of Bonds. It does not consider every aspect of taxation that may be relevant to a particular Bondholder under special circumstances or who is subject to special treatment under applicable law. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.
     This summary is based on the tax law of The Netherlands (unpublished case law not included) as it stands at the date of this Offering Circular. The law upon which this summary is based is subject to change, perhaps with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change. This summary assumes that each transaction with respect to Bonds is at arm’s length.
Withholding Tax
     All payments under the Bonds may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority of or in The Netherlands.
Taxes on Income and Capital Gains
     The summary set out in this section “Taxes on Income and Capital Gains” applies only to a Bondholder who is neither resident nor deemed to be resident in The Netherlands for the purposes of Dutch income tax or corporation tax, as the case may be, and who, in the case of an individual, has not elected to be treated as a resident of The Netherlands for Dutch income tax purposes (a “Non-Resident Bondholder”).
Individuals
     A Non-Resident Bondholder who is an individual will not be subject to any Dutch taxes on income or capital gains in respect of any benefits derived or deemed to be derived from Bonds, including any payment under Bonds and any gain realised on the disposal of Bonds, except if:
1.	he derives profits from an enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, such enterprise either being managed in The Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in The Netherlands, and his Bonds are attributable to such enterprise; or

2.	he derives benefits or is deemed to derive benefits from Bonds that are taxable as benefits from miscellaneous activities in The Netherlands (resultaat uit overige werkzaamheden in Nederland).
     If a Bondholder is an individual who does not come under exception 1. above, and if he derives or is deemed to derive benefits from Bonds, including any payment thereunder and any gain realised on the disposal thereof, such benefits are taxable as benefits from miscellaneous activities in The Netherlands if he, or an individual who is a connected person in relation to him as meant by article 3.91, paragraph 2, letter b, or c, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), has a substantial interest (aanmerkelijk belang) in the Issuer.
     A person has a substantial interest in the Issuer if such person — either alone or, in the case of an individual, together with his partner (partner), if any — owns, directly or indirectly, either a number of shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or rights to acquire, directly or indirectly, shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or profit participating certificates (winstbewijzen) relating to five per cent. or more of the annual profit of the Issuer or to 5% or more of the liquidation proceeds of the Issuer.

     A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and such person’s entitlement to such benefits is considered a share or a profit participating certificate, as the case may be.
     Furthermore, a Bondholder who is an individual and who does not come under exception 1. above may, inter alia, derive, or be deemed to derive, benefits from Bonds that are taxable as benefits from miscellaneous activities in the following circumstances, if such activities are performed or deemed to be performed in The Netherlands:
a.	if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge (voorkennis) or comparable forms of special knowledge;

b.	if he makes Bonds available or is deemed to make Bonds available, legally or in fact, directly or indirectly, to certain parties as meant by articles 3.91 and 3.92 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) under circumstances described there; or

c.	if he holds Bonds, whether directly or indirectly, and any benefits to be derived from such Bonds are intended, in whole or in part, as remuneration for activities performed or deemed to be performed in the Netherlands by him or by a person who is a connected person in relation to him as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).
Attribution Rule
     Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age, are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.
Entities
     A Non-Resident Bondholder other than an individual will not be subject to any Dutch taxes on income or capital gains in respect of benefits derived or deemed to be derived from Bonds, including any payment under Bonds and any gain realised on the disposal of Bonds, except if:
(a)	such Non-Resident Bondholder derives profits from an enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, such enterprise either being managed in The Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in The Netherlands, and its Bonds are attributable to such enterprise; or

(b)	such Non-Resident Bondholder has a substantial interest in the Issuer.
     A person other than an individual has a substantial interest in the Issuer, (x) if it has a substantial interest in the Issuer (as described above under Individuals) or (y) if it has a deemed substantial interest in the Issuer. A deemed substantial interest may be present if its shares, profit participating certificates or rights to acquire shares or profit participating certificates in the Issuer have been acquired by such person or are deemed to have been acquired by such person on a non-recognition basis.
General
     Subject to the above, a Non-Resident Bondholder will not be subject to income taxation in The Netherlands by reason only of the execution (ondertekening), delivery (overhandiging) and/or enforcement of the documents relating to the issue of Bonds or the performance by the Issuer of its obligations under such documents or under the Bonds.
Gift and Inheritance Taxes
     A person who acquires Bonds as a gift, in form or in substance, or who acquires or is deemed to acquire Bonds on the death of an individual, will not be subject to Dutch gift tax or to Dutch inheritance tax, as the case may be, unless:
(i)	the donor is, or the deceased was resident or deemed to be resident in The Netherlands for purposes of gift or inheritance tax, as the case may be; or

(ii)	the Bonds are or were attributable to an enterprise or part of an enterprise that the donor or the deceased carried on through a permanent establishment or a permanent representative in The Netherlands at the time of the gift or of the death of the deceased; or

(iii)	the donor made a gift of Bonds, then became a resident or deemed resident of The Netherlands, and died as a resident or deemed resident of The Netherlands within 180 days of the date of the gift.
Other Taxes and Duties
     No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in respect of or in connection with (i) the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of The Netherlands) of the documents relating to the issue of Bonds, (ii) the performance by the Issuer of its obligations under such documents or under the Bonds, or (iii) the transfer of Bonds.
INDONESIAN TAXATION
     The following is a summary with respect to taxes imposed by the Government. The summary does not address any laws other than the tax laws of Indonesia in force and as they are applied in practice as of the date of this Offering Circular.
General
     Resident taxpayers, individual or corporate, are subject to income tax in Indonesia. Subject to the provisions of any applicable agreement for the avoidance of double taxation (a “tax treaty”), non-resident taxpayers, namely individuals or corporations not domiciled or established in Indonesia which derive income sourced in Indonesia from, among other things, the sale of assets situated in Indonesia, services performed in or outside Indonesia or interest, royalties or dividends from Indonesia, are subject to a withholding tax on that income at the rate of 20%, so long as the income is not effectively connected with a permanent establishment of such individuals or corporations in Indonesia. If the income is effectively connected with a permanent establishment in Indonesia, the income is subject to income tax up to a maximum rate of 30.0% for individuals and a flat rate of 28.0% for corporations. Starting from fiscal year 2010, the income tax rate for corporations shall become a flat rate of 25.0%. A public company could have a reduction in tax rate amounting to 5.0% starting on January 1, 2008, if certain conditions are fulfilled. A resident corporate taxpayer with a revenue of up to Rp.50 billion shall enjoy a tariff reduction of 50.0% on the tariff that is imposed on the taxable income of part of the revenue up to Rp.4.8 billion. With regard to asset sales, withholding tax is imposed on the estimated net income. There are implementing regulations to impose tax on sales of unlisted shares of Indonesian corporations but not on sales of bonds. Gains on the sale of bonds traded on, or whose transactions are reported to, an Indonesian stock exchange are taxed as interest but gains on other bonds, including the Bonds, are not subject to this treatment.
Withholding Tax
     Payments by the Issuer under the Bonds will not be subject to withholding tax in Indonesia. Income derived from the Bonds by a Bondholder who is not domiciled or established in Indonesia will not be subject to Indonesian income taxes so long as the Bonds are not held in connection with the Bondholder’s conduct of business through a permanent establishment in Indonesia. Payment of interest on the Bonds by the Guarantor under the Guarantee would be subject to a withholding tax of 20.0% on the gross amount if paid to non-residents of Indonesia and a withholding tax of 15.0% if paid to Indonesian residents (other than an Indonesian Bank). In the case of non-residents, the withholding tax is a final tax and the effective rate of tax may be reduced by virtue of a double taxation treaty. In order to claim the benefits under any double taxation treaty, Bondholders must provide an original certificate of domicile issued by the competent authority of the state of the Bondholder. A Bondholder that fails to provide such certificate may be entitled subsequently to claim a refund of the difference between the withholding tax of 20.0% and the withholding tax that would have been payable under the applicable double taxation treaty.
     Payments of interest made by the Guarantor to the Issuer is subject to Article 26 Withholding Income Tax in Indonesia at the rate of 20.0%. However, according to the tax treaty between Indonesia and The Netherlands, payments (or accruals) of interest from the Guarantor to the Issuer could qualify for a reduced tax rate of 0% provided that the interest is paid on loans with a term of more than two years and the recipient is the beneficial owner of the interest. Moreover, the tax rate can be reduced with the presence of a certificate of domicile which states that the taxpayer is a resident of particular country. The mode of application of the 0% rate is subject to settlement of the mode of application between the competent tax authorities of The Netherlands and Indonesia. Since the mode of application has not been settled, the Indonesian Directorate General of Taxes through its Circular Letter No. SE-17/PJ./2005 dated June 1, 2005, has taken the position that the applicable tax rate is 10.0%.
Taxes from Capital Gains
     Non-resident individuals and companies without a permanent establishment in Indonesia deriving capital gains from the disposal of the Bonds are not subject to Indonesian income tax. However, if the gain is derived by an Indonesian tax resident, whether an individual or a company, such gain is taxable in Indonesia.
Other Indonesian Taxes
     There are no Indonesian estate, inheritance, succession, or gift taxes generally applicable to the acquisition, ownership or disposition of the Bonds. There are no Indonesian stamp, issue, registration or similar taxes or duties payable by the Bondholders as a result of their holding of the Bonds.
     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE BONDS. BONDHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

SUMMARY OF CERTAIN PRINCIPAL DIFFERENCES BETWEEN
INDONESIAN GAAP AND U.S. GAAP
     The consolidated financial statements of the Company included in the Offering Circular are prepared and presented in accordance with Indonesian GAAP, which differ in certain material respects from U.S. GAAP.
     A brief description of certain significant differences between Indonesian GAAP applicable to the Company and U.S. GAAP are summarised below. This summary should not be taken as an exhaustive list of all the differences between the Indonesian GAAP and U.S. GAAP. In making an investment decision, investors must rely upon their own examination of the Company, the terms of the offering and the Company’s financial information. Potential investors should consult their own professional advisors for an understanding of the differences between Indonesian GAAP and U.S. GAAP, and how these differences might affect the financial information contained herein. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or notes thereto nor quantify the effects of those differences, nor has any complete reconciliations of Indonesian GAAP and U.S. GAAP been undertaken by management. Had any such quantification or reconciliation been undertaken by management of the Company, other potential accounting and disclosure differences may have come to their attention which are not identified below. Further, no attempt has been made to identify future differences between Indonesian GAAP and U.S. GAAP as a result of proposed changes in accounting standards. Regulatory bodies that promulgate Indonesian GAAP and U.S. GAAP may have projects ongoing that could affect future comparisons such as this one. No attempt has been made to identify all future differences between Indonesian GAAP and U.S. GAAP that may affect the Company’s financial information as a result of transactions or events that may occur in the future.
     Potential investors should consult their own professional advisors for an understanding of the principal differences between Indonesian GAAP and U.S. GAAP and how these differences might affect the consolidated financial statements of the Company included elsewhere in this Offering Circular.
Inventory
     Under Indonesian GAAP, inventories are measured at the lower of cost or net realizable value. Net realisable value is defined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. A new assessment is made of net realisable value in each subsequent period. When the circumstances which previously caused inventories to be written down below cost no longer exist, the amount of the write-down is reversed so that the new carrying amount of the inventory is the lower of the cost or the revised net realisable value.
     Under U.S. GAAP, inventories are measured at the lower of cost or market. Market is defined as replacement cost, which cannot exceed net realisable value or fall below net realisable value reduced by a normal profit margin. Once adjusted, the reduced amount is considered the cost basis for subsequent accounting and the reversal of inventory write-downs is prohibited.
Impairment of Long-Lived Assets
     Under Indonesian GAAP, an enterprise should assess at each balance sheet date whether there is any indication that an asset may be impaired. If any such indication exits, the enterprise should estimate the recoverable amount of the asset. Impairment loss is recognised when the asset’s carrying amount exceeds the recoverable amount, which is the higher of net selling price or value in use. In addition, an enterprise should assess at each balance sheet date whether there is any indication that an impairment loss recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the enterprise should estimate the recoverable amount of the asset. The increased carrying amount of an asset due to a reversal of an impairment loss should not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognised for the asset in prior years.
     Under U.S. GAAP, long-lived assets held and used by an entity are required to be tested for impairment whenever events or changes in circumstances indicate the carrying amount of the relevant asset may not be recoverable. An impairment loss shall be recognised only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows, excluding interest charges, expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.

     Under U.S. GAAP, an impairment loss creates a new cost basis and subsequent recoveries of the fair value is prohibited.
Capitalisation of Interest Costs
     Indonesian GAAP requires the capitalisation of borrowing costs on qualifying assets. One of the criteria for capitalising interest cost into a qualifying asset is that the interests should be attributable to the qualifying asset (an asset that necessarily takes a substantial period of time to get ready for its intended use or sale, i.e., minimum 12 months). If the borrowing is specifically used for the purpose of acquiring a qualifying asset, the total borrowing costs eligible for capitalisation are all borrowing costs incurred on that borrowing during the period less any interest income earned from temporary investment on the unused borrowings.
     If the funds are borrowed generally but are also used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation should be determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate should be based on the weighted average of the borrowing costs divided by the total borrowings for the period (not including borrowings made specifically for the purpose of obtaining a qualifying asset). The amount of borrowing costs capitalised during a period should not exceed the amount of borrowing costs incurred during that period.
     U.S. GAAP requires the capitalisation of borrowing costs on qualifying assets. To qualify, assets must require a period of time to get them ready for their intended use. Examples are assets that an enterprise constructs for its own use (such as facilities) and assets intended for sale or lease that are constructed as discrete projects (such as ships or real estate projects). Interest capitalisation is required for those assets if its effect, compared with the effect of expensing interest, is material. However, interest cannot be capitalised for inventories that are routinely manufactured or otherwise produced in large quantities on a repetitive basis.
     The interest cost eligible for capitalisation is the interest cost recognised on borrowings and other obligations. The amount capitalised is to be an allocation of the interest cost incurred during the period required to complete the asset. The interest rate for capitalisation purposes is to be based on the rates of the enterprise’s outstanding borrowings. If the enterprise associates a specific new borrowing with the asset, it may apply the rate on that borrowing to the appropriate portion of the expenditures for the asset. A weighted average of the rates on other borrowings is to be applied to expenditures not covered by specific new borrowings. The total amount of interest cost capitalised in an accounting period shall not exceed the total amount of interest cost incurred by the enterprise in that period. Judgment is required in identifying the borrowings on which the average rate is based.
Land Use Rights
     In Indonesia, except for ownership rights (“Hak Milik”) granted to individuals, the title of the land rests with the Government. Land-use is accomplished through land rights whereby the holder of the right enjoys the full use of the land for a stated period of time, subject to extensions.
     Land rights are generally freely tradable and may be pledged as security under borrowing agreements. Under Indonesian GAAP, the costs of acquired land rights are capitalised as land, which is not depreciated unless (a) the condition of the land is no longer unsuitable for the main operation of the enterprise; (b) the nature of the enterprise’s main operation will result in the abandonment of land and buildings subsequent to completion of the project; for example land and buildings in a remote or isolated area. In this case land should be depreciated in accordance with the estimated length of the enterprise’s main operation or project; or (c) management’s prediction or certainty that an extension or renewal of the land rights will not be obtained.
     Expenses associated with the legal administration of land rights are recorded as Deferred Expenses, to be amortised over the period the holder is expected to retain the land rights.
     Under U.S. GAAP, land-use rights are considered leases and such rights are amortised over the period the holder is expected to retain the land rights.
Employee Benefits
     Under Indonesian GAAP, the use of projected unit credit method is required to measure obligations and costs for defined benefit plans. The revised standard also provides, among other things, the guidance for the recognition of past service cost in which past service cost is recognised as an expense on a straight-line basis over the period until the benefits become vested. To the extent that the benefits are already vested immediately following the introduction of, or changes to, a defined benefit plan, an enterprise should recognise past service cost immediately.
     Under U.S. GAAP, there are various standards for accounting for employee benefit plans depending on the nature of the plan and the types of benefits provided, i.e. defined benefit or defined contribution retirement plan (e.g., pension plans), post-retirement plans (e.g., post-retirement health care, life insurance, and other welfare benefits, such as tuition assistance, day care, legal services, and housing subsidies provided after retirement) or post-employment benefit plans (e.g., benefits to former or inactive employees after employment but before retirement such as, salary continuation benefits, supplemental unemployment benefits, severance benefits, and disability-related benefits). The accounting for such plans may result in differences between U.S. GAAP and Indonesian GAAP, particularly with respect to the recognition of past service cost and minimum liability for a defined benefit plan.
Deferred Taxes
     Under Indonesian GAAP, deferred tax assets are only recognised if it is probable that future taxable profits will be available against which the deferred tax assets can be utilised and is calculated at the tax rates that have been enacted or substantively enacted by the balance sheet date. The carrying amount is reviewed periodically and reduced if appropriate. An enterprise also re-assesses unrecognised deferred tax asset at each balance sheet date and recognises a previously unrecognised deferred tax asset if the condition for recognition is met. When an enterprise makes a distinction between current and noncurrent assets and liabilities in its financial statements, it should not classify deferred tax assets (liabilities) as current assets (liabilities).
     Under U.S. GAAP, deferred tax assets and liabilities are recognised to the extent that available evidence supports their realisation and are measured using enacted tax rates for the period in which the asset or liability is expected to reverse. The future reversal of taxable temporary differences, taxable income in prior carry back periods (as permitted by tax law), tax planning strategies, and future taxable income exclusive of reversing temporary differences and carry forwards must be evaluated in determining whether or not a valuation allowance is necessary. A valuation allowance is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realised. In a classified statement of financial position, an enterprise shall separate deferred tax liabilities and assets between current and noncurrent consistent with the classification of the underlying asset or liability generating the temporary difference.
Embedded Derivatives
     Under Indonesian GAAP, contracts denominated in a currency other than the functional currency of either of the contracting parties do not contain embedded foreign currency derivatives if such contracts are denominated in currency that is commonly used in local business transactions.
     Under U.S. GAAP, an exemption not to bifurcate similar embedded derivatives under U.S. GAAP is very limited. Statement of Financial Accounting Standards (“SFAS”) No. 133 par. 15 states: “an embedded foreign currency derivative instrument shall not be separated from the host contract and considered a derivative instrument if the host contract is not a financial instrument and it requires payment(s) denominated in (a) the functional currency of any substantial party to that contract; or (b) the currency in which the price of the related good or service that is acquired or delivered is routinely denominated in international commerce (for example, the U.S. dollar for crude oil transactions).”
Cash Flows
     Under Indonesian GAAP, companies which present their cash flows using the direct method are not required to present a reconciliation of net income to net cash flow from operating activities. Furthermore, cash flows from interest received and paid are disclosed in a consistent manner from period to period as operating, investing or financing activities.
     Under US GAAP, companies which present their cash flows using the direct method are required to present, in a separate schedule, a reconciliation of the net income to cash flows from operating activities. Such reconciliation should show (a) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income, and all accruals of expected future operating cash receipts and payments, such as changes during the period in receivables and payables; and (b) the effects of all items which cash effects are investing or financing cash flows, such as depreciation, amortisation of goodwill, and gains or losses on sales of property and equipment and discontinued operations, and gains or losses on extinguishments of debt. Also, cash flows from interest received and paid are classified in the statement of cash flows as operating activities only.

Consolidation
     Under Indonesian GAAP, consolidated financial statements include all entities that are controlled by the parent, other than those subsidiaries which will not meet the prescribed criteria. Control is presumed to exist when the parent company owns, directly or indirectly through subsidiaries, more than 50% of the voting rights of an entity. Even when an entity owns 50% or less of the voting rights of an entity, control exists when one or certain prescribed condition is met.
     Indonesian GAAP requires a special purpose entity (“SPE”) to be consolidated when the substance of the relationship between an entity and the SPE indicates that the SPE is controlled by that entity. The substance of the relationship is identified based on an analysis of risks and rewards.
     Under U.S. GAAP, an entity should first consider the guidance under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised in December 2003), “Consolidation of Variable Interest Entities,” (“FIN 46(R)”). This requires an entity to be consolidated if the entity is a variable interest entity (“VIE”). VIEs are evaluated for consolidation based on all contractual, ownership or other interests that expose their holders to the risks and rewards of that entity, such interests being termed as “variable interests.” The holder of a variable interest that receives the majority of the potential variability in expected losses of expected residual returns of the VIE is the VIE’s primary beneficiary, and is required to consolidate the VIE in its financial statements.
     If it has been determined that an entity is outside the scope of FIN 46(R), then consideration should be given to Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and FASB 94, “Consolidation of all Majority-Owned Subsidiaries,” which generally requires consolidation when one of the companies in a group directly or indirectly has a controlling financial interest in the other companies. The usual condition for determining if a controlling financial interest exists is ownership of a majority of the voting interest; accordingly, as a general rule, ownership by one company, directly or indirectly, of over 50% of the outstanding voting shares of another company is a condition pointing towards consolidation. Consolidation of majority-owned subsidiaries is required in the preparation of consolidated financial statements, unless control is temporary and does not rest with the majority owner.
Business Combinations
     Under the purchase method of accounting, on acquisition all identifiable assets and liabilities of the acquiree are measured at fair value as at the date of the acquisition. Any excess of the cost of acquisition over the acquirer’s interest in the fair value of the identifiable assets and liabilities acquired is recognised as goodwill. When the cost of acquisition is less than the interest in the fair value of the identifiable assets and liabilities acquired as of the date of acquisition, the fair values of the acquired non-monetary assets are reduced proportionately until all the excess is eliminated. The excess remaining after reducing the fair value of non-monetary assets acquired is recognised as negative goodwill.
     Goodwill is amortised by recognising it as an expense over its useful life on a straight-line basis unless another amortisation method is considered more appropriate under the circumstances. The amortisation period should not exceed five years unless a longer period not exceeding 20 years can be justified. The unamortised goodwill is reviewed for impairment at each balance sheet date, whenever events or circumstances indicate that its value is impaired.
     Negative goodwill is treated as deferred revenue and recognised as income on a systematic basis over a period of not less than 20 years.
     Further, Indonesian GAAP requires transaction among entities under common control that meet certain conditions to be accounted for in the same manner as pooling of interests where net assets are transferred at book value. The difference between the transfer price and book value of the net assets, equity or other ownership instrument transferred is recorded as a “Difference arising from restructuring transactions among entities under common control” an account under stockholders’ equity. Also, SFAS No. 38 (Revised), “Accounting for Restructuring of Entities Under Common Control” provides for the realisation of the restructuring difference to gain or loss if the conditions therein are fulfilled.
     Under U.S. GAAP, the excess of the purchase consideration over the sum of the amounts assigned to assets acquired less liabilities assumed, is accounted for as goodwill. Goodwill arising on acquisition is recognised in the balance sheet as an asset and is not amortised. It is reviewed for impairment at least annually and between annual tests if events occur or circumstances change that would most likely than not reduce the fair value of a reporting unit below its carrying amount. If the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e. negative goodwill) should reduce proportionally the fair values assigned and allocated on a pro rata basis for all of the acquired assets, including purchased research and development assets required to be written off, with the exception of financial assets (other than equity method investments), assets to be disposed of by sale, deferred income tax assets, prepaid assets related to pension or other post retirement benefit plans, and any other current assets. Any remaining “negative goodwill” is recognised as extraordinary gain.
     Under U.S. GAAP, goodwill is reviewed for impairment at least annually (at the same time each year) at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment. A two-step goodwill impairment test is performed. First, the fair value of the reporting unit including goodwill is compared to its carrying amount. If the fair value of the reporting unit is less than the book value, goodwill will be considered to be impaired. Next, the goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined by a hypothetical purchase price allocation whereby the fair value determined in the first step is allocated to the various assets and liabilities included in the reporting unit in the same manner as goodwill is determined in a business combination.
     Under U.S. GAAP, restructuring transactions among entities under common control are accounted for using a method similar to pooling-of-interests method. Any excess of the outstanding shares of the combined entities at par or stated amounts over the total capital stock of the separate combining entities is deducted first from the combined other contributed capital and the remaining balance is deducted from the combined retained earnings.
Property, Plant and Equipment
     Under Indonesian GAAP, effective since January 1, 2008, an entity must make an accounting policy choice to measure a class of property, plant and equipment by using either the cost model or the revaluation model.
     Under U.S. GAAP, property, plant and equipment is measured at historical cost, and the revaluation model is not permitted.
     Under Indonesian GAAP, effective since January 1, 2008, residual values of property, plant and equipment need to be reviewed at least annually and if expectations of residual values differ from previous estimates, the change in residual value is accounted for prospectively as a change in estimate and may be adjusted upwards or downwards, as appropriate.
     Under U.S. GAAP, if expectations of the residual values differ from previous estimates, the change in residual values is accounted for prospectively as a change in estimates only if the residual values have decreased (which would result in an increase in depreciation expense in future periods because of a corresponding increase in the depreciable amount of the asset). An upward adjustment of the residual value is not permitted under U.S. GAAP.
     Under Indonesian GAAP, each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item shall be depreciated separately. (i.e., as if each component was a separate asset in its own right).
     Under U.S. GAAP, an item of property, plant and equipment composed of significant parts is generally depreciated over a weighted-average useful life for the item as a whole. A components approach for depreciation is permitted but not required.
Debt Issuance Costs
     Under Indonesian GAAP, debt issuance costs for listed companies are deducted directly from the proceeds of the related bond or debt instrument to determine the net proceeds. The difference between the net proceeds and the nominal value of the debt issued is amortised over the term of the debt or bond on a straight-line basis and are presented as a reduction of the bond or debt.
     Under U.S. GAAP debt issue costs can be reported in the balance sheet as deferred charges or a reduction of the debt balance and amortised over the term of the debt using the interest method.
Segment Information
     Under Indonesian GAAP, segment information is prepared and reported using the accounting policies adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segments, while secondary segment information is based on geographical segments. Under Indonesian GAAP, a business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.

     Under U.S. GAAP, and SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” a public business enterprise is required to present information based on operating segments. Several operating segments may, provided aggregation criteria are met, be aggregated to reportable segments for which the required information is disclosed. Disclosure is based on management’s approach for reporting segments information to the company’s chief operating decision-makers.
Disclosures
     Certain additional disclosures not required under Indonesian GAAP, are required to be disclosed under U.S. GAAP. Some of the areas where U.S. GAAP requires specific additional disclosures include, among other, concentrations of credit risk, related party transactions, significant customers and suppliers, fair values, pensions, and new accounting pronouncements.

LEGAL MATTERS
     Certain legal matters in connection with this offering of the Bonds will be passed upon for the Issuer and the Guarantor by Latham & Watkins LLP with respect to English law, by Tumbuan Pane Advocates and Counsellors-at-Law with respect to Indonesian law and by Loyens & Loeff N.V. with respect to Dutch law, and for the Dealer Manager by Milbank, Tweed, Hadley & McCloy LLP with respect to English law and by Ali Budiardjo, Nugroho, Reksodiputro with respect to Indonesian law.

INDEPENDENT ACCOUNTANTS
     The consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2006, 2007 and 2008 included in this Offering Circular have been audited by Osman Bing Satrio & Rekan, independent auditors, a member firm of Deloitte Touche Tohmatsu, as stated in their report appearing herein.
     With respect to the unaudited interim consolidated financial statements of the Company and its subsidiaries as of and for the periods ended March 31, 2008 and 2009 included in this Offering Circular, Osman Bing Satrio & Rekan, independent accountants, a member firm of Deloitte Touche Tohmatsu, have applied limited procedures in accordance with the standards established by the Indonesian Institute of Certified Public Accountants for a review of such consolidated financial statements. However, as stated in their report included herein, they did not audit and they do not express an opinion on those consolidated financial statements. Accordingly, the degree of reliance on their report on such consolidated financial statements should be restricted in light of the limited nature of the review procedures applied.

RATINGS
     The Bonds will not be rated at the time of their issuance. The Issuer and the Company intend to obtain issue specific credit ratings from both Moody’s and Standard & Poor’s on the Bonds following the successful completion of the transaction.
     In April 2009, each of Moody’s and Standard & Poor’s downgraded the Company’s long term credit ratings to reflect concerns surrounding the Company’s liquidity position and its ability to meet its payment obligations under the Existing Bonds. Moody’s downgraded the Company’s Long-Term Corporate Family Rating from “B2” to “Caa1”, while Standard & Poor’s downgraded the Company’s “Long-Term Foreign Issuer Credit Rating” from “B” to “CCC+”. On June 12, 2009, Standard & Poor’s notified the Company that it intended to effect a further downgrade of the Company’s “Long-Term Foreign Issuer Credit Rating” from “CCC+” to “CC.” Both rating agencies have assigned a negative outlook on their ratings to the Company.
     Any credit ratings that are accorded to the Bonds do not and will not constitute a recommendation to purchase, hold or sell the Bonds inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There can be no assurance that the ratings will remain in effect for any given period or that the ratings will not be revised by the rating agencies in the future if, in their judgment, circumstances so warrant. See “Risk Factors — Risks Relating to the Bonds, the Collateral and the Guarantee — There can be no assurance that the Issuer and the Company will be able to obtain a rating for the Bonds, and any such rating, if and when assigned, may be lowered or withdrawn entirely in the future.”

GENERAL INFORMATION
Consents
     The creation and issue of the Bonds has been authorised by resolutions of the Directors of the Issuer dated June 12, 2009. The giving of the Guarantee is expected to be authorised by resolutions of the Commissioners of the Guarantor and the resolutions of the shareholders to be passed at the general meeting scheduled for June 29, 2009.
Litigation
     Save as disclosed in this Offering Circular, there are no legal or arbitration proceedings against or affecting the Issuer, the Guarantor, any of its subsidiaries or any of their respective assets, nor is the Issuer or the Guarantor aware of any pending or threatened proceedings, which are or might be material in the context of the issue of the Bonds.
No Material Adverse Change
     Except as disclosed in this Offering Circular, there has been no adverse change or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Issuer or the Guarantor since December 31, 2008 that is material in the context of the issue of the Bonds.
Documents Available
     For so long as any of the Bonds are outstanding, copies of the following documents may be inspected during normal business hours at the specified office of each Paying Agent:
(1)	the Agency Agreement; and

(2)	the Trust Deed.
     For so long as any of the Bonds are outstanding, copies of the following documents (together with English translations thereof) may be obtained during normal business hours at the specified office of each Paying Agent (other than a Paying Agent in Singapore):
(1)	the audited financial statements of the Issuer for the last two financial years, if any;

(2)	the audited consolidated financial statements of the Guarantor for the last two financial years; and

(3)	the unaudited consolidated financial statements of the Guarantor for each quarter ended March 31, June 30 and September 30.
Clearing System and Settlement
     The Bonds are intended to be cleared through Clearstream, Luxembourg and Euroclear. The ISIN and common code for the Bonds will be available once the Bonds have been accepted for clearance through Clearstream, Luxembourg and Euroclear.
Governing Law
     The Conditions, the Guarantee, the Agency Agreement and the Trust Deed are governed by English law.
Listing
     Application has been made to the SGX-ST for the listing and quotation of the listing of the Bonds on the SGX-ST. The Bonds will be traded on the SGX-ST in a minimum board size lot of US$200,000 for so long as the Bonds are listed on the SGX-ST.

Osman Bing Satrio & Rekan
Registered Public Accountants
License No. KMK No. 758/KM. 1/2007
Wisma Antara 12th Floor
JI. Medan Merdeka Selatan No. 17
Jakarta 10110
Indonesia

Tel : +62 21 2312879, 2312955, 2312381
Fax : +62 21 3840387, 2313325
E-mail: iddtt@deloitte.com
www.deloitte.com
Independent Auditors’ Report
No. GAR109 0418 GT AI
The Stockholders, Boards of Commissioners and Directors
PT. Gajah Tunggal Tbk
We have audited the accompanying consolidated balance sheets of PT. Gajah Tunggal Tbk and its subsidiaries as of December 31, 2008, 2007 and 2006, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards established by the Indonesian Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PT. Gajah Tunggal Tbk and its subsidiaries as of December 31, 2008, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Indonesia.
Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the parent as an individual company, and is not a required part of the basic consolidated financial statements. Such supplementary information is the responsibility of the Company’s management. Such supplementary information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated, in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.
OSMAN BING SATRIO & REKAN

/s/ Alvin Ismanto Alvin Ismanto, SE
License No. 07.1.0997
March 27, 2009, except for Note 39 as to which the date is May 31, 2009.
The accompanying consolidated financial statements are not intended to present the consolidated financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than those in Indonesia. The standards, procedures and practices to audit such consolidated financial statements are those generally accepted and applied in Indonesia.
Osman Bing Satrio & Rekan
Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/id/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu and Its member firms.
Member of Deloitte Touche Tohmatsu

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008, 2007 AND 2006

	Notes	2008	2007	2006
		Rp’Million	Rp’Million	Rp’Million
ASSETS

CURRENT ASSETS
Cash and cash equivalents	3g,4	169,621	572,947	240,122
Temporary investments	3h,5	376,634	672,497	40,028
Trade accounts receivable	3i,6
Related parties	3e,33	35,379	42,657	59,451
Third parties — net of allowance for doubtful accounts of Rp 149,466 million in 2008, Rp 102,829 million in 2007 and 78,970 million in 2006		506,181	665,740	548,412
Other accounts receivable from third parties — net of allowance for doubtful accounts of Rp 14,462 million	3i	115,657	112,850	77,197
Inventories — net of allowance for decline in value of Rp 40,597 million in 2008	3j,7	1,399,407	936,260	1,059,611
Advances		242,438	296,133	214,638
Prepaid taxes	3r,8	191,543	51,949	93,957
Prepaid expenses	3k	7,851	8,423	6,944

Total Current Assets		3,044,711	3,359,456	2,340,360

NONCURRENT ASSETS
Accounts receivable from related parties	3e,9a,33	748,887	760,077	741,528
Deferred tax assets — net	3r,31	184,912	33,180	23,423
Investments in shares of stock	3h,10	296,371	396,017	366,494
Long-term investments	3h,11	334,792	85,921	82,860
Property, plant and equipment — net of accumulated depreciation of Rp 2,881,289 million in 2008, Rp 2,562,906 million in 2007 and Rp 2,267,988 million in 2006	3l,3m,12	3,618,630	3,269,739	3,185,429
Advances for purchase of property, plant and equipment	3e,13,33	485,256	550,303	535,931

Total Noncurrent Assets		5,668,848	5,095,237	4,935,665

TOTAL ASSETS		8,713,559	8,454,693	7,276,025

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008, 2007 AND 2006 (Continued)

	Notes	2008	2007	2006
		Rp’Million	Rp’Million	Rp’Million
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loan	14	33,693	—	7,956
Trade accounts payable	15
Related parties	3e,33	145,060	117,196	108,981
Third parties		1,134,833	430,158	526,957
Other accounts payable to third parties		65,512	60,020	58,714
Taxes payable	3r,16	21,961	44,897	75,991
Dividends payable		1,734	1,684	1,636
Accrued expenses	17	310,490	265,702	220,879
Sales advances	3e,18,33	346,238	116,685	12,824
Current maturities of long-term notes payable	19	11,700	523,690	233,260

Total Current Liabilities		2,071,221	1,560,032	1,247,198

NONCURRENT LIABILITIES
Accounts payable to related parties	3e,9b,33	1,575	1,256	1,010
Long-term notes payable — net of current maturities	19	—	10,064	511,143
Bonds payable — net	3n,20	4,580,897	3,928,952	2,886,405
Dealers’ guarantee	18	98,063	297,896	285,859
Post-employment benefits obligation	3f,3o,21	312,378	270,679	209,168

Total Noncurrent Liabilities		4,992,913	4,508,847	3,893,585

EQUITY
Capital stock — Rp 500 par value per share Authorized — 12,000,000,000 shares Subscribed and paid-up — 3,484,800,000 shares in 2008 and 2007 and 3,168,000,000 shares in 2006	22	1,742,400	1,742,400	1,584,000
Additional paid-in capital	23	51,500	51,500	51,500
Difference in value of restructuring transactions between entities under common control	3p,24	(494,895)	(494,895)	(494,895)
Difference due to change of equity in associate	3h,25	404,497	412,398	412,398
Unrealized gain (loss) on changes in fair value of securities — net	3h,5,10,11	(66,110)	20,166	2,995
Retained earnings
Appropriated	26	30,000	20,000	10,000
Unappropriated		(17,967)	634,245	569,244

Total Equity		1,649,425	2,385,814	2,135,242

TOTAL LIABILITIES AND EQUITY		8,713,559	8,454,693	7,276,025

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Notes	2008	2007	2006
		Rp’Million	Rp’Million	Rp’Million
NET SALES	3e,3q,27,33	7,963,473	6,659,854	5,470,730

COST OF SALES	3e,3q,28,33	6,828,388	5,484,650	4,739,297

GROSS PROFIT		1,135,085	1,175,204	731,433

OPERATING EXPENSES	3q,29
Selling		308,409	303,556	216,432
General and administrative		245,323	206,899	149,880

Total Operating Expenses		553,732	510,455	366,312

INCOME FROM OPERATIONS		581,353	664,749	365,121

OTHER INCOME (CHARGES)
Interest income	3q	12,329	16,366	8,221
Provision for decline in value of inventories	3j,7	(40,597)	—	—
Interest expense and financial charges	3n,30	(462,994)	(411,503)	(379,490)
Gain (loss) on foreign exchange — net	3d	(786,364)	(132,131)	315,911
Others — net		(1,849)	(13,853)	684

Other Charges — Net		(1,279,475)	(541,121)	(54,674)

EQUITY IN NET INCOME (LOSS) OF ASSOCIATE	3h,10	(76,077)	16,693	(77,179)

INCOME (LOSS) BEFORE TAX		(774,199)	140,321	233,268

TAX BENEFIT (EXPENSE) — NET	3r,31
Current tax		(2,321)	(59,237)	(88,721)
Deferred tax		151,732	9,757	(26,146)

Tax benefit (Expense) — Net		149,411	(49,480)	(114,867)

NET INCOME (LOSS)		(624,788)	90,841	118,401

BASIC EARNINGS (LOSS) PER SHARE	3s,32
(In full Rupiah)		(179)	29	37
See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

				Difference in value
				of restructuring		Unrealized gain
			Additional	transaction between	Difference due to	(loss) on changes
		Paid-up	paid-in	entities under	change of equity	in fair value	Retained earnings
	Notes	capital	capital	common control	in associate	of securities	Appropriated	Unappropriated	Total equity
		Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Balance as of January 1, 2006		1,584,000	51,500	(494,895)	412,398	240	—	476,683	2,029,926
General reserve	26	—	—	—	—	—	10,000	(10,000)	—
Cash dividend	26	—	—	—	—	—	—	(15,840)	(15,840)
Unrealized gain on changes in fair value of securities	3h,5,10,11	—	—	—	—	2,755	—	—	2,755
Net income for the year		—	—	—	—	—	—	118,401	118,401

Balance as of December 31, 2006		1,584,000	51,500	(494,895)	412,398	2,995	10,000	569,244	2,135,242
Offering of shares through Limited Public Offering III	1c	158,400	—	—	—	—	—	—	158,400
General reserve	26	—	—	—	—	—	10,000	(10,000)	—
Cash dividend	26	—	—	—	—	—	—	(15,840)	(15,840)
Unrealized gain on changes in fair value of securities	3h,5,10,11	—	—	—	—	17,171	—	—	17,171
Net income for the year		—	—	—	—	—	—	90,841	90,841

Balance as of December 31, 2007		1,742,400	51,500	(494,895)	412,398	20,166	20,000	634,245	2,385,814
General reserve	26	—	—	—	—	—	10,000	(10,000)	—
Cash dividend	26	—	—	—	—	—	—	(17,424)	(17,424)
The share in unrealized loss on changes in fair value of available for sale securities of associate	25	—	—	—	(7,901)	—	—	—	(7,901)
Unrealized loss on changes in fair value of securities	3h,5,10,11	—	—	—	—	(86,276)	—	—	(86,276)
Net loss for the year		—	—	—	—	—	—	(624,788)	(624,788)

Balance as of December 31, 2008		1,742,400	51,500	(494,895)	404,497	(66,110)	30,000	(17,967)	1,649,425

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	8,525,098	7,123,845	4,901,594
Cash paid to suppliers and employees	(7,503,576)	(6,253,330)	(4,187,723)

Cash generated from operations	1,021,522	870,515	713,871
Interest and financing charges paid	(479,724)	(438,553)	(418,141)
Tax restitution received	155,302	125,052	40,874
Income tax paid	(126,008)	(99,445)	(45,680)

Net Cash Provided by Operating Activities	571,092	457,569	290,924

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	12,401	15,109	8,303
Proceeds from sale of property, plant and equipment	719	926	674
Withdrawal (placements) of investments	(527)	(618,989)	72,845
Acquisitions of property, plant and equipment	(507,091)	(355,876)	(259,877)

Net Cash Used in Investing Activities	(494,498)	(958,830)	(178,055)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payment of) bank loan	38,462	(8,021)	7,840
Payment of cash dividends	(17,332)	(13,210)	(15,781)
Payment of long-term notes payable	(534,558)	(187,018)	(145,146)
Proceeds from bonds issuance	—	881,451	—
Proceeds from Rights Issue III	—	158,400	—

Net Cash Provided by (Used in) Financing Activities	(513,428)	831,602	(153,087)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(436,834)	330,341	(40,218)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	572,947	240,122	276,479
Effect of foreign exchange rate changes	33,508	2,484	3,861

CASH AND CASH EQUIVALENTS AT END OF YEAR	169,621	572,947	240,122

SUPPLEMENTAL DISCLOSURES
Noncash investing and financing activities:
Ordinary activities:
Acquisition of property, plant and equipment through advances and other accounts payable to third parties	162,245	25,782	27,750
Amortization of discount on bonds payable	12,805	12,585	12,979
Increase in dividends payable through dividends declaration	—	—	59
See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED
1.	GENERAL
a.	Establishment and General Information

PT. Gajah Tunggal Tbk (the “Company”) was established based on notarial deed No. 54 dated August 24, 1951 of Raden Meester Soewandi, SH, notary public in Jakarta. The deed of establishment was approved by the Minister of Justice of the Republic of Indonesia in his Decision Letter No. J.A.5/69/23 dated May 29, 1952, and was published in State Gazette of the Republic of Indonesia No. 63 dated August 5, 1952, Supplement No. 884. The Company’s articles of association have conformed with Law No. 40 year 2007 on Limited Liability Company through Deed No. 13 dated November 22, 2007 of Amrul Partomuan Pohan SH, Lex Legibus Magister, notary public in Jakarta and was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No.C-06556.HT.01.04-TH.2007 dated December 13, 2007.

The Company is domiciled in Jakarta, and its plants are located in Tangerang and Serang. The Company’s head office is located in Wisma Hayam Wuruk, 10th Floor, JI. Hayam Wuruk 8, Jakarta.

In accordance with article 3 of the Company’s articles of association, the scope of its activities consists of manufacturing of goods made of rubber, primarily tyres and tubes for vehicles, goods or equipment. The Company started commercial operations in 1953. The Company’s products are marketed both domestic and international, including USA, Asia, Australia and Europe. The Company had 11,331 employees in 2008, 10,618 employees in 2007 and 10,083 employees in 2006.

The Company’s management as of December 31, 2008 consisted of the following:

President Commissioner	:	Dibyo Widodo
Vice President Commissioner	:	Mulyati Gozali
Commissioners	:	Gautama Hartarto
Sean Gustav Standish Hughes
Independent Commissioners	:	Howell Rembrandt Pickett Keezell
Sunaria Tadjuddin
Sang Nyoman Suwisma

President Director	:	Christopher Chan Siew Choong
Vice President Director	:	Budhi Santoso Tanasaleh
Directors	:	Tan Enk Ee
Irene Chan
Catharina Widjaja
Hendra Soerijadi
Kisyuwono
Lin Jong Jeng

Independent Director	:	Veli Ilmari Nikkari

Audit Committee
Chairman Members	: :	Sunaria Tadjuddin Muredi Wibowo
Rudy Haryanto

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
b.	Consolidated Subsidiaries

The Company has ownership interest of more than 50%, directly in the following subsidiaries:

						Start of
			Percentage of			Commercial	Total Assets as of
Subsidiary	Domicile	Nature of Business	Ownership			Operations	December 31, 2008
			2008	2007	2006		Rp’million
GT 2005 Bonds B.V. (“GTBonds”)	The Netherlands	General trading and financial services	100%	100%	100%	2005	4,839,763

PT Prima Sentra Megah (“PSM”)	Jakarta	General trading	99%	99%	99%	2005	224,751

GTT Netherlands B.V. (“GTTN”)	The Netherlands	General trading and financial services	—	—	100%	1996	—
Based on GTTN’s Shareholder’s Resolution dated March 8, 2007, the shareholders agreed to liquidate GTTN, which is wholly owned by the Company.

Based on Document No. 33281918 dated October 8, 2007 which is issued by The Chamber of Commerce of Amsterdam, the liquidation of GTTN has been effective since August 29, 2007.

The net assets of GTTN in 2006 amounted to Rp 1,813 million, which are included in the consolidated balance sheets.

Net gain and loss of GTTN in 2007 and 2006 amounting to Rp 7 million and 176 million, respectively are included in the consolidated statements of income.

c.	Public Offering of the Company’s Shares

On March 15, 1990, the Company obtained the notice of effectivity from the Chairman of the Capital Market Supervisory Agency/Bapepam (currently Bapepam-LK) in his letter No. SI-087/SHM/MK.10/1990 for its public offering of 20,000,000 shares. On May 8, 1990, these shares were listed on the Jakarta Stock Exchange.

On January 21, 1994, the Company obtained the notice of effectivity from the Chairman of Bapepam (currently Bapepam-LK) in his letter No.S-115/PM/1994 for its limited offering of 198,000,000 shares through Rights Issue I with Pre-emptive Rights to stockholders. These shares were listed on the Jakarta and Surabaya stock exchanges on February 11, 1994.

On September 24, 1996, the Company obtained the notice of effectivity from the Chairman of Bapepam (currently Bapepam-LK) in his letter No. S-1563/PM/1996 for its limited offering of 792,000,000 shares through Rights Issue II with Pre-emptive Rights to stockholders. These shares were listed on the Jakarta and Surabaya stock exchanges on October 16, 1996.

On November 21, 2007, the Company obtained the notice of effectively from the Chairman of Bapepam-LK in his letter
No. S-5873/BL/2007 for its limited offering of 316,800,000 shares through Rights Issue III with Pre-emptive Rights to stockholders. These shares were listed on the Indonesia Stock Exchange on December 6, 2007.

As of December 31, 2008, all of the Company’s outstanding shares totaling 3,484,800,000 shares have been listed on the Indonesia Stock Exchange (formerly the Jakarta and Surabaya Stock Exchanges).

Public Offering of the Subsidiary’s Bonds

On July 21, 2005, GT Bonds, subsidiary, issued bonds amounting to USD 325,000,000 at the interest rate of 10.25% per annum which matures on July 21, 2010.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
On June 11, 2007, GT Bonds, subsidiary, issued bonds amounting to US$ 95,000,000 at the same interest rate, maturity date, terms and conditions as the previous bonds.

The above Bonds are listed on the Singapore Exchange Securities Trading Limited.
2.	ADOPTION OF REVISED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS (PSAK)
a.	Standards effective in the current period

In the current year, the Company and its subsidiaries adopted the following revised PSAK which are effective for financial statements beginning on or after January 1, 2008:

PSAK 16 (Revised 2007) Property, Plant and Equipment

The revised PSAK 16 permits the use of the fair value or cost model in measuring property, plant and equipment subsequent to initial recognition, and requires among other things the component approach in depreciating the asset and a review at least annually of the residual value and useful life of the asset. On initial adoption the management has chosen to continue using the cost model. However, management has determined that it was not practicable to estimate the effect of the component approach and the changes in residual value of the asset either retroactively or prospectively from any earlier date. Accordingly, the adoption of this standard has not resulted in a change in the prior year carrying amount of the property, plant and equipment.

b.	Standards in issue not yet adopted

PSAK 50 (Revised 2006), Financial Instruments: Presentation and Disclosures

In December 2006, DSAK issued PSAK 50 (Revised 2006), Financial Instruments: Presentation and Disclosures, which supersedes the presentation and disclosure requirements of PSAK 50 (1998), Accounting for Investments in Certain Securities, and PSAK 55 (Revised 1999), Accounting for Derivatives and Hedging Activities.

The objective of the revised standard is to establish principles for the presentation and disclosures of financial instruments as liabilities or equity and for offsetting financial assets and financial liabilities. It applies to the classification of financial instruments, from the perspective of the issuer, into financial assets, financial liabilities and equity instruments; the classification of the related interests, dividends, losses and gains; and the circumstances in which financial assets and financial liabilities should be offset. The principles in this standard complement the principles for recognizing and measuring financial assets and financial liabilities in PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement.

This standard should be applied prospectively for periods beginning on or after January 1, 2010.

PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement

In December 2006, DSAK issued PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement.

This standard establishes the principles for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. The standard also provides guidance on derecognition, when financial assets and liabilities may be measured at fair value, how to determine fair value and assess impairment, as well as hedge accounting.

This standard supersedes the principles of financial instruments recognition and measurement prescribed in certain previously issued accounting standards.

Entities shall apply this standard prospectively for financial statements covering the periods beginning on or after January 1, 2010. Early application is permitted. Among the transitional provisions on initial application, entities are allowed to recognize either in profit or loss or in equity the effect of the recognition and measurement prescribed by the standard to financial instruments existing before the effective date of the standard.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
PSAK 14 (Revised 2008), Inventories

In September 2008, the Financial Accounting Standards Board (DSAK) issued the revised accounting standard for inventories, which supersedes PSAK 14, Inventories.

The principal changes to the standard include among other things the requirement to use the same cost formula for all inventories having similar nature and use to the entity, and for purchase of inventories with deferred settlement terms, the difference between the purchase price for normal credit terms and the amount paid is recognized over the period of financing.

This standard is effective for consolidated financial statements beginning on or after January 1, 2009. Earlier application is encouraged.

Management is evaluating the effect of these standards on the consolidated financial statements.
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared using accounting principles and reporting practices generally accepted in Indonesia. Such consolidated financial statements are not intended to present the financial position, results of operations, and cash flows in accordance with accounting principles and reporting practices generally accepted in other countries and jurisdictions.

The consolidated financial statements, except for the consolidated statements of cash flows, are prepared under the accrual basis of accounting. The reporting currency used in the preparation of the consolidated financial statements is the Indonesian Rupiah, while the measurement basis used is the historical cost, except for certain accounts which are measured on the bases described in the related accounting policies.

The consolidated statements of cash flows are prepared using the direct method with classifications of cash flows into operating, investing and financing activities.

b.	Principles of Consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (and its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of the investee entity so as to obtain benefits from its activities. Control is presumed to exist when the Company owns, directly or indirectly through subsidiaries, more than 50% of the voting rights.

The minority interest consists of the amount of those interests at the date of original business combination (Note 3c) and minority’s share of movements in equity since the date of the business combination. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of the parent.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of the subsidiaries to bring the accounting policies used in line with those used by the Company.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
c.	Business Combinations

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is the aggregate of the fair value (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued in exchange for control of the acquiree, plus any costs directly attributable to the business combination.

On acquisition, the assets and liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill.

The interest of the minority shareholders is stated at the minority’s proportion of the historical cost of the net assets.

d.	Foreign Currency Transactions and Translation

The books of accounts of the Company and its subsidiaries, except GTTN and GT Bonds, are maintained in Indonesian Rupiah. Transactions during the year involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to reflect the rates of exchange prevailing at that date. The resulting gains or losses are credited or charged to current operations.

GTTN and GT Bonds’ operating activities, subsidiaries which are domiciled in Amsterdam, are an integral part of the Company’s activities, hence, the books of accounts of these subsidiaries are maintained in US Dollar which are translated into Rupiah using the same procedures as that of the Company.

e.	Transactions With Related Parties

Related parties consist of the following:
1)	companies that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company (including holding companies, subsidiaries and fellow subsidiaries);

2)	associated companies;

3)	individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of the family of any such individuals (close members of the family are those who can influence or can be influenced by such individuals in their transactions with the Company);

4)	key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s activities, including commissioners, directors and managers of the Company and close members of their families; and

5)	companies in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (3) or (4) or over which such a person is able to exercise significant influence. This includes companies owned by commissioners, directors or major stockholders of the Company and companies which have a common key member of management as the Company.
All transactions with related parties, whether or not made at similar terms and conditions as those done with third parties, are disclosed in the consolidated financial statements.
f.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in Indonesia requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could be different from these estimates.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
g.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and in banks and all unrestricted investments with maturities of three months or less from the dates of placement.

h.	Investments

Investments in equity securities that have readily determinable fair values and debt securities

Investments in available-for-sale securities are stated at fair values. Unrealized gains or losses from the increase or decrease in fair values are recorded as part of equity and recognized as income or expense of the year when realized.

Investments in held-to-maturity debt securities are stated at cost, adjusted for the unamortized premiums or discounts.

Available-for-sale securities held temporarily and held-to-maturity debt securities with terms of less than one year are presented as temporary investments.

To calculate the realized gains or losses, cost of securities sold is determined using the weighted average method.

Investment in associate

An associate is an entity over which the Company is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee.

The results and assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Company, and share of the net assets of the associate, less any impairment in the value of the individual investments. Losses of the associates in excess of the Company, interest in those associates are not recognized except if the Company has incurred obligations or made payments on behalf of the associates to satisfy obligations of the associates that the Company has guaranteed, in which case, additional losses are recognized to the extent of such obligations or payments.

Other investments

Investments in shares of stock with ownership interest of less than 20% that do not have readily determinable fair values and are intended for long-term investments are stated at cost. The carrying amount of the investments is written down to recognize a permanent decline in the value of the individual investments. Any such write-down is charged directly to current operations.

Change of equity in associate

Changes in value of investment due to change in the equity of an associate arising from capital transactions of such associate with other parties is recognized in equity as difference due to change of equity in associate, and recognized as income or expense in the year the investment is disposed of.

i.	Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based on a review of the status of the individual receivable accounts at the end of the year.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
j.	Inventories

Inventories are stated at cost or net realizable value, whichever is lower. The cost of raw materials and supplies is determined using the moving average method, while the cost of finished goods and work in process is determined using the average cost of production.

k.	Prepaid Expenses

Prepaid expenses are amortized over their beneficial periods using the straight-line method.

l.	Property, Plant and Equipment

Property, plant and equipment held for use in the production or supply of goods or services, or for administrative purposes, are stated at cost, less accumulated depreciation.

Depreciation, except land, is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Years
Buildings and improvements	10 - 25
Machinery and factory equipment	5 - 20
Vehicles	5
Office furniture and fixtures	5
The estimated useful lives, residual values and depreciation method are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

Land is stated at cost and is not depreciated.

The cost of maintenance and repairs is charged to operations as incurred. Other costs incurred subsequently to add to, replace part of, or service an item of property, plant and equipment, are recognized as an asset if, and only if it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation and any impairment loss are removed from the accounts and any resulting gain or loss is reflected in the current operations.

Construction in progress is stated at cost which includes borrowing costs during construction on debts incurred to finance the construction. Construction in progress is transferred to the respective property, plant and equipment account when completed and ready for use.

m.	Impairment of an asset

When the carrying amount of an asset exceeds its estimated recoverable amount, the asset is written down to its estimated recoverable amount, which is determined as the higher of net selling price or value in use.

n.	Bonds Issuance Costs

Bonds issuance costs are deducted directly from the related proceeds of the related bonds to determine the net proceeds of the bonds. Differences between the net proceeds and nominal values represent discount or premium which is amortized using the straight-line method over the term of the bonds.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
o.	Post-Employment Benefits

The Company and its subsidiaries provide defined post-employment benefits to employees in accordance with Labor Law No. 13/2003. No funding has been made to this defined benefit plan.

The cost of providing post-employment benefits is determined using the Projected Unit Credit Method. The accumulated unrecognized actuarial gains and losses that exceed 10% of the present value of the Company’s defined benefit obligations is recognized on a straight-line basis over the expected average remaining working lives of the participating employees. Past service cost is recognized immediately to the extent that the benefits are already vested, and otherwise is amortized on a straight-line basis over the average period until the benefits become vested.

The post-employment benefits obligation recognized in the consolidated balance sheets represents the present value of the defined benefit obligation, as adjusted for unrecognized actuarial gains and losses and unrecognized past service cost.

p.	Difference in Value of Restructuring Transactions Between Entities Under Common Control

The difference between the transfer price and book value of assets, liabilities, shares or other forms of ownership instruments in a restructuring transaction between entities under common control is recorded as “Difference in value of restructuring transactions between entities under common control” and presented as part of equity.

q.	Revenue and Expense Recognition

Sale of Goods

Revenue from sales of goods is recognized when all of the following conditions are satisfied:
•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the company; and

•	The cost incurred or to be incurred in respect of the transaction can be measured reliably.
Dividend Revenue

Dividend revenue from investments is recognized when the shareholders’ rights to receive payment have been established.

Interest Revenue

Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the applicable interest rate.

Expenses

Expenses are recognized when incurred.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
r.	Income Tax

Current tax expense is determined based on the taxable income for the year computed using prevailing tax rates.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized for deductible temporary differences to the extent that it is probable that taxable income will be available in future periods against which the deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that have been enacted or substantively enacted as of the balance sheet date. Deferred tax is charged or credited in the statement of income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also charged or credited directly to equity.

Deferred tax assets and liabilities are offset in the consolidated balance sheets, except if these are for different legal entities, in the same manner the current tax assets and liabilities are presented.

s.	Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares outstanding during the year.

t.	Segment Information

Segment information is prepared using the accounting policies adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segment, while secondary segment information is based on geographical segment.

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.

A geographical segment is a distinguishable component of an enterprise that is engaged in providing products or services within a particular economic environment and that is subject to risks and returns that are different from those components operating in other economic environments.
4.	CASH AND CASH EQUIVALENTS

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Cash on hand
Rupiah	1,156	956	978
U.S. Dollar	1,725	1,334	1,252

Total cash on hand	2,881	2,290	2,230

Current accounts	112,570	79,522	64,170

Time and on call deposits	54,170	491,135	173,722

Total Cash and Cash Equivalents	169,621	572,947	240,122

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Details of the current accounts and time and on call deposits are as follows:
Current Accounts

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Rupiah
Bank Central Asia	28,700	12,914	8,041
Bank Ganesha	4,581	7,683	2,329
Bank OCBC NISP	1,674	233	1,407
Bank Negara Indonesia	869	3,435	2,093
Bank Commonwealth	337	2,456	97
Others	4	13	—
U.S. Dollar
Bank OCBC NISP	24,810	13,206	3,897
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	24,807	15,337	4,818
Bank Negara Indonesia	12,017	10,377	10,125
Bank Central Asia	5,608	385	2,004
Bank Ganesha	1,064	559	6,756
ING Bank Amsterdam	551	3,313	4,680
Bank Commonwealth	84	994	9,508
Others	239	366	109
Euro
Bank Negara Indonesia	5,087	6,337	5,018
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	1,831	1,112	2,928
ING Bank Amsterdam	30	785	109
Other foreign currencies	277	17	251

Total Current Accounts	112,570	79,522	64,170

Time and On Call Deposits

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Rupiah
Bank Ganesha	1,500	161,000	3,000
Bank Central Asia	—	87,000	70,000
Bank OCBC NISP	—	33,402	8,357
U.S. Dollar
Bank OCBC NISP	35,150	24,018	40,590
Deutsche Bank	10,950	14,129	10,283
ING Bank Amsterdam	6,570	2,129	—
UBS AG	—	111,059	—
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	—	34,850	29,766
Bank Negara Indonesia	—	14,129	—
Bank Commonwealth	—	9,419	—
Bank Ganesha	—	—	11,726

Total Time and On Call Deposits	54,170	491,135	173,722

Interest rates of time and on call deposits per annum
Rupiah	9% - 9.5%	5.00% - 8.25%	8.05% - 10.25%
U.S. Dollar	0.25% - 3.25%	3.30% - 4.87%	3.50% - 4.60%

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
5. TEMPORARY INVESTMENTS

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Investments with fund managers	353,192	474,406	39,800
Securities available-for-sale	23,442	84,545	228
Notes receivable held-to-maturity — net	—	113,546	—

Total	376,634	672,497	40,028

The details of temporary investments are as follows:
Investments with Fund Managers
This represents investments through fund managers as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Cost
UBS AG	259,815	208,892	—
PT Andalan Artha Advisindo Sekuritas	70,233	68,477	10,875
PT Equity Securities Indonesia	36,855	38,255	—
Triton Asset Management Ltd.	35,114	30,204	28,925
PT Pavillion Capital	—	80,000	—
PT Anugra Nusantara Asset Manajemen	—	47,566	—

Total	402,017	473,394	39,800
Unrealized gain (loss)	(48,825)	1,012	—

Fair Value	353,192	474,406	39,800

The Company appointed UBS AG to manage the Company’s fund with focus on bonds and other asset allocation funds. The contract commences on the date on which the signed application is accepted by UBS AG and may be terminated by either party at anytime by giving written notice to the other party.
The Company appointed PT Andalan Artha Advisindo Sekuritas (“AAA”) as the provider of fund management services and securities settlement services, whereby the contract for the investment has a term of 12 months starting on July 10, 2007. The contract can be terminated at anytime by written notice to the other party.
The Company appointed PT Equity Securities Indonesia as the provider of fund management services and securities settlement services. This contract has a term of 12 months and can be extended at the end of the contract or terminated at anytime upon written notice to the other party.
The Company appointed Triton Asset Management Ltd. to manage the Company’s fund with focus on promissory notes of listed companies on the stock exchange. This contract has a term of 6 months and will be automatically rolled over for the next 6 months unless one of the party terminates the agreement with written notice.
The Company appointed PT Pavillion Capital as the provider of fund management services and securities settlement services. This contract has a term of 6 months starting on October 23, 2007 and can be terminated at anytime by written notice to the other party. In 2008, this contract had been terminated.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The Company appointed PT Anugra Nusantara Asset Manajemen (ANAM) as the provider of fund management services and securities settlement services. This contract has a term of 12 months, starting on September 20, 2007. This contract can be terminated, but not less than 6 months from the date the contract was signed with prior written notice to the other party. In 2008, this contract had been terminated.
Securities Available-for-Sale

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Acquisition cost
Bonds — USD	43,800	37,503	—
Mutual funds — Rupiah	5,000	45,000	1,515
Unrealized gain (loss)	(25,358)	2,042	(1,287)

Fair value	23,442	84,545	228

Notes Receivable Held-to-Maturity — Net
This account represents notes receivable held to maturity from Grand Pasific Equity Ltd with an interest rate of 8.25% per annum.
In 2008, this notes receivable had been fully redeemed.
6. TRADE ACCOUNTS RECEIVABLE

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
a. By Debtor

Related parties
Globaltraco International Pte. Ltd.	29,843	21,019	22,898
PT Bando Indonesia	5,154	4,619	3,827
GITI Tire Pte. Ltd. Group	—	16,342	32,193
Others (below Rp 600 million each)	382	677	533

Total	35,379	42,657	59,451

Third parties
Local debtors	147,932	151,559	103,650
Foreign debtors	507,715	617,010	523,732

Total	655,647	768,569	627,382
Allowance for doubtful accounts	(149,466)	(102,829)	(78,970)

Net	506,181	665,740	548,412

Total Trade Accounts Receivable — Net	541,560	708,397	607,863

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
b. By Age Category
Not yet due	434,207	543,010	475,371
Past due
1 - 30 days	66,858	105,258	63,990
31 - 60 days	17,601	26,518	21,533
61 - 90 days	14,551	1,675	4,684
91 -120 days	7,876	5,800	7,027
More than 120 days	149,933	128,965	114,228

Total	691,026	811,226	686,833
Allowance for doubtful accounts	(149,466)	(102,829)	(78,970)

Net	541,560	708,397	607,863

c. By Currency
Rupiah	98,684	59,189	61,931
U.S. Dollar	454,531	552,869	480,825
Euro	86,134	125,827	81,729
Pound Sterling	51,666	73,333	62,341
Japanese Yen	11	8	7

Total	691,026	811,226	686,833
Allowance for doubtful accounts	(149,466)	(102,829)	(78,970)

Net	541,560	708,397	607,863

The changes in the allowance for doubtful accounts are as follows:
Beginning balance	102,829	78,970	73,585
Provisions (see Note 29)	46,637	24,044	5,385
Written-off	—	(185)	—

Ending balance	149,466	102,829	78,970

There is no accounts receivable that is pledged as guarantee to any party.
Management believes that the allowance for doubtful receivables from third parties is adequate to cover possible losses on uncollectible accounts. No allowance for doubtful accounts was provided on receivables from related parties as management believes that all such receivables are collectible.
7. INVENTORIES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Finished goods	554,143	295,411	377,796
Work in process	178,125	171,987	175,728
Raw materials	566,607	346,124	388,682
Indirect materials	141,129	122,738	117,405

Total	1,440,004	936,260	1,059,611
Allowance for decline in value	(40,597)	—	—

Net	1,399,407	936,260	1,059,611

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
In 2008, the Company recorded provision for decline in value of inventories amounting to Rp 40,597 million. Management believes that the allowance for decline in value of inventories is adequate.
There are no inventories that were pledged as guarantee to any party.
Inventories are insured with PT Asuransi Dayin Mitra Tbk for USD 78 million and Euro 18 million as of December 31, 2008, USD 65 million and Euro 18 million as of December 31, 2007 and USD 53 million and Euro 19 million as of December 31, 2006.
8. PREPAID TAXES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Income tax — Article 28A (see Note 31)
The Company	122,814	—	7,613
Subsidiaries	—	1,246	1,186
Value Added Tax — Net	68,729	50,703	85,158

Total	191,543	51,949	93,957

9. ACCOUNTS RECEIVABLE FROM AND PAYABLE TO RELATED PARTIES
a. Accounts Receivable

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
By Company
PT Filamendo Sakti (FS)	651,804	655,740	645,805
PT Langgeng Bajapratama (LBP)	79,665	79,665	78,244
PT Gajah Tunggal Prakarsa (GTP)	8,588	8,713	8,615
PT IRC Inoac Indonesia (IRC)	6,374	10,920	2,331
Others (below Rp 1 billion each)	2,456	5,039	6,533

Total	748,887	760,077	741,528

By Currency
Rupiah	746,993	757,184	724,045
U.S. Dollar	1,894	2,893	17,483

Total	748,887	760,077	741,528

The receivable from FS mainly arose from settlement of accounts payable to PT Tunas Sepadan Investama (TSI) and billed (receivable) to PT Dipasena Citra Darmaja Tbk and subsidiaries (DCD and subsidiaries); the entire receivable was transferred to Garibaldi Venture Fund Limited (Garibaldi).
Transfer of DCD and its subsidiaries’ receivable are requirements from Indonesia Bank Restructuring Agency related to the purchase of the Company’s debt to TSI by Garibaldi. In 2004, such receivables and payables were settled through the transfer of the Company and subsidiaries’ assets and issuance of notes payable. After the settlement transactions, the Company has receivables from FS and LBP.
The receivables will be settled together with the restructuring of FS which date is still not determined.
The receivable from LBP arose from settlement of accounts payable to TSI and advance payments of expenses from prior years. Since November 2004, the financial statements of LBP were not consolidated.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The receivable from GTP mainly represents receivable of the Company from sale of shares of LBP.
Accounts receivable from IRC and others represents receivables from sales of supplies and spare parts, loans, transfer of post-employment benefits obligation and advance payments of expenses for related parties (see Notes 21 and 33).
All the loans are not subject to interest and have no definite terms of repayment.
Based on a review of the financial condition of the related parties, management believes that the receivables are fully collectible or can be settled, thus no allowance for doubtful accounts was provided.
b. Accounts Payable
Payables to other related parties represent advance payments of expenses by related parties on behalf of the Company and its subsidiaries with balances below Rp 1 billion each (see Note 33).
All payables to related parties are not subject to interest, are unsecured and have no definite terms of repayment.
10. INVESTMENTS IN SHARES OF STOCK

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Investments in shares of associate	292,327	376,305	359,612
Available-for-sale investments in shares of stock	4,044	19,712	6,882

Total	296,371	396,017	366,494

Investment in shares of associate
This represents investments in shares of stock in PT Polychem Indonesia Tbk (PI) equivalent to 28.91%. Its activities are manufacturing polyester chips, polyester filaments, engineering plastic, engineering resin, ethylene glycol, polyester staple fiber and petrochemical and engaging in knitting, weaving and textile manufacturing.
The changes in investment using the equity method are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Beginning balance	376,305	359,612	436,791
Equity in net income (loss) of associate	(76,077)	16,693	(77,179)
The share in unrealized loss on changes in fair value of available-for-sale securities of associate (see Note 25)	(7,901)	—	—

Ending balance	292,327	376,305	359,612

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Available-for-sale investments in shares of stock

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
PT Hotel Sahid Jaya Tbk - 839,640 shares, market price per share of Rp 148 in 2008, Rp 385 in 2007 and Rp 310 in 2006	1,839	1,839	1,839

Others (below Rp 500 million each)	761	761	761

Total	2,600	2,600	2,600
Unrealized gain	1,444	17,112	4,282

Fair value	4,044	19,712	6,882

11. LONG-TERM INVESTMENTS

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Notes receivable issued by the following companies:
Rupiah
PT Graha Mitra Santosa	8,460	8,460	8,460
PT Indonesia Prima Property Tbk	5,208	5,208	5,208
U.S. Dollar
PT Graha Mitra Santosa	73,781	63,465	60,777
PT Indonesia Prima Property Tbk	10,216	8,788	8,415
Investment with fund managers
Cost
Abacus Capital Cayman Limited	164,798	—	—
Starwinds Group Holding Ltd.	65,700	—	—
Unrealized gain	6,629	—	—

Total	334,792	85,921	82,860

Notes receivable issued by PT Graha Mitra Santosa and PT Indonesia Prima Property Tbk have matured and the management are in the process of negotiation with the issuers of the notes receivable.
The Company appointed Abacus Capital Cayman Limited as the provider of fund management services and securities settlement service. This contract has a term of 24 months, starting on August 22, 2008. The contract can be extended at the end of contract term and can be terminated at anytime by written notice to the other party.
The Company appointed Starwinds Group Holding Ltd. as the provider of fund management services and securities settlement services. This contract has a term of 24 months, starting on October 27, 2008. The contract can be extended at the end of contract term and can be terminated at anytime by written notice to the other party.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
12. PROPERTY, PLANT AND EQUIPMENT

	January 1,				December 31,
	2008	Additions	Deductions	Reclassifications	2008
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Cost:
Land	116,491	186	—	—	116,677
Buildings and improvements	465,092	15,483	.	6,150	486,725
Machinery and factory equipment	4,790,957	124,580	—	359,872	5,275,409
Vehicles	50,604	7,554	2,062	55	56,151
Office furniture and fixtures	75,794	14,926	—	—	90,720
Construction in progress
Buildings and improvements	61,755	48,235	—	(6,150)	103,840
Machinery and factory equipment	271,952	458,372	—	(359,927)	370,397

Total	5,832,645	669,336	2,062	—	6,499,919

Accumulated depreciation:
Buildings and improvements	217,611	23,589	—	—	241,200
Machinery and factory equipment	2,269,953	277,416	—	—	2,547,369
Vehicles	31,673	6,982	1,904	—	36,751
Office furniture and fixtures	43,669	12,300	—	—	55,969

Total	2,562,906	320,287	1,904	—	2,881,289

Net Book Value	3,269,739				3,618,630

	January 1,				December 31,
	2007	Additions	Deductions	Reclassifications	2007
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Cost:
Land	100,977	15,514	—	—	116,491
Buildings and improvements	432,641	13,989	—	18,462	465,092
Machinery and factory equipment	4,555,677	61,706	—	173,574	4,790,957
Vehicles	45,353	7,681	2,430	—	50,604
Office furniture and fixtures	58,205	17,589	—	—	75,794
Construction in progress
Buildings and improvements	35,676	44,541	—	(18,462)	61,755
Machinery and factory equipment	224,888	220,638	—	(173,574)	271,952

Total	5,453,417	381,658	2,430	—	5,832,645

Accumulated depreciation:
Buildings and improvements	195,860	21,751	—	—	217,611
Machinery and factory equipment	2,010,843	259,110	—	—	2,269,953
Vehicles	27,527	6,372	2,226	—	31,673
Office furniture and fixtures	33,758	9,911	—	—	43,669

Total	2,267,988	297,144	2,226	—	2,562,906

Net Book Value	3,185,429				3,269,739

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)

	January 1,				December 31,
	2006	Additions	Deductions	Reclassifications	2006
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Cost:
Land	98,417	2,560	—	—	100,977
Buildings and improvements	403,544	565	—	28,532	432,641
Machinery and factory equipment	4,367,853	57,214	—	130,610	4,555,677
Vehicles	42,850	3,546	1,043	—	45,353
Office furniture and fixtures	54,304	3,905	4	—	58,205
Construction in progress
Buildings and improvements	12,346	51,862	—	(28,532)	35,676
Machinery and factory equipment	187,523	167,975	—	(130,610)	224,888

Total	5,166,837	287,627	1,047	—	5,453,417

Accumulated depreciation:
Buildings and improvements	175,316	20,544	—	—	195,860
Machinery and factory equipment	1,762,932	247,911	—	—	2,010,843
Vehicles	22,674	5,719	866	—	27,527
Office furniture and fixtures	27,041	6,718	1	—	33,758

Total	1,987,963	280,892	867	—	2,267,988

Net Book Value	3,178,874				3,185,429

Depreciation expense was allocated to the following:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Manufacturing expenses	302,459	280,426	264,967
Operating expenses (see Note 29)	17,828	16,718	15,925

Total	320,287	297,144	280,892

Construction in progress represents buildings under construction and machinery under installation for the expansion of the Company and its subsidiaries. Management believes that there is no impediment to the completion of the construction in progress.
There is no property, plant and equipment pledged as guarantee to any party.
As of December 31, 2008, the Company owns several pieces of land with HGB measuring 1,532,939 square meters located in Jakarta, Tangerang and Serang. The periods of HGBs are 20 to 30 years until 2013 to 2034. Management believes that there will be no difficulty in the extension of the landrights and in the processing of certificates since all the land were acquired legally and supported by sufficient evidence of ownership.
Property, plant and equipment, excluding land, are insured with PT Asuransi Dayin Mitra Tbk for Rp 802,160 million, Euro 56 million and USD 653 million as of December 31, 2008 and PT Asuransi Dayin Mitra Tbk and PT Maskapai Asuransi Sonwelis for Rp 718,638 million, Euro 64 million and USD 582 million as of December 31, 2007 and Rp 583,621 million, Euro 72 million, USD 563 million as of December 31, 2006. Management believes that the insurance coverage is adequate to cover risks from fire, disasters and other risks to the Company and its subsidiaries.
Property, plant and equipment, excluding land, are insured for business interruption with PT Asuransi Dayin Mitra Tbk for each Rp 587,293 million and USD 32 million as of December 31, 2008, Rp 693,890 million and USD 52 million as of December 31, 2007 and Rp 354,029 million and USD 35 million as of December 31, 2006.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
13. ADVANCES FOR PURCHASE OF PROPERTY, PLANT AND EQUIPMENT
Represents advances for purchase of property, plant and equipment for the expansion of the Company’s tyre factory with details as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Machinery and factory equipment
Seyen Machinery (Hong Kong) Co., Ltd.	241,091	265,451	240,958
Win Elite Investment Limited	125,139	159,076	169,197
Westford Pte. Ltd.	95,029	98,313	98,313
Capitalization of borrowing cost	23,997	27,463	27,463

Total	485,256	550,303	535,931

The Company entered into an agreement with Westford Pte. Ltd., Seyen Machinery (Hong Kong) Co., Ltd. (see Note 33) and Win Elite Investment Limited for the purchase of machinery and equipment for the expansion of the Company’s tyre factory.
The Company has slowed down the expansion of its tyre factory since 2006 as a consequence of the weakening of the tyre market in the first half of 2006. Therefore, the capitalization of borrowing cost has ceased since 2006.
14. BANK LOAN
On August 31, 2006, the Company obtained combined credit facilities from The Hongkong and Shanghai Banking Corporation Limited (HSBC) that has been extended and modified by agreement No. JAK/0080719/V/080707 dated September 18, 2008 consisting of:
a.	Export Packing Credit Facility (Export Credit before Shipping) with maximum credit of USD 2,000,000 in 2008, USD 10,000,000 in 2007 and 2006 and interest rate of 5.50% per annum in 2008 and 2007 and 5.25% per annum in 2006 below HSBC’s best lending rate.

b.	Documentary Credit Facility is an import credit facility with maximum credit of USD 10,000,000 in 2008 and 2007 and USD 5,000,000 in 2006 and interest rate of 5.50% per annum below HSBC’s best lending rate.

c.	Deferred Payment Facility is a facility used for opening import L/C amounting to USD 25,000,000 in 2008, USD 12,500,000 in 2007 and USD 7,500,000 in 2006.

d.	Supplier Financing Facility is a facility used for working capital by advancing payment directly to certain suppliers as approved by HSBC against invoices amounting to USD 8,000,000 in 2007 and interest rate 5.50% per annum below HSBC’s best lending rate in 2007.
Based on the above agreements, the Company can only use the facility up to a maximum limit of USD 30,000,000 in 2008, USD 20,000,000 in 2007 and USD 10,000,000 in 2006. The outstanding liability on this credit facility that has been utilized by the Company at the end of 2008 and 2006 amounted to USD 3,076,997.35 and Euro 670,948, respectively, (equivalent to Rp 33,693 million and Rp 7,956 million) which originated from the Technical Documents Against Acceptance Facility and Export Packing Credit facility.
The Company also obtained a Treasury Facility amounting to USD 3,000,000 in 2008 and USD 1,000,000 in 2007 and 2006, respectively, and a Technical Documents Against Acceptance Facility amounting to USD 7,500,000 in 2008 and 2007.
The loan agreements require the Company’s to maintain a Debt to Net Worth of less than 2.5 : 1.0.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
As of December 31, 2008, the Company failed to meet a financial ratio required in the agreement. As stated in the credit agreement, upon failure to meet the above requirement, the bank can declare that the loans be payable on demand. On March 16, 2009, the Company has obtained an exception approval from HSBC related to the breach of the above financial ratio.

These agreements also contain conditions and certain covenants.

15.	TRADE ACCOUNTS PAYABLE

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
a. By Debtor
Related parties
PT Filamendo Sakti	119,318	115,126	104,616
Seyen Machinery (Hongkong) Co. Ltd.	17,731	—	—
PT Polychem Indonesia	4,223	255	—
PT Langgeng Bajapratama	3,441	1,613	2,726
Others (below Rp 180 million each)	347	202	1,639

Total	145,060	117,196	108,981

Third parties
Local suppliers	762,812	383,520	416,249
Foreign suppliers	372,021	46,638	110,708

Total	1,134,833	430,158	526,957

Total	1,279,893	547,354	635,938

b. By Currency
Rupiah	198,323	117,488	88,929
U.S. Dollar	1,053,620	424,390	541,631
Japanese Yen	18,428	2,198	2,141
Euro	7,875	2,615	3,086
Singapore Dollar	1,647	663	151

Total	1,279,893	547,354	635,938

Purchases of raw and indirect materials, both from local and foreign suppliers, have credit terms of 7 to 100 days.

The Company and its subsidiaries do not provide any guarantee on the accounts payable.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
16.	TAXES PAYABLE

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Income taxes
Article 21	13,943	14,504	10,097
Article 23	16	268	268
Article 25	4,711	3,561	550
Article 26	1,963	23,248	18,381
Article 29 (see Note 31)
The Company	—	3,316	46,695
Subsidiary — PSM	1,328	—	—

Total	21,961	44,897	75,991

17.	ACCRUED EXPENSES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Interest	230,875	185,838	140,947
Royalty	22,922	17,831	14,288
Gas	18,855	16,246	5,442
Electricity, water and telephone	13,960	17,909	17,955
Export and promotion charges	10,096	9,535	17,379
Professional fee	7,046	—	—
Salaries and allowances	2,203	9,174	11,186
Others	4,533	9,169	13,682

Total	310,490	265,702	220,879

18.	SALES ADVANCES AND DEALER’S GUARANTEE

Represents receipt of advances and dealer’s guarantees from customers in relation to the Company’s sales.

19.	LONG-TERM NOTES PAYABLE

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Global Note A — USD 46,169,670 in 2007 and USD 57,716,165 in 2006	—	434,872	520,600
Global Note C — USD 1,068,470 in 2008, USD 6,604,470 in 2007 and USD 15,440,920 in 2006	11,700	62,208	139,277

Total	11,700	497,080	659,877
Premium on debt restructuring	—	36,674	84,526

Total	11,700	533,754	744,403

Current maturity	(11,700)	(523,690)	(233,260)

Long-term portion — net	—	10,064	511,143

Interest rate per annum	2.89% - 6.25%	4.68% - 8.37%	5.33% - 8.37%

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Global Note A

Represents Floating Rate Notes issued by the Company with a nominal value of USD 295,943,503 in accordance with the result of the Company’s debt restructuring in 2002. The Bank of New York was appointed as the trustee.

The global note is repayable in quarterly installments commencing in February 2003 until October 2008 with interest rate per annum of SIBOR plus a certain margin.

On July 21, 2005, the Company settled a portion of Global Note A amounting to USD 170,752,780 using funds generated from the issuance of bonds.

In 2008, all of the Global Note A has been paid.

Global Note C

Represents Floating Rate Structured Notes issued by the Company with a nominal value of US$ 30,000,000 as settlement of Tranche A Notes from PT Polychem Indonesia Tbk. In this case, HSBC Institutional Trust Services (Singapore) Limited was appointed as the trustee.

The global note is repayable in quarterly installments commencing in March 2005 until March 2009 with interest rate per annum of SIBOR plus 1%.

The global note contains conditions and certain covenants for various events of default.

The global note are transferable and unsecured.

Premium on Debt Restructuring

The difference between the loan carrying amount (principal and accrued interest) and the total loan restructured was recognized as premium on debt restructuring which was presented as an addition to notes payable.

In 2008, 2007 and 2006, amortization of premium on debt restructuring amounted to Rp 36,017 million, Rp 50,166 million and Rp 53,064 million (see Note 30).

20.	BONDS PAYABLE

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Nominal value	4,599,000	3,955,980	2,931,500
Unamortized discount — net	(18,103)	(27,028)	(45,095)

Net	4,580,897	3,928,952	2,886,405

On July 21, 2005, a subsidiary (GT Bonds) issued bonds amounting to USD 325,000,000 with fixed interest of 10.25% per annum payable every six months. The bonds have a term of five years and are due on July 21, 2010. All of the bonds were offered at 99.522% of the nominal value.

On June 11, 2007, a subsidiary (GT Bonds) issued bonds amounting to USD 95,000,000 at the same interest rate, maturity date, terms and condition with the previous bonds, all of the bonds were offered at 102.75% of the nominal value.

All of the bonds are listed on the Singapore Stock Exchange, with The Hongkong and Shanghai Banking Corporation Limited as the trustee.

The Company as guarantor for all bonds which issued by GT Bonds and the guarantee is unconditionally and irrevocably.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
In connection with such bond issuance, on a consolidated basis, the Company and its subsidiaries are required to comply with certain covenants which include, among others, limitation to obtain additional indebtedness except if they meet certain required financial ratios and conditions as follows:
•	Leverage Ratio is less than
–	5.50 : 1.00 before January 1, 2007 and

–	4.00 : 1.00 after January 1, 2007,
•	Consolidated Debt to Consolidated Tangible Net Worth Ratio is less than
–	2.50 : 1.00 before January 1, 2007 and

–	2.00 : 1.00 after January 1, 2007,
•	Consolidated Current Assets to Consolidated Current Liabilities Ratio must be maintained at a minimum of 1.00 : 1.00.
As of December 31, 2008, the Company failed to meet the required financial leverage ratios and consolidated debt to consolidated tangible net worth ratio.

However, the Company may obtain, among others, working capital loan up to USD 30,000,000 and capital lease obligations of up to USD 25,000,000.

The agreements also include certain terms and conditions on the events of default.

The funds generated from the issuance of bonds were used to finance the payments of long-term notes payable and the Company’s expansion of its production capacity.

Based on the rating issued by Moody’s Investors Service, Inc. and Standard and Poor’s Rating Group (a division of McGraw-Hill Companies, Inc.), the bonds are rated B2 and B, respectively.

21.	POST-EMPLOYMENT BENEFITS OBLIGATION

The Company and its subsidiaries calculate post-employment benefits obligation based on Labor Law No. 13/2003 dated March 25, 2003. The number of employees entitled to benefits is 9,469 in 2008, 8,720 in 2007, and 8,563 in 2006.

Amounts recognized in income in respect of these post-employment benefits are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Interest cost	33,381	28,060	23,003
Current service cost	22,578	24,668	25,207
Past service cost	1,831	1,831	1,831
Immediate recognition of past service cost	—	13,593	—
Amortization of unrecognized actuarial loss	2,404	1,427	299

Total	60,194	69,579	50,340

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The amounts included in the consolidated balance sheets arising from the Company’s and its subsidiaries’ obligation in respect of these post-employment benefits are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Present value of unfunded obligations	354,445	355,099	272,836
Unrecognized actuarial losses	(27,228)	(67,750)	(45,168)
Unrecognized past service cost	(14,839)	(16,670)	(18,500)

Net liability	312,378	270,679	209,168

Movements in the net liability recognized in the consolidated balance sheets are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Beginning of the year	270,679	209,168	174,431
Post-employment benefit of PT Filamendo Sakti transferred to the Company	162	—	—
Post-employment benefit of PT IRC Inoac Indonesia transferred to the Company (see Note 9a)	—	8,842	—
Benefit payments	(18,657)	(16,910)	(15,603)
Amount charged to income (see Note 29)	60,194	69,579	50,340

End of the year	312,378	270,679	209,168

The cost of providing post-employment benefits is calculated by an independent actuary PT Eldridge Gunaprima Solution. The actuarial valuation was carried out using the following key assumptions:

	2008	2007	2006
Discount rate per annum	12%	10%	10.5%
Salary increment rate per annum	9%	9%	8% - 10%
Normal retirement	55 years	55 years	55 years
22.	CAPITAL STOCK

Based on the stockholders list issued by Biro Administrasi Efek (the Administration Office of Listed Shares of the Company), PT Datindo Entrycom, the stockholders of the Company are as follows:

	2008
	Number of	Percentage	Total Paid-up
Name of Stockholders	Shares	of Ownership	Capital
		%	Rp’Million
Denham Pte. Limited	972,264,349	27.90	486,132
Lightspeed Resources Limited	691,868,800	19.85	345,934
Compagnie Financiere Michelin	348,480,000	10.00	174,240
Cooperatives	4,246,020	0.12	2,123
Director	2,912,500	0.08	1,456
General public (below 5% each)	1,465,028,331	42.05	732,515

Total	3,484,800,000	100.00	1,742,400

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)

	2007
	Number of	Percentage	Total Paid-up
Name of Stockholders	Shares	of Ownership	Capital
		%	Rp’Million
Denham Pte. Limited	972,264,349	27.90	486,132
Lightspeed Resources Limited	691,868,800	19.85	345,934
Compagnie Financiere Michelin	348,480,000	10.00	174,240
Global Union Fiber Investment Limited	248,371,200	7.13	124,186
Cooperatives	4,246,020	0.12	2,123
Director	2,912,500	0.08	1,456
General public (below 5% each)	1,216,657,131	34.92	608,329

Total	3,484,800,000	100.00	1,742,400

	2006
	Number of	Percentage	Total Paid-up
Name of Stockholders	Shares	of Ownership	Capital
		%	Rp’Million
Denham Pte. Limited	789,000,000	24.91	394,500
Garibaldi Venture Fund Limited	591,760,000	18.68	295,880
Compagnie Financiere Michelin	316,800,000	10.00	158,400
Global Union Fiber Investment Limited	248,371,200	7.84	124,186
Cooperatives	4,570,020	0.14	2,285
Director	2,541,500	0.08	1,271
General public (below 5% each)	1,214,957,280	38.35	607,478

Total	3,168,000,000	100.00	1,584,000

In the Extraordinary Stockholders’ Meeting held on November 22, 2007 as stipulated in Deed on Minutes of Meeting No. 12 and Deed on Stockholders’ Resolution on the Extraordinary Stockholders’ Meeting No. 13 dated November 22, 2007 and Deed on the Amendment of Articles of Association No. 2 dated March 5, 2008 of Amrul Partomuan Pohan SH., LLM, notary public in Jakarta, the stockholders approved, among others, to increase the Company’s subscribed and paid-in capital from Rp 1,584 billion (consisting of 3,168,000,000 shares with par value Rp 500 per share) to Rp 1,742.4 billion (consisting of 3,484,800,000 shares with par value Rp 500 per share). The amendment to the Company’s articles of association which is consistent with Deed No. 13 has been approved by the Minister of Law and Human Rights based on decision letter No.
C-06556 HT.01.04-TH.2007 dated December 13, 2007 while the Deed on the Amendments of Articles of Association No. 2, dated March 5, 2008 has been received and recorded by the Minister of Law and Human Rights, with the acceptance notification letter No. AHU-AH.01.10-6614 dated March 19, 2008.
The increase in the Company’s subscribed and paid-up capital was made through Limited Public Offering III with Pre-emptive Rights (Right Issue III) by issuance of 316,800,000 new shares, and where each stockholder is entitled to subscribe for 1 (one) share for every 10 (ten) shares held at a subscription price of Rp 500 per share. The proceeds of Right Issue III, net of the costs of share issuance, will be used to finance working capital including financing of inventory and receivables.
The notice of effectivity for the Limited Public Offering III with Pre-emptive rights by the Chairman of Bapepam — LK was made through Decision Letter No. S-5873/BL/2007 dated November 21, 2007.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
23.	ADDITIONAL PAID-IN CAPITAL

Rp’Million
Initial public offering in 1990 of 20,000,000 shares with par value of Rp 1,000 per share and selling price of Rp 5,500 per share	90,000

Rights issue in 1994 of 198,000,000 shares with par value of Rp 1,000 per share, and selling price of Rp 3,250 per share	445,500

Total	535,500

Less bonus shares
1992	(88,000)
1995	(396,000)

Balance of additional paid-in capital	51,500

24.	DIFFERENCE IN VALUE OF RESTRUCTURING TRANSACTION BETWEEN ENTITIES UNDER COMMON CONTROL

This account represents the difference between the recorded amount of property, plant and equipment of PT Polychem Indonesia Tbk and PT Sentra Sintetikajaya and carrying value of investment in PT Langgeng Bajapratama’s (LBP) shares compared with the purchase and selling price, respectively, in 2004, with details are as follows:

Rp’Million
Difference between purchase price and the recorded amount of property, plant and equipment	771,376
Effect of deferred tax	(217,361)

Net	554,015
Difference between selling price of LBP’s shares of stock and the carrying amount of investment	(59,120)

Total	494,895

25.	DIFFERENCE DUE TO CHANGE OF EQUITY IN ASSOCIATED COMPANY

This account includes:
a.	The difference between the Company’s interest in PT Polychem Indonesia Tbk after issuance of the new shares and the carrying amount of its investment before the issuance of new shares amounting to Rp 412,398 million.

The change in the Company’s percentage of ownership is the result of the following:
•	In 2004, PT Polychem Indonesia Tbk issued 1,649,179,559 new shares to Garibaldi and other shareholders resulting to a dilution in the Company’s interest in PT Polychem Indonesia Tbk from 50.0125% to 28.91%.

•	In 1993, PT Polychem Indonesia Tbk offered its 20,000,000 shares to the public resulting to a dilution in the Company’s interest in PT Polychem Indonesia Tbk from 66.6667% to 50.0125%.
b.	The unrealized loss on decrease in value of available-for-sale securities of an associate amounting to Rp 7,901 million as of December 31, 2008.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
26.	CASH DIVIDEND AND GENERAL RESERVE

Based on the minutes of the Stockholders’ Annual Meeting as stated on Notarial Deed No. 10 dated June 23, 2008 from Isyana Wisnuwardhani Sadjarwo, S.H., notary in Jakarta, the stockholders approved to distribute cash dividends amounting to Rp 17,424 million or Rp 5 per share and appropriate a general reserve amounting to Rp 10,000 million.

Based on the minutes of the Stockholders’ Annual Meeting as stated on Notarial Deed No. 52 dated June 28, 2007 from Amrul Partomuan Pohan, S.H., notary in Jakarta, the stockholders approved to distribute cash dividends amounting to Rp 15,840 million or Rp 5 per share and appropriate a general reserve amounting to Rp 10,000 million.

Based on the minutes of the Stockholders’ Extraordinary Meeting as stated on Notarial Deed No. 63 dated June 20, 2006 from Amrul Partomuan Pohan, S.H., notary in Jakarta, the stockholders approved to distribute cash dividends amounting to Rp 15,840 million or Rp 5 per share and appropriate a general reserve amounting to Rp 10,000 million.

27.	NET SALES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Related parties
Local	39,576	29,534	28,144
Export	219,629	425,310	226,880
Third parties
Local	4,494,559	3,535,094	2,881,667
Export	3,209,709	2,669,916	2,334,039

Net Sales	7,963,473	6,659,854	5,470,730

There were no sales to specific customer exceeding 10% of net sales for the respective years.

Net sales to related parties accounted for 3.25% in 2008, 6.83% in 2007 and 4.66% in 2006 of the net sales (see Note 33).

28.	COST OF SALES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Raw materials used	5,558,313	4,024,225	3,506,348
Direct labor	52,082	49,650	42,606
Manufacturing expenses	1,476,147	1,315,114	1,247,047

Total Manufacturing Costs	7,086,542	5,388,989	4,796,001
Work in Process
At beginning of year	171,987	175,728	166,859
At end of year	(178,125)	(171,987)	(175,728)

Cost of Goods Manufactured	7,080,404	5,392,730	4,787,132
Finished Goods
At beginning of year	295,411	377,796	321,365
Purchases	6,716	9,535	8,596
At end of year	(554,143)	(295,411)	(377,796)

Total Cost of Sales	6,828,388	5,484,650	4,739,297

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The details of purchases of raw materials representing more than 10% of total net purchases are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
PT Wilson Tunggal Perkasa	857,049	575,334	306,210
PT Filamendo Sakti	677,979	537,065	428,971

Total	1,535,028	1,112,399	735,181

10.92%, 12.24% and 11.04% of total purchases of raw materials in 2008, 2007 and 2006, respectively, were made with related parties (see Note 33).

29.	OPERATING EXPENSES

Selling Expenses

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Transportation	131,072	112,710	83,466
Advertising and promotion	77,954	107,702	64,052
Salaries and allowances	49,680	40,809	35,802
Insurance	15,294	11,281	7,788
Royalty	13,935	10,981	8,702
Professional fees (see Note 35d)	6,576	—	—
Depreciation (see Note 12)	6,578	6,115	5,442
Telecommunication	1,534	1,812	1,414
Others	5,786	12,146	9,766

Total	308,409	303,556	216,432

General and Administrative Expenses

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Salaries and allowances	103,351	79,468	62,583
Post-employment benefits (see Note 21)	60,194	69,579	50,340
Provision for doubtful accounts (see Note 6)	46,637	24,044	5,385
Depreciation (see Note 12)	11,250	10,603	10,483
Office expenses	6,087	7,057	3,807
Office rental	6,038	4,694	4,374
Other professional fees	3,758	4,244	2,756
Transportation	1,449	1,268	1,220
Telecommunication	1,420	1,002	1,228
Travelling	1,331	1,242	1,566
Entertainment	864	947	2,353
Others	2,944	2,751	3,785

Total	245,323	206,899	149,880

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
30. INTEREST EXPENSE AND FINANCIAL CHARGES

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Interest expense and financial charges
Bonds	472,892	408,163	357,516
Notes payable	24,605	51,574	62,753
Others	1,514	1,932	12,285

Total	499,011	461,669	432,554
Amortization of premium on debt restructuring (see Note 19)	(36,017)	(50,166)	(53,064)

Net	462,994	411,503	379,490

31.	INCOME TAX

Tax expense (benefit) of the Company and its subsidiaries consists of the following:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Current tax
The Company	—	57,150	87,331
Subsidiaries
PSM	2,321	821	—
GT Bonds	—	1,266	1,390

Total current tax expense	2,321	59,237	88,721

Deferred tax
Deferred tax expense (benefit)
The Company	(157,200)	(9,805)	26,366
Subsidiary — PSM	(63)	48	(220)

Total	(157,263)	(9,757)	26,146

Effect of change in tax rate
The Company	5,463	—	—
Subsidiary — PSM	68	—	—

Total	5,531	—	—

Total deferred tax expense (benefit)	(151,732)	(9,757)	26,146

Tax Expense (Benefit) — Net	(149,411)	49,480	114,864

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Current tax
A reconciliation between income (loss) before tax expense per consolidated statements of income and taxable income (fiscal loss) is as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Income (loss) before tax per consolidated statements of income	(774,199)	140,321	233,268
Income before tax of subsidiaries	(22,756)	(14,072)	(227)

Income (loss) before tax of the Company	(796,955)	126,249	233,041

Temporary differences:
Post-employment benefits	41,405	52,303	34,521
Allowance for doubtful accounts	46,637	23,859	5,385
Allowance for decline in value of inventories	40,597	—	—
Amortized discount	—	—	13,750
Difference between commercial and fiscal extraordinary item recognition	(36,674)	(47,852)	(63,934)
Difference between commercial and fiscal depreciation	(23,565)	(48,450)	(77,608)

Total	68,400	(20,140)	(87,886)

Permanent differences:
Equity in net loss (income) of associate	76,077	(16,693)	77,179
Difference between commercial and fiscal depreciation	64,064	64,151	64,176
Employees’ benefits in kind	13,306	6,015	5,322
Donations and representation	3,600	3,043	4,155
Interest income on current accounts and time deposits	(2,817)	(7,198)	(4,580)
Others	13,925	35,132	(244)

Total	168,155	84,450	146,008

Taxable income (fiscal loss) of the Company	(560,400)	190,559	291,163

Current tax expense and payable are computed as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Current income tax expense — the Company	—	57,150	87,331

Less prepaid taxes
Income taxes
Article 22	69,424	42,248	37,686
Article 23	46	133	97
Article 25	53,232	11,349	4,765
Fiscal tax	112	104	118

Current tax payable (overpayment) — the Company	(122,814)	3,316	44,665
Tax liability on restructuring gain on which payment was deferred	—	—	2,030

Tax payable (overpayment) — the Company	(122,814)	3,316	46,695

The Company’s tax payable includes the taxes payable for an extraordinary item which was deferred because the restructuring was made through the Jakarta Initiative Task Force.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Deferred Tax
Deferred tax is computed based on the effect of the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The details of the deferred tax assets are as follows:

		Credited (charged)		Credited (charged)		Credited (charged)	Adjustment
	January 1,	to income for	December 31,	to income for	December 31,	to income for	due to change	December 31
	2006	the year	2006	the year	2007	the year	in tax rates	2008
	Rp’Million	Rp’Mllion	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
The Company
Fiscal loss	—	—	—	—	—	140,100	—	140,100
Allowance for doubtful accounts	26,414	1,615	28,029	7,158	35,187	11,659	(5,865)	40,981
Post-employment benefits obligation	46,869	10,356	57,225	15,691	72,916	10,352	(12,153)	71,115
Unamortized discount	(19,973)	4,125	(15,848)	15,848	—	—	—	—
Property, plant and equipment	(48,517)	(23,282)	(71,799)	(14,536)	(86,335)	(5,892)	14,389	(77,838)
Allowance for decline in value of inventories	—	—	—	—	—	10,149	—	10,149
Difference between commercial and fiscal extraordinary item	44,538	(19,180)	25,358	(14,356)	11,002	(9,168)	(1,834)	—

Deferred tax assets - net	49,331	(26,366)	22,965	9,805	32,770	157,200	(5,463)	184,507

PSM
Post-employment benefits obligation	245	65	310	110	420	78	(70)	428
Property and equipment	(7)	(10)	(17)	7	(10)	(15)	2	(23)
Fiscal loss	—	165	165	(165)	—	—	—	—

Deferred tax assets - net	238	220	458	(48)	410	63	(68)	405

Based on Law No. 36/2008 an amendment of Tax Law No. 7/1983 on income taxes, the new corporate tax rate is set at a flat rate of 28% effective from January 1, 2009 and 25% effective from January 1, 2010. Accordingly, deferred tax assets and liabilities have been adjusted to the tax rates that are expected to apply at the period when the asset is realized or liability is settled, based on the tax rates that will be enacted.
A reconciliation between the total tax expense (benefit) and the amounts computed by applying the effective tax rates to income (loss) before tax is as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Income (loss) before tax per consolidated statements of income	(774,199)	140,321	233,268
Income before tax of subsidiaries	(22,756)	(14,072)	(227)

Income (loss) before tax of the Company	(796,955)	126,249	233,041

Tax expenses (loss) at effective tax rate	(199,239)	37,858	69,895

Permanent differences	42,039	25,335	43,802
Adjustment due to change in tax rates	5,463	—	—
Correction of tax bases:
Unamortized discount	—	(15,848)	—

Tax expense (benefit) of the Company	(151,737)	47,345	113,697
Tax expense of subsidiaries	2,326	2,135	1,170

Total	(149,411)	49,480	114,867

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
32.	BASIC EARNINGS (LOSS) PER SHARE

The computation of basic earnings per share is based on the following data:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Income

Net income (loss)	(624,788)	90,841	118,401

Number of shares	Shares	Shares	Shares
Weighted average number of ordinary shares	3,484,800,000	3,181,019,178	3,168,000,000

At balance sheet dates, the Company does not have potential dilutive ordinary shares.

33.	NATURE OF RELATIONSHIP AND TRANSACTIONS WITH RELATED PARTIES

Nature of Relationship
a.	The companies below represent related parties in accordance with the criteria described in Notes 3e.3 and 3e.5.
–	PT Bando Indonesia

–	PT Gajah Tunggal Prakarsa

–	PT IRC Inoac Indonesia

–	PT Langgeng Bajapratama
b.	PT Polychem Indonesia Tbk is an associate.

c.	PT Filamendo Sakti and PT Sentra Sintetikajaya are subsidiaries of PT Polychem Indonesia Tbk.

d.	Garibaldi Venture Fund Limited was the stockholder of the Company in 2006.

e.	Denham Pte. Limited is the stockholder of the Company (see Note 22).

f.	GITI Tire Pte. Ltd. is the stockholder of Denham Pte. Limited.

g.	Globaltraco International Pte. Ltd., GITI Tire Pte. Ltd. Group, Seyen Machinery (Hong Kong) Co. Ltd., Seyen International Inc., GITI Tire (Europe) BV and GT International (Singapore) Pte. Ltd., are related parties of Denham Pte. Limited and GITI Tire Pte. Ltd.
Transactions with Related Parties

In the normal course of business, the Company and its subsidiaries entered into certain transactions with related parties, including the following:
a.	Net sales to related parties accounted for 3.25% in 2008, 6.83% in 2007 and 4.66% in 2006 of the net sales (see Note 27) which, according to management, were made at normal terms and conditions as those made with third parties. At balance sheet dates, the receivables from these sales were presented as trade accounts receivable, which constituted 0.41%, 0.50% and 0.82% respectively, of the total assets.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The details of net sales to related parties are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Globaltraco International Pte. Ltd.	122,916	77,026	104,312
GITI Tire Pte. Ltd. Group	96,714	348,284	122,568
PT Bando Indonesia	37,091	27,745	23,656
PT IRC Inoac Indonesia	2,435	1,743	4,443
Others (below Rp 30 million each)	49	46	45

Total	259,205	454,844	255,024

b.	Advance payments received from GITI Tire Pte. Ltd. Group amounting to Rp 337,806 million and recorded as sales advance.

c.	Purchases of raw materials from related parties constituted 10.92%, 12.24% and 11.04% of the total purchases of raw materials in 2008, 2007 and 2006, respectively, which according to management, were made at normal terms and conditions as those mode with third parties. At balance sheet dates, the liabilities for these purchases were presented as trade accounts payable which constituted 2.05%, 1.93% and 2.12% of the total liabilities, respectively.

The details of purchases from related parties are as follows:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
PT Filamendo Sakti	677,979	537,065	428,971
PT Langgeng Bajapratama	46,583	29,860	28,464
Seyen Machinery (Hongkong) Co., Ltd	15,382	—	—
Seyen International Inc.	2,940	10,818	4,634
Others (below Rp 750 million each)	940	118	286

Total	743,824	577,861	462,355

d.	Total salaries and benefits paid to commissioners and directors of the Company amounted to Rp 62,416 million, Rp 52,686 million and 36,530 million in 2008, 2007 and 2006, respectively.

e.	The Company entered into a Trademark Licensing Agreement with GITI Tire Pte. Ltd. (GTT) and GT International (Singapore) Pte. Ltd. (GTI) on February 20, 2004 and March 25, 2004, respectively, which granted the Company the license to use the trademark owned by GTT and GTI. The Company paid 1 SGD at the signing of the agreements. Those trade marks are royalty free, non-exclusive and non-transferable licenses and are valid unless terminated by any of the parties.

f.	The Company entered into an agreement to purchase the tyre manufacturing equipment for the expansion of the Company’s tyre factory, including machinery and moulds with Seyen Machinery (Hong Kong) Co. Ltd. This contract was entered into before Denham Pte. Limited became the stockholder of the Company. The advance to Seyen Machinery (Hong Kong) Co., Ltd. was presented under advances for purchase of property, plant and equipment (see Note 13), which constituted 2.77%, 3.14% and 3.31% of the total assets as of December 31, 2008, 2007 and 2006, respectively.

g.	The Company also purchased tyre manufacturing equipment, including moulds and spare parts from Seyen International Inc. and Seyen Machinery (Hongkong) Co., Ltd. The purchases were carried out as routinely before Denham Pte Limited become the stockholder of the Company.

In 2008, 2007 and 2006, the Company made payments for the above purchases amounting to Rp 14,809 million, Rp 6,851 million and Rp 32,776 million, respectively.

h.	The Company paid promotion and marketing services to GITI Tire (Europe) BV (see Note 35).

i.	The Company and its subsidiaries also entered into non-trade transactions with related parties as described in Note 9.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
34.	SEGMENT INFORMATION Business Segment

The Company and its subsidiaries are presently engaged in the following activities:
1.	Manufacturing of tyre (tyre).

2.	Manufacturing of tyre cord (tyre cord).

3.	Manufacturing of synthetic rubber (synthetic rubber).

4.	Others
The following is segment information based on business segments:

	2008
	Tyre	Tyre Cord		Synthetic rubber		Others	Elimination		Consolidated
	Rp’Million	Rp’Million		Rp’Million		Rp’Million	Rp’Million		Rp’Million
STATEMENT OF INCOME
REVENUES
External sales	6,979,959	—		—		983,514	—		7,963,473
Inter-segment sales	—	612,025	1)	353,132	1)	—	(965,157)		—
Inter-segment transfer	—	545,070	2)	488,863	2)	—	(1,033,933)		—

Total revenues	6,979,959	1,157,095		841,995		983,514	(1,999,090)		7,963,473
COST OF SALES	5,972,543	1,118,406		771,324		965,205	(1,999,090	) 3)	6,828,388

GROSS PROFIT	1,007,416	38,689		70,671		18,309	—		1,135,085
OPERATING EXPENSES	515,249	8,586		14,865		15,032	—		553,732

SEGMENT RESULT	492,167	30,103		55,806		3,277	—		581,353

UNALLOCATED OTHER INCOME (CHARGES)
Interest income									12,329
Provision for decline in value of inventories									(40,597)
Interest expense and financial charges									(462,994)
Loss on foreign exchange — net									(786,364)
Others — net									(1,849)

Other charges — net									(1,279,475)

Equity in net loss of associate									(76,077)

Loss before tax									(774,199)
Tax benefit									149,411

Net loss									(624,788)

BALANCE SHEET
Segment assets	6,989,943	287,984		198,150		441,511	(430,155)		7,487,433
Investment in associate	—	—		—		—	—		292,327
Unallocated assets	—	—		—		—	—		933,799

Consolidated total assets	6,989,943	287,984		198,150		441,511	(430,155)		8,713,559

Segment liabilities	2,164,374	224,705		84,315		5,001,406	(412,241)		7,062,559
Unallocated liabilities	—	—		—		—	—		1,575

Consolidated total liabilities	2,164,374	224,705		84,315		5,001,406	(412,241)		7,064,134

OTHER INFORMATION
Capital expenditures	632,347	8,300		27,294		1,395	—		669,336
Depreciation	248,490	37,278		34,340		179	—		320,287

Notes:

1)	represent sales to others segment

2)	represents transfer to tyre segment

3)	eliminating cost of sales of tyre and others segment arising from sale and inter-segment transfers of tyre cord and synthetic rubber segments

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)

	2007
	Tyre	Tyre Cord		Synthetic rubber		Others	Elimination		Consolidated
	Rp’Million	Rp’Million		Rp’Million		Rp’Million	Rp’Million		Rp’Million
STATEMENT OF INCOME
REVENUES
External sales	5,713,008	—		—		946,846	—		6,659,854
Inter-segment sales	—	440,371	1)	493,710	1)	—	(934,081)		—
Inter-segment transfer	—	462,150	2)	275,515	2)	—	(737,665)		—

Total revenues	5,713,008	902,521		769,225		946,846	(1,671,746)		6,659,854
COST OF SALES	4,659,737	892,713		669,568		934,378	(1,671,746)	3)	5,484,650

GROSS PROFIT	1,053,271	9,808		99,657		12,468	—		1,175,204
OPERATING EXPENSES	477,664	9,703		12,118		10,970	—		510,455

SEGMENT RESULT	575,607	105		87,539		1,498	—		664,749

UNALLOCATED OTHER INCOME (CHARGES)
Interest income									16,366
Interest expense and financial charges									(411,503)
Loss on foreign exchange — net									(132,131)
Others — net									(13,853)

Other charges — net									(541,121)

Equity in net income of associate									16,693

Income before tax									140,321

Tax expense									(49,480)

Net income									90,841

BALANCE SHEET
Segment assets	6,900,196	232,284		168,701		547,099	(563,149)		7,285,131
Investment in associate	—	—		—		—	—		376,305
Unallocated assets	—	—		—		—	—		793,257

Consolidated total assets	6,900,196	232,284		168,701		547,099	(563,149)		8,454,693

Segment liabilities	1,887,312	184,547		62,523		4,466,959	(533,718)		6,067,623
Unallocated liabilities	—	—		—		—	—		1,256

Consolidated total liabilities	1,887,312	184,547		62,523		4,466,959	(533,718)		6,068,879

OTHER INFORMATION
Capital expenditures	357,731	19,897		3,937		93	—		381,658
Depreciation	226,332	36,656		34,089		67	—		297,144

Notes:

1)	represent sales to others segment

2)	represents transfer to tyre segment

3)	eliminating cost of sales of tyre and others segment arising from sale and inter-segment transfers of tyre cord and synthetic rubber segments

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)

	2006
	Tyre	Tyre Cord		Synthetic rubber		Others	Elimination		Consolidated
	Rp’Million	Rp’Million		Rp’Million		Rp’Million	Rp’Million		Rp’Million
STATEMENT OF INCOME
REVENUES
External sales	4,625,255	—		—		845,475	—		5,470,730
Inter-segment sales	—	491,390	1)	338,505	1)	—	(829,895)		—
Inter-segment transfer	—	444,682	2)	253,760	2)	—	(698,442)		—

Total revenues	4,625,255	936,072		592,265		845,475	(1,528,337)		5,470,730
COST OF SALES	3,943,989	924,413		564,600		834,632	(1,528,337)	3)	4,739,297

GROSS PROFIT	681,266	11,659		27,665		10,843	—		731,433
OPERATING EXPENSES	334,024	11,580		9,997		10,711	—		366,312

SEGMENT RESULT	347,242	79		17,668		132	—		365,121

UNALLOCATED OTHER INCOME (CHARGES)
Interest income									8,221
Gain on foreign exchange — net									315,911
Interest expense and financial charges									(379,490)
Others — net									684

Other charges — net									(54,674)

Equity in net income of associate									(77,179)

Income before tax									233,268

Tax expense									(114,867)

Net income									118,401

BALANCE SHEET
Segment assets	5,903,652	229,811		83,196		415,755	(480,952)		6,151,462
Investment in associate	—	—		—		—	—		359,612
Unallocated assets	—	—		—		—	—		764,951

Consolidated total assets	5,903,652	229,811		83,196		415,755	(480,952)		7,276,025

Segment liabilities	1,996,028	189,447		63,956		3,297,437	(407,095)		5,139,773
Unallocated liabilities	—	—		—		—	—		1,010

Consolidated total liabilities	1,996,028	189,447		63,956		3,297,437	(407,095)		5,140,783

OTHER INFORMATION
Capital expenditures	278,826	8,077		715		9	—		287,627
Depreciation	210,218	36,387		34,240		47	—		280,892

Notes:

1)	represent sales to others segment

2)	represents transfer to tyre segment

3)	eliminating cost of sales of tyre and others segment arising from sale and inter-segment transfers of tyre cord and synthetic rubber segments

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
Geographical Segment
Net sales by geographical market
The following table shows the distribution of the Company and subsidiaries’ net sales by geographical market, regardless of where the goods were produced:

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
Domestic
Java	2,852,302	2,188,753	1,815,522
Outside Java	1,681,833	1,375,875	1,094,289
Foreign
America	930,509	666,077	450,950
Middle East	805,215	678,327	495,449
Europe	722,290	699,876	532,031
Asia	667,217	794,446	793,129
Africa	224,669	173,820	199,416
Oceania	79,438	82,680	89,944

Total	7,963,473	6,659,854	5,470,730

All of the assets of the Company and its subsidiaries are located in Java.
35. COMMITMENTS AND AGREEMENTS
a.	On May 12, 2004, the Company entered into a Manufacturing Cooperation Program Agreement (MCPA) and Distribution Cooperation Program Agreement (DCPA) with Michelin Asia-Pacific Pte. Ltd. The MCPA provides, among others, that the Company will manufacture selected brands of Michelin Group’s tyres, but excluding Michelin and BF Goodrich brands. In connection with the MCPA, on May 12, 2004, the Company and Michelin entered into an agreement, including among others, that Michelin will purchase from and pay the Company for manufacturing and delivering certain brands of tyres. The DCPA includes, among others, that the Company has distribution rights to market and sell Michelin Group tyres in Indonesia, subject to certain terms and conditions.

The above agreements are valid until December 31, 2010 and can be automatically extended for 5 years unless terminated by one party upon prior written notice to the other party.

b.	Under the agreement between the Company and Inoue Rubber Co. Ltd., Japan, the Company was granted the right to use the IRC brand for bicycle and motorcycle tyres. This license is not transferable, will terminate on January 1, 2010 and is renewable every 5 years, unless terminated by either party.

The Company agrees to pay a royalty equivalent to a certain rate of the net sales of IRC brand products.

Total royalty expense amounted to Rp 13,574 million in 2008, Rp 10,659 million in 2007 and Rp 8,411 million in 2006.

c.	On April 25, 2006, the Company entered into a USD/IDR Pay-As-You-Go Call Spread wherein the Company is given an option to enter into an option contract with Goldman Sachs International. In accordance with the agreement, the Company paid an initial premium amounting to USD 1,350,000. Also, in accordance with the agreement, on December 28, 2007, should the Company decide to continue to enter into an option contract with Goldman Sachs International, with a notional amount of USD 50,000,000, the Company will pay an additional premium equivalent to 10% of the notional amount. As mentioned in the agreement, if USD trades below Rp 9,400 then the Company may not exercise the option, if USD/IDR trades in the range between Rp 9,400 (lower strike price) and Rp 12,400 (upper strike price), the Company can buy USD at Rp 9,400, and if USD/IDR trades above Rp 12,400 then the Company may exercise the option and receive the difference between the upper strike price and the lower strike price.

On December 28, 2007, the Company decided not to exercise the option contract.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
d.	The Company has entered into a contract with GITI Tire (Europe) B.V. (GT Tire) for promotion and marketing services for a duration of 2.5 years, starting from July 1, 2008 until December 31, 2010, and it can be extended automatically, unless either party gives to the other party not less than one month written notice for termination before is due to expire.

The Company’s obligations to GITI Tire are as follows:
–	Pay yearly Fixed Management Fee amounting to Euro 250,000 for 2008, 2009 and 2010.

–	Pay Variable Management Fee of 1 % of total GT Radial yearly sales revenue in Europe for the period.

–	The Company should allocate Joint Promotion Fund of 1.5% of total GT Radial sales revenue in Europe for the purpose of its distributor in the European Territory.
Total professional fees amounted to Rp 6,576 million in 2008, which were recorded as part of professional fees in selling expenses.
36. MONETARY ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES
At December 31, 2008, 2007 and 2006, the Company and its subsidiaries had monetary assets and liabilities in foreign currencies as follows:

	2008		2007		2006
	Foreign	Equivalent in	Foreign	Equivalent in	Foreign	Equivalent in
	currency	Rp’Million	currency	Rp’Million	currency	Rp’Million
Assets
Cash and cash equivalents
USD	11,285,317	123,575	27,133,023	255,604	15,023,652	135,514
EURO	450,232	6,948	598,402	8,234	679,304	8,055
Others	—	277	—	17	—	251
Temporary investments —
USD	28,935,137	316,840	52,537,300	494,849	3,206,721	28,925
Trade accounts receivable
USD	41,509,696	454,531	58,697,098	552,869	53,306,549	480,825
JPY	92,413	11	92,424	8	92,413	7
GBP	3,269,491	51,666	4,946,037	73,333	3,522,738	62,341
EURO	5,581,400	86,134	9,144,600	125,827	6,892,251	81,729
Other accounts receivable from third parties
USD	3,085,429	33,785	7,369,404	69,412	6,307,037	56,889
Accounts receivable from related parties — USD	172,947	1,894	307,131	2,893	1,938,252	17,483
Long-term investment — USD	29,326,393	321,124	7,671,000	72,253	7,671,000	69,192

Total assets		1,396,785		1,655,299		941,211

Liabilities
Bank Loan
USD	3,076,998	33,693	—	—	—	—
EURO	—	—	—	—	670,948	7,956
Trade accounts payable
USD	96,220,970	1,053,620	45,056,764	424,390	60,047,768	541,631
JPY	152,009,013	18,428	26,465,498	2,198	28,239,616	2,141
SGD	216,508	1,647	101,944	663	25,765	151
EURO	504,630	7,875	189,715	2,615	260,254	3,086
Other accounts payable to third parties
USD	805,302	8,818	666,415	6,204	591,201	5,333
JPY	4,540,000	550	—	—	22,823	1
EURO	427	7	—	—	2,834	34
SGD	3,548	27	—	—	—	—
Accrued expenses — USD	23,055,880	252,462	21,103,822	198,777	16,092,796	145,157
Current maturities of long-term notes payable — USD	1,068,470	11,700	55,599,325	523,690	25,860,282	233,260
Long-term notes payable — net of current maturities — USD	—	—	1,068,470	10,064	56,667,787	511,143
Bonds payable — USD	418,346,722	4,580,897	417,130,522	3,928,952	320,000,593	2,886,405

Total liabilities		5,969,724		5,097,553		4,336,298

Net liabilities		4,572,939		3,442,254		3,395,087

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006 AND FOR THE YEARS THEN ENDED (Continued)
The conversion rates used by the Company and its subsidiaries on December 31, 2008, 2007 and 2006 are as follows:

	March 27,	December 31,
Foreign currency	2009	2008	2007	2006
		Rp	Rp	Rp
USD 1	11,495.00	10,950.00	9,419.00	9,020.00
SGD 1	7,629.53	7,607.36	6,502.38	5,878.73
JPY 1	116.78	121.23	83.07	75.80
EUR 1	15,578.61	15,432.40	13,759.76	11,858.15
GBP 1	16,632.13	15,802.15	18,804.11	17,696.80
37. THE IMPACT OF GLOBAL FINANCIAL CRISIS ON THE COMPANY AND ITS SUBSIDIARIES
The global financial and capital markets have experienced severe credit crunch and volatility. The ability of the Company’s customers and its subsidiaries’ customers to maintain operations and profitability and to pay their debts as they mature may be dependent to a large extent on the effectiveness of the fiscal measures and other actions, beyond their control, undertaken to achieve economic recovery. Such crisis has also resulted in the weakening of the Indonesian Rupiah against foreign currencies, as a result, the Company and its subsidiaries incurred foreign exchange losses of Rp 786,364 million in 2008, which primary arose from loans in foreign currencies.
Nevertheless, the Company and its subsidiaries maintains considerable financial resources, together with long term contracts with a number of customers and suppliers across diversified geographic areas and industries.
The management has a reasonable expectation that the Company and its subsidiaries are well placed to manage its business risks successfully despite the current uncertain economic outlook. The management believes that the Company and its subsidiaries have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the consolidated financial statements.
38. RECLASSIFICATION OF ACCOUNTS
The temporary investment as of December 31, 2007 and 2006, representing notes receivable held to maturity amounting to
Rp 85,921 million and Rp 82,860 million had been reclassified to long term investment (see Note 11) to conform with the presentation of the 2008 consolidated financial statements.
39. RE-ISSUANCE OF THE CONSOLIDATED FINANCIAL STATEMENTS
Previously, the Company issued its consolidated financial statements for the year ended December 31, 2008 with comparative balance for the year ended December 31, 2007. In connection with the offering of callable step-up guaranteed secured bonds by GT Bonds B.V., a subsidiary, the Company re-issued its consolidated financial statements for the year ended December 31, 2008 with comparative balance for the years ended December 31, 2007 and 2006.
40. FINANCIAL INFORMATION OF THE PARENT COMPANY ONLY
The financial information of the Parent Company only presents balance sheets, statements of income, statements of changes in equity and statements of cash flows information in which investments in its subsidiaries were accounted for using the equity method. Financial information of the Parent Company only was presented on pages 46 to 50.
41. APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS
The consolidated financial statements on pages 2 to 45 and supplementary information on pages 46 to 50 were approved and authorized for issue by the Directors on May 31, 2009.

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE I: PARENT COMPANY’S
BALANCE SHEETS *)
DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
ASSETS

CURRENT ASSETS
Cash and cash equivalents	85,128	434,525	148,050
Temporary investments	376,634	672,497	122,888
Trade accounts receivable
Related parties	226,354	365,062	264,779
Third parties — net of allowance for doubtful accounts of Rp 149,466 million in 2008, Rp 102,829 million in 2007 and Rp 78,970 million in 2006	388,723	511,351	467,710
Other accounts receivable from third parties — net of allowance for doubtful accounts of Rp 14,462 million	115,400	91,767	77,080
Inventories — net of allowance for decline in value of Rp 40,597 million in 2008	1,399,407	936,260	1,059,611
Advances	242,401	296,126	214,636
Prepaid taxes	169,446	21,072	45,987
Prepaid expenses	31,269	47,036	55,167

Total Current Assets	3,034,762	3,375,696	2,455,908

NONCURRENT ASSETS
Accounts receivable from related parties	750,379	761,371	742,571
Deferred tax assets — net	184,507	32,770	22,965
Investments in shares of stock	359,583	438,800	399,154
Long-term investment	334,792	85,921	—
Property, plant and equipment — net of accumulated depreciation of Rp 2,880,966 million in 2008, Rp 2,562,763 million in 2007 and Rp 2,267,912 in 2006	3,617,226	3,269,550	3,185,268
Advances for purchase of property, plant and equipment	485,256	550,303	535,931

Total Noncurrent Assets	5,731,743	5,138,715	4,885,889

TOTAL ASSETS	8,766,505	8,514,411	7,341,797

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE I: PARENT COMPANY’S
BALANCE SHEETS *)
DECEMBER 31, 2008, 2007 AND 2006 (Continued)

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loan	33,693	—	7,956
Trade accounts payable
Related parties	145,060	117,220	108,981
Third parties	1,134,833	430,158	526,957
Other accounts payable to third parties	59,871	57,231	54,503
Taxes payable	20,375	44,678	75,797
Dividends payable	1,734	1,684	1,636
Accrued expenses	311,166	265,798	222,380
Sales advances	346,238	116,685	12,824
Current maturities of notes payable	11,700	523,690	233,260

Total Current Liabilities	2,064,670	1,557,144	1,244,294

NONCURRENT LIABILITIES
Long-term note payable — net of current maturity	—	10,064	511,143
Accounts payable to related parties	4,643,682	3,994,215	2,957,125
Dealers’ guarantee	98,063	297,896	285,859
Post-employment benefits obligation	310,665	269,278	208,134

Total Noncurrent Liabilities	5,052,410	4,571,453	3,962,261

EQUITY
Capital stock — Rp 500 par value per share
Authorized — 12,000,000,000 shares
Subscribed and paid-up — 3,484,800,000 shares in 2008 and 2007 and 3,168,000,000 shares in 2006	1,742,400	1,742,400	1,584,000
Additional paid-in capital	51,500	51,500	51,500
Difference in value of restructuring transactions between entities under common control	(494,895)	(494,895)	(494,895)
Difference due to change of equity in associate	404,497	412,398	412,398
Unrealized gain (loss) on changes in fair value of securities — net	(66,110)	20,166	2,995

Retained earnings
Appropriated	30,000	20,000	10,000
Unappropriated	(17,967)	634,245	569,244

Total Equity	1,649,425	2,385,814	2,135,242

TOTAL LIABILITIES AND EQUITY	8,766,505	8,514,411	7,341,797

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE II: PARENT COMPANY’S
STATEMENT OF INCOME *)
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
NET SALES	7,945,115	6,647,088	5,455,150

COST OF SALES	6,828,199	5,484,352	4,734,929

GROSS PROFIT	1,116,916	1,162,736	720,221

OPERATING EXPENSES
Selling	298,662	297,950	209,413
General and administrative	240,179	201,534	146,188

Total Operating Expenses	538,841	499,484	355,601

INCOME FROM OPERATIONS	578,075	663,252	364,620

OTHER INCOME (CHARGES)
Equity in net income of subsidiaries	20,430	11,937	(943)
Interest income	9,765	12,815	4,618
Provision for decline in value of inventories	(40,597)	—	—
Interest expense and financial charges	(464,118)	(416,958)	(384,442)
Loss on foreign exchange — net	(799,658)	(136,459)	323,536
Others — net	(4,345)	(13,094)	1,888

Other Charges — Net	(1,278,523)	(541,759)	(55,343)

EQUITY IN NET INCOME (LOSS) OF ASSOCIATE	(76,077)	16,693	(77,179)

INCOME (LOSS) BEFORE TAX	(776,525)	138,186	232,098

TAX BENEFIT (EXPENSE) — NET	151,737	(47,345)	(113,697)

NET INCOME (LOSS)	(624,788)	90,841	118,401

BASIC EARNINGS (LOSS) PER SHARE (In full Rupiah)	(179)	29	37

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE III: PARENT COMPANY’S STATEMENTS OF CHANGES IN EQUITY *)
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

			Difference in value
			of restructuring		Unrealized gain
		Additional	transaction between	Difference due to	(loss) on changes
	Paid-up	paid-in	entities under	change of equity	in fair value	Retained earnings
	capital	capital	common control	in associate	of securities	Appropriated	Unappropriated	Total equity
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Balance as of January 1 , 2008	1,584,000	51,500	(494,895)	412,398	240	—	476,683	2,029,926
General reserve	—	—	—	—	—	10,000	(10,000)	—
Cash dividends	—	—	—	—	—	—	(15,840)	(15,840)
Unrealized gain on changes in fair value of securities	—	—	—	—	2,755	—	—	2,755
Net income for the year	—	—	—	—	—	—	118,401	118,401

Balance as of December 31 , 2006	1,584,000	51,500	(494,895)	412,398	2,995	10,000	569,244	2,135,242
Limited offering shares through right issue III	158,400	—	—	—	—	—	—	158,400
General reserve	—	—	—	—	—	10,000	(10,000)	—
Cash dividends	—	—	—	—	—	—	(15,840)	(15,840)
Unrealized gain on changes in fair value of securities	—	—	—	—	17,171	—	—	17,171
Net income for the year	—	—	—	—	—	—	90,841	90,841

Balance as of December 31, 2007	1,742,400	51,500	(494,895)	412,398	20,166	20,000	634,245	2,385,814
General reserve	—	—	—	—	—	10,000	(10,000)	—
Cash dividends	—	—	—	—	—	—	(17,424)	(17,424)
The share in unrealized loss on changes in fair value of available for sale securities of associate	—	—	—	(7,901)	—	—	—	(7,901)
Unrealized loss on changes in fair value of securities	—	—	—	—	(86,276)	—	—	(86,276)
Net loss for the year	—	—	—	—	—	—	(624,788)	(624,788)

Balance as of December 31 , 2008	1,742,400	51,500	(494,895)	404,497	(66,110)	30,000	(17,967)	1,649,425

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE lV: PARENT COMPANY’S
STATEMENTS OF CASH FLOWS *)
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
	Rp’Million	Rp’Million	Rp’Million
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	8,620,931	7,099,282	4,858,183
Cash paid to suppliers and employees	(7,484,148)	(6,204,140)	(4,142,721)

Cash generated from operations	1,136,783	895,142	715,462
Interest and financing charges paid	(481,225)	(408,495)	(423,059)
Tax restitution received	95,970	58,904	24,444
Income tax paid	(124,997)	(96,271)	(42,868)

Net Cash Provided by Operating Activities	626,531	449,280	273,979

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	9,849	11,767	4,701
Proceeds from sale of property, plant and equipment	719	926	674
Withdrawal (placements) of investments	(527)	(618,989)	72,845
Acquisitions of property, plant and equipment	(506,049)	(355,782)	(259,870)

Net Cash Used in Investing Activities	(496,008)	(962,078)	(181,650)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payment of) bank loan	38,462	(8,021)	7,840
Payment of cash dividends	(17,332)	(13,210)	(15,781)
Payments of long-term notes payable	(534,558)	(187,018)	(145,146)
Payment of bonds issuance cost	—	(5,136)	—
Accounts receivable from and payable to related parties — net	—	853,074	—
Proceeds from Rights Issue III	—	158,400	—

Net Cash Provided by (Used in) Financing Activities	(513,428)	798,089	(153,087)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(382,905)	285,291	(60,758)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	434,525	148,050	204,455
Effect of foreign exchange rate changes	33,508	1,184	4,353

CASH AND CASH EQUIVALENTS AT END OF YEAR	85,128	434,525	148,050

SUPPLEMENTAL DISCLOSURES
Noncash investing and financing activities:
Ordinary activities:
Acquisition of property, plant and equipment through advances and other accounts payable to third party	161,892	25,782	27,750
Increase in dividends payable through dividends declaration	—	—	59

*)	PRESENTED UNDER EQUITY METHOD

Osman Bing Satrio & Rekan Registered Public Accountants License No. KMK No. 758/KM.1/2007 Wisma Antara 12th Floor Jl. Medan Merdeka Selatan No. 17 Jakarta 10110 Indonesia

Tel : +62 21 2312879, 2312955, 2312381 Fax : +62 21 3840387, 2313325 E-mail: iddtt@deloitte.com www.deloitte.com
Independent Accountants’ Report
No. SR109 040 GT AI
The Stockholders, Boards of Commissioners and Directors
PT. Gajah Tunggal Tbk
We have reviewed the accompanying consolidated balance sheets of PT. Gajah Tunggal Tbk and its subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and cash flows for the three-month periods then ended. These consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with standards established by the Indonesian Institute of Certified Public Accountants. A review of interim consolidated financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in Indonesia, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above in order for them to be in conformity with accounting principles generally accepted in Indonesia.
OSMAN BING SATRIO & REKAN

/s/ Alvin Ismanto Alvin Ismanto, SE
License No. 07.1.0997
June 1, 2009
The accompanying consolidated financial statements are not intended to present the consolidated financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than those in Indonesia. The standards, procedures and practices to review such consolidated financial statements are those generally accepted and applied in Indonesia.
Osman Bing Satrio & Rekan
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PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND 2008 (Unaudited)

	Notes	2009	2008
		Rp’Million	Rp’Million
ASSETS

CURRENT ASSETS
Cash and cash equivalents	3g,4	208,506	345,511
Temporary investments	3h,5	375,121	588,335
Trade accounts receivable	3i,6
Related parties	3e,33	22,850	46,160
Third parties — net of allowance for doubtful accounts of Rp 157,997 million in 2009 and Rp 100,624 million in 2008		600,829	688,741
Other accounts receivable from third parties — net of allowance for doubtful accounts of Rp 14,462 million	3i	91,717	120,669
Inventories	3j,7	881,392	1,111,481
Advances		216,009	298,622
Prepaid taxes	3r,8	202,437	77,582
Prepaid expenses	3k	17,250	14,150

Total Current Assets		2,616,111	3,291,251

NONCURRENT ASSETS
Accounts receivable from related parties	3e,9a,33	748,174	755,418
Deferred tax assets — net	3r,31	262,128	31,556
Investments in shares of stock	3h,10	262,474	420,093
Long-term investments	3h,11	358,271	84,371
Property, plant and equipment — net of accumulated depreciation of Rp 2,967,905 million in 2009 and Rp 2,640,454 million in 2008	3l,3m,12	3,641,738	3,378,641
Advances for purchase of property, plant and equipment	3e,13,33	467,456	530,583

Total Noncurrent Assets		5,740,241	5,200,662

TOTAL ASSETS		8,356,352	8,491,913

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND 2008 — Unaudited (Continued)

	Notes	2009	2008
		Rp’Million	Rp’Million
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loan	14	57,248	—
Trade accounts payable	15
Related parties	3e,33	107,551	149,195
Third parties		724,447	562,833
Other accounts payable to third parties		93,725	65,577
Taxes payable	3r,16	4,799	46,379
Dividends payable		1,734	1,684
Accrued expenses	17	204,761	171,121
Sales advances	3e,18,33	368,395	90,122
Current maturities of long-term notes payable	19	—	468,074

Total Current Liabilities		1,562,660	1,554,985

NONCURRENT LIABILITIES
Accounts payable to related parties	3e,9b,33	1,097	750
Bonds payable — net	3n,20	4,844,213	3,847,106
Dealers’ guarantee	18	255,293	295,555
Post-employment benefits obligation	3f,3o,21	324,845	284,454

Total Noncurrent Liabilities		5,425,448	4,427,865

EQUITY
Capital stock — Rp 500 par value per share Authorized -12,000,000,000 shares Subscribed and paid-up - 3,484,800,000 shares	22	1,742,400	1,742,400
Additional paid-in capital	23	51,500	51,500
Difference in value of restructuring transactions between entities under common control	3p,24	(494,895)	(494,895)
Difference due to change of equity in associate	3h,25	405,264	412,398
Unrealized gain (loss) on changes in fair value of securities — net	3h,5,10,11	(67,622)	922
Retained earnings (Deficit)
Appropriated	26	30,000	20,000
Unappropriated		(298,403)	776,738

Total Equity		1,368,244	2,509,063

TOTAL LIABILITIES AND EQUITY		8,356,352	8,491,913

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

	Notes	2009	2008
		Rp’Million	Rp’Million
NET SALES	3e,3q,27,33	1,737,219	1,849,698

COST OF SALES	3e,3q,28,33	1,520,869	1,538,227

GROSS PROFIT		216,350	311,471

OPERATING EXPENSES	3q,29
Selling		91,937	69,665
General and administrative		59,305	49,482

Total Operating Expenses		151,242	119,147

INCOME FROM OPERATIONS		65,108	192,324

OTHER INCOME (CHARGES)
Interest income	3q	921	3,615
Interest expense and financial charges	3n,30	(141,145)	(111,575)
Gain (loss) on foreign exchange — net	3d	(241,500)	83,830
Others — net		(5,774)	1,376

Other Charges — Net		(387,498)	(22,754)

EQUITY IN NET INCOME (LOSS) OF ASSOCIATE	3h,10	(35,262)	29,449

INCOME (LOSS) BEFORE TAX		(357,652)	199,019

TAX BENEFIT (EXPENSE) — NET	3r,31
Current tax		—	(54,903)
Deferred tax		77,216	(1,623)

Tax benefit (Expense) — Net		77,216	(56,526)

NET INCOME (LOSS)		(280,436)	142,493

BASIC EARNINGS (LOSS) PER SHARE	3s,32
(In full Rupiah)		(80)	41
See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

				Difference in value
				of restructuring	Difference due to	Unrealized gain
			Additional	transaction between	change of equity	(loss) on changes
		Paid-up	paid-in	entities under	in associated	in fair value	Retained Earnings (Deficit)
	Notes	capital	capital	common control	company	of securities	Appropriated	Unappropriated	Total equity
		Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Balance as of January 1, 2008		1,742,400	51,500	(494,895)	412,398	20,166	20,000	634,245	2,385,814
Unrealized loss on changes in fair value of securities	3h,5,10,11	—	—	—	—	(19,244)	—	—	(19,244)
Net income for the period		—	—	—	—	—	—	142,493	142,493

Balance as of March 31, 2008		1,742,400	51,500	(494,895)	412,398	922	20,000	776,738	2,509,063

Balance as of January 1, 2009		1,742,400	51,500	(494,895)	404,497	(66,110)	30,000	(17,967)	1,649,425
The share in unrealized gain on changes in fair value of available for sale securities of associate	25	—	—	—	767	—	—	—	767
Unrealized loss on changes in fair value of securities	3h,5,10,11	—	—	—	—	(1,512)	—	—	(1,512)
Net loss for the period		—	—	—	—	—	—	(280,436)	(280,436)

Balance as of March 31, 2009		1,742,400	51,500	(494,895)	405,264	(67,622)	30,000	(298,403)	1,368,244

See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

	2009	2008
	Rp’Million	Rp’Million
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	1,932,173	1,910,330
Cash paid to suppliers and employees	(1,535,892)	(1,729,295)

Cash generated from operations	396,281	181,035
Interest and financing charges paid	(267,444)	(236,550)
Tax restitution received	5,268	4,593
Income tax paid	(31,674)	(23,938)

Net Cash Provided by (Used in) Operating Activities	102,431	(74,860)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	941	3,063
Proceeds from sale of property, plant and equipment	53	150
Withdrawal of investments	7,373	47,722
Acquisitions of property, plant and equipment	(81,872)	(160,253)

Net Cash Used in Investing Activities	(73,505)	(109,318)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loan	20,494	—
Payment of long-term notes payable	(12,822)	(43,087)

Net Cash Provided by (Used in) Financing Activities	7,672	(43,087)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,598	(227,265)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	169,621	572,947
Effect of foreign exchange rate changes	2,287	(171)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	208,506	345,511

SUPPLEMENTAL DISCLOSURES
Noncash investing and financing activities:
Ordinary activities:
Acquisition of property, plant and equipment through advances and other accounts payable to third parties	28,568	26,712
See accompanying notes to consolidated financial statements
which are an integral part of the consolidated financial statements.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited
1.	GENERAL
a.	Establishment and General Information

PT. Gajah Tunggal Tbk (the “Company”) was established based on notarial deed No. 54 dated August 24, 1951 of Raden Meester Soewandi, SH, notary public in Jakarta. The deed of establishment was approved by the Minister of Justice of the Republic of Indonesia in his Decision Letter No. J.A.5/69/23 dated May 29, 1952, and was published in State Gazette of the Republic of Indonesia No. 63 dated August 5, 1952, Supplement No. 884. The Company’s articles of association have conformed with Law No. 40 year 2007 on Limited Liability Company through Deed No. 13 dated November 22, 2007 of Amrul Partomuan Pohan SH, Lex Legibus Magister, notary public in Jakarta and was approved by the Minister of Law and Human Rights of the Republic of Indonesia in his Decision Letter No.C-06556.HT.01.04-TH.2007 dated December 13, 2007.

The Company is domiciled in Jakarta, and its plants are located in Tangerang and Serang. The Company’s head office is located in Wisma Hayam Wuruk, 10th Floor, Jl. Hayam Wuruk 8, Jakarta.

In accordance with article 3 of the Company’s articles of association, the scope of its activities consists of manufacturing of goods made of rubber, primarily tyres and tubes for vehicles, goods or equipment. The Company started commercial operations in 1953. The Company’s products are marketed both domestic and international, including USA, Asia, Australia and Europe. The Company had 11,163 employees in 2009 and 10,778 employees in 2008.

The Company’s management as of March 31, 2009 consisted of the following:

President Commissioner	:	Dibyo Widodo
Vice President Commissioner	:	Mulyati Gozali
Commissioners	:	Gautama Hartarto
Sean Gustav Standish Hughes
Independent Commissioners	:	Howell Rembrandt Pickett Keezell
Sunaria Tadjuddin
Sang Nyoman Suwisma

President Director	:	Christopher Chan Siew Choong
Vice President Director	:	Budhi Santoso Tanasaleh
Directors	:	Tan Enk Ee
Irene Chan
Catharina Widjaja
Hendra Soerijadi
Kisyuwono
Lin Jong Jeng

Independent Director	:	Veli llmari Nikkari

Audit Committee
Chairman	:	Sunaria Tadjuddin
Members	:	Muredi Wibowo
Rudy Haryanto

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited
(Continued)
b.	Consolidated Subsidiaries

The Company has ownership interest of more than 50%, directly in the following subsidiaries:

			Percentage		Start of Commercial	Total Assets as of
Subsidiary	Domicile	Nature of Business	of Ownership		Operations	March 31, 2009
			2009	2008		Rp’million
GT 2005 Bonds B.V. (“GT Bonds”)	The Netherlands	General trading and
		financial services	100%	100%	2005	4,995,938

PT Prima Sentra Megah (“PSM”)	Jakarta	General trading	99%	99%	2005	253,810
c.	Public Offering of the Company’s Shares

On March 15, 1990, the Company obtained the notice of effectivity from the Chairman of the Capital Market Supervisory Agency/Bapepam (currently Bapepam-LK) in his letter No. SI-087/SHM/MK.10/1990 for its public offering of 20,000,000 shares. On May 8, 1990, these shares were listed on the Jakarta Stock Exchange.

On January 21, 1994, the Company obtained the notice of effectivity from the Chairman of Bapepam (currently Bapepam-LK) in his letter No.S-115/PM/1994 for its limited offering of 198,000,000 shares through Rights Issue I with Pre-emptive Rights to stockholders. These shares were listed on the Jakarta and Surabaya stock exchanges on February 11, 1994.

On September 24, 1996, the Company obtained the notice of effectivity from the Chairman of Bapepam (currently Bapepam-LK) in his letter No. S-1563/PM/1996 for its limited offering of 792,000,000 shares through Rights Issue II with Pre-emptive Rights to stockholders. These shares were listed on the Jakarta and Surabaya stock exchanges on October 16, 1996.

On November 21, 2007, the Company obtained the notice of effectively from the Chairman of Bapepam-LK in his letter No. S-5873/BL/2007 for its limited offering of 316,800,000 shares through Rights Issue III with Pre-emptive Rights to stockholders. These shares were listed on the Indonesia Stock Exchange (formerly the Jakarta and Surabaya Stock Exchanges) on December 6, 2007.

As of March 31, 2009, all of the Company’s outstanding shares totaling 3,484,800,000 shares have been listed on the Indonesia Stock Exchange.

d.	Public Offering of the Subsidiary’s Bonds

On July 21, 2005, GT Bonds, subsidiary, issued bonds amounting to USD 325,000,000 at the interest rate of 10.25% per annum which matures on July 21, 2010.

On June 11, 2007, GT Bonds, subsidiary, issued bonds amounting to USD 95,000,000 at the same interest rate, maturity date, terms and conditions as the previous bonds.

The above Bonds are listed on the Singapore Exchange Securities Trading Limited.
2.	ADOPTION OF REVISED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS (PSAK)
a.	Standards effective in the current period

In the current year, the Company and its subsidiaries adopted the following revised PSAK which are effective for financial statements beginning on or after January 1, 2009:

PSAK 14 (Revised 2008), Inventories

In September 2008, the Financial Accounting Standards Board (DSAK) issued the revised accounting standard for inventories, which supersedes PSAK 14, Inventories.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited
(Continued)
The principal changes to the standard include among other thing the requirement to use the same cost formula for all inventories having similar nature and use to the entity, and for purchase of inventories with deferred settlement terms, the difference between the purchase price for normal credit terms and the amount paid is recognized over the period of financing. Management believes that there is no significant impact to the consolidated financial statements since it has always been the policy of the Company to use the same cost formula for inventories with similar nature while there are no significant purchases with deferred settlement terms. Accordingly, the adoption of this standard has not resulted in a change in the prior year carrying amount of inventories.

b.	Standards in issue not yet adopted

PSAK 26 (Revised 2008) Borrowing Costs

In September 2008, the Financial Accounting Standards Board (DSAK) issued the revised accounting standard for borrowing costs, which supersedes PSAK 26, Borrowing Costs.

Under the revised standard, borrowing cost that are directly attributable to the acquisition, construction or production of a qualifying asset shall be capitalized as part of the cost of that asset. All other borrowing costs should be expensed as incurred.

Entities shall apply this standard prospectively for financial statements covering the periods beginning on or after January 1, 2010. Early application is permitted.

PSAK 50 (Revised 2006), Financial Instruments: Presentation and Disclosures

In December 2006, DSAK issued PSAK 50 (Revised 2006), Financial Instruments: Presentation and Disclosures, which supersedes the presentation and disclosure requirements of PSAK 50 (1998), Accounting for Investments in Certain Securities, and PSAK 55 (Revised 1999), Accounting for Derivatives and Hedging Activities.

The objective of the revised standard is to establish principles for the presentation and disclosures of financial instruments as liabilities or equity and for offsetting financial assets and financial liabilities. It applies to the classification of financial instruments, from the perspective of the issuer, into financial assets, financial liabilities and equity instruments; the classification of the related interests, dividends, losses and gains; and the circumstances in which financial assets and financial liabilities should be offset. The principles in this standard complement the principles for recognizing and measuring financial assets and financial liabilities in PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement.

This standard should be applied prospectively for periods beginning on or after January 1, 2010.

PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement

In December 2006, DSAK issued PSAK 55 (Revised 2006), Financial Instruments: Recognition and Measurement.

This standard establishes the principles for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. The standard also provides guidance on derecognition, when financial assets and liabilities may be measured at fair value, how to determine fair value and assess impairment, as well as hedge accounting.

This standard supersedes the principles of financial instruments recognition and measurement prescribed in certain previously issued accounting standards.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited
(Continued)
Entities shall apply this standard prospectively for financial statements covering the periods beginning on or after January 1, 2010. Early application is permitted. Among the transitional provisions on initial application, entities are allowed to recognize either in profit or loss or in equity the effect of the recognition and measurement prescribed by the standard to financial instruments existing before the effective date of the standard.

Management is evaluating the effect of this standards on the consolidated financial statements.
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared using accounting principles and reporting practices generally accepted in Indonesia. Such consolidated financial statements are not intended to present the financial position and results of operations, changes in equity, and cash flows in accordance with accounting principles and reporting practices generally accepted in other countries and jurisdictions.

The consolidated financial statements, except for the consolidated statements of cash flows, are prepared under the accrual basis of accounting. The reporting currency used in the preparation of the consolidated financial statements is the Indonesian Rupiah, while the measurement basis used is the historical cost, except for certain accounts which are measured on the bases described in the related accounting policies.

The consolidated statements of cash flows are prepared using the direct method with classifications of cash flows into operating, investing and financing activities.

b.	Principles of Consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (and its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of the investee entity so as to obtain benefits from its activities. Control is presumed to exist when the Company owns, directly or indirectly through subsidiaries, more than 50% of the voting rights.

The minority interest consists of the amount of those interests at the date of original business combination (Note 3c) and minority’s share of movements in equity since the date of the business combination. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of the parent.

The results of subsidiaries acquired or disposed of during the period are included in the consolidated statement of income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of the subsidiaries to bring the accounting policies used in line with those used by the Company.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

c.	Business Combinations

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is the aggregate of the fair value (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued in exchange for control of the acquiree, plus any costs directly attributable to the business combination.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
On acquisition, the assets and liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill.

The interest of the minority shareholders is stated at the minority’s proportion of the historical cost of the net assets.

d.	Foreign Currency Transactions and Translation

The books of accounts of the Company and its subsidiaries, except GT Bonds, is maintained in Indonesian Rupiah. Transactions during the year involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are adjusted to reflect the rates of exchange prevailing at that date. The resulting gains or losses are credited or charged to current operations.

GT Bonds’ operating activities, a subsidiary domiciled in Amsterdam, is an integral part of the Company’s activities, hence, the books of accounts of this subsidiary are maintained in US Dollar which are translated into Rupiah using the same procedures as that of the Company.

e.	Transactions With Related Parties

Related parties consist of the following:
1)	companies that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company (including holding companies, subsidiaries and fellow subsidiaries);

2)	associated companies;

3)	individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of the family of any such individuals (close members of the family are those who can influence or can be influenced by such individuals in their transactions with the Company);

4)	key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s activities, including commissioners, directors and managers of the Company and close members of their families; and

5)	companies in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (3) or (4) or over which such a person is able to exercise significant influence. This includes companies owned by commissioners, directors or major stockholders of the Company and companies which have a common key member of management as the Company.
All transactions with related parties, whether or not made at similar terms and conditions as those done with third parties, are disclosed in the consolidated financial statements.

f.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in Indonesia requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could be different from these estimates.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
g.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and in banks and all unrestricted investments with maturities of three months or less from the dates of placement.

h.	Investments

Investments in equity securities that have readily determinable fair values and debt securities

Investments in available-for-sale securities are stated at fair values. Unrealized gains or losses from the increase or decrease in fair values are recorded as part of equity and recognized as income or expense of the year when realized.

Investments in securities held-to-maturity are stated at cost, adjusted for the unamortized premiums or discounts. A loss is recognized in the current operations for the impairment in the carrying amount of the security.

Available-for-sale securities held temporarily and debt securities held-to-maturity with terms of less than one year are presented as temporary investments.

To calculate the realized gains or losses, cost of securities sold is determined using the weighted average method.

Investment in associate

An associate is an entity over which the Company is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee.

The results and assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. Investments in associates are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Company, and share of the net assets of the associate, less any impairment in the value of the individual investments. Losses of the associates in excess of the Company, interest in those associates are not recognized except if the Company has incurred obligations or made payments on behalf of the associates to satisfy obligations of the associates that the Company has guaranteed, in which case, additional losses are recognized to the extent of such obligations or payments.

Other investments

Investments in shares of stock with ownership interest of less than 20% that do not have readily determinable fair values and are intended for long-term investments are stated at cost. The carrying amount of the investments is written down to recognize a permanent decline in the value of the individual investments. Any such write-down is charged directly to current operations.

Change of equity in associate

Changes in value of investment due to change in the equity of an associate arising from capital transactions of such associate with other parties is recognized in equity as difference due to change of equity in associate and recognized as income or expense in the period the investment is disposed of.

i.	Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based on a review of the status of the individual receivable accounts at the end of the period.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
j.	Inventories

Inventories are stated at the lower of cost and net realisable value. Costs, including an appropriate portion of fixed and variable overhead expenses, are assigned to inventories by the method most appropriate to the particular class of inventory, with the majority being valued on a average cost basis. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

k.	Prepaid Expenses

Prepaid expenses are amortized over their beneficial periods using the straight-line method.

l.	Property, Plant and Equipment

Property, plant and equipment held for use in the production or supply of goods or services, or for administrative purposes, are stated at cost, less accumulated depreciation.

Depreciation, except land, is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Years
Buildings and improvements	10 - 25
Machinery and factory equipment	5 - 20
Vehicles	5
Office furniture and fixtures	5
The estimated useful lives, residual values and depreciation method are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

Land is stated at cost and is not depreciated.

The cost of maintenance and repairs is charged to operations as incurred. Other costs incurred subsequently to add to, replace part of, or service an item of property, plant and equipment, are recognized as an asset if, and only if it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. When assets are retired or otherwise disposed of, their carrying values and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the current operations.

Construction in progress is stated at cost which includes borrowing costs during construction on debts incurred to finance the construction. Construction in progress is transferred to the respective property, plant and equipment account when completed and ready for use.

m.	Impairment of an asset

When the carrying amount of an asset exceeds its estimated recoverable amount, the asset is written down to its estimated recoverable amount, which is determined as the higher of net selling price or value in use.

n.	Bonds Issuance Costs

Bonds issuance costs are deducted directly from the related proceeds of the related bonds to determine the net proceeds of the bonds. Differences between the net proceeds and nominal values represent discount or premium which is amortized using the straight-line method over the term of the bonds.

o.	Post-Employment Benefits

The Company and its subsidiaries provide defined post-employment benefits to employees in accordance with Labor Law No. 13/2003. No funding has been made to this defined benefit plan.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
The cost of providing post-employment benefits is determined using the Projected Unit Credit Method. The accumulated unrecognized actuarial gains and losses that exceed 10% of the present value of the Company’s defined benefit obligations is recognized on a straight-line basis over the expected average remaining working lives of the participating employees. Past service cost is recognized immediately to the extent that the benefits are already vested, and otherwise is amortized on a straight-line basis over the average period until the benefits become vested.

The post-employment benefits obligation recognized in the consolidated balance sheets represents the present value of the defined benefit obligation, as adjusted for unrecognized actuarial gains and losses and unrecognized past service cost.

p.	Difference in Value of Restructuring Transactions Between Entities Under Common Control

The difference between the transfer price and book value of assets, liabilities, shares or other forms of ownership instruments in a restructuring transaction between entities under common control is recorded as “Difference in value of restructuring transactions between entities under common control” and presented as part of equity.

q.	Revenue and Expense Recognition

Sale of Goods

Revenue from sales of goods is recognized when all of the following conditions are satisfied:
•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the company; and

•	The cost incurred or to be incurred in respect of the transaction can be measured reliably.
Dividend Revenue

Dividend revenue from investments is recognized when the shareholders’ rights to receive payment have been established.

Interest Revenue

Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the applicable interest rate.

Expenses

Expenses are recognized when incurred.
r.	Income Tax

Current tax expense is determined based on the taxable income for the period computed using prevailing tax rates.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized for deductible temporary differences to the extent that it is probable that taxable income will be available in future periods against which the deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that have been enacted or substantively enacted as of the balance sheet date. Deferred tax is charged or credited in the statement of income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also charged or credited directly to equity.

Deferred tax assets and liabilities are offset in the consolidated balance sheets, except if these are for different legal entities, in the same manner the current tax assets and liabilities are presented.

s.	Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares outstanding during the year.

t.	Segment Information

Segment information is prepared using the accounting policies adopted for preparing and presenting the consolidated financial statements. The primary format in reporting segment information is based on business segment, while secondary segment information is based on geographical segment.

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.

A geographical segment is a distinguishable component of an enterprise that is engaged in providing products or services within a particular economic environment and that is subject to risks and returns that are different from those components operating in other economic environments.
4. CASH AND CASH EQUIVALENTS

	2009	2008
	Rp’Million	Rp’Million
Cash on hand
Rupiah	1,172	954
U.S. Dollar	1,820	1,453

Total cash on hand	2,992	2,407

Current accounts	117,657	83,498
Time and on call deposits	87,857	259,606

Total Cash and Cash Equivalents	208,506	345,511

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
Details of the current accounts and time and on call deposits are as follows:
Current Accounts

	2009	2008
	Rp’Million	Rp’Million
Rupiah
Bank Central Asia	33,851	25,278
Bank Ganesha	7,333	6,192
Bank OCBC NISP	1,529	468
Bank Negara Indonesia	1,259	5,035
Others	511	634
U.S. Dollar
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	46,583	20,027
Bank Negara Indonesia	5,695	6,471
Bank Commonwealth	5,202	3,106
Bank OCBC NISP	4,516	1,546
Bank Ganesha	1,404	734
ING Bank Amsterdam	583	4,237
Others	1,759	1,361
Euro
Bank Negara Indonesia	4,558	6,565
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	2,814	1,000
ING Bank Amsterdam	31	768
Other foreign currencies	29	76

Total Current Accounts	117,657	83,498

Time and On Call Deposits

	2009	2008
	Rp’Million	Rp’Million
Rupiah
Bank OCBC NISP	2,000	27,454
Bank Ganesha	1,500	4,300
Bank Central Asia	—	20,000
U.S. Dollar
Bank OCBC NISP	58,222	34,564
Deutsche Bank	17,363	13,825
ING Bank Amsterdam	6,945	2,083
UBS AG	1,827	99,313
The Hongkong and Shanghai Banking Corp. Ltd., Jakarta	—	39,633
Credit Suisse International	—	18,434

Total Time and On Call Deposits	87,857	259,606

Interest rates of time and on call deposits per annum
Rupiah	7.5% - 9.5%	5% - 8%
U.S. Dollar	0.05% - 0.25%	2% - 3%

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
5. TEMPORARY INVESTMENTS

	2009	2008
	Rp’Million	Rp’Million
Investments with fund managers	359,675	484,811
Securities available-for-sale	15,446	103,524

Total	375,121	588,335

The details of temporary investments are as follows:
Investments with Fund Managers
This represents investments through fund managers as follows:

	2009	2008
	Rp’Million	Rp’Million
Cost
UBS AG	256,686	313,888
PT Andalan Artha Advisindo Sekuritas	69,600	64,041
Universal Capital Corp. Ltd.	43,499	—
Triton Asset Management Ltd.	37,118	29,556
PT Anugra Nusantara Asset Manajemen	—	46,546
PT Equity Securities Indonesia	—	38,255

Total	406,903	492,286
Unrealized loss	(47,228)	(7,475)

Fair Value	359,675	484,811

The Company appointed UBS AG to manage the Company’s fund with focus on bonds and other asset allocation funds. The contract commences on the date on which the signed application is accepted by UBS AG and may be terminated by either party at anytime by giving written notice to the other party.
The Company appointed PT Andalan Artha Advisindo Sekuritas (“AAA”) as the provider of fund management services and securities settlement services, whereby the contract for the investment are extended on July 11, 2008. The contract can be terminated at anytime by written notice to the other party.
The Company appointed Universal Capital Corp. Ltd. as the provider of fund management services and securities settlement services. This contract has a term of 12 months, starting on March 17, 2009. The contract can be extended at the end of contract term and can be terminated at anytime by written notice to the other party.
The Company appointed Triton Asset Management Ltd. to manage the Company’s fund with focus on promissory notes of listed companies on the stock exchange. This contract has a term of 6 months and will be automatically rolled over for the next 6 months unless one of the party terminates the agreement with written notice.
The Company appointed PT Anugra Nusantara Asset Manajemen (ANAM) as the provider of fund management services and securities settlement services. This contract has a term of 12 months, starting on September 20, 2007. This contract can be terminated, but not less than 6 months from the date the contract was signed with prior written notice to the other party. On August 22, 2008, this contract had been terminated.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
The Company appointed PT Equity Securities Indonesia as the provider of fund management services and securities settlement services. This contract has a term of 12 months and can be extended at the end of the contract or terminated at anytime upon written notice to the other party.
Available-for-Sale Securities

	2009	2008
	Rp’Million	Rp’Million
Acquisition cost
Bonds — USD	46,300	51,781
Mutual funds — Rupiah	3,739	55,085
Unrealized loss	(34,593)	(3,342)

Fair value	15,446	103,524

6. TRADE ACCOUNTS RECEIVABLE

	2009	2008
	Rp’Million	Rp’Million
a. By Debtor
Related parties
Globaltraco International Pte. Ltd.	13,657	28,451
GITI Tire Pte. Ltd. Group	5,542	12,407
PT Bando Indonesia	3,502	5,056
Others (below Rp 300 million each)	149	246

Total	22,850	46,160

Third parties
Local debtors	163,908	174,345
Foreign debtors	594,918	615,020

Total	758,826	789,365
Allowance for doubtful accounts	(157,997)	(100,624)

Net	600,829	688,741

Total Trade Accounts Receivable — Net	623,679	734,901

b. By Age Category
Not yet due	479,597	595,397
Past due
1 - 30 days	84,879	99,744
31 - 60 days	39,727	15,977
61 - 90 days	12,514	56
91 - 120 days	6,362	616
More than 120 days	158,597	123,735

Total	781,676	835,525
Allowance for doubtful accounts	(157,997)	(100,624)

Net	623,679	734,901

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)

	2009	2008
	Rp’Million	Rp’Million
c. By Currency
Rupiah	99,663	77,820
U.S. Dollar	577,606	561,682
Euro	68,351	131,632
Pound Sterling	36,046	64,382
Japanese Yen	10	9

Total	781,676	835,525
Allowance for doubtful accounts	(157,997)	(100,624)

Net	623,679	734,901

The changes in the allowance for doubtful accounts are as follows:
Beginning balance	149,466	102,829
Provisions (see Note 29)	8,531	—
Written-off	—	(2,205)

Ending balance	157,997	100,624

There is no accounts receivable that is pledged as guarantee to any party.
Management believes that the allowance for doubtful receivables from third parties is adequate to cover possible losses on uncollectible accounts. No allowance for doubtful accounts was provided on receivables from related parties as management believes that all such receivables are collectible.
7. INVENTORIES

	2009	2008
	Rp’Million	Rp’Million
Finished goods	302,132	373,740
Work in process	187,062	179,636
Raw materials	254,586	432,042
Indirect materials	137,612	126,063

Total	881,392	1,111,481

The changes in the allowance for decline in value of inventories are as follows:
Beginning balance	40,597	—
Write down of inventories to net realizable value	(40,597)	—

Ending balance	—	—

There are no inventories that were pledged as guarantee to any party.
Inventories are insured with PT Asuransi Dayin Mitra Tbk for USD 78 million and Euro 18 million as of March 31, 2009 and USD 65 million and Euro 18 million as of March 31, 2008.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
8. PREPAID TAXES

	2009	2008
	Rp’Million	Rp’Million
Income tax — Article 28A (see Note 31)
The Company
March 2009	15,360	—
December 2008	122,814	—
Subsidiary — PSM	259	215
Value Added Tax — Net	64,004	77,367

Total	202,437	77,582

9. ACCOUNTS RECEIVABLE FROM AND PAYABLE TO RELATED PARTIES
a. Accounts Receivable

	2009	2008
	Rp’Million	Rp’Million
By Company
PT Filamendo Sakti (FS)	651,290	655,155
PT Langgeng Bajapratama (LBP)	79,665	79,665
PT Gajah Tunggal Prakarsa (GTP)	8,583	8,577
PT IRC Inoac Indonesia (IRC)	6,412	9,769
Others (below Rp 1 billion each)	2,224	2,252

Total	748,174	755,418

By Currency
Rupiah	746,803	750,974
U.S. Dollar	1,371	4,444

Total	748,174	755,418

The receivable from FS mainly arose from settlement of accounts payable to PT Tunas Sepadan Investama (TSI) and billed (receivable) to PT Dipasena Citra Darmaja Tbk and subsidiaries (DCD and subsidiaries); the entire receivable was transferred to Garibaldi Venture Fund Limited (Garibaldi).
Transfer of DCD and its subsidiaries’ receivable are requirements from Indonesia Bank Restructuring Agency related to the purchase of the Company’s debt to TSI by Garibaldi. In 2004, such receivables and payables were settled through the transfer of the Company and subsidiaries’ assets and issuance of notes payable. After the settlement transactions, the Company has receivables from FS and LBP.
The receivables will be settled together with the restructuring of FS which date is still not determined.
The receivable from LBP arose from settlement of accounts payable to TSI and advance payments of expenses from prior years. Since November 2004, the financial statements of LBP were not consolidated.
The receivable from GTP mainly represents receivable of the Company from sale of shares of LBP.
Accounts receivable from IRC and others represents receivables from sales of supplies and spare parts, loans, transfer of post-employment benefits obligation and advance payments of expenses for related parties (see Note 33).

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
All the receivables are not subject to interest and have no definite terms of repayment.

Based on a review of the financial condition of the related parties, management believes that the receivables are fully collectible or can be settled, thus no allowance for doubtful accounts was provided.

b.	Accounts Payable

Payables to other related parties represent advance payments of expenses by related parties on behalf of the Company and its subsidiaries with balances below Rp 1 billion each (see Note 33).

All payables to related parties are not subject to interest, are unsecured and have no definite terms of repayment.
10.	INVESTMENTS IN SHARES OF STOCK

	2009	2008
	Rp’Million	Rp’Million
Investments in shares of associate	257,832	405,754
Available-for-sale investments in shares of stock	4,642	14,339

Total	262,474	420,093

Investment in shares of associate
This represents investments in shares of stock in PT Polychem Indonesia Tbk (PI) equivalent to 28.91%. Its activities are manufacturing polyester chips, polyester filaments, engineering plastic, engineering resin, ethylene glycol, polyester staple fiber and petrochemical and engaging in knitting, weaving and textile manufacturing.
The changes in investment using the equity method are as follows:

	2009	2008
	Rp’Million	Rp’Million
Beginning balance	292,327	376,305
The share in unrealized gain on changes in fair value of available-for-sale securities of associate	767	—
Equity in net income (loss) of associate	(35,262)	29,449

Ending balance	257,832	405,754

Available-for-sale investments in shares of stock

	2009	2008
	Rp’Million	Rp’Million
PT Hotel Sahid Jaya Tbk — 839,640 shares, market price per share of Rp 155 in 2009 and Rp 265 in 2008	1,839	1,839
Others (below Rp 500 million each)	761	761

Total	2,600	2,600
Unrealized gain	2,042	11,739

Fair value	4,642	14,339

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
11.	LONG-TERM INVESTMENTS

	2009	2008
	Rp’Million	Rp’Million
Notes receivable issued by the following companies:
Rupiah
PT Graha Mitra Santosa	8,460	8,460
PT Indonesia Prima Property Tbk	5,208	5,208
U.S. Dollar
PT Graha Mitra Santosa	77,992	62,104
PT Indonesia Prima Property Tbk	10,799	8,599
Investment with fund managers
Cost
Abacus Capital Cayman Limited	174,205	—
Starwinds Group Holding Ltd.	69,450	—
Unrealized gain	12,157	—

Total	358,271	84,371

Notes receivable that issued by PT Graha Mitra Santosa and PT Indonesia Prima Property Tbk have matured and the management are in the process for negotiation with the issuers of the notes receivable.
The Company appointed Abacus Capital Cayman Limited as the provider of fund management services and securities settlement service. This contract has a term of 24 months, starting on August 22, 2008. The contract can be extended at the end of contract term and can be terminated at anytime by written notice to the other party.
The Company appointed Starwinds Group Holding Ltd. as the provider of fund management services and securities settlement services. This contract has a term of 24 months, starting on October 27, 2008. The contract can be extended at the end of contract term and can be terminated at anytime by written notice to the other party.
12.	PROPERTY, PLANT AND EQUIPMENT

	January 1,				March 31,
	2009	Additions	Deductions	Reclassifications	2009
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Cost:
Land	116,677	—	—	—	116,677
Buildings and improvements	486,725	—	—	60,333	547,058
Machinery and factory equipment	5,275,409	11,538	—	80,274	5,367,221
Vehicles	56,151	403	716	187	56,025
Office furniture and fixtures	90,720	1,737	—	—	92,457
Construction in progress
Buildings and improvements	103,840	5,411	—	(60,333)	48,918
Machinery and factory equipment	370,397	91,351	—	(80,461)	381,287

Total	6,499,919	110,440	716	—	6,609,643

Accumulated depreciation:
Buildings and improvements	241,200	6,460	—	—	247,660
Machinery and factory equipment	2,547,369	76,018	—	—	2,623,387
Vehicles	36,751	1,852	607	—	37,996
Office furniture and fixtures	55,969	2,893	—	—	58,862

Total	2,881,289	87,223	607	—	2,967,905

Net Book Value	3,618,630				3,641,738

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)

	January 1,				March 31,
	2008	Additions	Deductions	Reclassifications	2008
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Cost:
Land	116,491	—	—	—	116,491
Buildings and improvements	465,092	75	—	6,033	471,200
Machinery and factory equipment	4,790,957	29,172	—	15,185	4,835,314
Vehicles	50,604	1,478	335	300	52,047
Office furniture and fixtures	75,794	1,143	—	—	76,937
Construction in progress
Buildings and improvements	61,755	6,686	—	(6,033)	62,408
Machinery and factory equipment	271,952	148,411	180	(15,485)	404,698

Total	5,832,645	186,965	515	—	6,019,095

Accumulated depreciation:
Buildings and improvements	217,611	5,781	—	—	223,392
Machinery and factory equipment	2,269,953	67,438	—	—	2,337,391
Vehicles	31,673	1,771	335	—	33,109
Office furniture and fixtures	43,669	2,893	—	—	46,562

Total	2,562,906	77,883	335	—	2,640,454

Net Book Value	3,269,739				3,378,641

Depreciation expense was allocated to the following:

	2009	2008
	Rp’Million	Rp’Million
Manufacturing expenses	83,233	73,503
Operating expenses (see Note 29)	3,990	4,380

Total	87,223	77,883

Construction in progress represents buildings under construction and machinery under installation for the expansion of the Company and its subsidiaries. Management believes that there is no impediment to the completion of the construction in progress.
There is no property, plant and equipment is pledged as guarantee to any party.
As of March 31, 2009, the Company owns several pieces of land with HGB measuring 1,532,939 square meters located in Jakarta, Tangerang and Serang. The periods of HGBs are 20 to 30 years until 2013 to 2034. Management believes that there will be no difficulty in the extension of the landrights and in the processing of certificates since all the land were acquired legally and supported by sufficient evidence of ownership.
Property, plant and equipment, excluding land, are insured with PT Asuransi Dayin Mitra Tbk for Rp 803,895 million, Euro 56 million and USD 653 million as of March 31, 2009 and PT Asuransi Dayin Mitra Tbk for Rp 718,638 million, Euro 64 million and USD 582 million as of March 31, 2008. Management believes that the insurance coverage is adequate to cover risks from fire, disasters and other risks to the Company and its subsidiaries.
Property, plant and equipment, excluding land, are insured for business interruption with PT Asuransi Dayin Mitra Tbk for each Rp 587,293 million and USD 32 million as of March 31, 2009 and Rp 693,890 million and USD 52 million as of March 31, 2008.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
13.	ADVANCES FOR PURCHASE OF PROPERTY, PLANT AND EQUIPMENT

Represents advances for purchase of property, plant and equipment for the expansion of the Company’s tyre factory with details as follows:

	2009	2008
	Rp’Million	Rp’Million
Machinery and factory equipment
Seyen Machinery (Hong Kong) Co., Ltd.	235,327	250,449
Win Elite Investment Limited	115,451	157,824
Westford Pte. Ltd.	95,029	98,314
Capitalization of borrowing cost	21,649	23,996

Total	467,456	530,583

The Company entered into an agreement with Westford Pte. Ltd., Seyen Machinery (Hong Kong) Co., Ltd. (see Note 33) and Win Elite Investment Limited for the purchase of machinery and equipment for the expansion of the Company’s tyre factory.

The Company has slowed down the expansion of its tyre factory since 2006 as a consequence of the weakening of the tyre market in the first half of 2006. Therefore, the capitalization of borrowing cost has ceased since 2006.

14.	BANK LOAN

On August 31, 2006, the Company obtained combined credit facilities from The Hongkong and Shanghai Banking Corporation Limited (HSBC) that has been extended and modified by agreement No. JAK/0080719/V/080707 dated September 18, 2008 consisting of:
a.	Export Packing Credit Facility (Export Credit before Shipping) with maximum credit of USD 2,000,000 in 2009 and 2008 and interest rate of 5.50% per annum below HSBC’s best lending rate.

b.	Documentary Credit Facility is an import credit facility with maximum credit of USD 10,000,000 in 2009 and 2008 and interest rate of 5.50% per annum below HSBC’s best lending rate.

c.	Deferred Payment Facility is a facility used for opening import L/C amounting to USD 25,000,000 in 2009 and 2008, respectively.
Based on the above agreements, the Company can only use the facility up to a maximum limit of USD 30,000,000 in 2009 and 2008, respectively. The outstanding liability on this credit facility that has been utilized by the Company at the end of March 31, 2009 amounted to USD 4,945,834 (equivalent to Rp 57,248 million) which originated from the Technical Documents Against Acceptance Facility.
The Company also obtained a Treasury Facility amounting to USD 3,000,000 in 2009 and 2008, and a Technical Documents Against Acceptance Facility amounting to USD 7,500,000 in 2009 and 2008.
The loan agreements require the Company’s to maintain a Debt to Net Worth of less than 2.5 : 1.0.
The Company failed to meet a financial ratio required in the agreement. As stated in the credit agreement, upon failure to meet the above requirement, the bank can declare that the loans be payable on demand. On March 16, 2009, the Company has obtained an exception approval from HSBC related to the breach of the above financial ratio.
These agreements also contain conditions and certain covenants.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
15.	TRADE ACCOUNTS PAYABLE

	2009	2008
	Rp’Million	Rp’Million
a. By Debtor

Related parties
PT Filamendo Sakti	93,536	145,692
Seyen Machinery (Hongkong) Co. Ltd.	11,217	—
PT Langgeng Bajapratama	2,051	2,064
Others (below Rp 600 million each)	747	1,439

Total	107,551	149,195

Third parties
Local suppliers	435,848	435,055
Foreign suppliers	288,599	127,778

Total	724,447	562,833

Total	831,998	712,028

b. By Currency
Rupiah	116,578	118,966
U.S. Dollar	704,775	586,794
Japanese Yen	8,514	3,623
Euro	1,822	1,858
Singapore Dollar	309	29
Pound Sterling	—	758

Total	831,998	712,028

Purchases of raw and indirect materials, both from local and foreign suppliers, have credit terms of 7 to 100 days.

The Company and its subsidiaries do not provide any guarantee on the accounts payable.

16.	TAXES PAYABLE

	2009	2008
	Rp’Million	Rp’Million
Income taxes
Article 21	2,548	7,379
Article 23	203	289
Article 25	86	1,317
Article 26	634	579
Article 29 (see Note 31)
The Company	—	36,815
Subsidiary — PSM	1,328	—

Total	4,799	46,379

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
17. ACCRUED EXPENSES

	2009	2008
	Rp’Million	Rp’Million
Interest	107,690	89,683
Salaries and allowances	25,810	14,075
Gas	18,866	16,918
Royalty	17,182	13,369
Electricity, water and telephone	16,891	18,440
Professional fee	8,928	—
Export and promotion charges	5,685	10,041
Others	3,709	8,595

Total	204,761	171,121

18.	SALES ADVANCES AND DEALER’S GUARANTEE
Represents receipt of advances and dealer’s guarantees from customers in relation to the Company’s sales.

19.	LONG-TERM NOTES PAYABLE

2008
Rp’Million
Global Note A — USD 43,860,371	404,261
Global Note C — USD 4,261,610	39,279

Total	443,540
Premium on debt restructuring	24,534

Total	468,074
Current maturity	(468,074)

Long-term portion — net	—

Interest rate per annum	4.08% —7.91%
Global Note A

Represents Floating Rate Notes issued by the Company with a nominal value of USD 295,943,503 in accordance with the result of the Company’s debt restructuring in 2002. The Bank of New York was appointed as the trustee.

The global note is repayable in quarterly installments commencing in February 2003 until October 2008 with interest rate per annum of SIBOR plus a certain margin.

On July 21, 2005, the Company settled a portion of Global Note A amounting to USD 170,752,780 using funds generated from the issuance of bonds.

In November 5, 2008, all of the Global Note A has been paid.

Global Note C

Represents Floating Rate Structured Notes issued by the Company with a nominal value of USD 30,000,000 as settlement of Tranche A Notes from PT Polychem Indonesia Tbk. In this case, HSBC Institutional Trust Services (Singapore) Limited was appointed as the trustee.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
The global note is repayable in quarterly installments commencing in March 2005 until March 2009 with interest rate per annum of SIBOR plus 1%.

The global note contains conditions and certain covenants for various events of default.

The global note are transferable and unsecured.

In March 3, 2009, all of the Global Note C has been paid.

Premium on Debt Restructuring

The difference between the loan carrying amount (principal and accrued interest) and the total loan restructured was recognized as premium on debt restructuring which was presented as an addition to notes payable.

In 2008, amortization of premium on debt restructuring amounted to Rp 11,462 million (see Note 30).

20.	BONDS PAYABLE — NET

	2009	2008
	Rp’Million	Rp’Million
Nominal value	4,861,500	3,871,140
Unamortized discount — net	(17,287)	(24,034)

Net	4,844,213	3,847,106

On July 21, 2005, a subsidiary (GT Bonds) issued bonds amounting to USD 325,000,000 with fixed interest of 10.25% per annum payable every six months. The bonds have a term of five years and are due on July 21, 2010. All of the bonds were offered at 99.522% of the nominal value.

On June 11, 2007, a subsidiary (GT Bonds) issued bonds amounting to USD 95,000,000 at the same interest rate, maturity date, terms and condition with the previous bonds, all of the bonds were offered at 102.75% of the nominal value.

All of the bonds are listed on the Singapore Stock Exchange, with The Hongkong and Shanghai Banking Corporation Limited as the trustee.

The Company as guarantor for all bonds which issued by GT Bonds and the guarantee is unconditionally and irrevocably.

In connection with such bond issuance, on a consolidated basis, the Company and its subsidiaries are required to comply with certain covenants which include, among others, limitation to obtain additional indebtedness except if they meet certain required financial ratios and conditions as follows:
•	Leverage Ratio is less than
–	5.50 : 1.00 before January 1, 2007 and

–	4.00 : 1.00 after January 1, 2007,
•	Consolidated Debt to Consolidated Tangible Net Worth Ratio is less than
–	2.50 : 1.00 before January 1, 2007 and

–	2.00 : 1.00 after January 1, 2007,
•	Consolidated Current Assets to Consolidated Current Liabilities Ratio must be maintained at a minimum of 1.00 : 1.00.
As of March 31, 2009, the Company failed to meet the required financial leverage ratios and consolidated debt to consolidated tangible net worth ratio.

However, the Company may obtain, among others, working capital loan up to USD 30,000,000 and capital lease obligations of up to USD 25,000,000.

The agreements also include certain terms and conditions on the events of default.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
The funds generated from the issuance of bonds were used to finance the payments of long-term notes payable and the Company’s expansion of its production capacity.

Based on the rating issued by Moody’s Investors Service, Inc. and Standard and Poor’s Rating Group (a division of McGraw-Hill Companies, Inc.), the bonds are rated Caa1 and CCC+, respectively.

21.	POST-EMPLOYMENT BENEFITS OBLIGATION

The Company and its subsidiaries calculate post-employment benefits obligation based on Labor Law No. 13/2003 dated March 25, 2003. The number of employees entitled to benefits is 9,325 in 2009 and 8,718 in 2008.

Amounts recognized in income in respect of these post-employment benefits are as follows:

	2009	2008
	Rp’Million	Rp’Million
Current service cost	10,526	6,148
Interest cost	9,949	8,376
Past service cost	458	458
Amortization of unrecognized actuarial loss	—	601

Total	20,933	15,583

The amounts included in the consolidated balance sheets arising from the Company’s and its subsidiaries’ obligation in respect of these post-employment benefits are as follows:

	2009	2008
	Rp’Million	Rp’Million
Present value of unfunded obligations	363,581	373,577
Unrecognized actuarial losses	(24,355)	(72,911)
Unrecognized past service cost	(14,381)	(16,212)

Net liability	324,845	284,454

Movements in the net liability recognized in the consolidated balance sheets are as follows:

	2009	2008
	Rp’Million	Rp’Million
Beginning of the period	312,378	270,679
Post-employment benefit of PT Filamendo Sakti transferred to the Company	—	177
Benefit payments	(8,466)	(1,985)
Amount charged to income (see Note 29)	20,933	15,583

End of the period	324,845	284,454

The cost of providing post-employment benefits is calculated by an independent actuary PT Eldridge Gunaprima Solution. The actuarial valuation was carried out using the following key assumptions:

	2009	2008
Discount rate per annum	13%	11%
Salary increment rate per annum	9%	9%
Normal retirement	55 years	55 years

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
22.	CAPITAL STOCK

Based on the stockholders list issued by Biro Administrasi Efek (the Administration Office of Listed Shares of the Company), PT Datindo Entrycom, the stockholders of the Company are as follows:

	2009
	Number of	Percentage	Total Paid-up
Name of Stockholders	Shares	of Ownership	Capital
			Rp’Million
Denham Pte. Limited	972,264,349	27.90	486,132
Lightspeed Resources Limited	691,868,800	19.85	345,934
Compagnie Financiere Michelin	348,480,000	10.00	174,240
Cooperatives	4,246,020	0.12	2,123
Director	2,912,500	0.08	1,456
General public (below 5% each)	1,465,028,331	42.05	732,515

Total	3,484,800,000	100.00	1,742,400

	2008
	Number of	Percentage	Total Paid-up
Name of Stockholders	Shares	of Ownership	Capital
			Rp’Million
Denham Pte. Limited	972,264,349	27.90	486,132
Lightspeed Resources Limited	691,868,800	19.85	345,934
Compagnie Financiere Michelin	348,480,000	10.00	174,240
Global Union Fiber Investment Limited	248,371,200	7.13	124,186
Cooperatives	4,246,020	0.12	2,123
Director	2,912,500	0.08	1,456
General public (below 5% each)	1,216,657,131	34.92	608,329

Total	3,484,800,000	100.00	1,742,400

23.	ADDITIONAL PAID-IN CAPITAL

This account represents additional paid in capital in connection with following:

Rp’Million
Initial public offering in 1990 of 20,000,000 shares with par value of Rp 1,000 per share and selling price of Rp 5,500 per share	90,000

Rights issue in 1994 of 198,000,000 shares with par value of Rp 1,000 per share, and selling price of Rp 3,250 per share	445,500

Total	535,500

Less bonus shares
1992	(88,000)
1995	(396,000)

Balance of additional paid-in capital	51,500

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
24.	DIFFERENCE IN VALUE OF RESTRUCTURING TRANSACTION BETWEEN ENTITIES UNDER COMMON CONTROL

This account represents the difference between the recorded amount of property, plant and equipment of PT Polychem Indonesia Tbk and PT Sentra Sintetikajaya and carrying value of investment in PT Langgeng Bajapratama’s (LBP) shares compared with the purchase and selling price, respectively, in 2004, with details are as follows:

Rp’Million
Difference between purchase price and the recorded amount of property, plant and equipment	771,376
Effect of deferred tax	(217,361)

Net	554,015
Difference between selling price of LBP’s shares of stock and the carrying amount of investment	(59,120)

Total	494,895

25.	DIFFERENCE DUE TO CHANGE OF EQUITY IN ASSOCIATE

This account includes:
a.	The difference between the Company’s interest in PT Polychem Indonesia Tbk after issuance of the new shares and the carrying amount of its investment before the issuance of new shares amounting to Rp 412,398 million.

The change in the Company’s percentage of ownership is the result of the following:
•	In 2004, PT Polychem Indonesia Tbk issued 1,649,179,559 new shares to Garibaldi and other shareholders resulting to a dilution in the Company’s interest in PT Polychem Indonesia Tbk from 50.0125% to 28.91%.

•	In 1993, PT Polychem Indonesia Tbk offered its 20,000,000 shares to the public resulting to a dilution in the Company’s interest in PT Polychem Indonesia Tbk from 66.6667% to 50.0125%.
b.	The unrealized loss on decrease in value of available-for-sale securities of an associate amounting to Rp 7,134 million as of March 31, 2009.
26.	CASH DIVIDEND AND GENERAL RESERVE

Based on the minutes of the Stockholders’ Annual Meeting as stated on Notarial Deed No. 10 dated June 23, 2008 from Isyana Wisnuwardhani Sadjarwo, S.H., notary in Jakarta, the stockholders approved to distribute cash dividends amounting to Rp 17,424 million or Rp 5 per share and appropriate a general reserve amounting to Rp 10,000 million.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
27.	NET SALES

	2009	2008
	Rp’Million	Rp’Million
Related parties
Local	5,729	8,992
Export	21,425	53,330
Third parties
Local	1,072,461	1,045,688
Export	637,604	741,688

Net Sales	1,737,219	1,849,698

There were no sales to specific customer exceeding 10% of net sales for the respective years.

Net sales to related parties accounted for 1.56% in 2009 and 3.37% in 2008 of the net sales (see Note 33).

28.	COST OF SALES

	2009	2008
	Rp’Million	Rp’Million
Raw materials used	983,325	1,260,054
Direct labor	12,472	15,514
Manufacturing expenses	321,347	346,885

Total Manufacturing Costs	1,317,144	1,622,453
Work in Process
At beginning of period	178,125	171,987
At end of period	(187,062)	(179,636)

Cost of Goods Manufactured	1,308,207	1,614,804
Finished Goods
At beginning of period	554,143	295,411
Purchase	1,248	1,752
Write down of inventories to net realizable value	(40,597)	—
At end of period	(302,132)	(373,740)

Total Cost of Sales	1,520,869	1,538,227

The details of purchases of raw materials representing more than 10% of total net purchases are as follows:

	2009	2008
	Rp’Million	Rp’Million
PT Wilson Tunggal Perkasa	115,374	227,348
PT Filamendo Sakti	90,406	168,985

Total	205,780	396,333

14.76% and 13.57% of total purchases of raw materials in 2009 and 2008, respectively, were made with related parties (see Note 33).

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
29.	OPERATING EXPENSES

Selling Expenses

	2009	2008
	Rp’Million	Rp’Million
Advertising and promotion	42,595	12,605
Transportation	23,926	33,486
Salaries and allowances	12,225	11,711
Insurance	4,629	3,368
Royalty	3,803	3,120
Professional fees (see Note 35c)	1,906	705
Depreciation (see Note 12)	1,713	1,613
Telecommunication	178	408
Others	962	2,649

Total	91,937	69,665

General and Administrative Expenses

	2009	2008
	Rp’Million	Rp’Million
Salaries and allowances	22,395	24,922
Post-employment benefits (see Note 21)	20,933	15,583
Provision for doubtful account (see Note 6)	8,531	—
Depreciation (see Note 12)	2,277	2,767
Office rental	1,428	1,121
Office expenses	1,376	2,375
Transportation	448	469
Telecommunication	386	237
Other professional fees	320	337
Travelling	279	146
Entertainment	112	306
Others	820	1,219

Total	59,305	49,482

30.	INTEREST EXPENSE AND FINANCIAL CHARGES

	2009	2008
	Rp’Million	Rp’Million
Interest expense and financial charges
Bonds	140,382	114,435
Notes payable	36	8,602
Others	727	—

Total	141,145	123,037

Amortization of premium on debt restructuring (see Note 19)	—	(11,462)

Net	141,145	111,575

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
31.	INCOME TAX

Tax expense (benefit) of the Company and its subsidiaries consists of the following:

	2009	2008
	Rp’Million	Rp’Million
Current tax
The Company	—	54,903

Deferred tax
Deferred tax expense (benefit)
The Company	(77,194)	1,647
Subsidiary — PSM	(22)	(24)

Total deferred tax expense (benefit)	(77,216)	1,623

Tax Expense (Benefit) — Net	(77,216)	56,526

Current tax

A reconciliation between income (loss) before tax expense per consolidated statements of income and taxable income (fiscal loss) is as follows:

	2009	2008
	Rp’Million	Rp’Million
Income (loss) before tax per consolidated statements of income	(357,652)	199,019
Income (loss) before tax of subsidiaries	4,601	(992)

Income (loss) before tax of the Company	(362,253)	200,011

Temporary differences:
Post-employment benefits	12,400	13,519
Allowance for doubtful accounts	8,531	(2,205)
Recovery for decline in value of inventories	(40,597)	—
Difference between commercial and fiscal extraordinary item recognition	—	(12,141)
Difference between commercial and fiscal depreciation	(4,011)	(4,663)

Total	(23,677)	(5,490)

Permanent differences:
Equity in net loss (income) of associated	35,262	(29,449)
Difference between commercial and fiscal depreciation	15,522	16,113
Employees benefits in kind	2,252	1,444
Donations and representation	489	815
Interest income on current accounts and time deposits	(713)	(1,526)
Others	666	1,151

Total	53,478	(11,452)

Taxable income (fiscal loss) for the period of the Company	(332,452)	183,069
Fiscal loss carried forward	(560,400)	—

Accumulated fiscal losses	(892,852)	183,069

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
Current tax expense and payable are computed as follows:

	2009	2008
	Rp’Million	Rp’Million
Current income tax expense — the Company	Nil	54,903

Less prepaid taxes
Income taxes
Article 22	6,106	16,845
Article 23	6	5
Article 25	9,248	1,231
Fiscal tax	—	7

Tax payable (overpayment) — the Company	(15,360)	36,815

Deferred Tax

Deferred tax is computed based on the effect of the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The details of the deferred tax assets (liabilities) are as follows:

		Credited
		(charged)
	January 1,	to income for	March 31,
	2009	the period	2009
	Rp’Million	Rp’Million	Rp’Million
The Company
Fiscal loss	140,100	83,112	223,212
Allowance for doubtful accounts	40,981	2,133	43,114
Post-employment benefits obligation	71,115	3,100	74,215
Property, plant and equipment	(77,838)	(1,002)	(78,840)
Allowance for decline in value of inventories	10,149	(10,149)	—

Deferred tax assets — net	184,507	77,194	261,701

PSM
Post-employment benefits obligation	428	21	449
Property and equipment	(23)	1	(22)

Deferred tax assets — net	405	22	427

		Credited
		(charged)
	January 1,	to income for	March 31,
	2008	the period	2008
	Rp’Million	Rp’Million	Rp’Million
The Company
Allowance for doubtful accounts	35,187	(661)	34,526
Post-employment benefits obligation	72,916	4,056	76,972
Property, plant and equipment	(86,335)	(1,400)	(87,735)
Difference between commercial and fiscal extraordinary item	11,002	(3,642)	7,360

Deferred tax assets — net	32,770	(1,647)	31,123

PSM
Post-employment benefits obligation	420	24	444
Property and equipment	(11)	—	(11)

Deferred tax assets — net	409	24	433

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
Based on Law No. 36/2008 an amendment of Tax Law No. 7/1983 on income taxes, the new corporate tax rate is set at a flat rate of 28% effective from January 1, 2009 and 25% effective from January 1, 2010. Accordingly, deferred tax assets and liabilities have been adjusted to the tax rates that are expected to apply at the period when the asset is realized or liability is settled, based on the tax rates that will be enacted.

A reconciliation between the total tax expense (benefit) and the amounts computed by applying the effective tax rates to income (loss) before tax is as follows:

	2009	2008
	Rp’Million	Rp’Million
Income (loss) before tax per consolidated statements of income	(357,652)	199,019
Income (loss) before tax of subsidiaries	4,601	(992)

Income (loss) before tax of the Company	(362,253)	200,011

Tax expenses (loss) at effective tax rate	(90,564)	59,986
Permanent differences	13,370	(3,436)

Tax expense (benefit) of the Company	(77,194)	56,550
Tax benefit of subsidiary	(22)	(24)

Total	(77,216)	56,526

32.	BASIC EARNINGS (LOSS) PER SHARE

The computation of basic earnings (loss) per share is based on the following data:

	2009	2008
	Rp’Million	Rp’Million
Income

Net income (loss)	(280,436)	142,493

Number of shares	Shares	Shares
Weighted average number of ordinary shares	3,484,800,000	3,484,800,000

At balance sheet dates, the Company does not have potential dilutive ordinary shares.

33.	NATURE OF RELATIONSHIP AND TRANSACTIONS WITH RELATED PARTIES

Nature of Relationship
a.	The companies below represent related parties in accordance with the criteria described in Notes 3e.3 and 3e.5.
–	PT Bando Indonesia

–	PT Gajah Tunggal Prakarsa

–	PT IRC Inoac Indonesia

–	PT Langgeng Bajapratama

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
b.	PT Polychem Indonesia Tbk is an associate.

c.	PT Filamendo Sakti and PT Sentra Sintetikajaya are subsidiaries of PT Polychem Indonesia Tbk.

d.	Garibaldi Venture Fund Limited was the stockholder of the Company in 2006.

e.	Denham Pte. Limited is the stockholder of the Company (see Note 22).

f.	GITI Tire Pte. Ltd. is the stockholder of Denham Pte. Limited.

g.	Globaltraco International Pte. Ltd., GITI Tire Pte. Ltd. Group, Seyen Machinery (Hong Kong) Co. Ltd., Seyen International Inc., GITI Tire (Europe) BV and GT International (Singapore) Pte. Ltd., are related parties of Denham Pte. Limited and GITI Tire Pte. Ltd.
Transactions with Related Parties

In the normal course of business, the Company and its subsidiaries entered into certain transactions with related parties, including the following:
a.	Net sales to related parties accounted for 1.56% in 2009 and 3.37% in 2008 of the net sales (see Note 27) which, according to management, were made at normal terms and conditions as those made with third parties. At balance sheet dates, the receivables from these sales were presented as trade accounts receivable, which constituted 0.27% and 0.54%, respectively, of the total assets.

The details of net sales to related parties are as follows:

	2009	2008
	Rp’Million	Rp’Million
Globaltraco International Pte. Ltd.	13,011	26,535
GITI Tire Pte. Ltd. Group	8,414	26,795
PT Bando Indonesia	5,487	8,612
Others (below Rp 370 million each)	242	380

Total	27,154	62,322

b.	Advance payments received from GITI Tire Pte. Ltd. Group amounting to Rp 357,963 million in 2009 is recorded as sales advance.

c.	Purchases of raw materials from related parties constituted 14.76% and 13.57% of the total purchases of raw materials in 2009 and 2008, respectively, which according to management, were made at normal terms and conditions as those made with third parties. At balance sheet date, the liabilities for these purchases were presented as trade accounts payable which constituted 1.54% and 2.49%, respectively of the total liabilities.

The details of purchases from related parties are as follows:

	2009	2008
	Rp’Million	Rp’Million
PT Filamendo Sakti	90,406	168,985
PT Langgeng Bajapratama	10,160	8,960
Seyen International Inc.	—	2,940
Others (below Rp 750 million each)	12	760

Total	100,578	181,645

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
d.	Total salaries and benefits paid to commissioners and directors of the Company amounted to Rp 11,417 million and Rp 11,024 million in 2009 and 2008, respectively.

e.	The Company entered into a Trademark Licensing Agreement with GITI Tire Pte. Ltd. (GTT) and GT International (Singapore) Pte. Ltd. (GTI) on February 20, 2004 and March 25, 2004, respectively, which granted the Company the license to use the trademark owned by GTT and GTI. The Company paid 1 SGD at the signing of the agreements. Those trade marks are royalty free, non-exclusive and non-transferable licenses and are valid unless terminated by any of the parties.

f.	The Company entered into an agreement to purchase the tyre manufacturing equipment for the expansion of the Company’s tyre factory, including machinery and moulds with Seyen Machinery (Hong Kong) Co. Ltd. This contract was entered into before Denham Pte. Limited became the stockholder of the Company. The advance to Seyen Machinery (Hong Kong) Co., Ltd. was presented under advances for purchase of property, plant and equipment (see Note 13) which constituted 2.82% and 2.95% of the total assets as of March 31, 2009 and 2008, respectively.

g.	The Company also purchased tyre manufacturing equipment, including moulds and spare parts from Seyen International Inc. and Seyen Machinery (Hongkong) Co., Ltd. The purchases were carried out routinely before Denham Pte Limited became the stockholder of the Company.

In 2009 and 2008, the Company made payments for the above purchases amounted to Rp 46 million and Rp 6,242 million, respectively.

h.	The Company paid promotion and marketing services to GITI Tire (Europe) BV (see Note 35).

i.	The Company and its subsidiaries also entered into non-trade transactions with related parties as described in Note 9.
34.	SEGMENT INFORMATION
Business Segment

The Company and its subsidiaries are presently engaged in the following activities:
1.	Manufacturing of tyre (tyre).

2.	Manufacturing of tyre cord (tyre cord).

3.	Manufacturing of synthetic rubber (synthetic rubber).

4.	Others

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited
(Continued)
The following is segment information based on business segments:

	2009
	Tyre	Tyre Cord		Synthetic rubber		Others	Elimination	Consolidated
	Rp’Million	Rp’Million		Rp’Million		Rp’Million	Rp’Million	Rp’Million
STATEMENT OF INCOME
REVENUES
External sales	1,556,798	—		—		180,421		1,737,219
Inter-segment sales	—	120,392	1)	56,887	1)	—	(177,279)	—
Inter-segment transfer	—	115,650	2)	54,214	2)	—	(169,864)	—

Total revenues	1,556,798	236,042		111,101		180,421	(347,143)	1,737,219
COST OF SALES	1,344,324	227,043		119,372		177,273	(347,143)	1,520,869

GROSS PROFIT	212,474	8,999		(8,271)		3,148	—	216,350
OPERATING EXPENSES	137,065	5,542		2,921		5,714	—	151,242

SEGMENT RESULT	75,409	3,457		(11,192)		(2,566)	—	65,108

UNALLOCATED OTHER INCOME (CHARGES)
Interest income								921
Interest expense and financial charges								(141,145)
Loss on foreign exchange — net								(241,500)
Others — net								(5,774)

Other charges — net								(387,498)

Equity in net loss of associate								(35,262)

Loss before tax								(357,652)
Tax benefit								77,216

Net loss								(280,436)

BALANCE SHEET
Segment assets	6,675,578	238,676		160,179		359,433	(345,648)	7,088,218
Investment in associate								257,832
Unallocated assets								1,010,302

Consolidated total assets	6,675,578	238,676		160,179		359,433	(345,648)	8,356,352

Segment liabilities	1,909,206	169,135		57,323		5,181,958	(330,611)	6,987,011

Unallocated liabilities								1,097

Consolidated total liabilities	1,909,206	169,135		57,323		5,181,958	(330,611)	6,988,108

OTHER INFORMATION
Capital expenditures	94,869	12,881		2,346		344	—	110,440
Depreciation	69,061	9,410		8,675		77	—	87,223

Notes:

1)	represent sales to others segment

2)	represents transfer to tyre segment

3)	eliminating cost of sales of tyre and others segment arising from sale and inter-segment transfers of tyre cord and synthetic rubber segments

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)

	2008
	Tyre	Tyre Cord		Synthetic rubber		Others	Elimination		Consolidated
	Rp’Million	Rp’Million		Rp’Million		Rp’Million	Rp’Million		Rp’Million
STATEMENT OF INCOME
REVENUES
External sales	1,609,397	—		—		240,301	—		1,849,698
Inter-segment sales	—	153,223	1)	84,807	1)	—	(237,630)		—
Inter-segment transfer	—	129,001	2)	89,385	2)	—	(218,846)		—

Total revenues	1,609,397	282,224		174,192		240,301	(456,476)		1,849,698
COST OF SALES	1,320,533	275,320		161,206		237,644	(456,476)	3)	1,538,227

GROSS PROFIT	288,864	6,904		12,986		2,657	—		311,471
OPERATING EXPENSES	108,443	2,062		4,457		4,185	—		119,147

SEGMENT RESULT	180,421	4,842		8,529		(1,528)	—		192,324

UNALLOCATED OTHER INCOME (CHARGES)
Interest income									3,615
Interest expense and financial charges									(111,575)
Gain on foreign exchange — net									83,830
Others — net									1,376

Other charges — net									(22,754)

Equity in net income of associate									29,449

Income before tax									199,019
Tax expense									(56,526)

Net income									142,493

BALANCE SHEET
Segment assets	6,809,081	285,283		216,743		452,687	(464,609)		7,299,185
Investment in associate									405,754
Unallocated assets									786,974

Consolidated total assets	6,809,081	285,283		216,743		452,687	(464,609)		8,491,913

Segment liabilities	1,793,578	231,285		104,515		4,290,780	(438,058)		5,982,100

Unallocated liabilities									750

Consolidated total liabilities	1,793,578	231,285		104,515		4,290,780	(438,058)		5,982,850

OTHER INFORMATION
Capital expenditures	185,605	523		837		—	—		186,965
Depreciation	59,974	9,283		8,609		17	—		77,883

Notes:

1)	represent sales to others segment

2)	represents transfer to tyre segment

3)	eliminating cost of sales of tyre and others segment arising from sale and inter-segment transfers of tyre cord and synthetic rubber segments

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
Geographical Segment

Net sales by geographical market

The following table shows the distribution of the Company and subsidiaries’ net sales by geographical market, regardless of where the goods were produced:

	2009	2008
	Rp’Million	Rp’Million
Domestic
Java	703,899	636,818
Outside Java	374,291	417,862
Foreign
Middle East	183,343	166,905
America	168,750	230,370
Asia	153,480	149,775
Europe	106,450	181,978
Oceania	25,987	14,631
Africa	21,019	51,359

Total	1,737,219	1 ,849,698

All of the assets of the Company and its subsidiaries are located in Java.

35.	COMMITMENTS AND AGREEMENTS
a.	On May 12, 2004, the Company entered into a Manufacturing Cooperation Program Agreement (MCPA) and Distribution Cooperation Program Agreement (DCPA) with Michelin Asia-Pacific Pte. Ltd. The MCPA provides, among others, that the Company will manufacture selected brands of Michelin Group’s tyres, but excluding Michelin and BF Goodrich brands. In connection with the MCPA, on May 12, 2004, the Company and Michelin entered into an agreement, including among others, that Michelin will purchase from and pay the Company for manufacturing and delivering certain brands of tyres. The DCPA includes, among others, that the Company has distribution rights to market and sell Michelin Group tyres in Indonesia, subject to certain terms and conditions.

The above agreements are valid until December 31, 2010 and can be automatically extended for 5 years unless terminated by one party upon prior written notice to the other party.

b.	Under the agreement between the Company and Inoue Rubber Co. Ltd., Japan, the Company was granted the right to use the IRC brand for bicycle and motorcycle tyres. This license is not transferable, will be terminate on January 1, 2010 and is renewable every 5 years, unless terminated by either party.

The Company agrees to pay a royalty equivalent to a certain rate of the net sales of IRC brand products.

Total royalty expense amounted to Rp 3,803 million in 2009 and Rp 3,026 million in 2008.

c.	The Company has entered into a contract with GITI Tire (Europe) B.V. (GT Tire) for promotion and marketing services for a duration of 2.5 years, starting from July 1, 2008 until December 31, 2010, and it can be extended automatically, unless either party gives to the other party not less than one month written notice for termination before it due to expire.

The Company’s obligations to GITI Tire are as follows:
–	Pay yearly Fixed Management Fee amounting to Euro 250,000 for 2008, 2009 and 2010.

–	Pay Variable Management Fee of 1 % of total GT Radial yearly sales revenue in Europe for the period.

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
–	The Company should allocate Joint Promotion Fund of 1.5% of total GT Radial sales revenue in Europe for the purpose of its distributor in the European Territory.
Total professional fees amounted to Rp 1,906 million in 2009, which were recorded as part of professional fees in selling expenses.
36.	MONETARY ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

At March 31, 2009 and 2008, the Company and its subsidiaries had monetary assets and liabilities in foreign currencies as follows:

	2009		2008
	Foreign	Equivalent in	Foreign	Equivalent in
	currency	Rp’million	currency	Rp’million
Assets
Cash and cash equivalents
USD	13,124,711	151,919	26,775,198	246,787
EURO	483,047	7,403	572,372	8,333
JPY	243,164	29	821,939	76
Temporary investments — USD	31,133,897	360,375	52,331,778	482,342
Trade accounts receivable
USD	49,901,217	577,606	60,939,785	561,682
JPY	92,413	10	92,413	9
GBP	2,176,817	36,046	3,500,793	64,382
EURO	4,459,427	68,351	9,041,454	131,632
Other accounts receivable from third parties USD	7,007,118	81,107	3,484,430	32,116
Accounts receivable from related parties — USD	118,407	1,371	482,153	4,444
Long-term investment — USD	29,771,317	344,603	7,670,934	70,703

Total assets		1,628,820		1,602,506

Liabilities
Bank Loan — USD	4,945,834	57,248	—	—
Trade accounts payable
USD	60,887,763	704,775	63,664,316	586,794
JPY	72,187,223	8,514	39,262,504	3,623
SGD	40,571	309	4,339	29
EURO	118,844	1,822	127,621	1,858
GBP	—	—	41,217	758
Other accounts payable to third parties
USD	1,608,435	18,618	—	—
JPY	—	—	4,840,139	447
EURO	112	2	5,838	85
Accrued expenses — USD	11,416,834	132,150	10,884,778	100,325
Current maturities of long-term notes payable — USD	—	—	50,783,769	468,074
Bonds payable — USD	418,506,523	4,844,213	417,392,427	3,847,106

Total liabilities		5,767,651		5,009,099

Net liabilities		4,138,831		3,406,593

PT. GAJAH TUNGGAL Tbk AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008 AND FOR THE THREE-MONTH PERIODS THEN ENDED — Unaudited (Continued)
The conversion rates used by the Company and its subsidiaries on March 31, 2009 and 2008 and the prevailing rates on June 1, 2009 are as follows:

	June 1,	March 31 ,
Foreign currency	2009	2009	2008
		Rp	Rp
USD 1	10,263.00	11,575.00	9,217.00
SGD 1	7,130.32	7,617.41	6,683.36
JPY 1	108.22	117.94	92.27
EUR 1	14,533.45	15,327.06	14,558.72
GBP1	16,668.15	16,559.21	18,390.69
37.	THE IMPACT OF GLOBAL FINANCIAL CRISIS ON THE COMPANY AND ITS SUBSIDIARIES

The global financial and capital markets have experienced severe credit crunch and volatility. The ability of the Company’s customers and its subsidiaries’ customers to maintain operations and profitability and to pay their debts as they mature may be dependent to a large extent on the effectiveness of the fiscal measures and other actions, beyond their control, undertaken to achieve economic recovery. Such crisis has also resulted in the weakening of the Indonesian Rupiah against foreign currencies, as a result, the Company and its subsidiaries incurred foreign exchange losses of Rp 241,500 million in 2009, which primary arose from loans in foreign currencies.

Nevertheless, the Company and its subsidiaries maintains considerable financial resources, together with long term contracts with a number of customers and suppliers across diversified geographic areas and industries.

The management has a reasonable expectation that the Company and its subsidiaries are well placed to manage its business risks successfully despite the current uncertain economic outlook. The management believes that the Company and its subsidiaries have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the consolidated financial statements.

38.	FINANCIAL INFORMATION OF THE PARENT COMPANY ONLY

The financial information of the Parent Company only presents balance sheets, statements of income, statements of changes in equity and statements of cash flows information in which investments in its subsidiaries were accounted for using the equity method. Financial information of the Parent Company only was presented on pages 43 to 47.

39.	APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements on pages 2 to 42 and supplementary information on pages 43 to 47 were approved and authorized for issue by the Directors on June 1, 2009.

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE I: PARENT COMPANY’S
BALANCE SHEETS *)
MARCH 31, 2009 AND 2008 (Unaudited)

	2009	2008
	Rp’Million	Rp’Million
ASSETS

CURRENT ASSETS
Cash and cash equivalents	100,781	215,986
Temporary investments	375,121	588,335
Trade accounts receivable
Related parties	242,601	380,729
Third parties — net of allowance for doubtful accounts of Rp 157,997 million in 2009 and Rp 100,624 million in 2008	486,747	527,318
Other accounts receivable from third parties — net of allowance for doubtful accounts of Rp 14,462 million	89,908	92,249
Inventories	881,392	1,111,481
Advances	216,009	298,608
Prepaid taxes	174,575	39,684
Prepaid expenses	36,864	48,955

Total Current Assets	2,603,998	3,303,345

NONCURRENT ASSETS
Accounts receivable from related parties	750,316	756,699
Deferred tax assets — net	261,701	31,123
Investments in shares of stock	330,310	461 ,908
Long-term investment	358,271	84,371
Property, plant and equipment — net of accumulated depreciation of Rp 2,967,506 million in 2009 and Rp 2,640,295 million in 2008	3,640,066	3,378,469
Advances for purchase of property, plant and equipment	467,456	530,583

Total Noncurrent Assets	5,808,120	5,243,153

TOTAL ASSETS	8,412,118	8,546,498

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE I: PARENT COMPANY’S
BALANCE SHEETS *)
MARCH 31, 2009 AND 2008 (Unaudited) (Continued)

	2009	2008
	Rp’Million	Rp’Million
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loan	57,248	—
Trade accounts payable
Related parties	107,551	149,195
Third parties	724,447	562,833
Other accounts payable to third parties	90,371	63,160
Taxes payable	3,365	46,265
Dividends payable	1,734	1,684
Accrued expenses	204,214	169,518
Sales advances	368,395	90,122
Current maturities of long-term notes payable	—	468,074

Total Current Liabilities	1,557,325	1,550,851

NONCURRENT LIABILITIES
Accounts payable to related parties	4,908,207	3,908,056
Dealers’ guarantee	255,293	295,555
Post-employment benefits obligation	323,049	282,973

Total Noncurrent Liabilities	5,486,549	4,486,584

EQUITY
Capital stock — Rp 500 par value per share Authorized — 12,000,000,000 shares Subscribed and paid-up — 3,484,800,000 shares	1,742,400	1,742,400
Additional paid-in capital	51,500	51,500
Difference in value of restructuring transactions between entities under common control	(494,895)	(494,895)
Difference due to change of equity in associate	405,264	412,398
Unrealized gain (loss) on changes in fair value of securities — net	(67,622)	922
Retained earnings (deficit)
Appropriated	30,000	20,000
Unappropriated	(298,403)	776,738

Total Equity	1 ,368,244	2,509,063

TOTAL LIABILITIES AND EQUITY	8,412,118	8,546,498

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE II: PARENT COMPANY’S
STATEMENTS OF INCOME *)
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

	2009	2008
	Rp’Million	Rp’Million
NET SALES	1,734,076	1,847,028

COST OF SALES	1,520,873	1,538,212

GROSS PROFIT	213,203	308,816

OPERATING EXPENSES
Selling	87,388	66,722
General and administrative	58,140	48,241

Total Operating Expenses	145,528	114,963

INCOME FROM OPERATIONS	67,675	193,853

OTHER INCOME (CHARGES)
Equity in net income (loss) of subsidiaries	4,623	(968)
Interest income	714	2,585
Interest expense and financial charges	(142,745)	(113,131)
Gain (loss) on foreign exchange — net	(247,335)	85,677
Others — net	(5,300)	1,578

Other Charges — Net	(390,043)	(24,259)

EQUITY IN NET INCOME (LOSS) OF ASSOCIATE	(35,262)	29,449

INCOME (LOSS) BEFORE TAX	(357,630)	199,043

TAX BENEFIT (EXPENSE) — NET	77,194	(56,550)

NET INCOME (LOSS)	(280,436)	142,493

BASIC EARNINGS (LOSS) PER SHARE (In full Rupiah)	(80)	41

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE III: PARENT COMPANY’S STATEMENTS OF CHANGES IN EQUITY *)
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

			Difference in value
			of restructuring		Unrealized gain
		Additional	transaction between	Difference due to	(loss) on changes
	Paid-up	paid-in	entities under	change of equity in	in fair value	Retained earnings (Deficit)
	capital	capital	common control	associated company	of securities	Appropriated	Unappropriated	Total equity
	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million	Rp’Million
Balance as of January 1, 2008	1,742,400	51,500	(494,895)	412,398	20,166	20,000	634,245	2,385,814
Unrealized loss on change in fair value of securities	—	—	—	—	(19,244)	—	—	(19,244)
Net income for the period	—	—	—	—	—	—	142,493	142,493

Balance as of March 31, 2008	1,742,400	51,500	(494,895)	412,398	922	20,000	776,738	2,509,063

Balance as of January 1, 2009	1,742,400	51,500	(494,895)	404,497	(66,110)	30,000	(17,967)	1,649,425
The share in unrealized gain on changes in fair value of available for sale securities of associate	—	—	—	767	—	—	—	767
Unrealized loss on changes in fair value of securities	—	—	—	—	(1,512)	—	—	(1,512)
Net loss for the period	—	—	—	—	—	—	(280,436)	(280,436)

Balance as of March 31, 2009	1,742,400	51,500	(494,895)	405,264	(67,622)	30,000	(298,403)	1,368,244

*)	PRESENTED UNDER EQUITY METHOD

PT. GAJAH TUNGGAL Tbk
PARENT COMPANY ONLY
SCHEDULE IV: PARENT COMPANY’S
STATEMENTS OF CASH FLOWS *)
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008 — Unaudited

	2009	2008
	Rp’Million	Rp’Million
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	1,912,410	1,908,994
Cash paid to suppliers and employees	(1,534,203)	(1,714,975)

Cash generated from operations	378,207	194,019
Interest and financing charges paid	(267,305)	(236,432)
Income tax paid	(31,414)	(23,704)

Net Cash Provided by (Used in) Operating Activities	79,488	(66,117)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	715	3,063
Proceeds from sale of property, plant and equipment	53	150
Withdrawal of investments	7,373	47,722
Acquisitions of property, plant and equipment	(81,528)	(160,253)

Net Cash Used in Investing Activities	(73,387)	(109,318)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loan	20,494	—
Payments of long-term notes payable	(12,822)	(43,087)

Net Cash Provided by (Used in) Financing Activities	7,672	(43,087)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,773	(218,522)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	85,128	434,525
Effect of foreign exchange rate changes	1,880	(17)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	100,781	215,986

SUPPLEMENTAL DISCLOSURES
Noncash investing and financing activities:
Ordinary activities:
Acquisition of property, plant and equipment through advances and other accounts payable to third party	28,568	26,712

*)	PRESENTED UNDER EQUITY METHOD

APPENDIX A
VALUATION REPORT

An Associate Of:

Office:	Branches:
JL. Yusuf Adiwinata SH No. 41, Menteng, Jakarta 10350	Surabaya, Semarang,
Phone: 62-21 31936600, 31936611, 31924525	Bandung, Medan,
Fax: 62-21 3155555, 3101959	Balikpapan
E-mail: ujatekb@indosat.net.id Website: www.ujatek.com

International Network In:
Australia, Belgium, Brazil,
Dutch Caribbean and Aruba,
No. UB-308/Dir.158/VI/2009		France, Germany, India, Indonesia,
Italy, Mexico, The Netherlands,
New Zealand, Portugal, Singapore,
Spain, Sweden, Thailand, U.K., U.S.A.
June 9, 2009
Board Of Director
PT GAJAH TUNGGAL Tbk
Wisma Hayam Wuruk Lt. 10
JL. Hayam Wuruk No. 8
Jakarta 10120
Dear Sir,
In accordance with your instructions concerning a proposed issuance of bonds, in our capacity as a licensed valuer under Licenses of the Minister: of Finance of the Republic of Indonesia No. 319/KM.1/2008 dated May 6, 2008 and Approved Valuer by the Bapepam, with registration No.: 05/STTD-PP/PM/1992 dated July 31, 1992, we have made an investigation and appraisal of certain properties of:
PT GAJAH TUNGGAL Tbk
(“The Company”)
for the purpose of expressing an opinion of the Market Value of the properties as of May 28, 2009 for Bond offering by the company.
The term “Market Value” is defined as the estimated amount for which an asset should be exchanged, as of the date of valuation, between a willing buyer and a willing seller in an arm’s length transaction wherein the parties have each acted knowledgeably, prudently, and without compulsion.
The property to be appraised comprises all land covered by certificate of land rights No. 178, together with buildings, machinery, equipment and other improvements located thereon (but excluding office equipment, company records or other current or intangible assets), which together comprise the Company’s bias tire plant, motorcycle tire plant and tire tube plant (otherwise known as Plant A, Plant B and Plant C).

No. UB-278/Dir.138/V/2009
VALUATION METHODOLOGY
In the valuation of the land, we have adopted the Market Data Approach. In this approach the valuation of the land is based on sales and listings of comparable property registered within the vicinity of the subject property. This approach requires us to establish benchmarks for comparable properties to the subject property by reducing reasonable comparative sales and listings to a common denominator. This is done by adjusting the differences between the subject property and those actual sales and listings that are regarded as comparable. The properties used as basis of comparison are situated within the immediate vicinity of the subject property. Our comparison was premised on the factors of location, size and shape of the lot and other physical characteristics, the type of land title, time element and any applicable zoning restrictions or requirements.
In the valuation of the buildings, other land improvements, machinery and equipment, we have adopted the Cost Approach on the basis of:
•	Cost of reproduction / replacement in accordance with current market prices for materials, labour, supervision, contractors’ overheads and profit and fees, architect’s and engineering fees, together with all other relevant charges such as freight, insurance, handing, import duty, value added tax and installation, if any, but without provision for overtime or bonuses for labour and premiums for materials;

•	Accrued depreciation as evidenced by the observed condition and present and prospective serviceability in comparison with new units of like kind. Depreciation was considered for physical deterioration, functional obsolescence and economic obsolescence, if any:

•	Physical Deterioration: Wear and tear, decay, dry-rot, cracks, encrustations or structural defects. Consideration is also given to age and observed physical condition.

•	Functional Obsolescence: poor plan, functional inadequacy or over adequacy due to size, style, or other factors.

•	Economic Obsolescence: caused by factors external to the property such as inharmonious people or property uses, changes in legislation or zoning, and city planning.

•	Extent, character and utility of the property.
We conducted an on-site inspection of the properties and assets that are the subject of our present valuation from June 3 - 5, 2009, and investigated local market conditions as part of this exercise. As part of our valuation, we also checked the zoning and city planning which may affect the results of the valuation.

CONCLUSION
Based on the analysis and investigation on other factors relevant to the valuation, we summarize hereunder our findings:

	Replacement Cost, New		Market Value

JL. Gajah Tunggal Kel. Pasir Jaya, Kec. Jatiuwung Tangerang

• Land (443,806 sq.m.)	Rp	323.978.380.000,-	Rp	323.978.380.000,-
• Buildings	Rp	374.965.200.000,-	Rp	172.263.287.000,-
• Other Land Improvements	Rp	30.253.752.000,-	Rp	10.324.168.000,-
• Machinery & Equipment	Rp	2.261.152.670.000,-	Rp	917.557.990.000,-

Total	Rp	2.990.350.002.000,-	Rp	1.424.123.825.000,-
Rounded to	Rp	2.990.350.000.000,-	Rp	1.424.123.800.000,-

Therefore it is our considered opinion that Rupiahs One Trillion and Four Hundred Twenty Four Billion One Hundred Twenty Three Million Eight Hundred Thousand (Rp. 1.424.123.800.000,-) represents the Market Value of the properties appraised as of May 28, 2009 for continued use as part of a going concern.
In this valuation for imported machinery and equipment, we used the conversion rates 1 USD = Rp 10.380, based on middle rate as of May 28, 2009 from Central Bank (Bank Indonesia).
We have made no investigation of and assume no responsibility for titles to or liabilities against the properties appraised. We understand that these have been handled separately by the legal consultants and independent auditors of PT Gajah Tunggal Tbk.
We hereby certify that we have no present or prospective interest in the property appraised or in the value reported.
Yours faithfully,
PT UJATEK BARU

Ir. Antonius Setiady, SCV, MAPPI (Cert.) Presiden Direktur

Izin Penilai Menkeu RI No.	: PB-1.08.00008
STTD BAPEPAM No.	: 04/PM.STTD-P/AB/2006
MAPPI No.	: 81-S-00002

REGISTERED OFFICE OF THE ISSUER GT 2005 Bonds B.V.	REGISTERED OFFICE OF THE GUARANTOR PT Gajah Tunggal Tbk
Laan van Kronenburg 8, 1183 AS Amstelveen The Netherlands	Wisma Hayam Wuruk 10th Floor Jl. Hayam Wuruk No. 8 Jakarta 10120 Indonesia

PRINCIPAL PAYING AGENT The Hongkong and Shanghai Banking Corporation Limited	REGISTRAR The Hongkong and Shanghai Banking Corporation Limited
Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong	Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong

TRANSFER AGENT The Hongkong and Shanghai Banking Corporation Limited	TRUSTEE The Hongkong and Shanghai Banking Corporation Limited
Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong	Level 30, HSBC Main Building 1 Queen’s Road Central Hong Kong
SECURITY AGENT
The Hongkong and Shanghai Banking Corporation Limited, Jakarta Branch
Menara Mulia 19th Floor
Jl. Jendral Gatot Subroto Kav. 9-11
Jakarta 12930
Indonesia
LEGAL ADVISORS

To the Issuer and the Guarantor as to English law:	To the Issuer and the Guarantor as to Indonesian law:
Latham & Watkins LLP	Tumbuan Pane Advocates and Counsellors-at-Law
9 Raffles Place #42-02 Republic Plaza Singapore 048619	Jl. Gandaria Tengah III No. 8 Kebayoran Baru Jakarta 12130 Indonesia

To the Issuer and the Guarantor	To the Dealer Manager as to Indonesian law:
as to Dutch law: c/o Loyens & Loeff N.V. 80 Raffles Place #14-06 UOB Plaza 1 Singapore 048624 To the Dealer Manager as to English law:	Ali Budiardjo, Nugroho, Reksodiputro Graha Niaga, 24th Floor Jl. Jend. Sudirman Kav. 58 Jakarta 12190 Indonesia To the Trustee as to English law:
Milbank, Tweed, Hadley & McCloy LLP 30 Raffles Place #14-00 Chevron House Singapore 048622	Freshfields Bruckhaus Deringer 11/F Two Exchange Square Central Hong Kong
AUDITORS TO THE GUARANTOR
Osman Bing Satrio & Rekan
(member firm of Deloitte Touche Tohmatsu)
Registered Public Accountants
Wisma Antara, 12th Floor
Jl Medan Merdeka Selatan No. 17
Jakarta 10110
Indonesia
SINGAPORE LISTING AGENT
Allen & Overy LLP
24 Raffles Place
#22-00 Clifford Centre
Singapore 048621